Exhibit 10.2

THIRD AMENDMENT AGREEMENT

THIRD AMENDMENT AGREEMENT dated as of June 9, 2021 (this “Third Amendment”) to the ABL Credit Agreement dated as of May 4, 2016 (as amended by the First Amendment Agreement dated March 20, 2020, the Second Amendment Agreement dated December 22, 2020 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time and immediately prior to the Third Amendment Effective Date (as defined below), the “Credit Agreement”), among PQ Corporation, a Pennsylvania corporation (“PQ Corp.” or the “US Borrower”), CPQ Midco I Corporation, a Delaware corporation (“CPQ Midco I” or “Holdings”), the Canadian Borrowers, the European Borrowers (and together with the Canadian Borrowers and the US Borrower, the “Borrowers”), the Guarantors, and Citibank, N.A., as administrative agent (the “Administrative Agent”) (on behalf of itself, on behalf of all Amendment Date Consenting Lenders (which such Amendment Date Consenting Lenders constitute the Required Lenders on and as of the Third Amendment Effective Date) and on behalf of all Restatement Date Consenting Lenders) and as collateral agent.

A. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement (as defined below). Citi (the “Third Amendment Arranger”) is acting as sole lead arranger and bookrunner in connection with this Third Amendment. For purposes of this Third Amendment, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

B. The Grantors (as defined in the Original Security Agreement) entered into that certain ABL Pledge and Security Agreement, dated as of May 4, 2016 (the “Original Security Agreement”) to induce the Lenders to enter into and extend credit to the Borrowers under the Credit Agreement and to secure the Secured Obligations, including their obligations under the Loan Guaranty, each Hedge Agreement the obligations under which constitute Secured Hedging Obligations and each agreement relating to Banking Services the obligations under which constitute Banking Services Obligations.

C. Pursuant to Section 9.02 of the Credit Agreement, the US Borrower has requested that the Lenders under the Credit Agreement immediately prior to the Third Amendment Effective Date (collectively, the “Existing Lenders”) consent to certain reorganization and restructuring transactions proposed to be effected by Holdings, the Borrowers or their Restricted Subsidiaries, to facilitate the sale by PQ Corp. and its affiliates of the performance chemicals business (the “Performance Chemicals Business”) pursuant to that Certain Stock and Purchase Agreement (the “Purchase Agreement”) dated as of February 28, 2021 by and between PQ Group Holdings, Inc. and Sparta Aggregator L.P., a partnership established by Koch Minerals & Trading, LLC and Cerberus Capital Management, L.P. (such sale, the “Performance Chemicals Sale”) in a tax efficient manner, as outlined on Exhibit B-1 hereto (the “Permitted Amendment Date Restructuring”).

D. Pursuant to Section 2.22 of the Credit Agreement, the US Borrower has requested on the Incremental Effective Date (as defined below) to increase the aggregate amount of Commitments in an aggregate principal amount of $100,000,000 (the “Third Amendment Revolving Commitments”; such increase, an Incremental Revolving Facility (as defined in the Credit Agreement) and the loans thereunder, the “Third Amendment Revolving Loans”) on terms identical to those applicable to the existing Initial Revolving Facility (including as to pricing, tenor, rights of payment and prepayment and right of security), as amended by this Third Amendment.

E. In connection with the consummation of the Performance Chemicals Sale, (i) the US Borrower intends to assign all of its rights and obligations under the Credit Agreement and the Amended Credit Agreement and the other Loan Documents to Ecovyst Catalyst Technologies LLC, a Delaware limited liability company (“Ecovyst”), on the terms and subject to the conditions set forth herein (such assignment, the “US Borrower Assignment”), (ii) Holdings intends to assign all of its rights and obligations under the Credit Agreement and the Amended Credit Agreement and the other Loan Documents to Ecovyst Midco II Inc., a Delaware corporation (“Midco”), on the terms and subject to the conditions set forth herein (such assignment, the “Holdings Assignment”) and (iii) PQ Silicas UK Limited, a company incorporated under the laws of England and Wales (“PQ UK”) intends to assign all of its rights and obligations under the Credit Agreement and the Amended Credit Agreement and the other Loan Documents to Ecovyst Catalyst Technologies UK Limited, a company incorporated under the laws of England and Wales (“Catalyst UK”), on the terms and subject to the conditions set forth herein (such assignment, the “UK Borrower Assignment”).

F. Pursuant to Section 9.02 of the Credit Agreement, the US Borrower has requested that the Credit Agreement be further amended on the Restatement Effective Date (as defined below), immediately after the Incremental Effective Date, to, among other things: (i) permit the US Borrower Assignment, the Holdings Assignment and the UK Borrower Assignment, (ii) permit certain dispositions and restructuring transactions in connection with the Performance Chemicals Sale, as outlined on Exhibit B-2 hereto (the “Permitted Restatement Date Restructuring”), and (iii) make certain other changes as more fully set forth herein.

G. Each Person set forth on Schedule 1 attached hereto that executes and delivers a signature page to this Third Amendment in the form attached hereto as Exhibit A (the “Lender Consent”) in the capacity of a “Third Amendment Revolving Lender” (the “Third Amendment Revolving Lenders”) will be deemed (i) to have irrevocably agreed and consented to the terms of this Third Amendment and the Amended Credit Agreement (including the Permitted Amendment Date Restructuring, the US Borrower Assignment, the Holdings Assignment, the UK Borrower Assignment and the Permitted Restatement Date Restructuring), (ii) to have committed to make the Third Amendment Revolving Commitments to the Borrowers in the amount set forth on such Schedule 1 next to such Third Amendment Revolving Lender’s name on the Incremental Effective Date, on the terms and subject to the conditions as set forth herein.

H Each Existing Lender that executes and delivers a Lender Consent in the capacity of an “Existing Lender” will be deemed to have irrevocably agreed and consented to the terms of this Third Amendment (including the Permitted Amendment Date Restructuring), on the terms and subject to the conditions as set forth herein.

I. By executing and delivering a signature page to this Third Amendment, the Administrative Agent will be deemed upon the Third Amendment Effective Date to have irrevocably agreed to the terms of this Third Amendment and the Amended Credit Agreement (including the Permitted Amendment Date Restructuring and the Permitted Restatement Date Restructuring).

J. To accomplish the foregoing, the US Borrower and the Administrative Agent (on behalf of itself, on behalf of all Amendment Date Consenting Lenders (which such Amendment Date Consenting Lenders constitute the Required Lenders on and as of the Third Amendment Effective Date) and on behalf of all Restatement Date Consenting Lenders (which such Restatement Date Consenting Lenders constitute all of the Revolving Lenders as of the Restatement Effective Date) are willing to (i) amend the Credit Agreement as set forth below (the Credit Agreement as amended by this Third Amendment, the “Amended Credit Agreement”) and (ii) amend the Original Security Agreement as set forth below (the Original Security Agreement as amended by this Third Amendment, the “Amended Security Agreement”).

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K. The amendments to the Credit Agreement and the Original Security Agreement set forth below are each subject to the satisfaction of the conditions precedent to effectiveness referred to herein and shall become effective as provided herein.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendments to Credit Agreement; Permitted Amendment Date Restructuring; Permitted Restatement Date Restructuring; US Borrower Assignment; Holdings Assignment; UK Borrower Assignment.

(a) The Borrowers, the Administrative Agent (on behalf of itself and on behalf of the Amendment Date Consenting Lenders) agree that, on and after the Third Amendment Effective Date, notwithstanding anything in the Credit Agreement to the contrary, (i) the Permitted Amendment Date Restructuring shall be permitted and (ii) Original Security Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Amended Security Agreement attached as Exhibit C hereto.

(b) The Borrowers and the Administrative Agent (on behalf of itself and on behalf of the Restatement Date Consenting Lenders), agree that, on the Restatement Effective Date, (i) the US Borrower Assignment shall be permitted, (ii) the Holdings Assignment shall be permitted, (iii) the UK Borrower Assignment shall be permitted, (iv) the Permitted Restatement Date Restructuring shall be permitted, (v) Schedule 1.01(a) to the Credit Agreement shall be amended and restated in the form of Exhibit E hereto and (vi) the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Amended Credit Agreement attached as Exhibit D hereto.

(c) As of the Restatement Effective Date, PQ Corp. hereby irrevocably transfers and assigns to Ecovyst (in such capacity, “New US Borrower”), and New US Borrower hereby irrevocably accepts and assumes from PQ Corp., all of PQ Corp.’s past, present and future rights, titles, interests, duties and obligations in, to and under the Loan Documents, including, without limitation, all Loans thereunder whether currently outstanding or hereafter incurred. By virtue of this Third Amendment, as of the Restatement Effective Date, New US Borrower (x) agrees that it shall be the “US Borrower” under the Amended Credit Agreement and the other Loan Documents in the place and stead of PQ Corp., (y) further undertakes and agrees from and after the Restatement Effective Date to pay, perform and discharge when and as due each and every past, present and future duty and obligation of the “US Borrower” now existing or hereafter arising under or in connection with the Credit Agreement or the Amended Credit Agreement and of PQ Corp. under the other Loan Documents and (z) agrees that it is bound by all of the terms, conditions and provisions contained in the Amended Credit Agreement and the other Loan Documents. As of the Restatement Effective Date, PQ Corp. shall be released and discharged from the Loan Documents. New US Borrower acknowledges that it shall not be relieved or discharged from any obligations under or in connection with the US Loan Guaranty that arise or are attributable to the period on or prior to the Restatement Effective Date.

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(d) As of the Restatement Effective Date, CPQ Midco I hereby irrevocably transfers and assigns to Midco (in such capacity, “New Holdings”), and New Holdings hereby irrevocably accepts and assumes from PQ Corp., all of PQ Corp.’s past, present and future rights, titles, interests, duties and obligations in, to and under the Loan Documents. By virtue of this Third Amendment, as of the Restatement Effective Date, New Holdings (x) agrees that it shall be “Holdings” under the Amended Credit Agreement and the other Loan Documents in the place and stead of CPQ Midco I, (y) further undertakes and agrees from and after the Restatement Effective Date to pay, perform and discharge when and as due each and every past, present and future duty and obligation of “Holdings” arising under or in connection with the Credit Agreement or the Amended Credit Agreement and of CPQ Midco I under the other Loan Documents and (z) agrees that it is bound by all of the terms, conditions and provisions contained in the Amended Credit Agreement and the other Loan Documents. Without limiting the foregoing, New Holdings hereby agrees that it assumes all of the obligations of CPQ Midco I under the US Loan Guaranty (as defined in the Amended Credit Agreement) and does hereby grant to the Administrative Agent for the benefit of the Secured Parties a security interest in all of its Collateral (as defined in the Security Agreement), including, without limitation, its equity interest in the New US Borrower, to secure the payment and performance of the Obligations. As of the Restatement Effective Date, CPQ Midco I shall be released and discharged from the Loan Documents.

(e) As of the Restatement Effective Date, PQ UK hereby irrevocably transfers and assigns to Catalyst UK (in such capacity, “New UK Borrower”), and New UK Borrower hereby irrevocably accepts and assumes from PQ UK, all of PQ UK’s past, present and future rights, titles, interests, duties and obligations in, to and under the Loan Documents, including, without limitation, all Loans thereunder whether currently outstanding or hereafter incurred. By virtue of this Third Amendment, as of the Restatement Effective Date, New UK Borrower (x) agrees that it shall be a “European Borrower” under the Amended Credit Agreement and the other Loan Documents in the place and stead of PQ UK, (y) further undertakes and agrees from and after the Restatement Effective Date to pay, perform and discharge when and as due each and every past, present and future duty and obligation of a “European Borrower” now existing or hereafter arising under or in connection with the Credit Agreement or the Amended Credit Agreement and of PQ Corp. under the other Loan Documents and (z) agrees that it is bound by all of the terms, conditions and provisions contained in the Amended Credit Agreement and the other Loan Documents. As of the Restatement Effective Date, PQ UK shall be released and discharged from the Loan Documents. New UK Borrower acknowledges that it shall not be relieved or discharged from any obligations under or in connection with the European Loan Guaranty that arise or are attributable to the period on or prior to the Restatement Effective Date.

(f) As of the Restatement Effective Date, PQ Silicas B.V. and National Silicates Partnership shall be released and discharged from the Loan Documents.

SECTION 2. Consenting Lenders; Incremental Lenders; Other Terms and Agreements.

(a) Amendment Date Consenting Lenders. Each Existing Lender executing and delivering a Lender Consent in the capacity of an “Existing Lender” (each, an “Amendment Date Consenting Lender”) hereby consents and agrees to this Third Amendment and the Amended Credit Agreement, including the Permitted Amendment Date Restructuring, on the terms and subject to the conditions set forth herein.

(b) Third Amendment Revolving Lenders. Each Third Amendment Revolving Lender executing and delivering a Lender Consent in the capacity of a “Third Amendment Revolving Lender” herby consents and agrees to (i) this Third Amendment and the Amended Credit Agreement, (ii) commits to make Third Amendment Revolving Commitments in the amount set forth next to such Third Amendment Revolving Lender’s name on Schedule 1 attached hereto and (iii) upon the Incremental Effective Date, shall make such Third Amendment Revolving Commitments to the Borrowers. The Third Amendment Revolving Commitments shall constitute a single “tranche” of Commitments under the Amended Credit Agreement. Each Third Amendment Revolving Lender that is not already party to the Credit Agreement hereby acknowledges, agrees and confirms that, by its execution of this Third Amendment, that such Third Amendment Revolving Lender will, as of the Incremental Effective Date, be a party to the Amended Credit Agreement and the other Loan Documents and be bound by the provisions of the Amended Credit

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Agreement and the other Loan Documents and, to the extent of its Applicable Percentage, have the rights and obligations of a Lender thereunder. Each Third Amendment Revolving Lender party hereto (x) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Third Amendment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Third Amendment and to commit to provide its Third Amendment Revolving Commitments on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (iii) it has examined the list of Disqualified Institutions and it is not (A) a Disqualified Institution or (B) an Affiliate of a Disqualified Institution and (y) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers and discretion under the Amended Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender

(c) Restatement Date Consenting Lenders. Immediately after giving effect to the making of the Third Amendment Revolving Commitments to the Borrowers on the Incremental Effective date, each Third Amendment Revolving Lender executing and delivering a Lender Consent in the capacity of a “Third Amendment Revolving Lender” (each such Lender, a “Restatement Date Consenting Lender”), hereby further consents and agrees to the Permitted Restatement Date Restructuring, the US Borrower Assignment, the Holdings Assignment and the UK Borrower Assignment, in each case, on the terms and subject to the conditions set forth herein.

(d) Issuing Banks; Swingline Lender. Subject to the terms and conditions set forth herein and in the Credit Agreement, each Issuing Bank and each Swingline Lender whose signature page appears below hereby irrevocably agrees to the terms of this Third Amendment and the Amended Credit Agreement.

(e) Letters of Credit. Notwithstanding anything in the Credit Agreement to the contrary, (i) any Letter of Credit outstanding on the Incremental Effective Date shall be deemed to be outstanding under the Amended Credit Agreement as of the Incremental Effective Date, and the Revolving Credit Exposure and participations in such Letters of Credit shall be reallocated among the Revolving Lenders under the Amended Credit Agreement in accordance with their respective Applicable Percentages as of the Incremental Effective Date and (ii) any Letter of Credit outstanding on the Restatement Effective Date shall be deemed to be outstanding under the Amended Credit Agreement as of the Restatement Effective Date, and the Revolving Credit Exposure and participations in such Letters of Credit shall be reallocated among the Revolving Lenders under the Amended Credit Agreement in accordance with their respective Applicable Percentages as of the Restatement Effective Date.

(f) Administrative Agent Authorization. The Borrowers, the Guarantors, each Issuing Bank whose signature page appears below and the Lenders whose signatures appear below authorize the Administrative Agent to (i) determine all amounts, percentages and other information with respect to the Commitments and Revolving Loans of each Lender, which amounts, percentages and other information may be determined only upon receipt by the Administrative Agent of the signature pages of all Lenders whose signatures appear below and (ii) enter and complete all such amounts, percentages and other

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information in the Register and the Amended Credit Agreement, as appropriate. The Administrative Agent’s determination and entry and completion shall be conclusive and shall be conclusive evidence of the existence, amounts, percentages and other information with respect to the obligations of the Borrowers under the Amended Credit Agreement, in each case, absent clearly demonstrable error. For the avoidance of doubt, the provisions of Article 8 and Section 9.03 of each of the Credit Agreement and the Amended Credit Agreement shall apply to any determination, entry or completion made by the Administrative Agent pursuant to this Section 2(f).

(g) Reallocation. On the Incremental Effective Date, (i) each Existing Lender immediately prior to giving effect to the Third Amendment Revolving Commitments hereunder will automatically and without further act be deemed to have assigned to each Third Amendment Revolving Lender, and each Third Amendment Revolving Lender will automatically and without further act be deemed to have assumed a portion of such Existing Lender’s participations in outstanding US Letters of Credit, Canadian Letters of Credit and/or European Letters of Credit, as applicable, such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Third Amendment Revolving Lender) participations in US Letters of Credit, Canadian Letters of Credit and/or European Letters of Credit, as applicable, shall be held on a pro rata basis on the basis of their respective Commitments (after giving effect to the increase in the Commitments pursuant to this Third Amendment) and (ii) if any Revolving Loans are outstanding, the Existing Lenders shall assign such Revolving Loans to certain other Revolving Lenders (including the Third Amendment Revolving Lenders), and such other Revolving Lenders (including the Third Amendment Revolving Lenders) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Commitments (after giving effect to the increase in the Commitments pursuant to this Third Amendment); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in the Credit Agreement shall not apply to the transactions effected pursuant to this Section 2(g).

SECTION 3. Representations and Warranties. To induce the other parties hereto to enter into this Third Amendment, each of the Borrowers and each Guarantor represents and warrants to each of the Lenders, and the Administrative Agent that, as of the Third Amendment Effective Date and the Incremental Effective Date, as applicable:

(a) the execution, delivery and performance of this Third Amendment are within each applicable Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party;

(b) this Third Amendment has been duly executed and delivered by each Loan Party and is a legal, valid and binding obligation of such Loan Party; enforceable in accordance with its terms, subject to the Legal Reservations;

(c) the execution and delivery of this Third Amendment by each Loan Party party hereto and the performance by each Loan Party hereof do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations or filings or other actions the failure to obtain or make which could not reasonably be expected to have a Material Adverse Effect;

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(d) the representations and warranties set forth in Article 3 of the Amended Credit Agreement and each other Loan Document are true and correct in all material respects on and as of the Third Amendment Effective Date or the Incremental Effective Date, as applicable, with the same force and effect as though made on and as of such date, except to the extent such representations and warranties specifically refer to a given date or period, in which case such representations and warranties were true and correct in all material respects on an as of such date or period; provided that, any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language are true and correct (after giving effect to any qualification therein) in all respects as of such respective dates; and

(e) as of the Incremental Effective Date, immediately after the consummation of the incurrence of the Third Amendment Revolving Commitments pursuant to the Third Amendment, the Performance Chemicals Sale and the Permitted Restatement Date Restructuring, (i) the sum of the debt (including contingent liabilities) of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, contemplated as of the Incremental Effective Date; and (iv) the Lead Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liability meets the criteria for accrual under Statement of Financial Accounting Standards No. 5).

SECTION 4. Conditions to Effectiveness of this Third Amendment.

(a) This Third Amendment and the agreements of the Existing Lenders set forth in Section 1(a) and Section 2(a) hereof shall become effective on the date (the “Third Amendment Effective Date”) on which the following conditions are satisfied or waived:

(i) The Administrative Agent shall have received duly executed and delivered counterparts of this Third Amendment that, when taken together, bear the signatures of the Borrowers, Ecovyst, Holdings, each Guarantor, the Administrative Agent (on its behalf, and on behalf of the Amendment Date Consenting Lenders (which such Amendment Date Consenting Lenders constitute the Required Lenders on and as of the Third Amendment Effective Date), each Third Amendment Revolving Lender, each Issuing Bank and the Swingline Lender;

(ii) (A) Each of the representations and warranties set forth in Section 3 (other than Section 3(e)) shall be true and correct in all material respects on and as of the Third Amendment Effective Date, with the same effect as though made on and as of such date, except to the extent such representations and warranties specifically refer to a given date or period, in which case such representations and warranties shall have been true and correct in all material respects on and as of such date or period; provided that, any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language are true and correct (after giving effect to any qualification therein) in all respects as of such respective dates and (B) no Default or Event of Default has occurred and is continuing both before and immediately after giving effect to the transactions contemplated hereby;

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(iii) The Administrative Agent shall have received a certificate dated the Third Amendment Closing Date and signed by a Responsible Officer of the US Borrower, confirming compliance with the condition precedent set forth in Section 4(a)(ii);

SECTION 5. Conditions to Effectiveness of Third Amendment Revolving Commitments.

(a) The obligations of the Third Amendment Revolving Lenders to make the Third Amendment Revolving Commitments to the Borrowers shall become effective on the date (the “Incremental Effective Date”) on which the following conditions are satisfied or waived:

(i) The Third Amendment Effective Date shall have occurred;

(ii) (A) Each of the representations and warranties set forth in Section 3 shall be true and correct in all material respects on and as of the Incremental Effective Date, with the same effect as though made on and as of such date, except to the extent such representations and warranties specifically refer to a given date or period, in which case such representations and warranties shall have been true and correct in all material respects on and as of such date or period; provided that, any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language are true and correct (after giving effect to any qualification therein) in all respects as of such respective dates and (B) no Default or Event of Default has occurred and is continuing both before and immediately after giving effect to the transactions contemplated hereby;

(iii) The Administrative Agent shall have received a customary written opinion of (a) Ropes & Gray LLP, special counsel for the Loan Parties, (b) Babst, Calland, Clements and Zomnir, P.C., special counsel for the US Borrower and any Guarantors organized under the laws of Pennsylvania and (c) Latham & Watkins (London) LLP, as special counsel to the Administrative Agent as to English law;

(iv) The Administrative Agent shall have received:

(1) a certificate of the secretary or assistant secretary (or equivalent officer) on behalf of each Loan Party dated the Third Amendment Effective Date, certifying (A) that either (x) attached thereto is a true and complete copy of each Organizational Document of such Loan Party and, with respect to the articles or certificate of incorporation or organization (or similar document) certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization or (y) the Organizational Documents of such Loan Party last delivered to the Administrative Agent have not been amended and are in full force and effect, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of this Third Amendment and any other Loan Documents executed in connection with this Third Amendment to which such person is a party and, in the case of the Borrowers, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date of such certificate, and (C) as to the incumbency and specimen signature of each officer or authorized person executing this Third Amendment and any other Loan Document executed in connection with this Third Amendment or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer or authorized person as to the incumbency and specimen signature of the officer or authorized person executing the certificate in this clause (i));

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(2) to the extent applicable, a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority) of its jurisdiction of organization; and

(3) a certificate dated the Incremental Effective Date and signed by a Responsible Officer of the US Borrower, (A) confirming compliance with the condition precedent set forth in Section 5(a)(ii) (B) certifying that all conditions precedent to the Performance Chemicals Sale under the Purchase Agreement have been, or substantially concurrently with the occurrence of the Incremental Effective Date will be, satisfied or waived;

(v) Prior to or substantially concurrently with the making of the Third Amendment Revolving Commitments, the Lead Borrower shall have terminated all Commitments outstanding under the Credit Agreement immediately prior to the Incremental Effective Date in accordance with Section 2.09 of the Credit Agreement; it being understood and agreed that the termination of such Commitments may be conditioned upon the occurrence of the Incremental Effective Date and the making of the Third Amendment Revolving Commitments;

(vi) The US Borrower shall have, concurrently with the Incremental Effective Date (A) paid all accrued and unpaid interest and other amounts on the aggregate principal amount of the Revolving Loans and Commitments, as applicable, (B) paid all accrued and unpaid commitment fees due pursuant to Section 2.12(a) of the Credit Agreement and (C) paid to all Lenders holding Revolving Loans or Commitments immediately prior to the Incremental Effective Date that are not party to this Third Amendment, if any, all indemnities, cost reimbursements and other Obligations (as defined below), if any, then due and owing to such Lenders under the Loan Documents (prior to the effectiveness of this Third Amendment) and of which the US Borrower has been notified; and

(vii) The Arranger shall have received all fees and other amounts due and payable on or prior to the Incremental Effective Date, including, to the extent invoiced, reimbursement or other payment of all out-of-pocket expenses required to be reimbursed or paid by the US Borrower hereunder or under any other Loan Document or other agreement with the US Borrower relating to the transactions contemplated hereby.

SECTION 6. Conditions to Restatement Effective Date.

(a) The amendments to the Credit Agreement set forth in Section 1(b) hereof and the agreements of obligations of the Restatement Date Consenting Lenders hereunder shall become effective on the date (the “Restatement Effective Date”) on which the following conditions are satisfied or waived:

(i) The Incremental Effective Date shall have occurred;

(ii) Prior to or substantially concurrently with the Restatement Effective Date, the Performance Chemicals Sale and the Permitted Restatement Date Restructuring shall have been consummated;

(iii) The Administrative Agent shall have received a certificate dated the Restatement Effective Date and signed by a Responsible Officer of each of PQ Corp. and Ecovyst, confirming compliance with the condition precedent set forth in Section 6(a)(ii); and

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(iv) the Administrative Agent shall have received (1) a duly executed English law debenture granted by the New UK Borrower in favor of the Administrative Agent (in its capacity as collateral agent) granting fixed and floating charges over substantially all assets of the New UK Borrower (the “Debenture”), (2) a duly executed share charge granted by the direct parent of the UK Borrower in favor of the Administrative Agent (in its capacity as collateral agent) granting a share charge over the shares in the New UK Borrower (the “Share Charge”), (3) all relevant share certificates accompanied by relevant undated stock transfer forms executed in blank, and (4) all notices and other documents and information required to be sent thereunder save as otherwise expressly provided in the Debenture or Share Charge.

SECTION 7. Post-Closing Condition. The New UK Borrower shall within 30 days after the Incremental Effective Date (or such longer period as any Lender may determine in its reasonable discretion with respect to itself) (and which requirement may be waived by any Lender in its reasonable discretion with respect to itself), make a New UK Borrower DTTP Filing in respect of any UK Treaty Lender that has requested such and has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.17(f)(ii)(2) of the Amended Credit Agreement.

SECTION 8. Effect of Amended Credit Agreement.

(a) Except as expressly set forth herein or in the Amended Credit Agreement, this Third Amendment and the Amended Credit Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement, the Amended Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or the Amended Credit Agreement or any other provision of the Credit Agreement, the Amended Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrowers, any Guarantor or any other Person to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, the Amended Credit Agreement or any other Loan Document in similar or different circumstances.

(b) On the Restatement Effective Date, the Credit Agreement shall be amended as set forth in Section 1(b) above. The parties hereto acknowledge and agree that (i) this Third Amendment, the Amended Credit Agreement, any other Loan Document or other document or instrument executed and delivered in connection herewith do not constitute a novation, or termination of the obligations of the Borrowers and the Guarantors under the Loan Documents, including, without limitation, the Credit Agreement and the Security Agreement, as in effect prior to the Restatement Effective Date (collectively, the “Obligations”) and (ii) such Obligations are in all respects continuing (as amended by this Third Amendment) with only the terms thereof being modified to the extent provided in this Third Amendment, and the Borrowers and each Guarantor reaffirm such Obligations, including in respect of any guaranties of, and any pledges of collateral securing, such Obligations, including all Third Amendment Revolving Commitments and Third Amendment Revolving Loans. Upon the satisfaction of the conditions precedent set forth in Sections 4, 5 and 6 of this Third Amendment, the provisions of this Third Amendment will become effective and binding upon, and enforceable against, the Borrowers, the Administrative Agent and the Lenders.

(c) This Third Amendment shall constitute a Loan Document and an Incremental Facility Agreement for all purposes under the Amended Credit Agreement and shall be administered and construed pursuant to the terms of the Amended Credit Agreement.

10

SECTION 9. Counterparts. This Third Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Sections 4, 5 and 6. Delivery of an executed signature page to this Third Amendment by facsimile or other electronic transmission (including “pdf” and electronic signatures) shall be as effective as delivery of a manually signed counterpart of this Third Amendment and shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10. Reaffirmation; Other Agreements.

(a) Subject to any limitations on its obligations expressly stated in the Loan Documents to which it is a party and subject to Sections 1(c) and (d) hereof, each of New Holdings, each Borrower (including New US Borrower) and each Loan Party, as of each of the Third Amendment Effective Date, the Incremental Effective Date and the Restatement Effective Date (i) acknowledges and agrees that all of its obligations under the Guarantees set out in the Loan Guaranty and any other guaranties in the Loan Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis as and to the extent provided in the Loan Documents, (ii) reaffirms each Lien granted by each Loan Party to the Administrative Agent for the benefit of the Secured Parties and reaffirms the Guarantees made pursuant to the Loan Guaranty as and to the extent provided in the Loan Documents and (iii) acknowledges and agrees that the grants of security interests and hypothecations by and the Guarantees of the Loan Parties contained in the Loan Guaranty, the Security Agreement and the other Collateral Documents are, and shall remain, in full force and effect after giving effect to this Third Amendment and secure the payment and performance of the Obligations (as the Obligations are hereafter amended, modified, extended or replaced from time to time) as and to the extent provided in the Loan Documents. Nothing contained in this Third Amendment shall be construed as substitution or novation of the obligations outstanding under the Credit Agreement or the other Loan Documents, which shall remain in full force and effect, except to any extent modified hereby. Each of Holdings and each Subsidiary Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Third Amendment, such Loan Party is not required by the terms of the Credit Agreement, the Amended Credit Agreement or any other Loan Document to consent to the amendment to the Credit Agreement effected pursuant to this Third Amendment and (ii) nothing in the Credit Agreement, the Amended Credit Agreement, this Third Amendment or any Loan Document shall be deemed to require the consent of such Loan Party to any future amendments to the Amended Credit Agreement.

(b) This Third Amendment amends and restates in its entirety the Original Security Agreement and upon the effectiveness of this Third Amendment, the terms and provisions of the Original Security Agreement shall, subject to this Section 10, be superseded hereby. All references to the “US Security Agreement” contained in the Loan Documents in connection with the Credit Agreement or this Third Amendment shall, and shall be deemed to, refer to the Amended Security Agreement. Notwithstanding the amendment and restatement of the Original Security Agreement by this Third Amendment, the Obligations of the Borrowers and the other Loan Parties outstanding under the Original Security Agreement and the other Loan Documents as of the Third Amendment Effective Date shall remain outstanding and shall constitute continuing Obligations and shall continue as such to be secured by the Collateral. Such Obligations shall in all respects be continuing and this Third Amendment and the other Loan Documents shall not be deemed to evidence or result in a substitution, novation or repayment and reborrowing of such Obligations which shall remain in full force and effect, except to any extent modified hereunder. The Liens securing payment of the Obligations under the Credit Agreement, as amended and restated in the form of the Amended Security Agreement, shall in all respects be continuing, securing the payment of all Obligations.

11

SECTION 11. Termination. The commitments of the Third Amendment Revolving Lenders to provide the Third Amendment Revolving Commitments shall remain in effect, subject to the conditions set forth herein, until the earliest to occur of (i) the occurrence of the Incremental Effective Date and (ii) 5:00 p.m. (New York City time) on October 4, 2021.

SECTION 12. Applicable Law. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13. Headings. Headings used herein are for convenience of reference only, are not part of this Third Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Third Amendment.

[Signature pages follow]

12

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed by their respective officers as of the day and year first above written.

PQ CORPORATION
as US Borrower

/s/ Joseph S. Koscinski

By:
Name: Joseph S. Koscinski
Title: Vice President, Secretary and General Counsel

ECOVYST CATALYST TECHNOLOGIES LLC as a Guarantor and New US Borrower

/s/ Joseph S. Koscinski

By:
Name: Joseph S. Koscinski
Title: Vice President, Secretary and General Counsel

CPQ MIDCO I CORPORATION as Holdings

/s/ Joseph S. Koscinski

By:
Name: Joseph S. Koscinski
Title: Secretary and Vice President

COMMERCIAL RESEARCH ASSOCIATES, INC.
DELPEN CORPORATION
PQ INTERNATIONAL HOLDINGS II INC.
PQ EXPORT COMPANY
PQ SYSTEMS INCORPORATED
PHILADELPHIA QUARTZ COMPANY as Guarantors

/s/ Joseph S. Koscinski

By:
Name: Joseph S. Koscinski
Title: Vice President and Secretary

[Signature Page to PQ Third Amendment Agreement]

PQ INTERNATIONAL, INC.
as a Guarantor

/s/ Joseph S. Koscinski

By:
Name: Joseph S. Koscinski
Title: President and Secretary

ECO SERVICES OPERATIONS CORP. as a Guarantor

/s/ Joseph S. Koscinski

By:
Name: Joseph S. Koscinski
Title: Vice President, General Counsel and Secretary

[Signature Page to PQ Third Amendment Agreement]

EUROPEAN BORROWERS:

PQ SILICAS B.V.

By:	/s/ Joseph S. Koscinski
Name: Joseph S. Koscinski
Title: Authorized Signatory

PQ SILICAS UK LIMITED

By:	/s/ Joseph S. Koscinski
Name: Joseph S. Koscinski
Title: Director

[Signature Page to PQ Third Amendment Agreement]

CANADIAN BORROWER:

NATIONAL SILICATES PARTNERSHIP

By its partners:

PQ CANADA COMPANY

By:	/s/ Joseph S. Koscinski
Name: Joseph S. Koscinski
Title: Secretary and Vice President

NSL CANADA COMPANY

By:	/s/ Joseph S. Koscinski
Name: Joseph S. Koscinski
Title: Secretary and Vice President

[Signature Page to PQ Third Amendment Agreement]

ACKNOWLEDGED AND ACCEPTED BY:

CITIBANK, N.A., as Administrative Agent

By:	/s/ Christopher Marino
Name: Christopher Marino
Title: Director & Vice President

By:
Name:
Title:

[Signature Page to PQ Third Amendment Agreement]

CITIBANK, N.A.,
as an Issuing Bank and Swingline Lender

By:	/s/ Christopher Marino
Name: Christopher Marino
Title: Director & Vice President

[Signature Page to PQ Third Amendment Agreement]

EXHIBIT A

Third Amendment Revolving Lender Signature Page to Third Amendment to ABL Credit Agreement

Existing Lenders

☐ Mark this box to consent and agree to this Third Amendment on the Third Amendment Effective Date in your capacity as an Existing Lender.

Third Amendment Revolving Lenders

☐ Mark this box to consent in your capacity as a Third Amendment Revolving Lender and to agree to make the Third Amendment Revolving Commitments to the Borrowers on the Incremental Effective Date in an amount not to exceed the amount expressly set forth on Schedule 1 to this Third Amendment .

Specify the maximum amount of Third Amendment Revolving Commitments you are requesting:

•	US Dollars: $[ ]

•	Euros: $[ ]

By executing this Third Amendment, the undersigned consents to this Third Amendment and the Amended Credit Agreement.

Please enter the information of a contact for any questions on this signature page:	Name of Institution:
[_________]

Name:

By:
Tel No.:		Name:
Title:

Email:

By:
Name:
Title:

EXHIBIT B-1

Permitted Amendment Date Restructuring

Prior to the Performance Chemicals Sale, the Permitted Amendment Date Restructuring shall permit:

i)	all catalyst and non-performance chemicals businesses of PQ Corp. and its subsidiaries to be transferred to, and owned, directly or indirectly by, Ecovyst,

ii)	the catalyst and non-performance chemicals businesses, on the one hand, and Performance Chemicals Business, on the other hand, held by subsidiaries of PQ Corp. to be separated, and

iii)	immediately prior to the Performance Chemicals Sale, PQ Corp. to be converted into a limited liability company (“PQ LLC”) and to distribute Ecovyst to Holdings.

Purely for illustrative purposes, a simplified, condensed version of the Permitted Amendment Date Restructuring is shown in Annex I attached hereto. Annex I does not purport to show all the steps included in the Permitted Amendment Date Restructuring, but only the material steps to be completed immediately prior to the Performance Chemicals Sale.

EXHIBIT B-2

Permitted Restatement Date Restructuring

The Permitted Restatement Date Restructuring shall permit, substantially concurrently with the consummation of the Performance Chemicals Sale:

(x) PQ LLC, together with its direct and indirect subsidiaries in the Performance Chemicals Business (together with PQ LLC, collectively, the “Performance Chemicals Companies”), to be sold,

(y) the Performance Chemicals Companies (including, for the avoidance of doubt, PQ Silicas B.V., PQ UK and National Silicates Partnership) to be released from all obligations under the Loan Documents and all liens on their assets to be released and terminated, and

(z) CPQ Midco I Corporation to be released from its guaranty and all pledges of stock of all of the Performance Chemicals Companies to be released and terminated; provided that:

(i) until the consummation of the Performance Chemicals Sale (but not following the consummation of the Performance Chemicals Sale), the Performance Chemicals Companies that are guarantors under the Loan Document shall be subject to the provisions in the “Collateral and Guarantee Requirement” of the Credit Agreement;

(ii) until the consummation of the Performance Chemicals Sale (but not following the consummation of the Performance Chemicals Sale), the Performance Chemicals Companies shall be subject to the provisions of the Credit Agreement, including the mandatory prepayments, representations and warranties, covenants and events of default; and

(iii) the net cash proceeds of the Performance Chemicals Sale shall not constitute net cash proceeds of an asset sale for the purposes of the requirements set forth in Section 2.11(b) of the Credit Agreement and such net cash proceeds may be used to (a) fund a special dividend as set forth in the Amended Credit Agreement, (b) refinance all remaining loans under the existing Term Loan Credit Agreement (c) consummate the Senior Notes Refinancing and (d) in each case, the payment of related fees, premiums and expenses.

For purpose of this Exhibit B-2:

“Senior Notes Refinancing” means the redemption or discharge (or deposit with the Trustee (as defined below) amounts sufficient to effect such redemption or discharge) all indebtedness with respect to all 5.750% senior notes due 2025 issued by PQ Corp. (the “Senior Notes”) under that certain Indenture, dated as of December 11, 2017 (as amended, restated, amended and restated, supplemented and otherwise modified prior to the date hereof, the “Unsecured Notes Indenture”), among PQ Corp., the Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee and pay related call premiums, fees and expenses.

EXHIBIT C

Amended Security Agreement

[See Attached]

EXECUTION VERSION

ABL PLEDGE AND SECURITY AGREEMENT

~~THIS~~ ABL PLEDGE AND SECURITY AGREEMENT ~~(as it may be~~dated as May 4, 2016 (as amended and restated as of June 9, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, ~~this~~the “Security Agreement”) ~~is entered into as of May 4, 2016~~, by and among PQ Corporation, a Pennsylvania corporation (“PQ”), as the ~~“~~US Borrower~~”)~~ prior to the Restatement Effective Date, Ecovyst Catalyst Technologies LLC, a Delaware limited liability company (“Ecovyst”), as the US Borrower upon the Restatement Effective Date, the Canadian Borrowers, the European Borrowers, CPQ Midco I Corporation, a Delaware corporation (“~~Holdings”), the Subsidiary Parties~~CPQ”), as Holdings prior to the consummation of the Holdings Assignment, the other Grantors (as defined below) from time to time party hereto ~~(Holdings, the Subsidiary Parties and the US Borrower collectively, the “Loan Parties”)~~ and Citibank, N.A. (“Citibank”), in its capacity as administrative agent and collateral agent ~~for the Secured Parties (~~(together with its successors and permitted assigns, in such capacities, the “Administrative Agent”)~~.~~

FOR ~~PRELIMINARY STATEMENT~~

~~Holdings,~~ the ~~US Borrower, the Canadian Borrowers, the European Borrowers (the US Borrower, the Canadian Borrowers and the European Borrowers, collectively, the “Borrowers”), the Agent, the Lenders (as defined below) and others are entering into~~Secured Parties under that certain ABL Credit Agreement, dated as of ~~the date hereof (as~~May 4, 2016 (as amended and restated by the First Amendment Agreement dated as of March 20, 2020, as amended by the Second Amendment Agreement dated as of December 22, 2020, as amended and restated by the Third Amendment Agreement dated as of June 9, 2021 (the “Third Amendment”) and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”)~~. The~~, by and among CPQ, the Borrowers, the Administrative Agent and the Lenders from time to time parties thereto.

PRELIMINARY STATEMENT

WHEREAS, the Grantors ~~are entering into this~~(as defined below) entered into that certain Security Agreement, dated as of May 4, 2016 (the “Original Security Agreement”) in order to induce the Lenders to enter into and extend credit to the Borrowers under the ABL Credit Agreement and to secure the Secured Obligations, including their obligations under the Loan Guaranty, each Hedge Agreement, the obligations under which constitute Secured Hedging Obligations, and each agreement relating to Banking Services, the obligations under which constitute Banking Services Obligations~~.~~;

WHEREAS, the ABL Intercreditor Agreement governs the relative rights and priorities of the Pari Passu Claimholders and the ABL Claimholders in respect of the Pari Passu Priority Collateral and the ABL Priority Collateral (as each term is defined therein); and

WHEREAS, this Security Agreement restates, supersedes and replaces the Original Security Agreement in its entirety, and the parties hereto agree that the Obligations of the Borrowers and the other Loan Parties outstanding under the Original Security Agreement and the other Loan Documents as of the Closing Date shall remain outstanding and shall constitute continuing Obligations;

ACCORDINGLY, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01. Terms Defined in ABL Credit Agreement. ~~All~~Except as set forth in Section 1.02 below, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the ABL Credit Agreement. The rules of construction set forth in Section 1.03, Section 1.07 and Section 1.10 of the ABL Credit Agreement shall apply to this Security Agreement as if specifically incorporated herein, mutatis mutandis.

Section 1.02. Terms Defined in UCC. Terms defined in the UCC ~~(as defined below)~~ that are not otherwise defined in this Security Agreement or the ABL Credit Agreement are used herein as defined in Articles 8 or 9 of the UCC, as the context may require (including without limitation, as if such terms were capitalized in Article 8 or 9 of the UCC, as the context may require, the following terms: “Account,” “~~Account Debtor,” “~~Chattel Paper,” “Commercial Tort Claim,” “~~Commodities Account,” “~~Deposit Accounts,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixture,” “General Intangible,” “Goods,” “Instruments,” “Inventory,” “~~Investment Property,” “~~Letter-of-Credit Right,” “Securities Account,” “~~Securities Entitlement,” “Security,” “~~Supporting Obligation~~,~~” and “Tangible Chattel Paper”).

Section 1.03. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and the Preliminary Statement above, the following terms shall have the following meanings:

“ABL Collateral” has the meaning specified to ABL Priority Collateral in the ABL Intercreditor Agreement.

“ABL Loan Documents” means the “Loan Documents” as defined in the ABL Credit Agreement.

“Administrative Agent” has the meaning set forth in the preamble.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Borrowers” ~~has the meaning set forth in the Preliminary Statement.~~ means (a) at any time prior to the Restatement Effective Date, the European Borrowers, the Canadian Borrowers and the US Borrower and (b) upon the Restatement Effective Date, the European Borrowers and the US Borrower.

“Citibank” has the meaning set forth in the preamble.

“Collateral” has the meaning set forth in Article 2.

“Contract Rights” means all rights of any Grantor under any Contract, including, without limitation, (i) any and all rights to receive and demand payments under such Contract, (ii) any and all rights to receive and compel performance under such Contract and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with such Contract.

“Contracts” means all contracts between any Grantor and one or more additional parties (including, without limitation, any Hedge Agreement, licensing agreement and any partnership agreement, joint venture agreement and/or limited liability company agreement).

“Control” has the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all Copyrights (as such term is defined in the ABL Credit Agreement).

“~~Credit Agreement~~CPQ” has the meaning set forth in the ~~Preliminary Statement~~preamble.

“Designated Term Representative” has the meaning given to such term in the ABL Intercreditor Agreement.

“Discharge of Pari Passu Obligations” has the meaning given to such term in the ABL Intercreditor Agreement.

“Domain Names” means all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

~~“Equity Rights” means all dividends, cash, options, warrants, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock constituting Collateral, any right to receive any Capital Stock constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Capital Stock.~~

“Ecovyst” has the meaning set forth in the preamble.

“European Borrowers” means (a) prior to the Restatement Effective Date, PQ Silicas UK Limited, a company incorporated under the laws of England and Wales and PQ Silicas B.V., a company incorporated under the laws of the Netherlands and (b) on and after the Restatement Effective Date, Catalyst Technologies UK Limited, a company incorporated under the laws of England and Wales, and the other European Borrowers party to the Credit Agreement from time to time.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Grantors ” means (i) Holdings, the ~~US Borrower~~Borrowers and ~~each of~~ the Subsidiary ~~Parties.~~Guarantors party to this Security Agreement on the Closing Date and (ii) each Subsidiary Guarantor that becomes a party to this Security Agreement as a Grantor after the Closing Date in accordance with Section 7.10 of this Security Agreement and Section 5.12 of the ABL Credit Agreement. Notwithstanding anything else provided herein, any reference to Grantors in connection with a representation or covenant under this Security Agreement that is limited by its terms to the Closing Date shall, for such purposes, mean the Grantors on the Closing Date.

“Holdings” ~~has the meaning specified in the preamble~~means (a) at any time prior to the Restatement Effective Date, CPQ, and (b) upon the consummation of the Restatement Effective Date, Ecovyst Midco II Inc., a Delaware corporation.

“Intellectual Property Collateral” means collectively, (a) all Copyrights, Patents, Trademarks, Trade Secrets, Domain Names, Licenses and Software~~.~~ and any and all other IP Rights; (b) all income, royalties, damages, claims and payments now or hereafter due and/or payable with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present and future infringements, misappropriation, dilution or other violations of any of the foregoing; (c) all rights to sue for past, present and future infringements, misappropriation, dilution or other violations of any of the foregoing; and (d) all rights corresponding to any of the foregoing.

“Intellectual Property Security Agreement Supplements” means (a) a Trademark Security Agreement Supplement, (b) a Patent Security Agreement Supplement or (c) a Copyright Security Agreement Supplement, in each case, substantially in the form of ~~Exhibit~~Annex A to the relevant Intellectual Property Security Agreement, as applicable.

~~“Lenders” means the “Lenders” under and as defined in the Credit Agreement.~~

“Licenses” means, with respect to any Grantor, whether as licensor or licensee, all of such Grantor’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements with respect to (1) Patents, (2) Copyrights, (3) Trademarks, (4) Trade Secrets ~~or~~, (5) Software, or (6) any and all other IP Rights, (b) all income, royalties, damages, claims~~,~~ and payments now or hereafter due and/or payable ~~under and~~ with respect ~~thereto~~to any of the foregoing, including, without limitation, damages, claims and payments for past, present and future breaches thereof, ~~and~~ (c) all rights to sue for past, present~~,~~ and future breaches thereof, and (d) all rights corresponding to any of the foregoing.

~~“Loan Parties” has the meaning set forth in the preamble.~~

“Midco” means Ecovyst Midco II Inc., a Delaware corporation.

“Money” has the meaning set forth in Article 1 of the UCC.

“Pari Passu Priority Collateral” has the meaning given to such term in the ABL Intercreditor Agreement.

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all Patents (as such term is defined in the ABL Credit Agreement).

“Perfection Certificate” means the Perfection Certificate delivered pursuant to Section 4.01(h) of the ABL Credit Agreement, as modified and supplemented from time to time as a result of the delivery of any Perfection Certificate Supplement pursuant to Section 5.01(h) of the ABL Credit Agreement.

“Permits” shall mean~~,~~ all licenses, permits, rights, orders, variances, franchises or authorizations of or from any Governmental Authority.

“Pledged Collateral” means all Pledged ~~Equity~~Stock and ~~Equity~~Stock Rights, including all stock certificates, options or rights of any nature whatsoever in respect of the Pledged ~~Equity~~Stock or other ~~Equity~~Stock Rights that may be issued or granted to, or held by, any Grantor while this Security Agreement is in effect, all Instruments, Securities and other Investment Property owned by any Grantor, whether or not physically delivered to the Administrative Agent pursuant to this Security Agreement, whether now owned or hereafter acquired by such Grantor and any and all Proceeds thereof, but in any case, excluding any items constituting Excluded Assets as expressly limited or excluded by the definition of “Collateral and Guarantee Requirement” in the ABL Credit Agreement.

“Pledged ~~Equity~~Stock” means, with respect to any Grantor, the shares of Capital Stock described in Schedule 3 to the Perfection Certificate as held by such Grantor, together with any other shares of Capital Stock as are hereafter acquired by such Grantor, excluding any items constituting Excluded Assets.

“PQ” has the meaning set forth in the preamble.

“Proceeds” has the meaning assigned in Article 9 of the UCC and, in any event, shall also include but not be limited to (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Administrative Agent or any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), (iii) any and all ~~Equity~~Stock Rights and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means any Account, Chattel Paper, Document, ~~Investment Property,~~ Instrument and/or any General Intangible, in each case, that is a right or claim to receive money or that is otherwise included as Collateral, but in any case, excluding any item constituting ~~an~~ Excluded ~~Asset~~Assets.

“Restatement Effective Date” has the meaning given to that term in the Third Amendment.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Security Agreement” has the meaning set forth in the preamble.

“Software” means computer programs, source code, object code and supporting documentation including “software” as such term is defined in Article 9 of the UCC, as well as computer programs that may be construed as included in the definition of Goods.

~~“Subsidiary Parties” means (a) the Subsidiaries of the US Borrower party hereto on the Closing Date and (b) each Domestic Subsidiary that becomes a party to this Security Agreement after the date hereof in accordance with Section 7.10 hereof and Section 5.12 of the Credit Agreement.~~

“Stock Rights” means all dividends, warrants, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock constituting Collateral, any right to receive any Capital Stock constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Capital Stock.

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of June 9, 2021, by and among, inter alia, Holdings, the US Borrower, the lenders party thereto in their capacities as lenders thereunder, Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent and collateral agent and the other agents party thereto and any amendments, restatements, amendments and restatements, supplements or modifications thereof.

“Term Loan Documents” means the “Loan Documents” as defined in the Term Loan Credit Agreement.

“Trade Secrets” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to the following: (a) confidential and proprietary information, including unpatented inventions, invention disclosures, engineering or other data, information, production procedures, know-how, financial data, customer lists, supplier lists, business and marketing plans, processes, schematics, algorithms, techniques, analyses, proposals, source code~~,~~ and data collections; (b) all income, royalties, damages, claims and payments now or hereafter due and/or payable with respect ~~thereto~~to any of the foregoing, including, without limitation, damages, claims and payments for past, present and future misappropriation or infringements ~~or misappropriations thereof~~of any of the foregoing; (c) all rights to sue for past, present and future misappropriation or infringements ~~or misappropriations~~of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (d) all rights corresponding to any of the foregoing.

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all Trademarks (as such term is defined in the ABL Credit Agreement).

“US Borrower” means (a) at any time prior to the Restatement Effective Date, PQ, and (b) upon the Restatement Effective Date, Ecovyst.

~~“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or such other jurisdiction as the context may require.~~

~~“US Borrower” has the meaning set forth in the preamble.~~

~~The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.~~

ARTICLE 2

Grant of Security Interest

Section 2.01. Grant of Security Interest.~~(a)~~

(a) As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby pledges, collaterally assigns, mortgages, transfers and grants to the Administrative Agent, its successors and permitted assigns, on behalf of and for the ~~ratable~~ benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in, to and under all of the following personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor, and regardless of where located (all of which are collectively referred to as the “Collateral”)~~, including~~:

(i) all Accounts;

(ii) all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(iii) all Intellectual Property Collateral;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles;

(viii) all Goods;

(ix) all Instruments;

(x) all Inventory;

(xi) all Investment Property, Pledged ~~Equity~~Stock and other Pledged Collateral;

(i) ~~(xii) all Money, cash and cash equivalents;~~

(xii) ~~(xiii)~~ all letters of credit and Letter-of-Credit Rights;

(ii) ~~(xiv) all Deposit Accounts, Securities Accounts, Commodities Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Grantor with any bank or other financial institution and all monies, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing;~~

(iii) ~~(xv) all Securities Entitlements in any or all of the foregoing;~~

(xiii) ~~(xvi)~~ all Commercial Tort Claims described on Schedule 6 to the Perfection Certificate (including any supplements to such schedule);

(xiv) ~~(xvii)~~ all Permits;

(xv) ~~(xviii)~~ all Software and all recorded data of any kind or nature, regardless of the medium of recording;

(xvi) ~~(xix)~~ all Contracts, together with all Contract Rights arising thereunder;

(xvii) ~~(xx)~~ all other personal property not otherwise described in clauses (i) through (~~xix~~ xvi)  above;

(xviii) ~~(xxi)~~ all Supporting Obligations; ~~and~~

(xix) all Deposit Accounts, Securities Accounts, all cash, Money, Securities and other investments therein, and all Security Entitlements in respect thereof; and

(xx) ~~(xxii)~~ all accessions to, substitutions and replacements for and Proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing and all collateral security and Guarantees given by any Person with respect to any of the foregoing.

(b) Notwithstanding the foregoing, no Lien or security interest is granted hereunder on any Excluded Asset and the term “Collateral” (and any component definition thereof) shall not include any Excluded Asset or any other asset to the extent expressly limited or excluded by the definition of “Collateral and Guarantee Requirement” in the ABL Credit Agreement. Notwithstanding anything to the contrary contained herein, immediately upon the ineffectiveness, lapse or termination of any restriction or condition set forth in the definition of “Excluded Assets” in the ABL Credit Agreement~~,~~ that prevented the grant of a security interest in any right, interest or other asset that would have, but for such restriction or condition, constituted Collateral, the Collateral shall include, and the relevant Grantor shall be deemed to have automatically granted a security interest in, all relevant previously restricted or conditioned rights, interests or other assets, as the case may be, as if such restriction or condition had never been in effect. ~~For the avoidance of doubt, “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).~~

(c) Notwithstanding anything to the contrary in this Security Agreement or any other Loan Document, no Grantor shall be required to take any action with respect to the Collateral pledged hereunder (and no Lien on such Collateral shall be required to be perfected and/or First Priority, as applicable) to the extent such action is inconsistent with Section 5.12 of the ABL Credit Agreement or the Perfection Requirements (and is in accordance with applicable Requirements of Law). With respect to any Collateral that is Pari Passu Priority Collateral, to the extent the Designated Term Representative determines that any property or assets shall not become part of, or shall be excluded from, the Pari Passu Priority Collateral because it constitutes “Excluded Assets” (as defined in the ABL Credit Agreement), or that any delivery or notice requirement in respect of any such Pari Passu Priority Collateral shall be extended or waived, the Administrative Agent shall automatically be deemed to accept such determination and shall execute any documentation, if applicable, requested by the US Borrower in connection therewith (at the Grantor’s expense).

(d) ~~(c)~~ For the avoidance of doubt, it is understood, agreed and intended by the parties hereto that, notwithstanding anything to the contrary herein or in any other Loan Document, except with the consent of the US Borrower, (i) under no circumstance shall the Administrative Agent, any Lender or any Participant have recourse to more than 65% of the voting Capital Stock of any ~~CFC~~Foreign Subsidiary or Foreign Subsidiary Holdco and (ii) under no circumstance shall any ~~CFC or any direct or indirect subsidiary of a CFC~~Foreign Subsidiary or Foreign Subsidiary Holdco be a Guarantor under the ABL

Credit Agreement or under any Loan Document or in any other way be required to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” in the ABL Credit Agreement~~; provided, that this clause (ii) shall not apply to any direct or indirect subsidiary of Potters LP or Potters GP that is a Guarantor as of the date hereof to the extent this clause would otherwise apply solely by reason of Potters LP or Potters GP becoming a CFC after the date hereof.~~.

ARTICLE 3

Representations and Warranties

The Grantors, jointly and severally, represent and warrant to the Administrative Agent as and when required under the ABL Credit Agreement, for the benefit of the Secured Parties, that:

Section 3.01. Title, Perfection and Priority; Filing Collateral. Subject to the Legal Reservations, this Security Agreement is effective to create a legal, valid and enforceable Lien on and security interest in the Collateral in favor of the Administrative Agent for the ~~ratable~~ benefit of the Secured Parties and, subject to ~~satisfaction of the Perfection Requirements, the~~the terms of the last paragraph of Section 4.01 and Section 5.12 of the ABL Credit Agreement and Section 2.01(c) of this Security Agreement, the Administrative Agent will have a fully perfected first priority ~~Lien (subject to Permitted Liens) on such Collateral.~~security interest in the Collateral securing the Secured Obligations to the extent perfection in such Collateral is required by the Perfection Requirements upon taking all actions to perfect such Liens as in accordance with this Security Agreement and the Collateral and Guarantee Requirement.

Section 3.02. Names, Type and Jurisdiction of Organization, Organizational and Identification Numbers.

(a) (i) As of the Closing Date, the exact legal name of each Grantor, as such name appears in its respective Organizational Documents filed with the Secretary of State of such Grantor’s jurisdiction of organization, is set forth in Schedule 1(a) to the Perfection Certificate and (ii) as of the Closing Date, each Grantor is the type of entity disclosed next to its name in Schedule 1(a) to the Perfection Certificate. Also, as of the Closing Date, set forth in Schedule 1(a) to the Perfection Certificate is the ~~organizational identification number, if any, of each Grantor, the Federal Taxpayer Identification Number of each Grantor and the~~ jurisdiction of organization of each Grantor.

(b) Except as otherwise disclosed in Schedule 1(c) to the Perfection Certificate, as of the Closing Date, set forth in Schedule 1(b) to the Perfection Certificate is any other legal name that any Grantor has had in the past five years, together with the date of the relevant change.

(c) As of the Closing Date, set forth in Schedule 1(c) to the Perfection Certificate is a list of the information required by Section 1(a) of the Perfection Certificate for any other Person (i) to which any Grantor became the successor by merger, consolidation or acquisition or (ii) that has been liquidated into, or transferred all or substantially all of its assets to, any Grantor, at any time within the past four months preceding the Closing Date.

(d) As of the Closing Date, except as set forth in Schedule 1(d) to the Perfection Certificate or as otherwise disclosed in Schedule 1(c) to the Perfection Certificate, no Grantor has changed its jurisdiction of organization or form of entity at any time during the past four months.

Section 3.03. Locations. The address of each Grantor’s chief executive office as of the Closing Date is accurately disclosed on Schedule 2(a) to the Perfection Certificate.

Section 3.04. Intellectual Property.

~~(a) As of the Closing Date, attached as Schedule 5(a) to the Perfection Certificate is a true, correct and complete schedule setting forth all of each Grantor’s United States Patents issued by (and applied for in), and United States Trademarks registered with (and applied for in), the United States Patent and Trademark Office (excluding, for the avoidance of doubt, any Patent or Trademark that has expired or been abandoned in the same manner as permitted in the Credit Agreement, but including United States Trademarks that would constitute Collateral upon the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto), including the name of the owner and patent number, the registration number (or, if applicable, the applicant and the application number) of each such United States Patent and United States Trademark.~~

~~(b) As of the Closing Date, attached as Schedule 5(b) to the Perfection Certificate is a schedule setting forth all of each Grantor’s United States Copyrights registered with (or for which registration has been applied for in) the United States Copyright Office (excluding, for the avoidance of doubt, any Copyright that has expired or been abandoned in the same manner as permitted in the Credit Agreement), including the name of the owner and the registration number (or, if applicable, the applicant and the application number) of each such United States Copyright.~~

(a) ~~(c)~~ Upon filing of appropriate financing statements with the Secretary of State (or equivalent office) of the state of organization of such Grantor and the filing of the applicable Intellectual Property Security Agreement with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, the Administrative Agent shall have a fully perfected first priority Lien (subject to Permitted Liens) on the Collateral constituting United States issued or registered Patents, Trademarks and Copyrights (and applications therefor) ~~under the UCC and the laws of the United States for the ratable benefit of the Secured Parties, and such perfected security interests shall be enforceable as such as against any and all creditors of and purchasers from the Grantors, subject to the Legal Reservations.~~.

(b) ~~(d)~~ No Grantor is aware of (i) any third-party claim (A) that any of its owned Patent, Trademark, Domain Name or Copyright registrations or applications is invalid or unenforceable~~,~~ or (B) challenging such Grantor’s rights to such registrations and applications or (ii) any basis for such claims with respect to such Grantor, other than, in each case, to the extent any such third-party claims would not reasonably be expected to have a Material Adverse Effect.

Section 3.05. Pledged Collateral; Instruments and Chattel Paper.

(a) (~~As of the Closing Date, attached as Schedule 3 to the Perfection Certificate is a true and correct list of all of the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interests owned by any Grantor constituting Pledged Equity, the beneficial owner of such stock, partnership interests, membership interests or other equity interests and the percentage of the total issued and outstanding stock, partnership interests, membership interests or other equity interests of the relevant issuer represented thereby.~~

~~(b) As of the Closing Date, attached as Schedule 4 to the Perfection Certificate is a true and correct list of all Instruments (other than checks to be deposited in the ordinary course of business) and Tangible Chattel Paper, in each case having a face amount exceeding $15,000,000, held by any Grantor as of the date of the Perfection Certificate, including the names of the obligors, amounts owing and due dates.~~

~~(c) (~~i) All Pledged ~~Equity~~Stock has been duly authorized and validly issued (to the extent such concepts are relevant with respect to such Pledged ~~Collateral~~Stock) by the issuer thereof and is fully paid and non-assessable, (ii) each Grantor is the direct owner, beneficially and of record, of the Pledged ~~Equity~~Stock described in Schedule 3 to the Perfection Certificate as held by such Grantor, (iii) each Grantor holds the Pledged ~~Equity~~Stock described in Schedule 3 to the Perfection Certificate as held by such Grantor free and clear of all Liens (other than Permitted Liens), (iv) ~~with respect to any certificates delivered to the Agent (or its bailee) representing Capital Stock, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, the relevant Grantor has so informed the Agent and taken the necessary steps so that the Agent may perfect its security interest therein as a General Intangible and (v)~~ as of the Closing Date, subject to the terms of the last paragraph of Section 4.01 and Section 5.15 of the ABL Credit Agreement, all certificates or instruments representing or evidencing the Pledged Collateral which are required to be delivered pursuant to Section 4.02 hereof have been delivered to the ~~Agent~~Designated Term Representative, as bailee for the Administrative Agent pursuant to the terms of the ABL Intercreditor Agreement, in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and ~~that~~ the ~~Agent~~Administrative Agent, after giving effect to the terms of the ABL Intercreditor Agreement, has a perfected first priority (subject to Permitted Liens) security interest therein to the extent perfection in such Collateral is required by the Perfection Requirements.

~~Section 3.06. Commercial Tort Claims. As of the Closing Date, attached as Schedule 6 to the Perfection Certificate is a true and correct list of all Commercial Tort Claims with an individual value (as reasonably estimated by the US Borrower) in excess of $15,000,000, held by any Grantor, including a brief description thereof.~~

Section 3.06. ~~Section 3.07.~~ Recourse. This Security Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Loan Documents and otherwise in writing in connection herewith and therewith.

ARTICLE 4

Covenants

From the date hereof, and thereafter until the Termination Date (in each case, subject to Section 2.01(c) of this Security Agreement):

Section 4.01. General.

(a) Authorization to File Financing Statements; Ratification. Each Grantor hereby (x) authorizes the Administrative Agent to ~~file~~ (A) file all financing statements (including amendments and continuations thereto) with respect to the Collateral naming such Grantor as debtor and the Administrative Agent as secured party, in form appropriate for filing under the UCC of the relevant jurisdiction, (B) make all filings with the United States Patent and Trademark Office and the United States Copyright Office (including filing any Intellectual Property Security Agreement) for the purpose of perfecting, recording, enforcing, maintaining or protecting the Lien of the Administrative Agent in each Grantor’s United States issued, registered or applied for Patents, Trademarks and Copyrights (in each case, to the extent constituting Collateral) and naming such Grantor as debtor and the Administrative Agent as secured party and (~~C) other documents and, subject to the terms of the Loan Documents,~~y) agrees to take such other actions as required by Section 5.15 of the ABL Credit Agreement, in each case as may from time to time be necessary and reasonably requested by the Administrative Agent in order to establish and maintain ~~a~~(subject to Permitted Liens (to the extent such Permitted Liens are not prohibited from being senior to the Lien granted to the Administrative Agent hereunder)), valid, enforceable (subject to the Legal Reservations) and perfected first priority (subject to Permitted Liens (to the extent such Permitted Liens are not prohibited from being senior to the Lien granted to the Administrative Agent hereunder)) security interest in and subject, in the case of Pledged Collateral, Deposit Accounts and Securities Accounts to Section 4.02 hereof, Control of, the Collateral. Each Grantor shall pay any applicable filing fees, recordation fees and related expenses relating to its Collateral in accordance with Section 9.03(a) of the ABL Credit Agreement. ~~Any financing statement filed by the~~The Administrative Agent may ~~be filed in any filing office~~file financing statements in any applicable UCC jurisdiction and may (i) indicate the Collateral (A) as “all assets” of the applicable Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (B) by any other description which reasonably approximates the description contained in this Security Agreement and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) in each case to the extent applicable, whether the Grantor is an organization, the type of organization and any organization identification number issued to the Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the relevant real property to which the Collateral relates. Each Grantor agrees to furnish any such information to the Administrative Agent promptly upon request.

(b) Further Assurances. Each Grantor agrees, at its own expense, to take any and all actions reasonably necessary to defend title to the Collateral against all Persons (other than Persons holding Permitted Liens on such Collateral that have priority over the Administrative Agent’s Lien) and to defend the security interest of the Administrative Agent in the Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c) Change of Name, Etc. ~~Following~~Prior to or promptly following delivery of any notice required by Section 5.01(i) of the ABL Credit Agreement, the relevant Grantor shall promptly ~~prepare (and authorize the Agent to~~ make~~)~~ all filings required under the UCC or other applicable Requirements of Law and take all other actions reasonably requested by the Administrative Agent and deemed by the Administrative Agent to be necessary or reasonable and appropriate to ensure that the Administrative Agent shall continue at all times following such change to have a valid, legal, enforceable (subject to the Legal Reservations) and perfected first priority Lien ~~in such Collateral~~ (subject to Permitted Liens~~)~~ (to the extent such Permitted Liens are not prohibited from being senior to the Lien granted to the Administrative Agent hereunder)) in such Collateral for its benefit and the benefit of the other Secured Parties.

Section 4.02. Pledged Collateral.

(a) Delivery of Certificated Securities, Tangible Chattel Paper, Instruments and Documents; Deposit Accounts and Securities Accounts. Each Grantor will, subject to the last paragraph of Section 4.01 and Section 5.15 of the ABL Credit Agreement and the Perfection Requirements, (i) on the Closing Date, deliver to the ~~Agent~~Administrative Agent (or the Designated Term Representative, as its bailee) for the benefit of the Secured Parties, the originals of all (x) certificated ~~Securities and (y) Tangible Chattel Paper and~~Pledged Stock and (y) Material Debt Instruments~~, in each case under this~~

~~clause (y), having a face amount in excess of $15,000,000~~, in each case under clauses (x) and (y), to the extent constituting Collateral owned by such Grantor as of the Closing Date, accompanied by undated instruments of transfer or assignment duly executed in blank, (ii) after the Closing Date, hold in trust for the ~~Agent~~Administrative Agent (or the Designated Term Representative, as its bailee) upon receipt and, (x) if the event giving rise to the obligation under this Section 4.02(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) of the ABL Credit Agreement for the Fiscal Quarter in which the relevant event occurred or (y) if the event giving rise to the obligation under this Section 4.02(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date ~~that is 60 days after the end of~~on which financial statements are required to be delivered pursuant to Section 5.01(b) of the ABL Credit Agreement for such Fiscal Quarter (or, in each of the cases of clauses (x) and (y), such longer period as the Administrative Agent or the Designated Term Representative may reasonably agree), deliver to the ~~Agent~~Administrative Agent (or the Designated Term Representative, as its bailee) for the benefit of the Secured Parties any (1) certificated ~~Securities representing or evidencing Pledged Collateral and (2) Tangible Chattel Paper and Instruments (A) in each case under this clause (2), having an outstanding balance in excess of $15,000,000 and (B) in each case under clauses (1) and (2),~~Capital Stock and (2) Material Debt Instruments, in each case, to the extent constituting Collateral received after the date hereof, accompanied by undated instruments of transfer or assignment duly executed in blank~~, (iii) upon the occurrence and during the continuance of an Event of Default and upon the Agent’s request, deliver to the Agent, and thereafter hold in trust for the Agent upon receipt and promptly deliver to the Agent any other Chattel Paper, Instrument or Document evidencing or constituting Collateral~~ ; provided that, notwithstanding anything to the contrary contained herein, no Grantor will be required to deliver to the Administrative Agent the original of any Instrument executed in connection with an NMTC Transaction and (~~iv~~iii) in the case of Deposit Accounts and Securities Accounts (other than Excluded Accounts), take any actions necessary to enable the Administrative Agent to obtain ~~“control” (within the meaning of the applicable Uniform Commercial Code)~~Control with respect thereto ~~to the extent required hereunder~~, including without limitation, executing and delivering and causing the relevant depositary bank or securities intermediary to execute and deliver a control agreement in form and substance reasonably satisfactory to the Administrative Agent to the extent required pursuant to Section 5.16 of the ABL Credit Agreement~~; provided that, notwithstanding anything to the contrary contained herein, no Grantor will be required to deliver to the Agent the original of any Instrument executed in connection with a NMTC Transaction~~.

(b) Uncertificated Securities and Pledged Collateral. ~~With~~Except to the extent in connection with any Investment or Disposition permitted by the ABL Credit Agreement, with respect to any ~~partnership interest or limited liability company interest~~Capital Stock owned by any Grantor to the extent required to be pledged to the Administrative Agent pursuant to the terms hereof (other than ~~a partnership interest or limited liability company interest~~Capital Stock held by a Clearing Corporation, Securities Intermediary or other financial intermediary of any kind) which is not ~~represented by a certificate and which is not a~~a certificated Security for purposes of the UCC, to the extent constituting Pledged Collateral, such Grantor shall not permit any issuer of such ~~partnership interest or limited liability company interest~~Capital Stock to (i) enter into any agreement with any Person, other than the Administrative Agent or ~~any holder of a Permitted Lien~~the Designated Term Representative, whereby such issuer effectively delivers “control” of such partnership interests or limited liability company interests (as applicable) under the UCC to such Person, or (ii) if such Capital Stock is not a Security for purposes of the UCC, allow such ~~partnership interests or limited liability company interests (as applicable)~~Capital Stock to become Securities unless such Grantor certificates such securities and complies with the procedures set forth in Section 4.02(a) within the time period prescribed therein. Each Grantor which is an issuer of any uncertificated Pledged Collateral described in this Section 4.02(b) hereby agrees to comply with all instructions from the Administrative Agent without such Grantor’s further consent, in each case subject to the notice requirements set forth in Section 5.01(a)(iv) hereof.

(c) Registration in Nominee Name; Denominations. The Administrative Agent, on behalf of the Secured Parties (or the Designated Term Representative, as its bailee), shall hold certificated Pledged Collateral required to be delivered to the Administrative Agent under clause (a) above in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the ~~Agent~~Administrative Agent (or the Designated Term Representative, as its bailee), but at any time when an Event of Default ~~exists~~shall have occurred and be continuing, and upon ~~one Business Day~~prior written notice to the US Borrower, the Administrative Agent shall have the right (in its sole and absolute discretion, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement) to hold the Pledged Collateral in its own name as pledgee, or in the name of its nominee (as pledgee or as sub-agent). At any time when an Event of Default ~~exists, the~~has occurred and is continuing, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement, the Administrative Agent shall have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Security Agreement.

(d) Exercise of Rights in Pledged Collateral. It is agreed that~~,~~:

(i) without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right, to exercise all voting rights or other rights relating to the Pledged Collateral for any purpose that does not violate this Security Agreement, the ABL Credit Agreement or any other Loan Document;

(ii) ~~each Grantor will permit the~~the Administrative Agent or its nominee at any time ~~at any time~~ when an Event of Default ~~exists~~has occurred and is continuing shall have the right to exercise the rights and remedies provided under Section 5.01(a)(iv) (subject to the notice requirements set forth therein)~~; and~~ and upon the occurrence and during the continuance of an Event of Default after prior written notice to the US Borrower, all rights of the Grantors to exercise or refrain from exercising voting or other consensual rights as a holder with respect to any Pledged Collateral shall cease; and

(iii) subject to Section 5.01(a)(iv), each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral (unless, and solely to the extent, otherwise provided under the ABL Credit Agreement or the other Loan Documents); provided that any non-cash dividends or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall, to the extent constituting Collateral, be held in trust for the Administrative Agent (or the Designated Term Representative, as its bailee) and be and become part of the Pledged Collateral, and, if received by any Grantor, shall be delivered to the ~~Agent~~Administrative Agent (or the Designated Term Representative, as its bailee) as and to the extent required by clause (a) above. ~~So long as no Event of Default then exists, the~~The Administrative Agent shall promptly deliver to the applicable Grantor (without recourse and without any representation or warranty) any Pledged Collateral in its possession if requested to be delivered to the issuer or the holder thereof in connection with any redemption or exchange of such Pledged Collateral ~~permitted~~not prohibited by the ABL Credit Agreement ~~in accordance with Section 8.01 of the~~(unless the ABL Credit Agreement prohibits such redemption or exchange at such time).

Section 4.03. Intellectual Property.~~(a)~~

(a) At any time when an Event of Default ~~exists~~has occurred and is continuing, and upon the written request of the Administrative Agent, each Grantor will (i) use its commercially reasonable efforts to obtain all consents and approvals necessary ~~or~~and appropriate for the assignment to or for the benefit of the Administrative Agent of any License held by such Grantor in the U.S. to enable the Administrative Agent to enforce the security interests granted hereunder and (ii) to the extent required pursuant to any material License in the U.S. under which such Grantor is the licensee, deliver to the licensor thereunder any notice of the grant of security interest hereunder or such other notices required to be delivered thereunder in order to permit the security interest created or permitted to be created hereunder pursuant to the terms of such License.

(b) Each Grantor shall notify the Administrative Agent promptly if it knows ~~or reasonably expects~~ that any application for or registration of any Patent, Trademark, Domain Name~~,~~ or Copyright (now or hereafter existing) ~~may~~has become abandoned or dedicated to the public, or of any determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) abandoning such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same, except, in each case, for Dispositions ~~permitted under~~not prohibited by the ABL Credit Agreement or where such occurrences individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) ~~After the Closing Date, in~~In the event that any Grantor (~~i~~x) files an application for the registration ~~or issuance~~ of any Patent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, (~~ii~~y) acquires any such ~~application, registration or issuance~~Patent, Trademark or Copyright by purchase or assignment, or (~~iii~~z) files a ~~“~~Statement of Use~~”~~ or an ~~“~~Amendment to Allege Use~~”~~ with respect to any “intent-to-use ~~trademark or service mark~~” Trademark application ~~owned by such Grantor~~, in each case ~~that is not then subject to an Intellectual Property Security Agreement or Intellectual Property Security Agreement Supplement or, with respect to clause (ii),~~, after the Closing Date and to the extent the same constitutes Collateral (and other than as a result of an application that is then subject to an Intellectual Property Security Agreement or Intellectual Property Security Agreement ~~supplement~~Supplement becoming registered), it shall, (i) if the event giving rise to the obligation under this Section 4.03(c) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) of the ABL Credit Agreement for the Fiscal Quarter in which the relevant event occurred or (ii) if the event giving rise to the obligation under this Section 4.03(c) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date ~~that is 60 days after the end of~~on which financial statements are required to be delivered pursuant to Section 5.01(b) of the ABL Credit Agreement for such Fiscal Quarter (or, in the case of each of clauses (i) and (ii), such longer period as the Administrative Agent may reasonably agree), notify the Administrative Agent and, execute and deliver to the Administrative Agent, at such Grantor’s sole cost and expense, any Intellectual Property Security Agreement or Intellectual Property Security Agreement Supplement, as applicable, or any other instrument as the Administrative Agent may reasonably request ~~required~~ to evidence the Administrative Agent’s security interest in such registered Patent, Trademark or Copyright (or application therefor), and the General Intangibles of such Grantor relating thereto or represented thereby.

(d) Each Grantor shall take all actions necessary or reasonably requested by the Administrative Agent to (i) maintain and pursue each application and to obtain and maintain the registration of each Patent, Trademark, Domain Name and, to the extent consistent with past practices, Copyright that constitutes Collateral (now or hereafter existing), including by filing applications for renewal, affidavits of use, affidavits of ~~noncontestability~~non-contestability and, if consistent with good business judgment (as determined by such Grantor), by initiating opposition and interference and cancellation proceedings against third parties, (ii) maintain and protect the secrecy or confidentiality of its Trade Secrets and (iii) otherwise protect and preserve such Grantor’s rights in, and the validity or enforceability of, its ~~Intellectual Property Collateral~~Patents, Trademarks, Domain Names and Copyrights, in each case except where failure to do so (~~i~~A) could not reasonably be expected to result in a Material Adverse Effect, or (~~ii~~B) is otherwise permitted under the ABL Credit Agreement.

(e) Each Grantor shall promptly notify the Administrative Agent of any material infringement or misappropriation of such Grantor’s Patents, Trademarks, Copyrights or Trade Secrets of which it becomes aware, and shall take such actions as are reasonable and appropriate under the circumstances to protect such Patent, Trademark, Copyright or Trade Secret, except where such infringement, misappropriation or dilution could not reasonably be expected to cause a Material Adverse Effect.

Section 4.04. Commercial Tort Claims. After the Closing Date, (i) if the event giving rise to the obligation under this Section 4.04 occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) of the ABL Credit Agreement for the Fiscal Quarter in which the relevant event occurred or (ii) if the event giving rise to the obligation under this Section 4.04 occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date ~~that is 60 days after the end of~~on which financial statements are required to be delivered pursuant to Section 5.01(b) of the ABL Credit Agreement for such Fiscal Quarter (or, in the case of each ~~of the cases~~ of clauses (i) and (ii), such longer period as the Administrative Agent may reasonably agree), each relevant Grantor shall notify the Administrative Agent of any Commercial Tort Claim with an individual value (as reasonably estimated by the US Borrower) in excess of $15,000,000 acquired by it, together with an update to Schedule 6 to the Perfection Certificate describing the details thereof sufficient to create a security interest therein, and such Commercial Tort Claim (and the Proceeds thereof) shall automatically constitute Collateral, all upon the terms of this Security Agreement.

Section 4.05. Insurance. Except to the extent otherwise permitted to be retained by any Grantor or applied by any Grantor pursuant to the terms of the Loan Documents, the Administrative Agent shall, at the time any proceeds of any insurance in respect of the Collateral are distributed to the ~~Secured Parties~~Administrative Agent, apply such proceeds at any time the Administrative Agent is exercising remedies in accordance with Section 5.01, in accordance with Section 5.04 hereof. Each Grantor assumes all liability and responsibility in connection with the Collateral acquired by it, and the liability of such Grantor to pay the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Grantor.

Section 4.06. Grantors Remain Liable Under Contracts. Each Grantor (rather than the Administrative Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under any Contract relating to the Collateral, all in accordance with the terms and conditions thereof. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Security Agreement or the receipt by the Administrative

Agent or any other Secured Party of any payment relating to such Contract pursuant hereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or sufficiency of any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

Section 4.07. Grantors Remain Liable Under Accounts. Notwithstanding anything herein to the contrary, the Grantors shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Administrative Agent or any other Secured Party of any payment relating to such Account pursuant hereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

ARTICLE 5

Remedies

Section 5.01. Remedies.

(a) ~~Remedies. (a)~~ Each Grantor agrees that, at any time when an Event of Default ~~exists, the~~has occurred and is continuing, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement, the Administrative Agent may exercise any or all of the following rights and remedies (in addition to the rights and remedies existing under applicable Requirements of Law ~~or in equity~~):

(i) the rights and remedies provided in this Security Agreement, the ABL Credit Agreement, or any other Loan Document; provided that this Section 5.01(a) shall not limit any rights available to the Administrative Agent prior to the occurrence and continuance of an Event of Default;

(ii) the rights and remedies available to a secured party under the UCC of each relevant jurisdiction (whether or not the UCC applies to the affected Collateral) or under any other applicable Requirements of Law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ Lien) or in equity when a debtor is in default under a security agreement;

(iii) without notice (except as ~~required by law~~specifically provided in Section 7.01 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, but subject to the terms of any applicable lease agreement, personally, or by agents or attorneys, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the

Collateral or any part thereof in one or more parcels at one or more public or private sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable;

(iv) upon one Business ~~Day~~Day’s written notice to ~~any Grantor,~~the US Borrower, (A) transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral~~, to~~ and (B) exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof; and

(v) to take possession of the Collateral or any part thereof, by directing such Grantor in writing to deliver the same to the Administrative Agent at any reasonable place or places designated by the Administrative Agent, in which event such Grantor shall at its own expense~~:~~

~~(1)~~ forthwith cause the same to be moved to the place or places so designated by the Administrative Agent and there delivered to the Administrative Agent~~;~~.

~~(2) store and keep any Collateral so delivered to the Agent at such place or places pending further action by the Agent; and~~

~~(3) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition.~~

(b) Each Grantor acknowledges and agrees that compliance by the Administrative Agent, on behalf of the Secured Parties, with any applicable state or federal ~~law requirements~~Requirements of Law in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Administrative Agent shall have the right in any public sale and, to the extent permitted by ~~law~~applicable Requirements of Law, in any private sale, to purchase for the benefit of the Administrative Agent and the Secured Parties, all or any part of the Collateral so sold, free of any right of equity redemption~~, which equity redemption~~ that Grantor is permitted to release and waive pursuant to applicable Requirements of Law, and, each Grantor hereby expressly releases such right to equity redemption to the extent permitted by applicable Requirements of Law.

(d) Until the Administrative Agent is able to effect a sale, lease, transfer or other disposition of any particular Collateral under this Section 5.01, the Administrative Agent shall have the right to hold or use such Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving such Collateral or the value of such Collateral, or for any other purpose deemed reasonably appropriate by the Administrative Agent. At any time when an Event of Default ~~exists~~has occurred and is continuing, the Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

(e) Notwithstanding the foregoing, neither the Administrative Agent nor any Secured Party shall ~~not~~ be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect Guarantee thereof, (ii) marshal the Collateral or any Guarantee of the Secured Obligations or to resort to the Collateral or any such Guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that no such private sale shall be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of any Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if any Grantor and the issuer would agree to do so.

(g) The Administrative Agent and each Secured Party (by its acceptance of the benefits of this Security Agreement) acknowledges and agrees that notwithstanding any other provisions in this Security Agreement or any other Loan Document, the exercise of rights or remedies with respect to certain Collateral and the enforcement of any security interests therein may be limited or restricted by, or require any consents, authorizations approvals or licenses under, any Requirement of Law.

(h) Notwithstanding the foregoing, any rights and remedies provided in this Section 5.01 shall be subject to the Intercreditor Agreements (and any other applicable Acceptable Intercreditor Agreements).

Section 5.02. Grantors’ Obligations Upon Default. Upon the request of the Administrative Agent at any time when an Event of Default ~~exists~~has occurred and is continuing, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement, each Grantor will:

(a) at its own cost and expense (i) assemble and make available to the Administrative Agent, the Collateral and all books and records relating thereto at any place or places reasonably specified by the Administrative Agent, whether at such Grantor’s premises or elsewhere, (ii) deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor) and (iii) if the Administrative Agent so directs and in a form and in a manner reasonably satisfactory to the Administrative Agent, legend the Accounts and the Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Administrative Agent and that the Administrative Agent has a security interest therein; and

~~(b)~~ (b) subject to the terms of any applicable lease agreement, permit the Administrative Agent and/or its representatives and/or agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.

Section 5.03. Intellectual Property Remedies.~~(a)~~

(a) For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Article 5 at any time when an Event of Default ~~exists~~has occurred and is continuing, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement, and at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent a power of attorney to sign any document which may be required by the United States Patent and Trademark Office, the United States Copyright Office or similar registrar or domain name registrar in order to effect an absolute assignment of all right, title and interest in each registered Patent, Trademark, Domain Name and Copyright and each application for any such registration, and record the same. At any time when an Event of Default ~~exists, the~~has occurred and is continuing, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement, the Administrative Agent may (i) declare the entire right, title and interest of such Grantor in and to each item of Intellectual Property Collateral to be vested in the Administrative Agent for the benefit of the Secured Parties, in which event such right, title and interest shall immediately vest in the Administrative Agent for the benefit of the Secured Parties, and the Administrative Agent shall be entitled to exercise the power of attorney referred to in this Section 5.03 to execute, cause to be acknowledged and notarized and record such absolute assignment with the applicable agency or registrar; (ii) sell any Grantor’s Inventory directly to any Person, including without limitation Persons who have previously purchased any Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement and subject to any restrictions contained in applicable third party licenses entered into by such Grantor, sell Inventory which bears any Trademark owned by or licensed to any Grantor and any Inventory that is covered by any Intellectual Property Collateral owned by or licensed to any Grantor, and the Administrative Agent may finish any work in process and affix any relevant Trademark owned by or licensed to such Grantor, and sell such Inventory as provided herein; (iii) direct such Grantor to refrain, in which event such Grantor shall refrain, from using any Intellectual Property Collateral in any manner whatsoever, directly or indirectly; and (iv) assign or sell any Intellectual Property, in each case to the extent constituting Collateral, as well as the goodwill of such Grantor’s business connected with the use of and symbolized by any such Trademark and the right to carry on the business and use the assets of such Grantor in connection with which any such Trademark or Domain Name has been used.

(b) ~~For the purpose of enabling the Agent to exercise the rights and remedies under this Article 5 at any time when an Event of Default exists and is continuing and at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, each~~Each Grantor hereby grants to the Administrative Agent~~, to the extent it has the right to do so,~~ an irrevocable (until the Termination Date), nonexclusive, royalty-free, world-wide license to its right to use, license or sublicense any ~~Intellectual Property Collateral~~IP Rights now owned or ~~licensed, or~~ hereafter acquired ~~or licensed~~ by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and (to the extent not prohibited by any applicable license) to all computer software and programs used for compilation or printout thereof. The use of the license granted to the Administrative Agent pursuant to the preceding sentence may be exercised, at the option of the Administrative Agent, only when an Event of Default ~~exists; provided that, any license, sublicense or other transaction entered into by the Agent in accordance with this clause (b) shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.~~has occurred and is continuing, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement; provided that such licenses to be granted hereunder with respect to Trademarks shall be subject to, with respect to the goods and/or services on which such Trademarks are used, the maintenance of quality standards that are sufficient to preserve the validity of such Trademarks and are consistent with past practices.

Section 5.04. Application of Proceeds.

(a) ~~Application of Proceeds. (a) The~~Subject to the Intercreditor Agreements (and any other applicable Acceptable Intercreditor Agreements), the Administrative Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral~~, as well as any Collateral consisting of Cash,~~ received by it pursuant to the exercise of remedies in accordance with this Security Agreement and as set forth in Section 2.18(b) of the ABL Credit Agreement.

(b) Except as otherwise provided herein or in any other Loan Document, the Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, money or balance received by it pursuant to the exercise of remedies in accordance with this Security Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), a receipt by the Administrative Agent or of the officer making the sale of such proceeds, moneys or balances shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof. It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

ARTICLE 6

Account Verification; Attorney in Fact; Proxy

Section 6.01. Account Verification. The Administrative Agent may at any time and from time to time when an Event of Default ~~exists, in the~~has occurred and is continuing, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement, and upon prior written notice to the relevant Grantor, in the Administrative Agent’s own name, in the name of a nominee of the Administrative Agent, or in the name of any Grantor, communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of such Grantor, parties to Contracts with such Grantor and obligors in respect of Instruments of such Grantor to verify with such Persons, to the Administrative Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Contracts, Instruments, Chattel Paper, payment intangibles and/or other Receivables that constitute (i) prior to the Discharge of Pari Passu Obligations, ABL Collateral or (ii) after the Discharge of Pari Passu Obligations, Collateral.

Section 6.02. Receivables. The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and each Grantor hereby agrees to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation in respect thereof and diligently exercise each material right it may have under any Receivable and any such Supporting Obligation, in each case, at its own expense consistent with its reasonable business judgment; provided, however, that the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall forthwith (and, in any event, within two (2) Business Days) be deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Administrative Agent, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

Section 6.03. Authorization for the Administrative Agent to Take Certain Action.~~(a)~~

(a) Each Grantor hereby irrevocably authorizes the Administrative Agent and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as its true and lawful attorney in fact (i) at any time and from time to time in its sole discretion (A) to execute (to the extent necessary under the law of the applicable jurisdiction) on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (B) to file a carbon, photographic or other reproduction of this Security Agreement as a financing statement and to file any amendment of a financing statement with respect to the Collateral (which would not add new collateral or add a debtor, except as otherwise provided for herein or in any other Loan Document) in such offices as the Administrative Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral~~,~~ and (C) ~~to~~during the continuation of an Event of Default after prior written notice to the US Borrower, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement, in the sole discretion of the Administrative Agent (in the name of such Grantor or otherwise) to contact and enter into one or more agreements with the issuers of uncertificated securities that constitute Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Administrative Agent Control over such Pledged Collateral in accordance with the terms hereof~~; (ii) at any time when~~ (including, without limitation, Section 2.01(c) of this Security Agreement) and (ii) during the continuation of an Event of Default ~~exists~~, in the sole discretion of the Administrative Agent (in the name of such Grantor or otherwise) after prior written notice to the US Borrower in each case, (A) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided herein or in the ABL Credit Agreement or any other Loan Document, subject to the terms of the Intercreditor Agreements (and any other applicable Acceptable Intercreditor Agreements), (B) to demand payment or enforce payment of any Receivable in the name of the Administrative Agent or such Grantor and to endorse any check, draft and/or any other instrument for the payment of money relating to any such Receivable, (C) to sign such Grantor’s name on any invoice or bill of lading relating to any Receivable, any draft against any Account Debtor of such Grantor, and/or any assignment and/or verification of any Receivable, (D) to exercise all of any Grantor’s rights and remedies with respect to the collection of any Receivable and any other Collateral, (E) to settle, adjust, compromise, extend or renew any Receivable, (F) to settle, adjust or compromise any legal proceedings brought to collect any Receivable, (G) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (H) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any Receivable, (I) to change the address for delivery of mail addressed to such Grantor to such address as the Administrative Agent may designate and to receive, open and dispose of all mail addressed to such Grantor (provided copies of such mail are provided to such Grantor), (J) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for Permitted Liens), (K) to make, settle and adjust claims in respect of Collateral under policies of insurance and endorse the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, ~~(L) to~~and make all determinations and decisions with respect thereto ~~and~~ (~~M~~L) to obtain or maintain the policies of insurance of the types referred to in Section 5.05 of the ABL Credit Agreement or to pay any premium in whole or in part relating thereto~~;~~ and (~~iii~~M) to do all other acts and things or institute any proceedings which the Administrative Agent may reasonably deem to be necessary ~~or advisable~~ (pursuant to this Security

Agreement and the other Loan Documents and in accordance with applicable law) to carry out the terms of this Security Agreement and to protect the interests of the Secured Parties; and, when and to the extent required pursuant to Section 9.03(a) of the ABL Credit Agreement, such Grantor agrees to reimburse the Administrative Agent for any payment made in connection with this paragraph or any expense (including reasonable and documented attorneys’ fees, court costs and out-of-pocket expenses) and other charges related thereto incurred by the Administrative Agent in connection with any of the foregoing (it being understood that any such sums shall constitute additional Secured Obligations); provided that~~,~~ this authorization shall not relieve such Grantor of any of its obligations under this Security Agreement or under the ABL Credit Agreement.

(b) All such acts of such attorney or designee are hereby ratified and approved by each Grantor. The powers conferred on the Administrative Agent, for the benefit of the Administrative Agent and Secured Parties, under this Section ~~6.02~~6.03 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers.

Section 6.04. PROXY. EACH GRANTOR HEREBY IRREVOCABLY (UNTIL THE TERMINATION DATE) CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION ~~6.02~~6.03 ABOVE) WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING, DURING THE CONTINUATION OF AN EVENT OF DEFAULT, BUT SUBJECT TO THE LAST PARAGRAPH OF SECTION 7.01 OF THE ABL CREDIT AGREEMENT, AND SUBJECT TO ANY NOTICE REQUIREMENTS AS SET FORTH HEREIN, THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL, DURING THE CONTINUATION OF AN EVENT OF DEFAULT AND SUBJECT TO ANY NOTICE REQUIREMENTS AS SET FORTH HEREIN, INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR ADMINISTRATIVE AGENT THEREOF), IN EACH CASE ONLY WHEN AN EVENT OF DEFAULT ~~EXISTS~~HAS OCCURRED AND IS CONTINUING AND UPON ONE BUSINESS ~~DAY~~DAYS’ PRIOR WRITTEN NOTICE TO THE US BORROWER.

Section 6.05. NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE 6 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 7.12. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE ADMINISTRATIVE AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSON AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE DECISION SUBJECT TO SECTION 7.19 HEREOF; PROVIDED, THAT THE FOREGOING EXCEPTION SHALL NOT BE CONSTRUED TO OBLIGATE THE ADMINISTRATIVE AGENT TO TAKE OR REFRAIN FROM TAKING ANY ACTION WITH RESPECT TO THE COLLATERAL.

ARTICLE 7

General Provisions

Section 7.01. Waivers. To the maximum extent permitted by applicable Requirements of Law, each Grantor hereby waives notice of the time and place of any judicial hearing in connection with the Administrative Agent’s taking possession of the Collateral or of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made, including without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies. To the extent such notice may not be waived under applicable Requirements of Law, any notice made shall be deemed reasonable if sent to any Grantor, addressed as set forth in Article 8, at least 10 days prior to (a) the date of any such public sale or (b) the time after which any such private Disposition may be made. To the maximum extent permitted by applicable Requirements of Law, each Grantor waives all claims, damages and demands against the Administrative Agent arising out of the repossession, retention or sale of the Collateral, except those arising out of the bad faith, the gross negligence or willful misconduct of the Administrative Agent as determined by a court of competent jurisdiction in a final and non-appealable judgment. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent, any valuation, stay (other than an automatic stay under any applicable Debtor Relief Law), appraisal, extension, moratorium, redemption or similar law and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest, any notice (to the maximum extent permitted by applicable Requirements of Law) of any kind or all other requirements as to the time, place and terms of sale in connection with this Security Agreement or any Collateral.

Section 7.02. Limitation on the Administrative Agent’s and Secured Party’s Duty with Respect to the Collateral. The Administrative Agent shall not have any obligation to clean or otherwise prepare the Collateral for sale. The Administrative Agent shall use reasonable care with respect to the Collateral in its possession; provided that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to which it accords its own property. Neither the Administrative Agent nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or of such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable Requirements of Law ~~imposes~~impose duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Administrative Agent, subject to Section 7.06, (a) to fail to incur expenses to prepare Collateral for Disposition or otherwise to transform raw material or work in process into finished goods or other finished products for Disposition, (b) to fail to obtain third party consents for access to Collateral to be Disposed of (unless expressly required under any applicable agreement), or to obtain or, if not required by any other ~~law~~Requirement of Law, to fail to obtain governmental or third party consents for the collection or Disposition of Collateral to be collected or Disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise Dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (g) to hire one or more professional auctioneers to assist in the Disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to Dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (i) to Dispose of assets in wholesale rather than retail markets, (j) to disclaim Disposition warranties, such as title, possession or quiet enjoyment, (k) to purchase customary insurance or credit enhancements (which, subject to Section 9.03 of the ABL Credit Agreement, shall be at the cost of the Grantors) to insure the Administrative Agent against risks of loss in connection with any collection or Disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or Disposition of Collateral or (l) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or Disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.02 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies with respect to the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.02. Without limitation upon the foregoing, nothing contained in this Section 7.02 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 7.02.

Section 7.03. Compromises and Collection of Collateral. Each Grantor and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to any Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default ~~exists~~has occurred and is continuing and upon prior written notice to the relevant Grantor, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

Section 7.04. Administrative Agent Performance of Debtor Obligations. Without having any obligation to do so, the Administrative Agent may, at any time when an Event of Default ~~exists~~has occurred and is continuing, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement, and upon prior written notice to the US Borrower, perform or pay any obligation which any Grantor has agreed to perform or pay under this Security Agreement and which obligation is due and unpaid and not being contested by such Grantor in good faith, and such Grantor shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 7.04. Each Grantor’s obligation to reimburse the Agent pursuant to the preceding sentence shall be as a Secured Obligation payable in accordance with Section 9.03(a) of the ABL Credit Agreement.

Section 7.05. No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Administrative Agent (subject to the provisions of ~~Section  8.01~~Article 8 of the ABL Credit Agreement) to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Grantors and the Administrative Agent with the concurrence or at the direction of the Lenders to the extent required under Section 9.02 of the ABL Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or afforded by law shall be cumulative and all shall be available to the Administrative Agent until the Termination Date.

Section 7.06. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable ~~provision of law~~Requirements of Law, and all of the provisions of this Security Agreement are intended to be subject to all applicable ~~mandatory provisions of law~~Requirements of Law that may be controlling and to be limited to the extent necessary so that such provisions do not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. To the extent permitted by law, any provision of this Security Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Security Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. If the exercise of rights or remedies with respect to certain Collateral and the enforcement of any security interests therein require any consents, authorizations approvals or licenses under any Requirement of Law, no such actions shall be taken unless and until all requisite consents, authorizations approvals or licenses have been obtained.

Section 7.07. Security Interest Absolute. All rights of the Administrative Agent hereunder, the security interests granted hereunder and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the ABL Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the ABL Credit Agreement, any other Loan Document or any other agreement or instrument relating to the foregoing, (c) any exchange, release or ~~nonperfection~~non-perfection of any Lien on any Collateral, or any release or amendment or waiver of or consent under or departure from any guaranty, securing or guaranteeing all or any of the Secured Obligations, (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Grantor, (e) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Security Agreement or any other Loan Document or (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Security Agreement (other than a termination of any Lien contemplated by Section 7.12 or the occurrence of the Termination Date).

Section 7.08. Benefit of Security Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of each Grantor, the Administrative Agent and the Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Security Agreement). No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent hereunder for the benefit of the Administrative Agent and the Secured Parties.

Section 7.09. ~~Survival of Representations. All representations and warranties of each Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.~~[RESERVED]

Section 7.10. Additional Subsidiaries. Each Person required to become a Loan Party pursuant to and in accordance with Section 5.12 of the ABL Credit Agreement~~,~~ shall, within the time periods specified in ~~Sections~~Section 5.12 of the ABL Credit Agreement, execute an instrument in the form of Exhibit ~~A~~D. Upon the execution and delivery by the Administrative Agent and any Restricted Subsidiary of an instrument in the form of Exhibit ~~A~~D in accordance with Section 5.12~~(a)~~ of the ABL Credit Agreement, such Restricted Subsidiary shall become a ~~Subsidiary Party~~Grantor hereunder with the same force and effect as if such Restricted Subsidiary was originally named as a ~~Subsidiary Party~~Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other ~~Loan Party~~Grantor hereunder. The rights and obligations of each ~~Loan Party~~Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new ~~Loan Party~~Grantor as a party to this Security Agreement.

Section 7.11. Headings. The titles of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

Section 7.12. Termination or Release.~~(a)~~

(a) This Security Agreement shall continue in effect until the Termination Date, and the Liens granted hereunder shall automatically be released, in whole or in part, in the circumstances described in ~~Section 8.01 of~~ the ABL Credit Agreement, including Article 8 thereof.

(b) In connection with any termination or release pursuant to paragraph (a) above, the Administrative Agent shall promptly execute (if applicable) and deliver to any Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence and/or effectuate such termination or release and deliver all applicable Pledged Collateral. Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or representation or warranty by the Administrative Agent or any Secured Party. The Borrowers shall reimburse the Administrative Agent for all reasonable and documented costs and out-of-pocket expenses, including ~~any~~the fees and expenses of one outside counsel (and, if necessary, of one local counsel in any relevant jurisdiction), incurred by it in connection with any action contemplated by this Section 7.12 pursuant to and to the extent required by Section 9.03(a) of the ABL Credit Agreement.

(c) ~~At any time that a Grantor desires that the Agent take any action to acknowledge or give effect to any release pursuant to the foregoing Section 7.12(a), the Agent may require that such Grantor deliver to the Agent a certificate signed by a Responsible Officer of such Grantor stating that the release is permitted pursuant to such Section 7.12(a) and the terms of the Credit Agreement; provided that no such certificate shall be required in connection with the occurrence of the Termination Date. The~~The Administrative Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with (or which the Administrative Agent in good faith believes to be in accordance with) the terms of this Section 7.12.

Section 7.13. Entire Agreement. This Security Agreement, together with the other Loan Documents and the Intercreditor Agreements, embodies the entire agreement and understanding between each Grantor and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between any Grantor and the Administrative Agent relating to the Collateral.

Section 7.14. CHOICE OF LAW. THIS SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SECURITY AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.15. CONSENT TO JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION (SUBJECT TO THE LAST SENTENCE OF THIS CLAUSE (A)) OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENTS BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT IN ANY SUCH COURT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND ~~LENDERS~~SECURED PARTIES RETAIN THE RIGHT TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS IN RESPECT OF THE COLLATERAL UNDER THIS SECURITY AGREEMENT.

(b) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY TO THIS SECURITY AGREEMENT HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01 OF THE ABL CREDIT AGREEMENT. EACH PARTY TO THIS SECURITY AGREEMENT HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS SECURITY AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 7.16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.17. Indemnity. Each Grantor hereby agrees to indemnify the Indemnitees, as, and to the extent, set forth in Section 9.03 of the ABL Credit Agreement.

Section 7.18. Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or by email as a “.pdf” or “.tif” attachment or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement.

Section 7.19. Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, none of the Grantors or Secured Parties shall assert, and each hereby waives, any claim against each other or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Security Agreement or any agreement or instrument contemplated hereby, except, in the case of any claim by any Indemnitee against any of the Grantors, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 7.17.

~~Section 7.20. Mortgages. In the case of a conflict between this Security Agreement and any Mortgage with respect to any Material Real Estate Asset that is also subject to a valid and enforceable Lien under the terms of such Mortgage (including Fixtures) securing the Secured Obligations, the terms of such Mortgage shall govern with respect to such Material Real Estate Asset and the terms of this Security Agreement shall control in the case of all other Collateral.~~

Section 7.20. ~~Section 7.21.~~ Successors and Assigns. Whenever in this Security Agreement any party hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent in this Security Agreement shall bind and inure to the benefit of their respective successors and permitted assigns. Except in a transaction expressly permitted under the ABL Credit Agreement, no Grantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 7.21. ~~Section 7.22.~~ Survival of Agreement. Without limiting any provision of the ABL Credit Agreement or Section 7.17 hereof, all covenants, agreements, indemnities, representations and warranties made by the Grantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Security Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such Lender or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the ABL Credit Agreement, and shall continue in full force and effect until the Termination Date, or with respect to any individual Grantor until such Grantor is otherwise released from its obligations under this Security Agreement in accordance with the terms hereof and the ABL Credit Agreement.

Section 7.22. Original Security Agreement Superseded. This Security Agreement amends and restates in its entirety the Original Security Agreement and upon the effectiveness of this Security Agreement, the terms and provisions of the Original Security Agreement shall, subject to this Section 7.22, be superseded hereby. All references to the “Security Agreement” contained in the Loan Documents delivered in connection with the ABL Credit Agreement or this Security Agreement shall, and shall be deemed to, refer to this Security Agreement. Notwithstanding the amendment and restatement of the Original Security Agreement by this Security Agreement, the Secured Obligations of the Borrowers and the other Loan Parties outstanding under the Original Security Agreement and the other Loan Documents as of the Closing Date shall remain outstanding and shall constitute continuing Secured Obligations and shall continue as such to be secured by the Collateral. Such Secured Obligations shall in all respects be continuing and this Security Agreement and the other Loan Documents shall not be deemed to evidence or result in a substitution, novation or repayment and reborrowing of such Secured Obligations which shall remain in full force and effect, except to any extent modified hereunder. The Liens securing payment of the Secured Obligations under the ABL Credit Agreement, as amended and restated in the form of this Security Agreement, shall in all respects be continuing, securing the payment and performance of all Secured Obligations.

ARTICLE 8

Notices

Section 8.01. Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be delivered in accordance with Section 9.01 of the ABL Credit Agreement (it being understood and agreed that references in such Section to “herein~~”~~, ” “hereunder” and other similar terms shall be deemed to be references to this Security Agreement).

Section 8.02. Change in Address for Notices. The Administrative Agent, any Grantor and any Lender may change the address or facsimile number for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 9

The Administrative Agent

Citibank has been appointed Administrative Agent for the Lenders hereunder pursuant to ~~Section 8.01~~Article 8 of the ABL Credit Agreement ~~and, by their acceptance of the benefits hereof, the other Secured Parties~~. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Administrative Agent pursuant to the ABL Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such ~~Section 8.01~~Article 8. Any successor Administrative Agent appointed pursuant to ~~Section 8.01~~Article 8 of the ABL Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

By accepting the benefits of this Security Agreement and each other Loan Document, each Secured Party expressly acknowledges and agrees that this Security Agreement and each other Loan Document may be enforced only by the action of the Administrative Agent, and that such Secured Party shall not have any right individually to seek to enforce or to enforce this Security Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Secured Parties upon the terms of this Security Agreement and the other Loan Documents.

The Administrative Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Grantors need to be amended as a result of any of the changes described in Section 5.01(i) of the ABL Credit Agreement. If any Grantor fails to provide information to the Administrative Agent about such changes on a timely basis, the Administrative Agent shall not be liable or responsible to any Secured Party for any failure to maintain a perfected security interest in such Grantor’s property constituting Collateral, for which the Administrative Agent needed to have information relating to such changes. The Administrative Agent shall have no duty to inquire about such changes if any Grantor does not inform the Administrative Agent of such changes, the Secured Parties acknowledging and agreeing that it would not be feasible or practical for the Administrative Agent to search for information on such changes if such information is not provided by any Grantor.

ARTICLE 10

Intercreditor Agreements ~~Govern~~

~~NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE AGENT FOR THE BENEFIT OF THE SECURED PARTIES PURSUANT TO THIS SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS. THE REQUIREMENTS OF THIS SECURITY AGREEMENT TO DELIVER PLEDGED COLLATERAL AND ANY CERTIFICATES, INSTRUMENTS OR DOCUMENTS IN RELATION THERETO TO THE AGENT OR ANY OBLIGATION WITH RESPECT TO THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION OF VOTING RIGHTS WITH RESPECT TO ANY COLLATERAL SHALL BE DEEMED SATISFIED BY THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION IN FAVOR OF THE APPLICABLE COLLATERAL AGENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS AND THIS SECURITY AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS SHALL GOVERN AND CONTROL.~~

~~For the purposes of this Article 10, “Applicable Collateral Agent” means (i) with respect to ABL Collateral, the Agent (or other analogous term in another Acceptable Intercreditor Agreement, as applicable), (ii) with respect to Pari Passu Priority Collateral, the Designated Term Representative (as defined in the ABL Intercreditor Agreement) (or other analogous term in another Acceptable Intercreditor Agreement, as applicable) or (iii) if at any time there is no ABL Intercreditor Agreement, Pari Passu Intercreditor Agreement or other intercreditor agreement as described in the definition of Acceptable Intercreditor Agreement then in effect, the Agent.~~

Section 10.01. ABL Intercreditor Agreement.

(a) Notwithstanding anything herein to the contrary, the Liens granted to the Administrative Agent under this Security Agreement and the exercise of the rights and remedies of the Administrative Agent hereunder and under any other Collateral Document are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and this Security Agreement or any other Collateral Document, the terms of the ABL Intercreditor Agreement shall govern and control.

(b) In accordance with the terms of the ABL Intercreditor Agreement, all Pari Passu Priority Collateral delivered to the Designated Term Representative shall be held by the Designated Term Representative as gratuitous bailee for the Administrative Agent and the Secured Parties solely for the purpose of perfecting the security interest granted under this Security Agreement. Notwithstanding anything herein to the contrary, prior to the Discharge of Pari Passu Obligations, to the extent any Grantor is required hereunder to deliver Pari Passu Priority Collateral to the Administrative Agent and is unable to do so as a result of having previously delivered such Pari Passu Priority Collateral to the Designated Term Representative in accordance with the terms of the Term Loan Documents, such Grantor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Designated Term Representative, acting as gratuitous bailee of the Administrative Agent and the Secured Parties.

(c) Furthermore, at all times prior to the Discharge of Pari Passu Obligations, the Administrative Agent is authorized by the parties hereto to effect transfers of Pari Passu Priority Collateral at any time in its possession (and any “control” or similar agreements with respect to Pari Passu Priority Collateral) to the Designated Term Representative.

(d) Notwithstanding anything to the contrary herein but subject to the ABL Intercreditor Agreement, the Perfection Exceptions, and the Collateral and Guarantee Requirement, in the event the Term Loan Documents provide for the grant of a security interest or pledge over the assets of any Grantor and such assets do not otherwise constitute Collateral (other than Excluded Assets) under this Security Agreement or any other Loan Document, such Grantor shall (i) promptly grant a security interest in or pledge such assets to secure the Secured Obligations, (ii) promptly take any actions necessary to perfect such security interest or pledge to the extent set forth in the Term Loan Documents and (iii) take all other steps reasonably requested by the Administrative Agent in connection with the foregoing.

(e) Nothing contained in the ABL Intercreditor Agreement shall be deemed to modify any of the provisions of this Security Agreement, which, as among the Grantors and the Administrative Agent shall remain in full force and effect in accordance with its terms.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Grantor and the Administrative Agent have executed this Security Agreement as of the date first above written.

GRANTORS

PQ ~~CORPORATION~~CORPORATION
ECO SERVICES OPERATIONS CORP.
ECOVYST CATALYST TECHNOLOGIES LLC

By:
Name:	Joseph S. Koscinski
Title:	Vice President, Secretary and General Counsel
CPQ ~~MIDCO~~MIDCO I ~~CORPORATION~~CORPORATION
PQ INTERNATIONAL, INC.

By:
Name:	Joseph S. Koscinski
Title:	President and Secretary ~~and Vice President~~
~~COMMERCIAL~~COMMERCIAL RESEARCH ~~ASSOCIATES, INC~~ASSOCIATES, INC.
~~DELPEN CORPORATION~~ DELPEN CORPORATION
~~PQ ASIA INC~~PQ INTERNATIONAL HOLDINGS II INC.
PQ ~~EXPORT COMPANY~~EXPORT COMPANY~~PQ SYSTEMS INCORPORATED~~PQ SYSTEMS INCORPORATED~~PHILADELPHIA QUARTZ COMPANY~~PHILADELPHIA QUARTZ COMPANY

By:
Name:	Joseph S. Koscinski
Title:	Vice President and Secretary

SIGNATURE PAGE TO ABL PLEDGE AND SECURITY AGREEMENT

~~34~~

CHEM32 LLC
~~PQ INTERNATIONAL, INC.~~
By:
Name:	Joseph S. Koscinski
Title:	~~President~~ General Counsel and Secretary

SIGNATURE PAGE TO ABL PLEDGE AND SECURITY AGREEMENT

~~35~~

~~ECO SERVICES OPERATIONS CORP.~~
~~POTTERS INDUSTRIES, LLC~~
~~By:~~
~~Name:~~	~~Joseph S. Koscinski~~
~~Title:~~	~~Vice President, General Counsel and Secretary~~
~~POTTERS INDUSTRIES HOLDING, INC.~~
~~By:~~
~~Name:~~	~~Joseph S. Koscinski~~
~~Title:~~	~~Secretary~~
~~SAJB HOLDING COMPANY, LLC~~
~~By:~~
~~Name:~~	~~Joseph S. Koscinski~~
~~Title:~~	~~Treasurer, Chief Financial Officer and Vice President~~
~~POTTERS HOLDINGS II, L.P.~~
~~By: POTTERS HOLDINGS II GP, LLC, its general partner~~
~~By:~~
~~Name:~~	~~Joseph S. Koscinski~~
~~Title:~~	~~Secretary and Vice President~~

~~Signature Page to ABL Pledge and Security Agreement~~

CITIBANK, N.A., as Administrative Agent
~~as Agent~~
By:
Name:
Title:

SIGNATURE PAGE TO ~~TERM LOAN~~ABL PLEDGE AND SECURITY AGREEMENT

EXHIBIT A

FORM OF ABL COPYRIGHT SECURITY AGREEMENT

ABL COPYRIGHT SECURITY AGREEMENT dated as of [•], 20[•] (this “Copyright Security Agreement”), by and [between][among] [•], a [•] ([each, a][the] “Grantor”) and Citibank, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”) for the Secured Parties (as defined in the ABL Credit Agreement).

Reference is made to that certain ABL Credit Agreement, dated as of May 4, 2016 (as amended and restated by the First Amendment Agreement dated as of March 20, 2020, as amended by the Second Amendment Agreement dated as of December 22, 2020, as amended and restated by the Third Amendment Agreement dated as of June 9, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among PQ Corporation, a Pennsylvania corporation (“PQ”) as the US Borrower prior to the Restatement Effective Date, Ecovyst Catalyst Technologies LLC, a Delaware limited liability company (“Ecovyst”) as the US Borrower upon the Restatement Effective Date, the Canadian Borrowers, the European Borrowers, CPQ Midco I Corporation, a Delaware corporation (“CPQ”), as Holdings prior to the consummation of the Holdings Assignment, the Lenders from time to time party thereto and the Administrative Agent.

Reference is also made[ to that certain Joinder No. [•] dated as of [•], 20[•], by [and among ][•] [and [•] ]and acknowledged and agreed by the Administrative Agent,]1 to that certain ABL Pledge and Security Agreement, dated as May 4, 2016 (as amended and restated as of June 9, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Borrowers, CPQ, the other Grantors (as defined therein) and the Administrative Agent for the Secured Parties under and as defined in the ABL Credit Agreement.

The Lenders (as defined in the ABL Credit Agreement) have extended credit to the Borrowers subject to the terms and conditions set forth in the ABL Credit Agreement. Consistent with the requirements set forth in Sections 4.01 and 5.12 of the ABL Credit Agreement and Section 4.03(c) of the Security Agreement, the parties hereto agree as follows:

[1]	To be used after a Joinder by a new Restricted Subsidiary Grantor.

A-1

SECTION 1. Terms. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Administrative Agent, its successors and permitted assigns, on behalf of and for the benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in, to and under all of the following assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of [such][the] Grantor, and regardless of where located (collectively, the “Copyright Collateral”):

(a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, registrations and copyright applications (including but not limited to the registrations and applications set forth on Schedule I hereto); (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past, present or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

SECTION 3. Security Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Copyright Security Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Governing Law. This Copyright Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Signature Pages Follow]

A-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Copyright Security Agreement as of the day and year first above written.

[•]
By:
Name:	[•]
Title:	[•]

[Signature Page to ABL Copyright Security Agreement]

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page to ABL Copyright Security Agreement]

SCHEDULE I

COPYRIGHTS

REGISTERED OWNER	REGISTRATION NUMBER	REGISTRATION DATE	TITLE

COPYRIGHT APPLICATIONS

APPLICANT	APPLICATION NUMBER	FILING DATE	TITLE

EXCLUSIVE COPYRIGHT LICENSES

ANNEX A TO ABL COPYRIGHT SECURITY AGREEMENT

FORM OF ABL COPYRIGHT SECURITY AGREEMENT SUPPLEMENT

ABL COPYRIGHT SECURITY AGREEMENT SUPPLEMENT dated as of [•], 20[•] (this “Copyright Security Agreement Supplement”), by and [between][among] [•], a [•] ([each, a][the] “Grantor”) and Citibank, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”) for the Secured Parties (as defined in the ABL Credit Agreement).

Reference is made to that certain ABL Credit Agreement, dated as of May 4, 2016 (as amended and restated by the First Amendment Agreement dated as of March 20, 2020, as amended by the Second Amendment Agreement dated as of December 22, 2020, as amended and restated by the Third Amendment Agreement dated as of June 9, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among PQ Corporation, a Pennsylvania corporation (“PQ”) as the US Borrower prior to the Restatement Effective Date, Ecovyst Catalyst Technologies LLC, a Delaware limited liability company (“Ecovyst”) as the US Borrower upon the Restatement Effective Date, the Canadian Borrowers, the European Borrowers, CPQ Midco I Corporation, a Delaware corporation (“CPQ”), as Holdings prior to the consummation of the Holdings Assignment, the Lenders from time to time party thereto and the Administrative Agent.

Reference is also made[ to that certain Joinder No. [•] dated as of [•], 20[•], by [and among ][•] [and [•] ]and acknowledged and agreed by the Administrative Agent,]2 to that certain ABL Pledge and Security Agreement, dated as May 4, 2016 (as amended and restated as of June 9, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Borrowers, CPQ, the other Grantors (as defined therein) and the Administrative Agent for the Secured Parties under and as defined in the ABL Credit Agreement.

Reference is also made to that certain ABL Copyright Security Agreement, dated as of [•], 20[•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Copyright Security Agreement”) by and [between][among] the Grantor[s] thereto and the Administrative Agent for the Secured Parties (as defined in the ABL Credit Agreement).

[2]	To be used after a Joinder by a new Restricted Subsidiary Grantor.

Annex A-1

The Lenders (as defined in the ABL Credit Agreement) have extended credit to the Borrowers subject to the terms and conditions set forth in the ABL Credit Agreement. Under the terms of the Security Agreement, [each][the] Grantor has granted to the Administrative Agent for the benefit of the Secured Parties a security interest in the Additional Copyright Collateral (as defined below) and has agreed, consistent with the requirements of Section 4.03(c) of the Security Agreement, to execute this Copyright Security Agreement Supplement. Now, therefore, the parties hereto agree as follows:

SECTION 1. Terms . Capitalized terms used in this Copyright Security Agreement Supplement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Administrative Agent, its successors and permitted assigns, on behalf of and for the benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in, to and under all of the following assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of [such][the] Grantor, and regardless of where located (collectively, the “Additional Copyright Collateral”):

(a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, registrations and copyright applications (including but not limited to the registrations and applications set forth on Schedule I hereto); (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past, present or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

SECTION 3. Security Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Additional Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Copyright Security Agreement Supplement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Governing Law. This Copyright Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Annex A-2

SECTION 5. Counterparts. This Copyright Security Agreement Supplement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Signature Pages Follow]

Annex A-3

IN WITNESS WHEREOF, the parties hereto have duly executed this Copyright Security Agreement Supplement as of the day and year first above written.

[•]
By:
Name:	[•]
Title:	[•]

[Signature Page to ABL Copyright Security Agreement Supplement]

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page to ABL Copyright Security Agreement Supplement]

SCHEDULE I

COPYRIGHTS

REGISTERED OWNER	REGISTRATION NUMBER	REGISTRATION DATE	TITLE

COPYRIGHT APPLICATIONS

APPLICANT	APPLICATION NUMBER	FILING DATE	TITLE

EXCLUSIVE COPYRIGHT LICENSES

EXHIBIT B

FORM OF ABL PATENT SECURITY AGREEMENT

ABL PATENT SECURITY AGREEMENT dated as of [•], 20[•] (this “Patent Security Agreement”), by and [between][among] [•], a [•] ([each, a][the] “Grantor”) and Citibank, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”) for the Secured Parties (as defined in the ABL Credit Agreement).

Reference is made to that certain ABL Credit Agreement, dated as of May 4, 2016 (as amended and restated by the First Amendment Agreement dated as of March 20, 2020, as amended by the Second Amendment Agreement dated as of December 22, 2020, as amended and restated by the Third Amendment Agreement dated as of June 9, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among PQ Corporation, a Pennsylvania corporation (“PQ”) as the US Borrower prior to the Restatement Effective Date, Ecovyst Catalyst Technologies LLC, a Delaware limited liability company (“Ecovyst”) as the US Borrower upon the Restatement Effective Date, the Canadian Borrowers, the European Borrowers, CPQ Midco I Corporation, a Delaware corporation (“CPQ”), as Holdings prior to the consummation of the Holdings Assignment, the Lenders from time to time party thereto and the Administrative Agent.

Reference is also made[ to that certain Joinder No. [•] dated as of [•], 20[•], by [and among ][•] [and [•] ]and acknowledged and agreed by the Administrative Agent,]3 to that certain ABL Pledge and Security Agreement, dated as May 4, 2016 (as amended and restated as of June 9, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Borrowers, CPQ, the other Grantors (as defined therein) and the Administrative Agent for the Secured Parties under and as defined in the ABL Credit Agreement.

Reference is also made to that certain ABL Copyright Security Agreement, dated as of [●], 20[●] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Copyright Security Agreement”) by and [between][among] the Grantor[s] thereto and the Administrative Agent for the Secured Parties (as defined in the ABL Credit Agreement).

The Lenders (as defined in the ABL Credit Agreement) have extended credit to the Borrowers subject to the terms and conditions set forth in the ABL Credit Agreement. Consistent with the requirements set forth in Sections 4.01 and 5.12 of the ABL Credit Agreement and Section 4.03(c) of the Security Agreement, the parties hereto agree as follows:

[3]	To be used after a Joinder by a new Restricted Subsidiary Grantor.

B-1

SECTION 1. Terms. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Administrative Agent, its successors and permitted assigns, on behalf of and for the benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in, to and under all of the following assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of [such][the] Grantor, and regardless of where located (collectively, the “Patent Collateral”):

(a) any and all patents and patent applications (including but not limited to the patents and patent applications listed on Schedule I hereto); (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing, in each case, excluding any Excluded Assets.

SECTION 3. Security Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Patent Security Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Governing Law. This Patent Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Signature Pages Follow]

B-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Patent Security Agreement as of the day and year first above written.

[•]
By:
Name:	[•]
Title:	[•]

[Signature Page to ABL Patent Security Agreement]

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page to ABL Patent Security Agreement]

SCHEDULE I

PATENTS

REGISTERED OWNER	PATENT NO.	ISSUE DATE	TITLE

PATENT APPLICATIONS

APPLICANT	APPLICATION NO.	FILING DATE	TITLE

~~EXHIBIT A~~

ANNEX A TO ABL PATENT SECURITY AGREEMENT

~~[~~FORM OF~~]~~ ABL PATENT SECURITY AGREEMENT ~~JOINDER~~SUPPLEMENT

ABL PATENT SECURITY AGREEMENT SUPPLEMENT dated as of [•], 20[•] (this “Patent Security Agreement Supplement”), by and [between][among] [•], a [•] ([each, a][the] “Grantor”) and Citibank, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”) for the Secured Parties (as defined in the ABL Credit Agreement).

~~A. SUPPLEMENT NO. [•]~~Reference is made to that certain ABL Credit Agreement, dated as of ~~[•] (this “Supplement”), to the ABL Pledge and Security Agreement dated as of~~ May 4, 2016 (as amended and restated by the First Amendment Agreement dated as of March 20, 2020, as amended by the Second Amendment Agreement dated as of December 22, 2020, as amended and restated by the Third Amendment Agreement dated as of June 9, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “~~Security~~ABL Credit Agreement”), by and among PQ Corporation, a Pennsylvania corporation (“PQ”) as the ~~“~~US Borrower~~”)~~ prior to the Restatement Effective Date, Ecovyst Catalyst Technologies LLC, a Delaware limited liability company (“Ecovyst”) as the US Borrower upon the Restatement Effective Date, the Canadian Borrowers, the European Borrowers, CPQ Midco I Corporation, a Delaware corporation (“~~Holdings”), the Subsidiary Parties~~CPQ”), as Holdings prior to the consummation of the Holdings Assignment, the Lenders from time to time party ~~hereto (Holdings, the Subsidiary Parties and the US Borrower collectively, the “Loan Parties”) and Citibank, N.A., in its capacity as administrative agent and collateral agent for the Secured Parties (in such capacities, the “~~thereto and the Administrative Agent~~”)~~.

Reference is also made[ to that certain Joinder No. [•] dated as of [•], 20[•], by [and among ][•] [and [•] ]and acknowledged and agreed by the Administrative Agent,]4 to that certain ABL Pledge and Security Agreement, dated as May 4, 2016 (as amended and restated as of June 9, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Borrowers, CPQ, the other Grantors (as defined therein) and the Administrative Agent for the Secured Parties under and as defined in the ABL Credit Agreement.

[4]	To be used after a Joinder by a new Restricted Subsidiary Grantor.

Annex A-1

Reference is also made to that certain ABL Patent Security Agreement, dated as of [•], 20[•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Patent Security Agreement”) by and [between][among] the Grantor[s] thereto and the Administrative Agent for the Secured Parties.

The Lenders (as defined in the ABL Credit Agreement) have extended credit to the Borrowers subject to the terms and conditions set forth in the ABL Credit Agreement. Under the terms of the Security Agreement, [each][the] Grantor has granted to the Administrative Agent for the benefit of the Secured Parties a security interest in the Additional Patent Collateral (as defined below) and has agreed, consistent with the requirements of Section 4.03(c) of the Security Agreement, to execute this Patent Security Agreement Supplement. Now, therefore, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Patent Security Agreement Supplement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Administrative Agent, its successors and permitted assigns, on behalf of and for the benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in, to and under all of the following assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of [such][the] Grantor, and regardless of where located (collectively, the “Additional Patent Collateral”):

(a) any and all patents and patent applications (including but not limited to the patents and patent applications listed on Schedule I hereto); (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing, in each case, excluding any Excluded Assets.

SECTION 3. Security Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Additional Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Patent Security Agreement Supplement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Governing Law. This Patent Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5. Counterparts. This Patent Security Agreement Supplement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Signature Pages Follow]

Annex A-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Patent Security Agreement Supplement as of the day and year first above written.

[•]
By:
Name:	[•]
Title:	[•]

[Signature Page to ABL Patent Security Agreement Supplement]

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page to ABL Patent Security Agreement Supplement]

SCHEDULE I

PATENTS

REGISTERED OWNER	PATENT NO.	ISSUE DATE	TITLE

PATENT APPLICATIONS

APPLICANT	APPLICATION NO.	FILING DATE	TITLE

EXCLUSIVE COPYRIGHT LICENSES

EXHIBIT C

FORM OF ABL TRADEMARK SECURITY AGREEMENT

ABL TRADEMARK SECURITY AGREEMENT dated as of [•], 20[•] (this “Trademark Security Agreement”), by and [between][among] [•], a [•] ([each, a][the] “Grantor”) and Citibank, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”) for the Secured Parties (as defined in the ABL Credit Agreement).

~~B.~~ Reference is made to ~~the~~that certain ABL Credit Agreement, dated as of May 4, 2016~~,~~ (as amended and restated by the First Amendment Agreement dated as of March 20, 2020, as amended by the Second Amendment Agreement dated as of December 22, 2020, as amended and restated by the Third Amendment Agreement dated as of June 9, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among ~~the Loan Parties~~PQ Corporation, a Pennsylvania corporation (“PQ”) as the US Borrower prior to the Restatement Effective Date, Ecovyst Catalyst Technologies LLC, a Delaware limited liability company (“Ecovyst”) as the US Borrower upon the Restatement Effective Date, the Canadian Borrowers, the European Borrowers, ~~the lenders~~CPQ Midco I Corporation, a Delaware corporation (“CPQ”), as Holdings prior to the consummation of the Holdings Assignment, the Lenders from time to time party thereto and the Administrative Agent.

Reference is also made[ to that certain Joinder No. [•] dated as of [•], 20[•], by [and among ][•] [and [•] ]and acknowledged and agreed by the Administrative Agent,]5 to that certain ABL Pledge and Security Agreement, dated as May 4, 2016 (as amended and restated as of June 9, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Borrowers, CPQ, the other Grantors (as defined therein) and the Administrative Agent for the Secured Parties under and as defined in the ABL Credit Agreement.

The Lenders (as defined in the ABL Credit Agreement) have extended credit to the Borrowers subject to the terms and conditions set forth in the ABL Credit Agreement. Consistent with the requirements set forth in Sections 4.01 and 5.12 of the ABL Credit Agreement and Section 4.03(c) of the Security Agreement, the parties hereto agree as follows:

[5]	To be used after a Joinder by a new Restricted Subsidiary Grantor.

C-1

SECTION 1. Terms. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Administrative Agent, its successors and permitted assigns, on behalf of and for the benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in, to and under all of the following assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of [such][the] Grantor, and regardless of where located (collectively, the “Trademark Collateral”):

(a) all trademarks (including service marks), common law marks, trade names, trade dress, domain names and logos, slogans and other indicia of origin under the laws of any jurisdiction in the world, and the registrations and applications for registration thereof (including but not limited to the registrations and applications listed on Schedule I hereto); and the goodwill of the business connected with the use of and symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims and payments for past, present and future infringements or dilutions thereof; (d) all rights to sue for past, present, and future infringements or dilutions of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing. Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include (i) any foreign IP Rights and any intent-to-use Trademark application prior to the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, only to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark application or any registration issuing therefrom under applicable law, or (ii) any other Excluded Assets.

SECTION 3. Security Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Trademark Security Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Governing Law. This Trademark Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Signature Pages Follow]

C-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Trademark Security Agreement as of the day and year first above written.

[•]
By:
Name:	[•]
Title:	[•]

[Signature Page to ABL Trademark Copyright Security Agreement]

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page to ABL Trademark Security Agreement]

SCHEDULE I

TRADEMARKS

REGISTERED OWNER	REGISTRATION NUMBER	REGISTRATION DATE	TRADEMARK

TRADEMARK APPLICATIONS

APPLICANT	APPLICATION NO.	FILING DATE	TRADEMARK

ANNEX A TO ABL TRADEMARK SECURITY AGREEMENT

FORM OF ABL TRADEMARK SECURITY AGREEMENT SUPPLEMENT

ABL TRADEMARK SECURITY AGREEMENT SUPPLEMENT dated as of [•], 20[•] (this “Trademark Security Agreement Supplement”), by and [between][among] [•], a [•] ([each, a][the] “Grantor”) and Citibank, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”) for the Secured Parties (as defined in the ABL Credit Agreement).

Reference is made to that certain ABL Credit Agreement, dated as of May 4, 2016 (as amended and restated by the First Amendment Agreement dated as of March 20, 2020, as amended by the Second Amendment Agreement dated as of December 22, 2020, as amended and restated by the Third Amendment Agreement dated as of June 9, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among PQ Corporation, a Pennsylvania corporation (“PQ”) as the US Borrower prior to the Restatement Effective Date, Ecovyst Catalyst Technologies LLC, a Delaware limited liability company (“Ecovyst”) as the US Borrower upon the Restatement Effective Date, the Canadian Borrowers, the European Borrowers, CPQ Midco I Corporation, a Delaware corporation (“CPQ”), as Holdings prior to the consummation of the Holdings Assignment, the Lenders from time to time party thereto and the Administrative Agent.

Reference is also made[ to that certain Joinder No. [•] dated as of [•], 20[•], by [and among ][•] [and [•] ]and acknowledged and agreed by the Administrative Agent,]6 to that certain ABL Pledge and Security Agreement, dated as May 4, 2016 (as amended and restated as of June 9, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Borrowers, CPQ, the other Grantors (as defined therein) and the Administrative Agent for the Secured Parties under and as defined in the ABL Credit Agreement.

Reference is also made to that certain ABL Trademark Security Agreement, dated as of [•], 20[•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Trademark Security Agreement”) by and [between][among] the Grantor[s] thereto and the Administrative Agent for the Secured Parties.

[6]	To be used after a Joinder by a new Restricted Subsidiary Grantor.

Annex A-1

The Lenders (as defined in the ABL Credit Agreement) have extended credit to the Borrowers subject to the terms and conditions set forth in the ABL Credit Agreement. Under the terms of the Security Agreement, [each][the] Grantor has granted to the Administrative Agent for the benefit of the Secured Parties a security interest in the Additional Trademark Collateral (as defined below) and has agreed, consistent with the requirements of Section 4.03(c) of the Security Agreement, to execute this Trademark Security Agreement Supplement. Now, therefore, the parties hereto agree as follows

SECTION 1. Terms. Capitalized terms used in this Trademark Security Agreement Supplement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2. Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Administrative Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all of its right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by or arising in favor of the [such][the] Grantor and regardless of where located (collectively, the “Additional Trademark Collateral”):

(a) all trademarks (including service marks), common law marks, trade names, trade dress, domain names and logos, slogans and other indicia of origin under the laws of any jurisdiction in the world, and the registrations and applications for registration thereof (including but not limited to the registrations and applications listed on Schedule I hereto); and the goodwill of the business connected with the use of and symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims and payments for past, present and future infringements or dilutions thereof; (d) all rights to sue for past, present, and future infringements or dilutions of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing. Notwithstanding anything herein to the contrary, in no event shall the Additional Trademark Collateral include (i) any foreign IP Rights and any intent-to-use Trademark application prior to the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, only to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark application or any registration issuing therefrom under applicable law, or (ii) any other Excluded Assets.

Annex A-2

SECTION 3. Security Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Additional Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Trademark Security Agreement Supplement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Governing Law. This Trademark Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5. Counterparts. This Trademark Security Agreement Supplement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Signature Pages Follow]

Annex A-3

IN WITNESS WHEREOF, the parties hereto have duly executed this Trademark Security Agreement Supplement as of the day and year first above written.

[•]
By:
Name:	[•]
Title:	[•]

[Signature Page to ABL Trademark Security Agreement Supplement]

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page to ABL Trademark Security Agreement Supplement]

SCHEDULE I

TRADEMARKS

REGISTERED OWNER	REGISTRATION NUMBER	REGISTRATION DATE	TRADEMARK

TRADEMARK APPLICATIONS

APPLICANT	APPLICATION NO.	FILING DATE	TRADEMARK

EXHIBIT D

FORM OF ABL SECURITY AGREEMENT JOINDER

JOINDER NO. [•] dated as of [•] (this “Joinder”), to the ABL Pledge and Security Agreement, dated as May 4, 2016 (as amended and restated as of June 9, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among PQ Corporation, a Pennsylvania corporation (“PQ”) as the US Borrower prior to consummation of the Performance Chemicals Sale, Ecovyst Catalyst Technologies LLC, a Delaware limited liability company (“Ecovyst”) as the US Borrower on and after consummation of the Performance Chemicals Sale, the Canadian Borrowers, the European Borrowers (and together with the Canadian Borrowers and the US Borrower, the “Borrowers”), CPQ Midco I Corporation, a Delaware corporation (“CPQ”), as Holdings prior to the consummation of the Holdings Assignment, the other Grantors (as defined below) from time to time party hereto and Citibank, N.A. (“Citibank”), in its capacity as administrative agent and collateral agent (together with its successors and permitted assigns, in such capacities, the “Administrative Agent”) for the Secured Parties.

A. Reference is made to that certain ABL Credit Agreement, dated as of May 4, 2016 (as amended and restated by the First Amendment Agreement dated as of March 20, 2020, as amended by the Second Amendment Agreement dated as of December 22, 2020, as amended and restated by the Third Amendment Agreement dated as of June 9, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among PQ as the US Borrower prior to the Restatement Effective Date, Ecovyst as the US Borrower upon the Restatement Effective Date, the Canadian Borrowers, the European Borrowers, CPQ, as Holdings prior to the consummation of the Holdings Assignment, the Lenders from time to time party thereto and the Administrative Agent.

B. ~~C.~~ Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the ABL Credit Agreement or the Security Agreement, as applicable.

C. ~~D.~~ [The ~~Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans.~~][Each] undersigned Restricted Subsidiary ([each a][the] “New Subsidiary”) is executing this Joinder in accordance with Section 7.10 of the Security Agreement and Section 5.12 of the ABL Credit Agreement ~~provide~~, each of which require that each additional Domestic ~~Subsidiaries~~Subsidiary of the US Borrower ~~may become Subsidiary Parties~~becomes a Grantor under the Security Agreement by executing and delivering an instrument in the form of this ~~Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Party under the Security Agreement~~Joinder in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Administrative Agent and [each][the] New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.10 of the Security Agreement, [the][each] New Subsidiary by its signature below becomes a ~~Subsidiary Party and a~~ Grantor under the Security Agreement with the same force and effect as if originally named therein as a ~~Subsidiary Party~~Grantor, and [the][each] New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a ~~Subsidiary Party and~~ Grantor thereunder and (b) represents and warrants as of the date hereof that the applicable representations and warranties made by it as a Grantor thereunder on the date hereof that are qualified as to materiality are true and correct in all respects on and as of the date hereof and those that are not so qualified are true and correct in all material respects on and as of the date hereof; it being understood and agreed that any representation or warranty that expressly relates to an earlier date shall be deemed to refer to the date hereof. In furtherance of the foregoing, [the][each] New Subsidiary, as security for the payment and performance in full of the Secured Obligations, ~~does~~ hereby ~~create and grant to the~~pledges, collaterally assigns, mortgages, transfers and grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, their successors and permitted assigns, a security interest in and Lien on all of [the][each] New Subsidiary’s right, title and interest in and to the Collateral of [the][each] New Subsidiary~~. Each~~ to the extent provided in Section 2.01 of the Security Agreement. Upon the effectiveness of this Joinder, each reference to a “Grantor” and “Subsidiary ~~Party~~Guarantor” in the Security Agreement shall be deemed to include [the][each] New Subsidiary. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. [The][Each] New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this ~~Supplement~~Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Legal Reservations.

SECTION 3. This ~~Supplement~~Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This ~~Supplement~~Joinder shall become effective when the Administrative Agent shall have received a counterpart of this ~~Supplement~~Joinder that bears the signature of [the][each] New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this ~~Supplement~~Joinder by facsimile transmission or by email as a “.pdf” or “.~~tif~~tiff” attachment shall be as effective as delivery of a manually signed counterpart of this ~~Supplement~~Joinder.

SECTION 4. Attached hereto is a duly prepared, completed and executed Perfection Certificate with respect to [the][each] New Subsidiary, and [the][each] New Subsidiary hereby represents and warrants that the information set forth therein is correct and complete in all material respects as of the date hereof.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. ~~THIS SUPPLEMENT~~THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this ~~Supplement~~Joinder is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 8.01 of the Security Agreement.

SECTION 9. [The][Each] New Subsidiary agrees to reimburse the Administrative Agent for its expenses in connection with this ~~Supplement~~Joinder, including the fees, other charges and disbursements of counsel in accordance with Section 9.03(a) of the ABL Credit Agreement.

SECTION 10. This ~~Supplement~~Joinder shall constitute a Loan Document, under and as defined in, the ABL Credit Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, [the][each] New Subsidiary has ~~dully~~duly executed this ~~Supplement~~Joinder to the Security Agreement, and the Administrative Agent, for the benefit of the Secured Parties, has caused the same to be accepted, as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

[Signature Page to ABL Security Agreement Joinder]

~~Acknowledged and accepted~~ACKNOWLEDGED AND ACCEPTED:

CITIBANK, N.A., as Administrative Agent

By:

~~By:~~
Name:
Title:

~~By:~~
~~Name:~~
~~Title:~~

[Signature Page to ABL Security Agreement Joinder]

EXHIBIT D

Amended Credit Agreement

[See Attached]

EXECUTION VERSION

SECOND AMENDED AND RESTATED

ABL CREDIT AGREEMENT

Dated as of May 4, 2016

as amended and restated as of March 20, 2020

as amended as of December 22, 2020

as amended and restated as of June 9, 2021

among

~~PQ CORPORATION~~ECOVYST CATALYST TECHNOLOGIES LLC,

as the US Borrower~~,~~

~~THE CANADIAN BORROWERS PARTY HERETO,~~

THE EUROPEAN BORROWERS PARTY HERETO,

~~CPQ~~ ECOVYST MIDCO ~~I CORPORATION~~II INC.,

as Holdings,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

CITIBANK, N.A.,

as Administrative Agent, Swingline Lender and Issuing Bank,

and

CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE ~~SECURITIES (USA)~~LOAN FUNDING LLC,

~~JPMORGAN CHASE~~ BANK OF AMERICA, N.A., ~~MORGAN STANLEY SENIOR FUNDING,~~DEUTSCHE BANK SECURITIES INC.,

~~DEUTSCHE BANK SECURITIES INC.,~~ GOLDMAN SACHS ~~LENDING PARTNERS LLC, JEFFERIES FINANCE LLC and~~BANK USA, KEYBANC CAPITAL MARKETS INC.,

and TRUIST SECURITIES, INC.,

as Joint Lead Arrangers

and Joint Bookrunners

~~PAGE~~

TABLE OF CONTENTS

Page
ARTICLE 1 DEFINITIONS		3

Section 1.01	Defined Terms	3
Section 1.02	Classification of Revolving Loans and Borrowings	~~75~~97
Section 1.03	Terms Generally	~~75~~97
Section 1.04	Accounting Terms; GAAP	~~76~~99

~~Section 1.05~~	~~Quebec Terms~~	~~77~~

Section ~~1.06~~1.05	Effectuation of Transactions	~~77~~101
Section ~~1.07~~1.06	Timing of Payment of Performance	~~77~~101
Section ~~1.08~~1.07	Times of Day	~~77~~101
Section ~~1.09~~1.08	Currency Generally~~; Exchange Rate 77~~	101
Section ~~1.10~~1.09	Cashless Rollovers	~~78~~102
Section ~~1.11~~1.10	Certain Calculations and Tests	~~79~~103
Section ~~1.12~~1.11	Rounding	~~80~~107
Section ~~1.13~~1.12	Alternate Currencies	~~80~~107
Section ~~1.14~~1.13	Divisions	~~81~~108
Section 1.14	Rate; LIBOR Notification	108

ARTICLE 2 THE CREDITS		~~81~~109

Section 2.01	Commitments	~~81~~109
Section 2.02	Loans and Borrowings	~~83~~111
Section 2.03	Requests for Borrowings	~~84~~112
Section 2.04	Overadvances	~~85~~115
Section 2.05	Letters of Credit	~~86~~116
Section 2.06	Protective Advances	~~92~~122
Section 2.07	Funding of Borrowings	~~93~~123
Section 2.08	Type; Interest Elections	~~94~~124
Section 2.09	Termination and Reduction of Commitments	~~95~~125
Section 2.10	Repayment of Revolving Loans; Evidence of Debt	~~96~~126
Section 2.11	Prepayment of Revolving Loans	~~97~~127
Section 2.12	Fees	~~99~~129
Section 2.13	Interest	~~100~~130
Section 2.14	Alternate Rate of Interest ~~101~~; Effect of Benchmark Transition Event	131
Section 2.15	Increased Costs	~~102~~134
Section 2.16	Break Funding Payments	~~103~~135
Section 2.17	Taxes	~~104~~136

-i-

~~PAGE~~

Section 2.18	Payments Generally; Allocation of Proceeds; Sharing of Payments	~~111~~143
Section 2.19	Mitigation Obligations; Replacement of Lenders	~~115~~147
Section 2.20	Illegality	~~116~~148
Section 2.21	Defaulting Lenders	~~117~~150
Section 2.22	Incremental Facilities	~~119~~152
Section 2.23	Extensions of Revolving Loans and Commitments	~~121~~154
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		~~123~~156

Section 3.01	Organization; Powers	~~124~~156
Section 3.02	Authorization; Enforceability	~~124~~157
Section 3.03	Governmental Approvals; No Conflicts	~~124~~157
Section 3.04	Financial Condition; No Material Adverse Effect	~~124~~157
Section 3.05	Properties	~~124~~157
Section 3.06	Litigation and Environmental Matters	~~125~~158
Section 3.07	Compliance with Laws	~~125~~158
Section 3.08	Investment Company Status	~~125~~159
Section 3.09	Taxes	~~126~~159
Section 3.10	ERISA	~~126~~159
Section 3.11	Disclosure	~~126~~159
Section 3.12	Solvency	~~126~~160
Section 3.13	Capitalization and Subsidiaries	~~127~~160
Section 3.14	Security Interest in Collateral	~~127~~160
Section 3.15	Labor Disputes	~~127~~161
Section 3.16	Federal Reserve Regulations	~~127~~161
Section 3.17	Economic and Trade Sanctions and Anti-Corruption Laws	~~127~~161
Section 3.18	Borrowing Base Certificates	~~128~~162
Section 3.19	Deposit Accounts and Securities Accounts	~~128~~162
Section 3.20	UK Pensions	~~128~~162
~~Section 3.21~~	~~Centre of Main Interests and Establishments~~	~~128~~
ARTICLE 4 CONDITIONS		~~128~~162

Section 4.01	Closing Date	~~128~~162
Section 4.02	Each Credit Extension	~~131~~165
ARTICLE 5 AFFIRMATIVE COVENANTS		~~132~~166

Section 5.01	Financial Statements and Other Reports	~~132~~166
Section 5.02	Existence	~~135~~171
Section 5.03	Payment of Taxes	~~135~~171
Section 5.04	Maintenance of Properties	~~136~~171
Section 5.05	Insurance	~~136~~172
Section 5.06	Inspections	~~136~~172

-ii-

~~PAGE~~

Section 5.07	Maintenance of Books and Records	~~137~~173
Section 5.08	Compliance with Laws	~~137~~173
Section 5.09	Compliance with Environmental Laws	~~137~~174
Section 5.10	Designation of Subsidiaries	~~138~~175
Section 5.11	Use of Proceeds	~~139~~176
Section 5.12	Covenant to Guarantee Obligations and Give Security	~~139~~176
Section 5.13	[Reserved]	~~140~~178
Section 5.14	~~Post-Closing Matters 140~~[Reserved]	179
Section 5.15	Further Assurances	~~141~~179
Section 5.16	Cash Management	~~141~~179
Section 5.17	Centre of Main Interest	~~144~~182
Section 5.18	UK Pensions	~~144~~182
ARTICLE 6 NEGATIVE COVENANTS		~~144~~182

Section 6.01	Indebtedness	~~144~~183
Section 6.02	Liens	~~150~~189
Section 6.03	No Further Negative Pledges	~~153~~194
Section 6.04	Restricted Payments; Certain Payments of Indebtedness	~~154~~195
Section 6.05	Restrictions on Subsidiary Distributions	~~159~~201
Section 6.06	Investments	~~160~~203
Section 6.07	Fundamental Changes; Disposition of Assets	~~164~~206
Section 6.08	~~Sale and Lease-Back Transactions 168~~[Reserved]	212
Section 6.09	Transactions with Affiliates	~~168~~212
Section 6.10	Conduct of Business	~~170~~213
Section 6.11	~~Amendments or Waivers of Organizational Documents 170~~[Reserved].	214
Section 6.12	Amendments of or Waivers with Respect to Restricted Debt	~~170~~214
Section 6.13	Fiscal Year	~~170~~214
Section 6.14	Permitted Activities of Holdings	214
Section 6.15	Financial Covenant	~~172~~216
ARTICLE 7 EVENTS OF DEFAULT		~~173~~217
Section 7.01	Events of Default	~~173~~217
ARTICLE 8 THE ADMINISTRATIVE AGENT		~~176~~221

Section 8.01	The Administrative Agent	~~176~~221
Section 8.02	Parallel Debt	~~184~~2335
Section 8.03	Erroneous Payments.	233
ARTICLE 9 MISCELLANEOUS		~~185~~236

Section 9.01	Notices	~~185~~236
Section 9.02	Waivers; Amendments	~~188~~240
Section 9.03	Expenses; Indemnity	~~191~~244

-iii-

~~PAGE~~

Section 9.04	Waiver of Claim	~~192~~245
Section 9.05	Successors and Assigns	~~193~~246
Section 9.06	Survival	~~198~~252
Section 9.07	Counterparts; Integration; Effectiveness	~~198~~252
Section 9.08	Severability	~~199~~254
Section 9.09	Right of Setoff	~~199~~254
Section 9.10	Governing Law; Jurisdiction; Consent to Service of Process	~~199~~255
Section 9.11	Waiver of Jury Trial	~~200~~256
Section 9.12	Headings	~~200~~256
Section 9.13	Confidentiality	~~200~~256
Section 9.14	No Fiduciary Duty	~~201~~258
Section 9.15	Several Obligations	~~202~~258
Section 9.16	USA PATRIOT Act	~~202~~258
~~Section 9.17~~	~~Anti-Money Laundering~~	~~202~~
Section ~~9.18~~9.17	Disclosure	~~203~~259
Section ~~9.19~~9.18	Appointment for Perfection	~~203~~259
Section ~~9.20~~9.19	Interest Rate Limitation	~~203~~260
Section 9.20	Intercreditor Agreement	260
Section 9.21	Conflicts	262
Section 9.22	Release of Guarantors	262
Section ~~9.21~~9.23	Acknowledgement and Consent of Bail-In of Affected Financial Institutions	~~204~~263
~~Section 9.22~~	~~Conflicts~~	~~204~~
~~Section 9.23~~	~~Release of Guarantors~~	~~204~~
Section 9.24	Judgment Currency	~~205~~263
Section 9.25	Representation Dutch Loan Party	~~205~~264
Section 9.26	Certain ERISA Matters	~~205~~264
Section 9.27	Amendment and Restatement	~~207~~266
Section 9.28	Acknowledgement Regarding Any Supported QFCs	~~207~~266

-iv-

~~PAGE~~

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	[Reserved]
Schedule 1.01(c)	–	Specified Lease Transactions
Schedule 1.01(d)	–	Existing Letters of Credit
Schedule 3.05	–	Fee Owned Real Estate Assets
Schedule 3.13	–	Subsidiaries
Schedule 3.19	–	Deposit Accounts and Securities Accounts
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.06	–	Existing Investments
Schedule 9.01	–	Borrower’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Borrowing Request
Exhibit B-2	–	Form of Letter of Credit Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	Form of Perfection Certificate
Exhibit F	–	Form of Perfection Certificate Supplement
Exhibit G	–	Form of Promissory Note
Exhibit H-1	–	~~Form of Trademark Security Agreement~~[Reserved]
Exhibit H-2	–	~~Form of Patent Security Agreement~~[Reserved]
Exhibit H-3	–	~~Form of Copyright Security Agreement~~[Reserved]
Exhibit I	–	Form of US Loan Guaranty Agreement
Exhibit J	–	Form of US Security Agreement
Exhibit K-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L	–	Form of Solvency Certificate
Exhibit M	–	~~Form of Global Intercompany Note~~[Reserved]
Exhibit N	–	Form of US~~, Canadian~~ and European Borrowing Base Certificate,
Exhibit O	–	Form of Hedge Agreement Designation Notice

-v-

ABL CREDIT AGREEMENT

ABL CREDIT AGREEMENT, dated as of May 4, 2016, as amended and restated by the First Amendment Agreement dated as of March 20, 2020, as amended by the Second Amendment Agreement dated as of December 22, 2020 and as amended and restated as of ~~March  20~~June 9, ~~2020~~2021 (this “Agreement”), by and among ~~PQ Corporation, a Pennsylvania corporation (~~Ecovyst Catalyst Technologies LLC, a Delaware limited liability company (“Ecovyst” or the “US Borrower”), ~~CPQ~~Ecovyst Midco ~~I Corporation~~II Inc., a Delaware corporation (“Midco” or “Holdings”), ~~the Canadian Borrowers from time to time party hereto,~~ the European Borrowers from time to time party hereto (together with the US Borrower ~~and the Canadian Borrowers~~, the “Borrowers”), the Lenders from time to time party hereto and Citibank, N.A. (“Citi”), in its capacities as administrative agent and collateral agent for the Lenders (the “Administrative Agent”); with Citigroup Global Markets Inc., Credit Suisse ~~Securities (USA)~~Loan Funding LLC, ~~JPMorgan Chase~~ Bank of America, N.A., ~~Morgan Stanley Senior Funding, Inc.,~~ Deutsche Bank Securities Inc., Goldman Sachs ~~Lending Partners LLC, Jefferies Finance LLC and KeyBanc~~Bank USA, Keybanc Capital Markets Inc. and Truist Securities, Inc., as joint lead arrangers and joint bookrunners (in such capacities, collectively, the “Arrangers”).

RECITALS

A. The Borrowers, Holdings, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent, are party to that certain ABL Credit Agreement, dated as of May 4, 2016 (the “Original Credit Agreement”), pursuant to which the Lenders made certain loans and other extensions of credit to the Borrowers.

B. On the First Amendment Effective Date, the Original Credit Agreement was amended and restated to (i) reduce the Applicable Margin with respect to the Commitments, (ii) extend the Maturity Date of the Commitments, (iii) increase the aggregate amount of Commitments to $250,000,000 and (iv) make certain other changes as reflected in this Agreement (the Original Credit Agreement as so amended and restated and as further amended immediately prior to the Restatement Effective Date, the “First Restated Credit Agreement”).

~~B. On the Closing Date, in connection with the Transactions (as defined in the Original Credit Agreement), (i) the Lenders extended Commitments to the Borrowers in an aggregate principal amount of $200,000,000, (ii) the US Borrower (a) issued the 2022 Senior Secured Notes (as hereinafter defined) in an aggregate principal amount equal to $625,000,000 under the 2022 Senior Secured Note Documents (as hereinafter defined), (b) issued the 2022 Senior Unsecured Notes (as defined in the Original Credit Agreement) in an aggregate principal amount equal to $525,000,000 under the 2022 Senior Unsecured Note Documents (as defined in the Original Credit Agreement), and (c) the Borrower entered into the Term Loan Credit Agreement (as hereinafter defined) consisting of (a) a Dollar tranche of Tranche B-1 Term Loans (as defined in the Term Loan Credit Agreement) in an aggregate principal amount of $900,000,000 and (b) a Euro tranche of Tranche B-2 Term Loans (as defined in the Term Loan Credit Agreement) in an aggregate principal amount of €265,000,000, in each case the proceeds of which were used to finance a portion of the Refinancing and the other Transactions (as defined in the Original Credit Agreement).~~

~~C. On the Closing Date, pursuant to the terms of the Reorganization Agreement, the US Borrower and the other parties thereto consummated a series of steps to reorganize and combine the businesses of the US Borrower and certain of its affiliates and Eco Services Operations LLC, a Delaware limited liability company (“Eco Services”) and certain of its affiliates, and in connection therewith (i) Eco Services Intermediate Holdings LLC, a Delaware limited liability company and direct parent of Eco Services, merged with and into PQ Holdings Inc., pursuant to which PQ Holdings Inc. continued as the surviving corporation (the “First PQ/Eco Merger”), (ii) immediately following the First PQ/Eco Merger, PQ Holdings Inc. contributed and assigned to Holdings, and Holdings accepted such contribution and assignment of, PQ Holdings Inc.’s membership interests in Eco Services (the “PQ Holdings Contribution”), (iii) immediately following the PQ Holdings Contribution, Eco Services merged with and into the US Borrower, pursuant to which the US Borrower continued as the surviving corporation (the “Second PQ/Eco Merger”), and (iv) following the Second PQ/Eco Merger, the US Borrower contributed and assigned to Eco Services Operations Corp., a Delaware corporation, and Eco Services Operations Corp. assumed, all of the assets and liabilities of the US Borrower that were formerly assets or liabilities of Eco Services prior to the Second PQ/Eco Merger (the “Eco Contribution”).~~

~~D~~C. On the ~~First Amendment~~Restatement Effective Date, the ~~Original~~First Restated Credit Agreement was amended and restated to (i) reduce the ~~Applicable Margin with respect to the~~aggregate Commitments, (ii) permit certain dispositions and internal restructuring transactions, (iii) extend the Maturity Date of the Commitments~~, (iii) increase the aggregate amount of Commitments to $250,000,000~~ and (iv) make certain other changes as reflected in this Agreement.

~~E~~D. This Agreement restates, supersedes and replaces the ~~Original~~First Restated Credit Agreement in its entirety. The parties hereto agree that, after giving effect to the transactions contemplated by the ~~First~~Third Amendment, (i) the Obligations of the ~~Borrower~~Borrowers and the other Loan Parties outstanding under the ~~Original~~First Restated Credit Agreement and the other Loan Documents as of the ~~First Amendment~~Restatement Effective Date shall remain outstanding and constitute continuing Obligations (and this Agreement shall not be deemed to evidence or result in a substitution, novation or repayment and reborrowing of such Obligations) and (ii) the extensions of credit under the ~~Original~~First Restated Credit Agreement shall be subject to the terms and conditions set forth herein.

~~F~~E. The Lead Borrower ~~Representative~~ has requested the Swingline Lender to extend credit in the form of Swingline Loans at any time and from time to time after the ~~First Amendment~~Restatement Effective Date and prior to the Swingline Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $20,000,000.

~~G~~F. The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Collateral” means “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“ABL Facility” means the Revolving Facility and any Refinancing Indebtedness that refinances or replaces any part of the loans, notes, guarantees, other credit facilities or commitments thereunder.

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement dated as of the Closing Date, by and among (i) the Administrative Agent, (ii) after giving effect to the ABL Intercreditor Agreement Joinder, the Term Loan Administrative Agent~~, Wells Fargo Bank, National Association, as trustee under the 2022 Senior Secured Note Indenture and~~ and (iii) the other parties thereto from time to time and acknowledged by the US Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ABL Intercreditor Agreement Joinder” means the joinder agreement to the ABL Intercreditor Agreement, dated as of the Restatement Effective Date, by and among the Term Loan Administrative Agent, the Administrative Agent and the other parties party thereto, and acknowledged by the US Borrower.

“ABR”, when used in reference to any Revolving Loan or Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“ABR Revolving Loan” means a Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means the ABL Intercreditor ~~Agreements~~Agreement, a Market Intercreditor Agreement or another intercreditor agreement that is reasonably satisfactory to the Lead Borrower and the Administrative Agent.

“Account” has the meaning assigned to such term in the UCC ~~(and/or, with respect to any Accounts of any Canadian Loan Party, as defined in the PPSA)~~, including all rights to payment for Inventory, merchandise and goods sold or leased, or for services rendered.

“Account Debtor” means any Person obligated on an Account.

“ACH” means automated clearing house transfers.

~~“Acquired Canadian Eligible Accounts” has the meaning assigned to such term in the definition of “Canadian Borrowing Base”.~~

~~“Acquired Canadian Eligible Inventory” has the meaning assigned to such term in the definition of “Canadian Borrowing Base”.~~

“Acquired European Eligible Accounts” has the meaning assigned to such term in the definition of “European Borrowing Base”.

“Acquired European Eligible Inventory” has the meaning assigned to such term in the definition of “European Borrowing Base”.

“Acquired US Eligible Accounts” has the meaning assigned to such term in the definition of “US Borrowing Base”.

“Acquired US Eligible Inventory” has the meaning assigned to such term in the definition of “US Borrowing Base”.

“Additional Agreement” has the meaning assigned to such term in ~~Article 8~~Section 8.01.

“Additional Revolving Commitments” means any revolving credit commitment added pursuant to Section 2.22 or 2.23.

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate outstanding amount at such time of such Lender’s LC Exposure and participation interest in Protective Advances and Overadvances, in each case, attributable to its Additional Revolving Commitments.

“Additional Revolving Facility” means any revolving credit facility added pursuant to Section 2.22 or 2.23.

“Additional Revolving Lender” has the meaning assigned to such term in Section 2.22(b).

“Additional Revolving Loans” means any Revolving Loan made hereunder pursuant to any Additional Revolving Commitments.

“Adjustment Date” means the first day of January, April, July and October of each Fiscal Year.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Agent Account” has the meaning assigned to such term in Section 5.16(b).

“Administrative Questionnaire” means a customary administrative questionnaire in the form provided by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, the ~~Borrowers~~Lead Borrower or any of their respective Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of Holdings, the ~~Borrowers~~Lead Borrower or any of their respective Restricted Subsidiaries, threatened in writing, against or affecting Holdings, the ~~Borrowers~~Lead Borrower or any of their respective Restricted Subsidiaries or any property of Holdings, the ~~Borrowers~~Lead Borrower or any of their respective Restricted Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate”of Holdings or any subsidiary thereof solely because it is an unrelated portfolio company of the Sponsor and none of the Administrative Agent, ~~the~~any Arrangers, any Lender (other than any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof. ~~For purposes of the Loan Documents, Jefferies Finance LLC and its Affiliates shall be deemed to be “Affiliates” of Jefferies LLC and its Affiliates.~~

“Aggregate Commitments” means, at any time, the sum of all Commitments at such time. As of the ~~First Amendment~~Restatement Effective Date, the amount of Aggregate Commitments is $~~250,000,000~~100,000,000.

“Agreement” has the meaning assigned to such term in the preamble to this ~~ABL Credit~~ Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Published LIBO Rate (which rate shall be calculated based upon an Interest Period of one (1) month and shall be determined on a daily basis) plus 1.00%; provided that for the purpose of this clause (b), the Published LIBO Rate for any day shall be based on the rate determined on such ~~day~~date at approximately 11 a.m. (London time) by reference to ICE LIBOR as published by Bloomberg (or another commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time), (c) the Prime Rate and (d) 0.00% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Published LIBO Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Published LIBO Rate, as the case may be.

“Alternate Currency” means any currency other than ~~Dollars, Canadian~~ Dollars, Euros and Sterling, approved by the Lenders in accordance with Section 1.12.

“Applicable Administrative Agent” means (i) with respect to ABL Collateral, the Administrative Agent, (ii) with respect to Term Loan Collateral, the Term Loan Administrative Agent (or other analogous term in another Acceptable Intercreditor Agreement, as applicable) or (iii) if at any time there is no Intercreditor Agreement or other intercreditor agreement described in the definition of “Acceptable Intercreditor Agreement” then in effect, the Administrative Agent.

“Applicable Percentage” means, with respect to any Lender for any Class, the percentage ~~of the Aggregate Commitments for such Class represented by~~equal to a fraction (i) the numerator of which is such Lender’s Commitment for such Class and (ii) the denominator of which is the Aggregate Commitments of all Lenders for such Class; provided that for purposes of Section 2.21 and otherwise herein, when there is a Defaulting Lender, any such Defaulting Lender’s Commitment shall be disregarded in the relevant calculations. In the event the Aggregate Commitments for any Class shall have expired or been terminated, the Applicable Percentages of any Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of the applicable Lenders of such Class, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day,

(a) with respect to Initial Revolving Loans, any Swingline Loan, any Overadvance or any Protective Advance, the rate per annum applicable to the relevant Class of Revolving Loans set forth below, based upon the Average Availability as of the last day of the most recently ended Test Period; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Average Availability	ABR Revolving ~~Loans and Canadian Prime Rate Revolving~~ Loans	LIBO Revolving ~~Loans and CDOR Revolving~~ Loans
Category 1
> 66.7%	0.25%	1.25%
Category 2
< 66.7% but > 33.3%	0.50%	1.50%
Category 3
< 33.3%	0.75%	1.75%

(b) with respect to any Additional Revolving Loan of any Class, the rate or rates per annum specified in the applicable Incremental Facility, or Extension Amendment.

The Applicable Rate pursuant to clause (a) shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Availability in accordance with the table above; provided that if a Borrowing Base Certificate is not delivered when required pursuant to Section 5.01(l), the “Applicable Rate” shall be the rate per annum set forth above in Category 3 until such Borrowing Base Certificate is delivered in compliance with Section 5.01(l).

“Approved Appraiser” means Hilco Valuation Services, LLC or any other appraiser or consultant approved in writing by the Lead Borrower (such approval not to be unreasonably withheld) so long as an Event of Default does not exist or is continuing, in which case the Lead Borrower’s consultation (but not approval) shall be required with respect to the appointment of an “Approved Appraiser”.

“Arrangers” has the meaning assigned to such term in the preamble to this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form approved by the Administrative Agent and the Lead Borrower.

“Availability” means as of any applicable date, the amount by which the Line Cap exceeds the Total Revolving Credit Exposure, in each case at such time.

“Availability Reserve” means without duplication, (a) the Rent and Charges Reserve; (b) the Hedge Product Reserve, (c) the Banking Services Reserve; provided that reserves of the type described in this clause (c) shall be instituted only after consultation with the Lead Borrower; (d) the Retention of Title Reserve; (e) the Priority Payable Reserve; (f) the ~~GST, HST,~~ VAT Tax Reserve; (g) the Enterprise Act Reserve; (h) such additional reserves not otherwise addressed in clauses (a) through (g) above, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to establish or modify from time to time.

Notwithstanding anything to the contrary in this Agreement, (i) such Availability Reserves shall not be established or changed except upon not less than five (5) Business Days’ (or such shorter period as may be agreed by the Lead Borrower) prior written notice to the Lead Borrower, which notice shall include a reasonably detailed description of such applicable Availability Reserve being established (during which period (a) the Administrative Agent shall, if requested, discuss any such Availability Reserve or change with the Lead Borrower and (b) the Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Availability Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent), (ii) the amount of any Availability Reserve established by the Administrative Agent, and any change in the amount of any Availability Reserve, shall be limited to such Availability Reserve or changes as the Administrative Agent determines in its Permitted Discretion to be necessary (a) to reflect items that could reasonably be expected to adversely affect the value of the applicable Eligible Accounts or Eligible Inventory or (b) to reflect items that could reasonably be expected to adversely affect the enforceability or priority of the Administrative Agent’s Liens on the applicable Collateral, and (iii) the amount of any Availability Reserve established by the Administrative Agent, and any change in the amount of any Availability Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Availability Reserve or such change; provided that (x) no Availability Reserves may be established after the Closing Date based on events, conditions or matters known to the Administrative Agent as of the Closing Date for which no Availability Reserve was imposed on the Closing Date or criteria included in the definitions of Eligible Accounts or Eligible Inventory, in each case, as in effect on the Closing Date, unless such events, conditions or matters have changed in any material adverse respect since the Closing Date, (y) in no event shall any Availability Reserve with respect to any component of the Borrowing Base duplicate any Availability Reserve or adjustment already accounted for in determining eligibility criteria (including collection and/or advance rates) and (z) no Availability Reserve shall be imposed on the first 5% of dilution of Accounts and thereafter no dilution Availability Reserve shall exceed 1% for each incremental whole percentage in dilution over 5% (it being agreed that partial percentage point reserves are permitted (e.g., a reserve for 0.1 percentage points where dilution is 5.1%). Notwithstanding clause (i) of the preceding sentence, changes to the Availability Reserves solely for purposes of correcting mathematical or clerical errors (and such other changes as are otherwise agreed to by the Lead Borrower) shall only be subject to a notice period of one (1) Business Day, it being understood that no Default or Event of Default shall be deemed to result therefrom, if applicable, for a period of five (5) Business Days.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets or property (as reasonably determined by the Borrowers, but excluding any Cure Amount) received by the Borrowers or any of their Restricted Subsidiaries after the Closing Date from:

(1) contributions in respect of Qualified Capital Stock (other than any amounts received from the Borrowers or any of its Restricted Subsidiaries), and

(2) the sale of Qualified Capital Stock of the Lead Borrower or any of its Restricted Subsidiaries (other than (x) to the Borrowers or any Restricted Subsidiary of the Borrowers, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)), in each case, designated as Available Excluded Contribution Amounts pursuant to a certificate of a Responsible Officer on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be.

“Average Availability” means, on the applicable Adjustment Date, the quotient, expressed as a percentage, obtained by dividing (a) the average daily Availability for the Fiscal Quarter immediately preceding such Adjustment Date by (b) the average daily Line Cap for such Fiscal Quarter. In determining “Average Availability”, the Borrowing Base as of any day shall be calculated by reference to the most recent Borrowing Base Certificates delivered to the Administrative Agent on or prior to such day pursuant to Section 5.01(l).

“Average Usage” means, on the applicable Adjustment Date, the quotient, expressed as a percentage, obtained by dividing (a) the average daily Outstanding Amount of the Total Revolving Credit Exposure for the Fiscal Quarter immediately preceding such Adjustment Date by (b) the average daily Aggregate Commitments (other than Commitments of Defaulting Lenders) for such Fiscal Quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means the UK bank levy as set out in Schedule 19 to the Finance Act 2011.

“Banking Services” means each and any of the following bank services provided to ~~any Loan Party~~Holdings, the Lead Borrower or any Restricted Subsidiary (a) under any arrangement that is in effect on the Restatement Effective Date between Holdings, the Lead Borrower or any Restricted Subsidiary and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or an Arranger as of the Restatement Effective Date, (b) under any arrangement that is entered into after the

Restatement Effective Date by Holdings, the Lead Borrower or any Restricted Subsidiary with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or an Arranger at the time such arrangement is entered into or (c) by any other Person that is designated by the Lead Borrower in writing to the Administrative Agent as a Banking Services counterparty and who is reasonably acceptable to the Administrative Agent: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of ~~any Loan Party~~Holdings, any Borrower or any Restricted Subsidiary, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services ~~(a) under any arrangement that is in effect on the Closing Date between any Loan Party and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger as of the Closing Date or (b) under any arrangement that is entered into after the Closing Date by any Loan Party with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such arrangement is entered into,~~, in each case, that has been designated to the Administrative Agent in writing by the Lead Borrower as being Banking Services Obligations for the purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its non-fiduciary agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 ~~and~~, Section 9.10, Section 9.11 and the ABL Intercreditor Agreement (and any other applicable Acceptable Intercreditor Agreement) as if it were a Lender.

“Banking Services Reserve” means the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of Secured Banking Services Obligations.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Benchmark” means (a) with respect to amounts denominated in U.S. Dollars, LIBOR, (b) with respect to amounts denominated in Sterling, SONIA and with respect to any amounts denominated in Euros, EURIBOR; provided that if a replacement of an initial or subsequent Benchmark has occurred pursuant to Section 2.14, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means the sum of (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Lead Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and (ii) the then-prevailing market convention, or an evolving market convention that the Administrative Agent and the Lead Borrower reasonably expect to become the prevailing market convention, for determining a rate of interest as a replacement to the then-current applicable Benchmark and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current applicable Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Lead Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current applicable Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and (ii) the then-prevailing market convention, or an evolving market convention that the Administrative Agent and the Lead Borrower reasonably expect to become the prevailing market convention, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current applicable Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities in the applicable currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent reasonably decides, and the Lead Borrower reasonably agrees, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current applicable Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current applicable Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of the applicable Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the applicable Benchmark, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the applicable Benchmark announcing that such Benchmark is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Lead Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to any then-current Benchmark and solely to the extent that such Benchmark has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder pursuant to Section 2.14.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

~~“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.~~

“Blocked Account Agreement” has the meaning assigned to such term in Section 5.16(a).

“Blocked Accounts” has the meaning assigned to such term in Section 5.16(a).

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

~~“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any Company Competitor or (b) any Affiliate of such competitor, but with respect to which no personnel involved with any investment in such Person (i) makes, has the right to make or participates with others in making any investment decisions with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrowers or their respective subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arrangers in accordance with clause (a)(i) of the definition of “Disqualified Institution” or any Affiliate of any such Person that is reasonably identifiable on the basis of such Affiliate’s name.~~

“Borrowers” means, collectively, the US Borrower~~, the Canadian Borrowers~~ and the European Borrowers.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrowing” means any (a) Revolving Loans of the same Type and Class made, converted or continued on the same date and, in the case of LIBO Rate Revolving Loans or ~~CDOR~~RFR Loans, as to which a single Interest Period is in effect, (b) Swingline Loan or (c) Protective Advance.

“Borrowing Base” means, at any time of calculation, the aggregate amount of the US Borrowing Base~~, the Canadian Borrowing Base~~ and the European Borrowing Base.

“Borrowing Base Certificates” means the US Borrowing Base Certificate~~, Canadian Borrowing Base Certificate~~ or European Borrowing Base Certificate, as applicable.

“Borrowing Request” means a request by any Borrower (or the Lead Borrower on its behalf) for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and such Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Lead Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York~~,~~ or London, England ~~or Toronto, Ontario~~ are authorized or required by law to remain closed; provided that (x) when used in connection with a LIBO Rate Revolving Loan or Letter of Credit denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar or Sterling deposits in the London interbank market~~,~~ or (y) when used in connection with a LIBO Rate Revolving Loan or Letter of Credit denominated in Euros, the term “Business Day” shall also exclude any TARGET2 Day ~~or (z) when used in connection with any CDOR Revolving Loan or Letter of Credit denominated in Canadian Dollars any funding, disbursement, settlement and/or payments in Canadian Dollars in respect of such CDOR Revolving Loan or Letter of Credit or any other dealing in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such CDOR Revolving Loan or Letter of Credit, means any such day that is also a day on which dealings are conducted by and between banks in the Toronto interbank market.~~.

~~“Canadian AML Laws” has the meaning assigned to such term in Section 9.17.~~

~~“Canadian Banking Services Obligations” means Banking Services Obligations of a Canadian Loan Party that are not “Banking Services Obligations” as defined in the Term Loan Agreement (or any equivalent term under the Term Facility).~~

~~“Canadian Borrower” means any Subsidiary of the US Borrower that is incorporated or organized under the laws of the Canada or any province or territory thereof and designated as a “Canadian Borrower” pursuant to a Canadian Borrower Joinder Agreement.~~

~~“Canadian Borrower Joinder Agreement” means a joinder agreement executed by the applicable Canadian Loan Party in form and substance reasonably satisfactory to the Administrative Agent (which shall include a condition that each Revolving Lender with an Initial Canadian Commitment has reasonably satisfied its requirements under applicable “know your customer” and anti-money laundering rules and regulations with respect to each applicable Canadian Loan Party) and there would be no material adverse legal, regulatory or licensing requirement imposed on or relating to such Revolving Lender in respect of such proposed Canadian Loan Party or any commitment or extension of credit hereunder relating thereto.~~

~~“Canadian Borrowing Base” means the sum, in Dollars, of the following as set forth in the most recently delivered Canadian Borrowing Base Certificate:~~

~~(a) 85% of the Canadian Loan Parties’ Eligible Accounts; plus~~

~~(b) the lesser of (i) 85% of the Net Orderly Liquidation Value or (ii) 70% of the book value of the Canadian Loan Parties’ Eligible Inventory (calculated at the lower of cost or market value); plus~~

~~(c) 100% of Qualified Cash of the Canadian Loan Parties; provided that the sum of all Qualified Cash of all Loan Parties included in the US Borrowing Base, the Canadian Borrowing Base and the European Borrowing Base may not exceed $25,000,000 in the aggregate; minus~~

~~(d) any Availability Reserve established in connection with the foregoing.~~

~~In connection with any Subject Transaction, the Canadian Borrowers may submit a Canadian Borrowing Base Certificate reflecting a calculation of the Canadian Borrowing Base that includes Eligible Accounts and Eligible Inventory (otherwise satisfying the criteria in respect thereof, contained in such definition) acquired by Canadian Loan Parties in connection with such Subject Transaction (the “Acquired Canadian Eligible Accounts” and the “Acquired Canadian Eligible Inventory”, respectively) and, from and after the Subject Transaction Date, the Canadian Borrowing Base hereunder shall be calculated giving effect thereto; provided that prior to the completion of a field examination and inventory appraisal with respect to such Acquired Canadian Eligible Accounts and Acquired Canadian Eligible Inventory, such adjustment to the Canadian Borrowing Base shall only be available if a customary desktop audit with respect to such assets reasonably satisfactory to the Administrative Agent in its Permitted Discretion has been completed and shall be limited to (i) from the Subject Transaction Date until the date that is 91 days after the Subject Transaction Date, the aggregate amount of Acquired Canadian Eligible Accounts and Acquired Canadian Eligible Inventory included in the Canadian Borrowing Base prior to the completion of a field examination and inventory appraisal with respect thereto, shall not exceed 10% of the Canadian Borrowing Base (calculated after giving effect to the inclusion (up to such 10% cap) of the Acquired Canadian Eligible Accounts and Acquired Canadian Eligible Inventory as to which a field examination and inventory appraisal has not been performed). From the 91st day following the Subject Transaction Date (or such~~

~~later date as the Administrative Agent may agree), the Canadian Borrowing Base shall be calculated without reference to the Acquired Canadian Eligible Accounts and the Acquired Canadian Eligible Inventory until a field examination and inventory appraisal has been completed with respect to such assets; it being understood and agreed that (x) there shall be no Default or Event of Default solely as a result of a failure to complete and deliver such inventory appraisal and field examination on or prior to the dates indicated above and (y) the performance of such inventory appraisal and field examination on the Acquired Canadian Eligible Accounts and the Acquired Canadian Eligible Inventory shall not count toward the limitations on the number of inventory appraisals and field examinations contained in Section 5.06(b).~~

~~“Canadian Borrowing Base Certificate” means a certificate from a Responsible Officer of the Canadian Borrowers, in substantially the form of Exhibit N, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Canadian Borrowers and the Administrative Agent or such other form which is acceptable to the Administrative Agent in its reasonable discretion.~~

~~“Canadian Borrowing Base Effective Date” means the first date on which (i) a Canadian Borrower delivers a Canadian Borrower Joinder Agreement and complies with clause (a)(ii) of the Collateral and Guarantee Requirement and (ii) a Canadian Borrowing Base Certificate has been delivered to the Administrative Agent.~~

~~“Canadian Collateral” means any and all property of any Canadian Loan Party or US Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Canadian Loan Party or US Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document, in each case, to secure the Canadian Secured Obligations.~~

~~“Canadian Concentration Account” has the meaning assigned to such term in Section 5.16(a).~~

~~“Canadian Dollars” or “C$” refers to the lawful money of Canada.~~

~~“Canadian Employee” means any employee or former employee of any Canadian Borrower or any other Canadian Loan Party.~~

~~“Canadian Employee Plan” means any employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, supplemental pension, profit sharing, retiring allowance, severance, deferred compensation, stock compensation, stock purchase, unit purchase, retirement, life, hospitalization insurance, medical, dental, disability or other employment group or similar benefit or employment plans or supplemental arrangements applicable to the Canadian Employees.~~

~~“Canadian Hedge Product Amount” has the meaning assigned to such term in the definition of Canadian Secured Hedging Obligations.~~

~~“Canadian LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).~~

~~“Canadian LC Exposure” means at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Canadian Letters of Credit at such time and (b) the Dollar Equivalent of the aggregate principal amount of all LC Disbursements with respect to Canadian Letters of Credit that have not yet been reimbursed at such time. The Canadian LC Exposure of any Lender at any time shall equal its Applicable Percentage of the aggregate Canadian LC Exposure at such time.~~

~~“Canadian Letter of Credit” has the meaning assigned to such term in Section 2.05(a)(i)(B)~~

~~“Canadian Letter of Credit Sublimit” means $2,000,000, subject to increase in accordance with Section 2.22.~~

~~“Canadian Line Cap” means at any time, the lesser of (i) the aggregate Initial Canadian Commitment and (ii) the then-applicable Canadian Borrowing Base.~~

~~“Canadian Loan Guaranty” means the Canadian Loan Guaranty Agreement, in form and substance reasonably satisfactory to the Administrative Agent (which shall be based on the US Loan Guaranty, with changes to be reasonably agreed), executed by each Canadian Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties.~~

~~“Canadian Loan Party” any Loan Party that is incorporated or organized under the laws of the Canada or any province or territory thereof.~~

~~“Canadian Lockbox” has the meaning assigned to such term in Section 5.16(a).~~

~~“Canadian Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Initial Canadian Revolving Loans, all Canadian Overadvances, all Canadian Protective Advances, all Canadian LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Canadian Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Initial Canadian Revolving Loan, Canadian Overadvance, Canadian Protective Advance, Canadian Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.~~

~~“Canadian Overadvance” has the meaning assigned to such term in Section 2.04(b).~~

~~“Canadian Overnight Rate” means the Bank of Canada overnight rate, which is the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day.~~

~~“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by Canadian Borrowers for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.~~

~~“Canadian Person” means any person that is incorporated or organized under the laws of Canada or any province or territory thereof.~~

~~“Canadian Prime Rate” means, on any day, the annual rate of interest equal to the greater of (i) the annual rate of interest announced by Citi in effect as its prime rate on such day for determining interest rates on Canadian Dollar denominated commercial loans in Canada and commonly known as “prime rate” and (ii) the annual rate of interest equal to the sum of (A) the one-month CDOR Loan Rate in effect on such day and (B) 1.00%, with any such rate to be adjusted automatically, without notice, as of the opening of business on the effective date of any change in such rate.~~

~~“Canadian Protective Advance” has the meaning assigned to such term in Section 2.06(a).~~

~~“Canadian Required Lenders” means, at any time, Lenders having Initial Canadian Revolving Credit Exposure or unused Initial Canadian Revolving Commitments representing more than 50% of the sum of the total Initial Canadian Revolving Credit Exposure and such unused Initial Canadian Revolving Commitments at such time; provided that the Initial Canadian Revolving Credit Exposure and unused Initial Canadian Revolving Commitments of any Defaulting Lender shall be disregarding in the determination of the Canadian Required Lenders at any time.~~

~~“Canadian Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) of any Canadian Loan Party under each Hedge Agreement that (a) is in effect on the Closing Date between any Canadian Loan Party and a counterparty that is the Administrative Agent, a Lender, an Arranger or any Affiliate of the Administrative Agent, a Lender or an Arranger as of the Closing Date or (b) is entered into after the Closing Date between any Canadian Loan Party and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such Hedge Agreement is entered into, for which such Canadian Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Canadian Borrower as being a Canadian Secured Hedging Obligation for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender: provided that for any such Canadian Secured Hedging Obligations to constitute “Designated Hedging Obligations,” the applicable Canadian Loan Party must have provided written notice to the Administrative Agent substantially in the form of Exhibit O notifying the Administrative Agent of (i) the existence of the applicable Hedge Agreement and (ii) the maximum amount of obligations of the applicable Canadian Loan Party that may arise thereunder (the “Canadian Hedge Product Amount”). The Canadian Hedge Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and Canadian Loan Party. No Canadian Hedge Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.~~

~~“Canadian Secured Obligations” means all Secured Obligations of the Canadian Loan Parties.~~

~~“Canadian Security Agreement” means the ABL Canadian Security Agreement among the Canadian Loan Parties and the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Administrative Agent and the Canadian Borrowers, and to the extent that a Canadian Loan Party has a place of business, registered office or tangible property in the province of Quebec, such term shall include each deed of hypothec and all related documents as may be applicable.~~

~~“Canadian Super Majority Lenders” means, at any time, Lenders having Initial Canadian Revolving Credit Exposure and unused Initial Canadian Revolving Commitments representing more than 66-2/3% of the sum of the aggregate Initial Canadian Revolving Credit Exposure and such unused Initial Canadian Revolving Commitments of all Lenders at such time; provided that the Initial Canadian Revolving Credit Exposure and unused Initial Canadian Revolving Commitment of any Defaulting Lender shall be disregarded in the determination of the Canadian Super Majority Lenders at any time.~~

~~“Canadian Successor Borrower” has the meaning assigned to such term in Section 6.07(a).~~

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease or finance lease on the balance sheet of that Person (but excluding any operating or non-finance lease regardless of whether the obligations thereunder are included as a liability on the balance sheet of such Person).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of ~~the Lead~~any Borrower that is maintained as a self-insurance subsidiary and is subject to regulation as an insurance company (~~or~~and any Restricted Subsidiary thereof).

“Cash” means money, currency or a credit balance in any Deposit Account~~, in each case determined in accordance with GAAP~~.

“Cash Dominion Period” means (a) each Liquidity Period or (b) the period during which any Specified Default has occurred and is continuing.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. ~~or Canadian~~ government or (ii) issued by any agency or instrumentality of the U.S.~~, Canada~~ or the U.K. the obligations of which are backed by the full faith and credit of the U.S.~~, Canada~~ or the U.K., in each case maturing within one (1) year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by the U.K., any state of the U.S. or ~~province or territory of Canada or~~ any political subdivision of any such state~~, province or territory~~ or any public instrumentality thereof or by any foreign government, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one (1) year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S.~~, Canada~~ or England and Wales, any state or province, as applicable, thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (d) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s; and (f) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

~~In the case of any Investment by any Foreign Subsidiary,~~ “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (f) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (f) and in this paragraph.

“~~CDOR Loan~~Central Bank Rate” means the ~~CDOR Rate plus the Applicable Rate~~Bank of England’s Bank Rate as published by the Bank of England from time to time.

“Central Bank Rate Adjustment” means, in relation to the Central Bank Rate prevailing at close of business on any RFR Business Day, the 20% trimmed arithmetic mean of the Central Bank Rate Spreads for the 5 most immediately preceding RFR Business Days for which the RFR is available.

“Central Bank Rate Spread” means, in relation to any RFR Business Day, the difference (expressed as a percentage rate per annum) between (x) the RFR for such RFR Business Day and (y) the Central Bank Rate prevailing at close of business on such RFR Business Day.

~~“CDOR Rate” means, for any day, a rate per annum equal to the annual rate of interest that is the rate equal to the average discount rate for Canadian dollar bankers’ acceptances issued on such day for a term equal or comparable to the interest period of the CDOR Revolving Loan requested as such rate appears on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000, definitions, as modified and amended from time to time or any successor thereto) rounded to the nearest 1/l00th of 1% (with 0.005% being rounded up), as of 10:00 a.m. (Toronto, Ontario time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided, that, if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be the average of the annual discount rate applicable in respect of an issue of Canadian Dollar bankers’ acceptances having a term equal or comparable to the Interest Period of CDOR Revolving Loan requested, quoted by Citi as of 10:00 a.m. (Toronto, Ontario time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided that in no event shall the CDOR Rate be less than zero.~~

~~“CDOR Revolving Loans” means Revolving Loans denominated in Canadian Dollars and bearing interest at a rate determined by reference to the CDOR Loan Rate.~~

~~“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.~~

~~“CFC Holdco” means any direct or indirect Subsidiary that has no material assets other than the capital stock of, or indebtedness and capital stock of, one or more subsidiaries that are CFCs or other CFC Holdcos (for the avoidance of doubt, on the Closing Date, Potters GP, Potters LP, Potters Holdings II L.P. and Potters Holdings II GP, LLC shall not be considered CFC Holdcos).~~

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a) [reserved];

(b) ~~(a)~~ the acquisition, directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor~~)~~, ~~other than~~(ii) one or more Permitted Holders, (iii) any group directly or indirectly controlled by one or more Permitted Holders and (iv) any Qualified Public Company, of Capital Stock representing more than the greater of (~~x~~A) ~~35~~40% of the total voting power of all of the outstanding voting stock of Holdings and (~~y~~B) the percentage of the total voting power of all of the outstanding voting stock of Holdings beneficially owned, directly or indirectly, ~~beneficially~~ by the Permitted Holders ~~(it being understood~~; and

(c) the US Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings (or any permitted successor hereunder);

~~(a)~~ provided that (x) a “Change of Control” shall not be deemed to have occurred with respect to ~~clauses (a) and~~clause (b) above if the Permitted Holders have, at such time, the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors or similar governing body of Holdings~~);~~, and

~~(b)~~ (y) ~~the US Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings;~~

~~provided that~~ the creation of a Parent Company shall not in and of itself cause a Change of Control so long as at the time such Person became a Parent Company, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any such group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than ~~the~~one or more Permitted Holders or any group directly or indirectly controlled by one or more Permitted Holders), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provisions), directly or indirectly, of ~~50% or more, in the case of clause (a) above, or 35~~40% or more (or, if higher, the percentage then held by the Permitted Holders), in the case of clause (b) above, of the total voting power of all of the outstanding voting stock of Holdings.

“Charge” means any charge, fee, loss, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Citi” has the meaning assigned to such term in the preamble to this Agreement.

“Class”, when used in reference to (a) any Revolving Loan, Borrowing or Commitment, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, are Initial US Revolving Loans, Initial ~~Canadian Revolving Loans, Initial~~ European Revolving Loans, US Protective Advances~~, Canadian Protective Advances~~ or European Protective Advances or respective Commitments related thereto or other loans or commitments added as a separate Class pursuant to Section 2.22 or 2.23 and (b) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. For purposes of this definition, any separate series or tranche shall be treated as a separate “Class” regardless of whether such series or tranche is specifically as a separate “Class”. For the avoidance of doubt, the Initial US Revolving Loans~~, the Initial Canadian Revolving Loans~~ and the Initial European Revolving Loans constitute separate Classes of Revolving Loans.

“Closing Date” means May 4, 2016.

“Code” means the Internal Revenue Code of 1986 as amended ~~(unless otherwise provided herein)~~.

“Co-Investors” means (a) INEOS Investments Partnership and any of its controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates and (b) the officers, directors and members of the management of ~~the US~~any Borrower, any Parent Company and/or any subsidiary of ~~the US Borrower solely to the extent that such Persons own Capital Stock in the US Borrower or any direct or indirect parent thereof on the Closing Date~~any Borrower.

“Collateral” means the US Collateral~~, the Canadian Collateral~~ and the European Collateral.

“Collateral Access Agreement” means a landlord waiver, bailee letter or acknowledgment agreement of any lessor, warehouseman, processor, consignee, mortgagee, customs broker or other Person (other than any Loan Party) having possession of, a Lien upon, or having rights or interests in the inventory (or any books or records relating thereto) of any Loan Party, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that:

(a) the Administrative Agent shall have received in the case of any Restricted Subsidiary that is required to become a Loan Party after the Closing Date pursuant to Section 5.12 (including by any Domestic Subsidiary ceasing to be an Excluded Subsidiary), and each Discretionary Guarantor:

(i) in the case of any Person that will become a US Loan Party, (A) a joinder to the US Loan Guaranty in substantially the form attached as an exhibit thereto, (B) a supplement to the Security Agreement in substantially the form attached as an exhibit thereto, (C) if ~~the respective~~such Restricted Subsidiary ~~required to comply with the requirements set forth in this definition pursuant to Section 5.12~~ owns registrations of or applications for U.S. Patents, Trademarks and/or Copyrights that constitute Collateral, an Intellectual Property Security Agreement ~~in substantially the form attached as an exhibit hereto~~, (D) a completed Perfection Certificate Supplement with respect thereto, (E) ~~Uniform Commercial Code~~UCC or the equivalent financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request ~~and~~, (F) if applicable, if applicable, an executed joinder to the ABL Intercreditor Agreement and any other applicable Acceptable Intercreditor Agreement, in each case, in substantially the form attached as an exhibit thereto and (G) entry into a Blocked Account Agreement with respect to each of its Blocked Accounts; ~~and~~

~~(ii) in the case of any Person that will become a Canadian Loan Party, (A) a joinder to the Canadian Loan Guaranty, (B) the Canadian Security Agreement or a supplement thereto in substantially the form attached as an exhibit thereto, (C) PPSA financing statements and other appropriate registration documents in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request and (D) entry into a Blocked Account Agreement with respect to each of its Blocked Accounts;~~

(ii) ~~(iii)~~ in the case of any Person that will become a European Loan Party, (A) a joinder to the European Loan Guaranty, (B) the instrument or document pursuant to which the European Loan Party grants a Lien on any European Collateral as security for payments of the European Obligations in form and substance reasonably satisfactory to the Administrative Agent and the Lead Borrower, (C) to the extent applicable, registration of such Collateral Document with the relevant authorities, ~~and~~ (D) if applicable, if applicable, an executed joinder to the ABL Intercreditor Agreement and any other applicable Acceptable Intercreditor Agreement, in each case, in substantially the form attached as an exhibit thereto and (E) entry into a Blocked Account Agreement with respect to each of its Blocked Accounts; and

(iii) ~~(iv)~~ each item of Collateral that such Restricted Subsidiary is required to deliver under Section 4.02 of the US Security Agreement or ~~any corresponding provision in~~under any other Collateral Document ~~(which~~required to be entered into pursuant to paragraphs (a) or (b) above (which, in each case, for the avoidance of doubt, shall be delivered within the time periods (and extensions thereof) set forth in Section  5.12~~(a)~~ and shall exclude Excluded Assets).

Notwithstanding any provision of this Agreement or any other Loan Document to the contrary,

(A) [reserved];

(B) [reserved]; and

(C) the Loan Parties shall not be required to take any action (other than entry into the US Security Agreement or under any other Collateral Document required to be entered into pursuant to paragraphs (a) or (b) above) to collaterally assign to the Administrative Agent their respective rights under (x) any documentation governing permitted acquisition or investment not prohibited under the terms of this Agreement, (y) any representation and warranty insurance policy or (z) any business interruption policy.

Notwithstanding the foregoing, in the event the Lead Borrower elects to cause a Foreign Subsidiary to become a Foreign Discretionary Guarantor pursuant to the definition of “Guarantor”, such Foreign Discretionary Guarantor, as the case may be, shall (i) provide a Loan Guaranty and (ii) grant a perfected lien in favor of the Administrative Agent on substantially all of its assets (other than Excluded Assets) pursuant to arrangements reasonably agreed between the Administrative Agent and the Lead Borrower, which shall be consistent with the principles of, and be no more onerous and restrictive to such Foreign Discretionary Guarantor, than, the provisions applicable to the Lead Borrower or Subsidiary Guarantors organized in the United States, subject to customary limitations in such jurisdiction as may be reasonably agreed between the Administrative Agent and the Lead Borrower, and nothing in the definition of “Collateral and Guarantee Requirement”, “Excluded Asset”, “Excluded Subsidiary” or other limitation in this Agreement or the Collateral Documents shall in any way limit or restrict the pledge of assets and property by any such Foreign Discretionary Guarantor or the pledge of the Capital Stock of such Foreign Discretionary Guarantor by any other Loan Party that holds such Capital Stock, in each case, solely by virtue of such Foreign Discretionary Guarantor being a Foreign Subsidiary or otherwise an Excluded Subsidiary.

“Collateral Documents” means, collectively, (~~i~~a) each Security Agreement, (~~ii~~b) ~~[reserved], (iii)~~ each Intellectual Property Security Agreement, (~~iv~~c) ~~each security agreement and~~ any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement” and (~~v~~d) each of the other instruments and documents pursuant to which any Loan Party grants a Lien on any Collateral as security for payment of the Secured Obligations.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Commitment and Additional Revolving Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means on any date, with respect to the Initial Commitments, the applicable rate per annum set forth below based upon the Average Usage; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Level II:

Level	Average Usage	Unused Line Fee Rate
I	> 50%	0.250%
II	< 50%	0.375%

The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Usage as of such Adjustment Date.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

~~“Company Competitor” means (a) any competitor of the Borrowers and/or any of their subsidiaries and (b) any Affiliate of any such competitor (other than any such Affiliate that is a Bona Fide Debt Fund).~~

“Communication” has the meaning assigned to such term in Section 9.07(b).

“Company Competitor” means (a) any Person that is or becomes (i) a competitor of the Lead Borrower and/or any of its subsidiaries or (ii) an Affiliate of a Person described in clause (a)(i) and, in each case, identified in writing to the Administrative Agent, (b) any reasonably identifiable Affiliate of any person described in clause (a) above (on the basis of such Affiliate’s name) (other than any Debt Fund Affiliate unless the Lead Borrower has a reasonable basis to include such Debt Fund Affiliate as a Company Competitor or Disqualified Institution), and/or (c) any other Affiliate of any Person described in clause (a) or clause (b) above identified by name in a written notice to the Administrative Agent.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, an amount determined in accordance with Section 1.08, for such Person on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income in the applicable period, other than in respect of clauses (~~x), (~~xi), (~~xii~~ xiii), (xv), (xvi), (xvii) and (~~xiv~~ xviii)  below or deducted from revenues in net income (or loss) used in calculating Consolidated Net Income) the amounts of:

(i) consolidated total interest expense determined in accordance with GAAP and, to the extent not reflected in such consolidated total interest expense, annual agency fees paid to the administrative agents and collateral agents under any credit facilities, costs associated with obtaining hedging arrangements and breakage costs in respect of hedging arrangements related to interest rates, any expense resulting from the discounting of any indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, penalties and interest relating to taxes, any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-Cash interest, any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, commissions, discounts, yield and other fees and charges (including any interest expense) related to any qualified securitization facility, any accretion of accrued interest on discounted liabilities and any Prepayment premium or penalty, interest expense attributable to a parent company resulting from push-down accounting and any lease, rental or other expense in connection with any lease that is not a capitalized lease, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (net of interest income and gains on such hedging obligations), costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), ~~and~~ fees and expenses paid to ~~the Administrative Agent~~(or for the benefit of) any arranger, any administrative or collateral agent, any lender or any other secured party under the Loan Documents and the Term Loan Credit Agreement (and any related loan documents) or to (or for the benefit of) any other holder of permitted Indebtedness in connection with its services hereunder (including fees and expenses in connection with any modifications of the Loan Documents), other bank~~,~~ or any other Person in connection with its services as administrative ~~agency (~~agent or trustee~~)~~, or similar capacity under any other Indebtedness permitted hereunder and financing fees;

(ii) (A) provision for Taxes ~~paid~~during such period (including pursuant to any Tax sharing arrangement or any ~~Tax distribution) and provisions for Taxes of such Person and its subsidiaries~~distributions or other Restricted Payments for the payment of any Tax), including, in each case, arising out of tax examinations~~;~~, repatriation of amounts from a Foreign Subsidiary and (without duplication) any payment to a Parent Company pursuant to Section 6.04(a)(i) and (iv) in respect of Taxes, and (B) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period;

(iii) (A) depreciation~~,~~ and amortization (including, without limitation, amortization of goodwill, software and other intangible assets), (B) impairment of goodwill and other assets and (C) any asset write-off and/or write-down;

(iv) any non-cash Charge (including, without limitation, (A) any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods) including changes in capitalization and variances and non-cash adjustments for LIFO accounting and (B) losses or expenses recognized in respect of any pension related benefits as a result of the application of FASB ASC 715); provided, that to the extent any such non-cash Charge represents an accrual or reserve for any actual or potential cash items in any future period (including of the type described in clause (vii) below), (A) such Person may ~~determine~~elect (in its sole discretion) not to add back such non-cash Charge in the then-current period, in which case, any cash payment in respect thereof in any future period shall be not subtracted from Consolidated Adjusted EBITDA, and (B) to the extent such Person elects (in its sole discretion) to add back such non-cash Charge~~,~~ in the then-current period, any cash payment in respect thereof in ~~such future period~~any subsequent periods shall be subtracted from Consolidated Adjusted EBITDA ~~to such extent~~pursuant to clause (c)(v) below;

~~(v) (A) Transaction Costs, and (B) transaction fees and Charges (1) incurred in connection with the consummation of any transaction (or any transaction proposed and not consummated) permitted under this Agreement, including the issuance or offering of Capital Stock, Investments, acquisitions, Dispositions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or incurrences, repayments, refinancings, amendments or modifications of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or similar transactions, (2) incurred in connection with any Qualifying IPO and/or (3) that are actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any fee, cost, expense or reserve that is added back in reliance on clause (3) above, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters (it being understood that to the extent any reimbursement amount is not actually received within such Fiscal Quarters, such reimbursement amount shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters);~~

(v) [reserved];

(vi) Public Company Costs;

(vii) ~~the amount of~~(A) management, monitoring, consulting, transaction and advisory fees ~~and related~~(including termination fees) and indemnities and expenses actually paid or accrued by, or on behalf of, ~~or accrued by,~~ such Person or any of its subsidiaries (~~A~~1) to the Investors (or their Affiliates or management companies) to the extent permitted under this Agreement or (~~B~~2) as permitted by Section 6.09(f); (B) the amount of payments made to option holders of any Parent Company in connection with, or as a result of, any distribution being made to shareholders of such Person, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted under the Loan Documents and (C) the amount of fees, expenses and indemnities paid to directors, including of Holdings or any Parent Company;

(viii) losses or discounts on sales of receivables and related assets in connection with any receivables financing permitted under this Agreement;

(ix) ~~(viii) the amount of any expense or deduction that is associated with any Restricted Subsidiary and~~any Charges (or net income) attributable to any interest, non-controlling interest and/or minority interest of any third party in any Restricted Subsidiary;

(x) ~~(ix)~~ the amount of earnout obligation expense (or similar Charges) incurred in connection with (including adjustments thereto) (A) acquisitions and Investments ~~completed~~consummated prior to the Closing Date and (B) any Permitted Acquisition or other Investment permitted by this Agreement, in each case, which is paid or accrued during the applicable period;

~~(x) expected cost savings (including sourcing), operating expense reductions, operating improvements and synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of such Person, as certified by a chief financial officer, treasurer or equivalent officer of such Person) related to (A) the Transactions and (B) after the Closing Date, permitted asset sales, acquisitions, Investments, Dispositions, operating improvements, restructurings, cost saving initiatives, similar initiatives and/or specified transaction (any such operating improvement, restructuring, cost savings initiative, similar initiative or specified transaction, a “Cost Savings Initiative”); provided~~ t~~hat (x) such cost savings, operating expense reductions, operating improvements or synergies are reasonably expected to be realized within 18 months of the event giving rise thereto and (y) the aggregate amount of addbacks made under this clause (x) shall not exceed an amount equal to 25% of Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters most recently ended (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (x);~~

(xi) pro forma “run rate” cost savings (including sourcing and supply chain savings), operating expense reductions, operating, revenue and productivity improvements and synergies (net of actual amounts realized) projected by the Lead Borrower in good faith that are reasonably identifiable and factually supportable (in the good faith determination of such Person) in connection with (A) the Transactions (as defined in the Original Credit Agreement) related to actions that have been taken and (B) any acquisitions, Investments, Dispositions and other Specified Transactions, operating expense reductions, any operating, revenue and productivity improvements, restructurings, cost savings initiatives and other actions and initiatives (including new business, customer and contract wins, modification and renegotiation of contracts and other arrangements, pricing adjustments and increases, rebate reductions, supply chain optimization (including consolidating or changing suppliers, supply base reduction and reduction in shipping and freight costs), product and warranty improvements (including lean manufacturing initiatives, design, engineering and automation optimization and discontinuing or replacing products) and other items of the type described in clause (xii) below) projected by the Lead Borrower in good faith to result from actions that have been taken (including prior to completion of any such transactions, actions, initiatives or items) or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Lead Borrower) within twenty-four (24) months (or, in respect of any pricing increases only, within twelve (12) months) after any such transactions, actions, initiatives or items,; pro forma “run rate” shall be the full benefit associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken calculated on a Pro Forma Basis as though such costs savings, operating expense reductions, operating revenue and productivity improvements and synergies had been fully realized on the first day of the applicable period for the entirety of such period;

(xii) ~~(xi)~~  (A) Charges attributable to the undertaking and/or implementation of ~~cost savings initiatives~~operating, revenue and productivity improvements and enhancements, operating expense reductions, ~~transition, opening and pre-opening expenses~~cost savings initiatives and other initiatives, transitions, openings and pre-openings, business optimization ~~and other restructuring and~~, restructurings, integration ~~Charges (including~~, inventory optimization programs, software development ~~costs, costs related to the~~, systems upgrade, closure or consolidation of facilities and ~~plants, costs relating to~~properties, curtailments, ~~costs related to~~ entry into new markets, strategic initiatives and contracts, consulting fees, signing or retention costs, retention or completion bonuses, expansion and relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature, new systems design and implementation ~~costs~~ and startup costs~~)~~, (B) reductions, improvements, enhancements, synergies and initiatives as contemplated in clause (xi) above, and (C) Charges related to legal settlement, fines, judgments or orders, including with respect to warranty claims;

(xiii) ~~(xii)~~ to the extent not otherwise included in Consolidated Net Income, proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as such Person in good faith expects to receive such proceeds within the next four (4) Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA ~~for such Fiscal Quarters~~pursuant to clause (c)(iv) below));

~~(xiii) unrealized net losses in the fair market value of any arrangements under Hedge Agreements;~~

(xiv) [reserved];

(xv) the amount of (A) any Charge to the extent that a corresponding amount is received in cash by such Person from a Person other than such Person or any Restricted Subsidiary of such Person under any agreement providing for reimbursement of such Charge and (B) any Charge with respect to any liability or casualty event, business interruption or any product recall, (1) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four (4) Fiscal Quarters) or (2) without duplication of amounts included in a prior period under clause (B)(1) above, to the extent such Charge is covered by insurance proceeds received in cash during such period (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of Charge paid during such period such excess amounts received may be carried forward and applied against any Charge in any future period);

(xvi) ~~(xiv)~~ the amount of Cash actually received (or the amount of the benefit of any netting arrangement resulting in reduced Cash ~~expenditures~~Charges) during such period, ~~and~~to the extent not included in Consolidated Net Income in any period~~, to the extent that the~~ or related non-Cash gain ~~was~~ deducted in the calculation of Consolidated Adjusted EBITDA in any prior period;

~~(xv) [Reserved];~~

(xvii) the excess of rent expense during such period over actual Cash rent paid over due to the use of straight line rent for GAAP purposes;

(xviii) ~~(xvi)~~ accretion of asset retirement obligations in accordance with FASB ASC 410;

(xix) ~~(xvii)~~ with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (i) through (iii) above relating to such joint venture corresponding to the proportionate share of such joint venture’s consolidated net income (determined as if such joint venture were a Restricted Subsidiary); and

~~(xviii) other add-backs and adjustments reflected in the model delivered by the Sponsor to the Arrangers on March 28, 2016;~~

(xx) Other Agreed Adjustments;,

minus (c) to the extent such amounts increase Consolidated Net Income, without duplication:

(i) non-cash gains or income; provided, that to the extent any non-cash gain or income represents an accrual or deferred income in respect of actual potential Cash items in any future period, such Person may ~~determine~~elect (in its sole discretion) not to deduct such non-cash gain or income in the ~~then current~~then-current period;

(ii) ~~unrealized net gains in the fair market value of any arrangements under Hedge Agreements~~[reserved];

(iii) ~~the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(v)(B)(3) above (as described in such clause) to the extent the relevant reimbursement amounts were not received within the time period required by such clause;~~[reserved];

(iv) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(~~xii~~xiii) above ~~(as described in such clause)~~in a prior period to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause and are required to be deducted from Consolidated Adjusted EBITDA pursuant to clause (b)(xiii) above;

(v) to the extent that such Person ~~adds~~added back the amount of any non-Cash charge to Consolidated Adjusted EBITDA pursuant to clause (b)(iv) above in a prior period, the cash payment in respect thereof in the relevant future period (except as otherwise provided in clause (b)(iv) above); and

(vi) the excess of actual Cash rent paid over rent expense during such period due to the use of straight line rent for GAAP purposes.

Notwithstanding anything to the contrary herein, ~~it is agreed that for the purpose of calculating the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Secured Leverage Ratio for any period that includes the Fiscal Quarters ended March 31, 2015, June 30, 2015, September 30, 2015 or December 31, 2015~~to the extent applicable, (i) Consolidated Adjusted EBITDA for the Fiscal Quarter ended ~~March 31, 2015~~on or around June 30, 2020 shall be deemed to be $~~86,785,308.21~~50,478,000 , (ii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended ~~June~~on or around September 30, ~~2015~~2020 shall be deemed to be $~~107,259,652.67~~48,065,000, (iii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended ~~September 30, 2015~~on or around December 31, 2020 shall be deemed to be $~~130,629,890.52~~45,431,000 and (iv) Consolidated Adjusted EBITDA for the Fiscal Quarter ended ~~December~~on or around March 31, ~~2015~~2021 shall be deemed to be $~~87,217,646.85; provided that (x) for the four Fiscal Quarter period ended December 31, 2015, Consolidated Adjusted EBITDA, calculated~~42,304,000, in each case, as subject to adjustment pursuant to clause (b) of this definition to the extent applicable to any such Fiscal Quarter (and not otherwise already included in such amounts) and otherwise further adjusted on a Pro Forma Basis~~, shall be deemed to be $433,630,498.25 and (y) for any subsequent four Fiscal Quarter period that includes any of the Fiscal Quarters described under clauses (ii) through (iv) above, Consolidated Adjusted EBITDA shall include the applicable amounts set forth in such clauses and the Pro Forma Basis calculation shall be in accordance with the terms thereof.~~.

“Consolidated First Lien Debt” means, as to any Person determined on a consolidated basis and in accordance with Section 1.08 (and, if applicable, Section 1.10), at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date (i) under this Agreement and (ii) that is secured by a Lien on all or substantially all of the Collateral (including both ABL Collateral and Term Loan Collateral) on a pari passu or senior basis with the Term Loan Collateral and subject to an Acceptable Intercreditor Agreement under clause (a) of the definition thereof).

“Consolidated Interest Expense” means, as to any Person determined on a consolidated basis at any date of determination and in accordance with Section 1.08, the sum, without duplication, of (a) consolidated Cash interest of the Lead Borrower and its Restricted Subsidiaries determined in accordance with GAAP, (i) including (A) the Cash interest component of Capital Lease obligations and (B) net Cash payments made (less net Cash payments received) pursuant to obligations under permitted hedging arrangements related to interest rates (subject to adjustment in accordance with Section 1.08(b)); but (ii) excluding (A) annual agency and trustee fees paid to the administrative and collateral agents and trustees under any credit facilities, indentures or other permitted Indebtedness, (B) costs associated with obtaining hedging arrangements and breakage costs in respect of hedging arrangements related to interest rates, (C) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions, the Performance Chemicals Sale, the Restatement Effective Date Refinancing, the Special Dividend or any acquisition, (D) penalties and interest relating to Taxes, (E) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (F) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest, (G) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions, the Performance Chemicals Sale, the Restatement Effective Date Refinancing, the Special Dividend or, after the Restatement Effective Date, any other transactions (including acquisitions and Indebtedness), (H) commissions, discounts, yield and other fees and charges (including any interest expense) related to any qualified securitization facility, (I) any accretion of accrued interest on discounted liabilities and any Prepayment premium or penalty (including amendment, tender and consent solicitation fees), (J) interest expense attributable to a parent company resulting from push-down accounting and (K) any lease, rental or other expense in connection with any lease that is not a Capital Lease, net of (b) Cash interest income of the Lead Borrower and its Restricted Subsidiaries.

“Consolidated Net Income” means, as to any Person determined in accordance with Section 1.08, on a consolidated basis (the “Subject Person”) for any period, the net income (or loss) of the Subject Person ~~on a consolidated basis~~ for such period taken as a single accounting period determined in accordance with GAAP; provided that there shall be excluded, without duplication~~,~~:

(a) (i) the income of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, except ~~to the extent of~~that the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period (regardless of whether such payment is in respect of the income of such Person in the current period or any prior period) shall be included in Consolidated Net Income or (ii) the loss of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed cash or Cash Equivalents to such Person in respect of such loss during such period~~,~~ for the express purpose of funding such losses (but shall exclude any other Investment in such Person);

(b) gains or losses (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of Capital Stock or assets (including asset retirement costs) or of returned surplus assets, in each case, outside of the ordinary course of business~~,~~;

(c) (i) gains or losses from ~~(i)~~ extraordinary items ~~and (ii)~~, any one-time event or item, and nonrecurring or unusual items ~~(including~~, in each case, as determined in good faith by the Subject Person, and (ii) any costs of and payments of actual or prospective legal settlements, fines, judgments or orders~~)~~ and all related fees and expenses, including in connection with any ~~acquisition,~~acquisitions, Investments and Dispositions;

(d) any unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including currency re-measurements of any Indebtedness)~~,~~; provided that notwithstanding anything to the contrary herein, realized gains and losses in respect of any Designated Operational FX Hedge shall be included in the calculation of Consolidated Net Income;

(e) any net gains, Charges or losses with respect to (i) any disposed (other than Dispositions of assets and inventory in the ordinary course of business), abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the ~~Lead Borrower~~Subject Person, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal (other than Dispositions of assets and inventory in the ordinary course of business), abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of such Subject Person, relating to assets or property held for sale pending the Disposition thereof) and/or (iii) facilities or plants that have been closed during such period or for which Charges and losses were required to be recorded pursuant to GAAP~~,~~;

(f) (i) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreements)~~,~~ and (ii) any other losses and expenses incurred in connection with the early termination, refinancing or prepayment of guarantee obligations, operating leases and other similar contractual obligations;

(g) (i) any Charges incurred pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement, or any similar equity plan or agreement, including any fair value adjustments that may be required under liquidity puts for such arrangements and (ii) any Charges in connection with the rollover, acceleration or payout of Capital Stock held by management of any Parent Company, ~~any~~the Lead Borrower and/or any Restricted Subsidiary, in each case, to the extent that any ~~cash~~such Charge is funded with net cash proceeds contributed to relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock~~,~~;

(h) accruals and reserves that are established or adjusted within twelve (12) months after the Closing Date (or after the closing of any consummated acquisition or Investment) that are required to be established or adjusted as a result of the Transactions, respectively (or such acquisition or Investment), in accordance with GAAP or as a result of the adoption or modification of accounting policies in accordance with GAAP~~,~~;

(i) any (A) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (B) ~~goodwill or other asset~~ impairment ~~charges~~Charges, write-offs or write-downs of any assets and (C) amortization of intangible assets~~, and~~;

(j) (A) effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its subsidiaries) in the Subject Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent, deferred trade incentives and other lease-related items, advanced billings and debt line items thereof) resulting from the application of recapitalization, accounting or purchase acquisition accounting, as the case may be, in relation to the Existing Term Loan Credit Agreement Transactions, the Transactions or any consummated acquisition or Investment or the amortization or write-off of any amounts thereof, net of Taxes and (B) the cumulative effect of changes in accounting principles or policies made in such period in accordance with GAAP which affect Consolidated Net Income~~.~~ (except that, if the Lead Borrower determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change, adoption or modification of any such principles or policies may be included);

~~“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of such Person or its Restricted Subsidiaries.~~

(k) the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated or amalgamated with such Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person;

(l) Transaction Costs;

(m) transaction fees and Charges (1) in connection with the consummation of any transaction (or any transaction proposed and not consummated), (2) in connection with any offering of debt or equity securities (or any offering of debt or equity securities proposed and not consummated), Investments, acquisitions, Dispositions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or incurrences, repayments, refinancings, amendments or modifications of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or similar transactions and/or (3) that are actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided, that in respect of any fee, cost, expense or reserve that is added back in reliance on clause (3) above, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four (4) Fiscal Quarters;

(n) (i) unrealized net losses and gains under Hedge Agreements and/or other derivative instrument (regardless of whether pursuant to FASB ASC No. 815 – Derivatives and Hedging) and (ii) any net loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of indebtedness (and the termination of any associated hedging arrangements); and

(o) any costs or expenses incurred during such period relating to environmental remediation, litigation, or other disputes in respect of events and exposures that occurred prior to the Closing Date.

“Consolidated ~~Senior~~ Secured Debt” means, as to any Person determined on a consolidated basis, at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a ~~first priority Lien on any asset or property of such Person or its Restricted Subsidiaries~~Lien on all or substantially all of the Collateral.

“Consolidated Total Assets” means, as to any Person determined on a consolidated basis and in accordance with Section 1.08, at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person determined on a consolidated basis and in accordance with Section 1.08, at any date of determination, an amount equal to (a) the aggregate principal amount of all ~~third party debt~~Indebtedness for borrowed money~~, Capital Leases and~~ (which shall be deemed to include LC Disbursements (any similar term under any revolving credit facility) that have not been reimbursed within the time periods required by this Agreement or such revolving credit facility, after giving effect to any grace and cure periods) and the outstanding principal balance of all Indebtedness with respect to purchase money Indebtedness, in each case, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding, for the avoidance of doubt, (i) all leases (including any Capital Leases), letter of credit (including all undrawn letters of credit)~~; provided that, Consolidated Total Debt shall (i) be calculated net~~, bank guarantees or similar obligations and performance, surety or similar bonds, (ii) any intercompany Indebtedness eliminated in accordance with GAAP during consolidation and (iii) any such Indebtedness for which such Person has irrevocably deposited in trust or escrow the necessary funds (including Cash and Cash Equivalents) for the payment, redemption or satisfaction of Indebtedness), minus, (b) the aggregate amount of (~~x~~i) unrestricted Cash (including all principal Cash held in dedicated accounts for the deposit of payments by customers and disbursements to be made in connection with services performed for customers) and Cash Equivalents of such Person in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP and (~~y~~ii ) Cash and Cash Equivalents restricted in favor of the ~~Secured Obligations~~Credit Facilities (as defined in the Term Loan Credit Agreement) and the ABL Facility (as defined in the Term Loan Credit Agreement) (which may also include Cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral~~) in each case determined in accordance with GAAP and (ii)~~ along with the Credit Facilities (as defined in the Term Loan Credit Agreement) and the ABL Facility (as defined in the Term Loan Credit Agreement)); provided that Consolidated Total Debt shall not include any Indebtedness of the Lead Borrower and/or any Restricted Subsidiary incurred in connection with a NMTC Transaction permitted by Section 6.01(~~x~~y )(ii).

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Indebtedness” has the meaning assigned to such term in Section 6.01(r).

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (UK).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past, present or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Corresponding Obligations” means all Obligations as they may exist from time to time, other than the Parallel Debts.

~~“Cost Savings Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.~~

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“Covenant Trigger Period” means the period (a) commencing on any day on which either (1) Availability is less than the greater of (A) 10% of the Line Cap and (B) $~~20.0~~10.0 million or (2) US Availability is less than $~~15.0~~7.5 million and (b) continuing until (1) Availability for each day over a 30 consecutive day period has been equal to or greater than the greater of (A) 10% of the Line Cap and (B) $~~20.0~~10.0 million and (2) US Availability for each day over a 30 consecutive day period has been equal to or greater than $~~15.0~~7.5 million.

“Credit Extension” means each of (i) the making of a Revolving Loan, Swingline Loan or Protective Advance or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Term Loan Facility, together with any other facility created or established under the Term Loan Credit Agreement.

“Credit Suisse” means Credit Suisse AG, Cayman Islands Branch.

“Cure Amount” has the meaning assigned to such term in Section 6.15(b).

“Cure Right” has the meaning assigned to such term in Section 6.15(b).

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) (x) SONIA for the day that is 5 RFR Business Days (or such other period as determined by the Lead Borrower and the Administrative Agent based on then prevailing market conventions) prior to (i) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (ii) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day (such RFR Business Day determined pursuant to each of subclauses (i) and (ii), the “RFR Lookback Day”), (y) if SONIA is not available for the RFR Lookback Day determined pursuant to clause (x) above, the Daily Simple RFR for such RFR Lookback Day shall be the percentage rate per annum which is the aggregate of (I) the Central Bank Rate for such RFR Lookback Day and (II) the applicable Central Bank Rate Adjustment or (z) if clause (y) applies but the Central Bank Rate for the applicable RFR Lookback Day is not available, the Daily Simple RFR for such RFR Lookback Day shall be the percentage rate per annum which is the aggregate of (I) the most recent Central Bank Rate for an RFR Business Day which is no more than five RFR Business Days before that RFR Lookback Day and (II) the applicable Central Bank Rate Adjustment and (b) zero.

“Debt Fund Affiliate” means, with respect to any Disqualified Institution, any bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than any person that would otherwise be a Disqualified Institution) that is (i) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any Person that is Controlling, Controlled by or under common Control with such Disqualified Institution or Affiliate thereof, but only to the extent that no personnel associated or involved with the investment in (or management, control or operation of), such Disqualified Institution or such Affiliate thereof (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (B) has access, directly or indirectly (including through such Disqualified Institution or any of its Affiliates), to any information (other than information that is publicly available) relating to any Parent Company, Holdings, the Lead Borrower and/or any of their respective subsidiaries and/or of their respective businesses and (b) with respect to any other entity, any Affiliate of the Sponsor (other than a natural person, Holdings, the Lead Borrower or their respective subsidiaries) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and whose managers have fiduciary duties to the investors thereof that are independent of (or in addition to) their duties to Holdings, the Lead Borrower, any Restricted Subsidiary or any Sponsor (or any investor thereof).

“Debtor Relief Laws” means ~~(a)~~ the Bankruptcy Code of the U.S., ~~(b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies Creditors Arrangement Act (Canada), (d) the Winding-Up and Restructuring Act (Canada), and (e)~~ and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S., the United Kingdom (including the Insolvency Act 1986), the Netherlands or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including the Dutch Faillissementswet.

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that has (a) defaulted in its ~~funding~~ obligations under this Agreement, including without limitation, (x) to make a Revolving Loan within two Business Days of the date required to be made by it hereunder, (y) to fund its participation in any Swingline Loan pursuant to Section 2.01(f) or (z) to fund its participation in a Letter of Credit required to be funded by it hereunder within two Business Days of such obligation arose or such Revolving Loan, Letter of Credit was required to be made or funded, (b) notified the Administrative Agent, the Swingline Lender, any Issuing Bank or any Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within two (2) Business Days after the request of Administrative Agent or the ~~Borrowers~~Lead Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent if received prior to the applicable funding date, (d) become (or any parent company thereof has become) (i) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (~~e) (1) become (or any parent company thereof has become~~ii) the subject of a Bail-In Action ~~or~~, (~~2~~e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the ~~Borrowers~~Lead Borrower and the Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to each of the ~~Borrowers~~Lead Borrower and the Administrative Agent), to continue to perform its obligations as a

Lender hereunder or (f) failed to return any amounts to the Administrative Agent (or its Affiliates) within one (1) Business Day after receipt of a notice from the Administrative Agent pursuant to Article VIII; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority or (ii) in the case of a solvent Person, the commencement of silent administration proceedings under The Financial Supervision Act (Wet financieel toezicht – Wft) then in effect in the Netherlands; provided, further, that, ~~in either case,~~ such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of ~~the Borrowers or their~~any Borrower or its subsidiaries shall be a Derivative Transaction.

“Designated Hedging Obligations” means any ~~Canadian Secured Hedging Obligations,~~ European Secured Hedging Obligations and US Secured Hedging Obligations for which the applicable Loan Party has complied with the requirements of the definitions of ~~Canadian Secured Hedging Obligations,~~ European Secured Hedging Obligations and US Secured Hedging Obligations, as applicable, to constitute “Designated Hedging Obligations.”

“Designated Non-Cash Consideration” means the ~~fair market value (as determined by the Lead Borrower in good faith)~~Fair Market Value of non-Cash consideration received by ~~any~~the Lead Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) ~~or any Sale Lease-Back Transaction pursuant to Section 6.08~~ that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Lead Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Designated Operational FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of the revenues, cash flows or other balance sheet items of Holdings, the Lead Borrower and/or any Restricted Subsidiaries and designated at the time entered into (or on or prior to the Closing Date, with respect to any Hedge Agreement entered into on or prior to the Closing Date) as a Designated Operational FX Hedge by the Lead Borrower in writing to the Administrative Agent.

“Direction” has the meaning set forth in Section 2.17(i)(ii).

“Discretionary Guarantor” has the meaning assigned to such term in the definition of “Guarantor”.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to ninety-one (91) days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to ninety-one (91) days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to ninety-one (91) days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to ninety-one (91) days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to ninety-one (91) days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) ~~provides for the~~requires scheduled payments of dividends in Cash on or prior to ninety-one (91) days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change in control, ~~Qualifying IPO~~offering of debt or equity securities or any Disposition occurring prior to ninety-one (91) days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if (x) such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date or (y) such redemption is subject to events that would cause the Termination Date to occur.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of Holdings, any Borrower or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of any Borrower (or any Parent Company or any subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

~~“Disqualified Institution” means~~ (a) (i) any Person that is identified in writing to the ~~Arrangers on or prior to March 29, 2016 and (ii) any Affiliate of such Person that is~~Administrative Agent prior to the Closing Date (or if identified after the Closing Date the disqualification of such person is reasonably acceptable to the Administrative Agent), (ii) any reasonably identifiable Affiliate of any Person described in clause (i) above (on the basis of such Affiliate’s name ~~or that the Lead Borrower has otherwise~~) and (iii) any other Affiliate of any Person described in clauses (i) and/or (ii) above that is identified by name in ~~writing as an Affiliate to the Administrative Agent (provided that any such designation may not apply retroactively to disqualify any person that has previously acquired an assignment or participation interest in any Revolving Loan) and (b) (i) any Person that is or becomes a Company Competitor and is designated by the Lead Borrower as such in a writing provided~~a written notice to the Administrative Agent after the Closing Date~~, which designation shall not apply retroactively to disqualify any Person that has previously acquired any assignment or participation interest in any Revolving Loan and~~;

(b) any Company Competitor (it being understood and agreed that no Debt Fund Affiliate of any Company Competitor may be designated as a Disqualified Institution pursuant to this clause (b) unless the Lead Borrower has a reasonable basis for such designation); and/or

(~~ii~~c) any Affiliate of any ~~such~~Lender that is engaged as a principal primarily in private equity, mezzanine financing or venture capital; provided, that no written notice delivered pursuant to clauses (a)(i), (a)(iii) above or clauses (a) and/or (c) of the definition of “Company Competitor ~~(other than a Bona Fide Debt Fund) that is reasonably identifiable on the basis of such Affiliate’s name or that the Lead Borrower has otherwise identified as an Affiliate; provided that an entity becoming an Affiliate of a Company Competitor shall not~~” shall apply retroactively to disqualify any ~~Person~~person that has previously acquired ~~any~~a valid assignment or participation interest in ~~any Revolving Loan~~the Term Loans.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such other currency.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any ~~Subsidiary incorporated or~~direct or indirect subsidiary of the Lead Borrower organized under the laws of the ~~U.S.~~United States, any state ~~thereof~~ or the District of Columbia.

“Dutch Loan Party” means a Loan Party incorporated under the laws of the Netherlands.

“Early Opt-in Election” means a determination by the Administrative Agent that syndicated credit facilities denominated in the applicable currency being executed at such time, or that include language similar to that contained in Section 2.14, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the applicable Benchmark and such new benchmark interest rate is the then-prevailing market convention, or an evolving market convention that the Administrative Agent and the Lead Borrower reasonably expect to become the prevailing market convention, for syndicated credit facilities denominated in the applicable currency.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent~~;~~.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means, any public administrative authority or any ~~Person~~person entrusted with public administrative authority of any EEA Member Country (including any delegee) having ~~responsibility for the resolution of any EEA Financial Institution~~authority to exercise any Write-Down and Conversion Powers.

“Eco Services” means Eco Services Operations LLC, a Delaware limited liability company.

“Ecovyst” has the meaning assigned to such term in the preamble to this Agreement.

“Eligible Account Debtor Jurisdictions” shall mean (i) with respect to the US Borrowing Base, the United States, (ii) ~~with respect to the Canadian Borrowing Base, Canada or the United States~~[reserved], or (iii) with respect to the European Borrowing Base, Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, New Zealand, Portugal, Spain, Sweden, Switzerland, United Kingdom or the United States, in each case together with any state, province or territory thereof (as applicable).

“Eligible Accounts” means those Accounts created by any Loan Party (other than Holdings) in the ordinary course of business, that arise out of such Loan Party’s sale of goods or rendition of services, that comply with each of the representations and warranties in all material respects respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion to address, among other things, the results of any audit performed by the Administrative Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts (i) that are more than 60 days past due and (ii) that the Account Debtor has failed to pay within 90 days of original invoice date (or 120 days for Accounts in an amount not in excess of $5,000,000),

(b) Accounts owed by an Account Debtor where 50% or more of all Accounts owed by that Account Debtor are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of a Loan Party, or an employee or agent of a Loan Party, as applicable, (other than Accounts of an Affiliate that is a portfolio company of the Sponsor (and is not a Subsidiary of Holdings) arising in the ordinary course of business on arm’s length terms),

(d) Accounts arising in a transaction wherein goods are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold (except where ownership in the underlying good has been transferred to the Account Debtor and in connection therewith the Administrative Agent has in its Permitted Discretion, established an Availability Reserve), or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are payable in a currency other than Dollars~~, Canadian Dollars,~~ Sterling or Euros,

(f) Accounts with respect to which the Account Debtor is either (i) not domiciled in an Eligible Account Debtor Jurisdiction or (ii) if other than a natural Person, not organized, formed or incorporated under the laws of an Eligible Account Debtor Jurisdiction unless, (w) the Account is supported by an irrevocable letter of credit or other credit support reasonably satisfactory to the Administrative Agent which is assigned to the Administrative Agent for benefit of the Secured Parties (with such assignment acknowledged by the issuing or domestic confirming bank) or, if requested by the Administrative Agent, that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, (x) the Account is covered by credit insurance in form, substance and amount, and by an insurer, reasonably satisfactory to the Administrative Agent, (y) the Account Debtor is an Affiliate of an Account Debtor that satisfies either clause (i) or (ii) above that has initiated the relevant purchase order on behalf of such Account Debtor in the ordinary course of business or (z) the Account Debtor is an Eligible Multinational Account Debtor; provided that the sum of all Eligible Accounts due from all Eligible Multinational Account Debtors included in the US Borrowing Base~~, the Canadian Borrowing Base~~ and the European Borrowing Base shall not exceed $10,000,000 in the aggregate.

(g) (i) with respect to the US Borrowing Base, Accounts in excess of $7,500,000 in the aggregate with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC § 3727), (ii) ~~with respect to the Canadian Borrowing Base, Accounts in excess of $5,000,000 in the aggregate with respect to which the Account Debtor is Canada, any province or territory of Canada or any department, agency, or instrumentality thereof (exclusive, however, of Accounts with respect to which the applicable Loan Party has complied, to the reasonable satisfaction of the Administrative Agent, with Part VII of the Financial Administration Act (Canada) or other Applicable Law and also excluding Accounts, the perfection on which may be effected by registration under the PPSA)~~[reserved], (iii) with respect to the European Borrowing Base, Accounts in excess of $5,000,000 in the aggregate with respect to which the Account Debtor is the United Kingdom or any department, agency, or instrumentality of the United Kingdom, or (iv) with respect to the European Borrowing Base, Accounts in excess of $5,000,000 in the aggregate with respect to which the Account Debtor is or any department, agency, or instrumentality of the Netherlands,

(h) Accounts with respect to which the Account Debtor is a creditor of a Borrower or any Loan Party, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff or dispute (unless such Account Debtor has entered into a written agreement reasonably satisfactory to the Administrative Agent to waive such claim, right of offset, or dispute), solely to the extent of such claim, right of setoff or dispute or open accounts payable,

(i) Accounts with respect to which an Account Debtor whose total obligations owing to the Loan Parties exceeded 15% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent’s Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit but shall not be excluded in an amount in excess of the foregoing percentage,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower or any Loan Party has received notice of an imminent Insolvency Proceeding unless an Account Debtor has been authorized to pay such Accounts pursuant to a valid court order (and so long as the financial condition of such Account Debtor is reasonably satisfactory to the Administrative Agent in its Permitted Discretion),

(k) Accounts that are not subject to a valid and perfected first priority Administrative Agent’s Lien (including taking into account the governing law of the applicable contracts evidencing the Accounts and sufficiency of the applicable Collateral Documents to create valid and enforceable Liens with respect thereto as determined by the Administrative Agent acting in its Permitted Discretion); provided that this clause (k) shall not exclude from Eligible Accounts those Accounts subject to unregistered Liens created by operation of law that accrue amounts not yet due and payable, provided that such Liens are Permitted Liens,

(l) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor or (iii) the services represent fees for shared warehouse space, lab fees and other miscellaneous non-trade activity,

(m) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Loan Party, of the subject contract for goods or services,

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Country,

(o) Accounts with dated terms of more than 180 days from the invoice date, and

(p) In the case of Accounts governed by the laws of the Netherlands, Accounts for which the assignment or encumbrance thereof is restricted or prohibited by the terms of such Account to the extent such restriction or prohibition results in the inability of the applicable Loan Party to grant a valid and perfected first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), ~~or~~ (c) any Affiliate of any Lender or (d) any Approved Fund of any Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) ~~the Borrowers~~any Borrower or any of ~~their~~such Borrower’s Affiliates.

“Eligible Inventory” means Inventory of a Loan Party (other than Holdings) that complies with each of the representations and warranties in all material respects respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion to address, among other things, the results of any audit or appraisal performed by the Administrative Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market value on a basis consistent with the Loan Parties’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Loan Party does not have good, valid, and marketable title thereto,

(b) a Loan Party does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Loan Party), unless, in each case, such Inventory is otherwise eligible pursuant to clause (d) below,

(c) it is not located at a location in (i) with respect to the US Borrowing Base, the United States~~,~~ or (ii) with respect to the European Borrowing Base, England and Wales or the Netherlands ~~or (iii) with respect to the Canadian Borrowing Base, Canada,~~,

(d) it is in-transit to or from a location of a Loan Party (other than in-transit from one location of a Loan Party to another location of a Loan Party),

(e) it is located on real property leased by a Loan Party or in a contract warehouse, in each case, unless (i) it is subject to a Collateral Access Agreement or (ii) a Rent and Charges Reserve has been established by the Administrative Agent in its Permitted Discretion,

(f) it is the subject of a bill of lading or other document of title,

(g) it is not subject to a valid and perfected first priority Administrative Agent’s Lien; provided that this clause (g) shall not exclude from Eligible Inventory that Inventory subject to unregistered Liens created by operation of law that secure amounts not yet due and payable, provided such Liens are Permitted Liens,

(h) it is located at any location at which the aggregate value of all Inventory at such location is less than $50,000,

(i) it is the portion of the Eligible Inventory that represents intercompany profit,

(j) [reserved],

(k) it is consigned to a customer,

(l) any Inventory as to which the applicable Loan Party takes a revaluation reserve, but only to the extent of the reserve,

(m) it is located at an outside processor or vendor,

(n) it consists of goods that are obsolete or slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Loan Party’s business, bill and hold goods, defective goods, “out-of-spec”, damaged, non-standard, trial items, “seconds” or Inventory acquired on consignment,

(o) it consists of goods returned or rejected by the applicable Loan Party’s customers other than the goods that are undamaged or resalable in the Ordinary Course of Business,

(p) to the extent located in the Netherlands it is subject to reclamation rights or the documentation for the purchase of such Inventory contains a retention of title provision in favor of the seller,

(q) to the extent located in the Netherlands, it is subject to formation (zaaksvorming), commingling (vermenging) or accession (natrekking) with assets owned by third parties,

(r) it is subject to any licensing arrangement or any other intellectual property or other proprietary rights of any Person, the effect of which would be to limit the ability of the Administrative Agent, or any Person selling the Inventory on behalf of the Administrative Agent, to sell such Inventory in enforcement of the Administrative Agent’s Liens without further consent or payment to the licensor or such other Person (unless such consent has then been obtained),

(s) it is not covered by casualty insurance maintained as required by Section 5.05, or

(t) in the case of a European Borrower, it is subject to retention of title or extended retention of title rights.

Each reference to Loan Parties in the foregoing definition of Eligible Inventory shall be deemed to exclude Holdings.

“Eligible Multinational Account Debtors” shall mean (i) GlaxoSmithKline, Colgate Palmolive, Unilever and Procter & Gamble, in each case, so long as such Account Debtor has an investment grade rating from either S&P or Moody’s and (ii) Lucite International and any other Account Debtor approved by the Administrative Agent in its Permitted Discretion.

“Enterprise Act Reserves” means with respect to each UK Loan Party an amount equal to (a) a maximum of £~~600,000~~800,000, being the amount ring-fenced for distribution to unsecured creditors from the proceeds of realising a floating charge pursuant to section 176A of the Insolvency Act 1986 and the Insolvency Act 1986 (Prescribed Part) Order 2003 (as amended by the Insolvency Act 1986 (Prescribed Part) (Amendment Order 2020) or such other amount as may be specified as a matter of English law plus (b) sums which are due by way of contributions to occupational pension schemes and state scheme premiums plus (c) unpaid remuneration of its employees in respect of the 4 month period prior to insolvency, subject to a maximum cap (currently £800 per employee) plus (d) any other claims constituting a preferential claim ranking ahead of the holder of a floating charge by operation of law.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all current or future applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to the Lead Borrower or any of its Restricted Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation or remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder ~~and any successor thereto~~.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; and (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member~~; and (c) any trade or business (whether or not incorporated) which, solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code~~.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 ~~or 430~~ of the Code ~~or Section 302 or 303 of ERISA~~ with respect to any Pension Plan, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan or a failure to make a required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Borrower, any of ~~their~~its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Borrower, any of ~~their~~its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan; (f) the imposition of liability on ~~any~~a Borrower, any of ~~their~~its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of ~~any~~a Borrower, any of ~~their~~its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan, or the receipt by any Borrower, any of ~~their~~its Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in ~~reorganization or~~ insolvency pursuant to Section ~~4241 or~~ 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) a failure by any Borrower, any of ~~their~~its Restricted Subsidiaries or any of their respective ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; (i) a determination that any Pension Plan is, or is reasonably expected to be, in “at-risk” status, within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; or (j) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to ~~Section 303(k)~~ ERISA with respect to any Pension Plan.

“Erroneous Payment” has the meaning assigned to such term in Section 8.03(a).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 8.03(c).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “€” means the single currency unit of the Participating Member States.

“European Banking Services Obligations” means Banking Services Obligations of a European Loan Party that are not “Banking Services Obligations” as defined in the Term Loan Agreement (or any equivalent term under the Term Facility).

“European Borrower” means any Subsidiary of the US Borrower that is incorporated or organized under the laws of the Netherlands or England and Wales and designated as a “European Borrower” pursuant to a European Borrower Joinder Agreement.

“European Borrower Joinder Agreement” means a joinder agreement executed by the applicable European Loan Party in form and substance reasonably acceptable to the Administrative Agent (which shall include conditions that each Revolving Lender with an Initial European Commitment has reasonably satisfied its requirements under applicable “know your customer” and anti-money laundering rules and regulations with respect to each applicable European Loan Party) and there would be no material adverse legal, regulatory or licensing requirement imposed on or relating to such Revolving Lender in respect of such proposed European Loan Party or any commitment or extension of credit hereunder relating thereto.

“European Borrowing Base” means the sum, in Dollars, of the following as set forth in the most recently delivered European Borrowing Base Certificate:

(a) 85% of the European Loan Parties’ Eligible Accounts; plus

(b) the lesser of (i) 85% of the Net Orderly Liquidation Value or (ii) 70% of the book value of the European Loan Parties’ Eligible Inventory (calculated at the lower of cost or market value); plus

(c) 100% of Qualified Cash of the European Loan Parties provided that the sum of all Qualified Cash of all Loan Parties included in the US Borrowing Base~~, the Canadian Borrowing Base~~ and the European Borrowing Base may not exceed $25,000,000 in the aggregate; minus

(d) any Availability Reserve established in connection with the foregoing.

In connection with any Subject Transaction, the European Borrowers may submit a European Borrowing Base Certificate reflecting a calculation of the European Borrowing Base that includes Eligible Accounts and Eligible Inventory (otherwise satisfying the criteria in respect thereof, contained in such definition) acquired by European Loan Parties in connection with such Subject Transaction (the “Acquired European Eligible Accounts” and the “Acquired European Eligible Inventory”, respectively) and, from and after the Subject Transaction Date, the European Borrowing Base hereunder shall be calculated giving effect thereto; provided that prior to the completion of a field examination and inventory appraisal with respect to such Acquired European Eligible Accounts and Acquired European Eligible Inventory, such adjustment to the European Borrowing Base shall only be available if a customary desktop audit with respect to such assets reasonably satisfactory to the Administrative Agent in its Permitted Discretion has been completed and shall be limited to (i) from the Subject Transaction Date until the date that is 91 days after the Subject Transaction Date, the aggregate amount of Acquired European Eligible Accounts and Acquired European Eligible Inventory included in the European Borrowing Base prior to the completion of a field examination and inventory appraisal with respect thereto, shall not exceed 10% of the European Borrowing Base (calculated after giving effect to the inclusion (up to such 10% cap) of the Acquired European Eligible Accounts and Acquired European Eligible Inventory as to which a field examination and inventory appraisal has not been performed). From the 91st day following the Subject Transaction Date (or such later date as the Administrative Agent may agree), the European Borrowing Base shall be calculated without reference to the Acquired European Eligible Accounts and the Acquired European Eligible Inventory until a field examination and inventory appraisal has been completed with respect to such assets; it being understood and agreed that (x) there shall be no Default or Event of Default solely as a result of a failure to complete and deliver such inventory appraisal and field examination on or prior to the dates indicated above and (y) the performance of such inventory appraisal and field examination on the Acquired European Eligible Accounts and the Acquired European Eligible Inventory shall not count toward the limitations on the number of inventory appraisals and field examinations contained in Section 5.06(b).

“European Borrowing Base Certificate” means a certificate from a Responsible Officer of the Lead Borrower, in substantially the form of Exhibit N, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Lead Borrower and the Administrative Agent or such other form which is acceptable to the Administrative Agent in its reasonable discretion.

“European Borrowing Base Effective Date” means the first date on which (i) a European Borrower delivers a European Borrower Joinder Agreement and complies with clause (a)(iii) of the Collateral and Guarantee Requirement and (ii) a European Borrowing Base Certificate has been delivered to the Administrative Agent.

“European Collateral” means any and all property of any European Loan Party or US Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any European Loan Party or US Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document, in each case, to secure the European Secured Obligations.

“European Concentration Account” has the meaning assigned to such term in Section 5.16(a).

“European Hedge Product Amount” has the meaning assigned to such term in the definition of European Secured Hedging Obligations.

“European LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“European LC Exposure” means at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding European Letters of Credit at such time and (b) the Dollar Equivalent of the aggregate principal amount of all LC Disbursements with respect to European Letters of Credit that have not yet been reimbursed at such time. The European LC Exposure of any Lender at any time shall equal its Applicable Percentage of the aggregate European LC Exposure at such time.

“European Letter of Credit” has the meaning assigned to such term in Section 2.05(a)(i)(C)

“European Letter of Credit Sublimit” means $8,000,000, subject to increase in accordance with Section 2.22.

“European Line Cap” means at any time, the lesser of (i) the aggregate Initial European Commitment and (ii) the then-applicable European Borrowing Base.

“European Loan Guaranty” means any European Loan Guaranty Agreement, in form and substance reasonably satisfactory to the Administrative Agent (which shall be based on the US Loan Guaranty, with changes to be reasonably agreed), executed by each European Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties.

“European Loan Party” means any Loan Party that is incorporated or organized under the laws of the Netherlands or England and Wales.

“European Lockbox” has the meaning assigned to such term in Section 5.16(a).

“European Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Initial European Revolving Loans, all European Overadvances, all European Protective Advances, all European LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the European Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Initial European Revolving Loan, European Overadvance, European Protective Advance, European Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“European Overadvance” has the meaning assigned to such term in Section 2.04(c).

“European Protective Advance” has the meaning assigned to such term in Section 2.06(a).

“European Required Lenders” means, at any time, Lenders having Initial European Revolving Credit Exposure or unused Initial European Revolving Commitments representing more than 50% of the sum of the total Initial European Revolving Credit Exposure and such unused Initial European Revolving Commitments at such time; provided that the Initial European Revolving Credit Exposure and unused Initial European Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of the European Required Lenders at any time.

“European Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) of any European Loan Party under each Hedge Agreement that (a) is in effect on the Closing Date between any European Loan Party and a counterparty that is the Administrative Agent, a Lender, an Arranger or any Affiliate of the Administrative Agent, a Lender or an Arranger as of the Closing Date or (b) is entered into after the Closing Date between any European Loan Party and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such Hedge Agreement is entered into, for which such European Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by any European Borrower as being a European Secured Hedging Obligation for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender; provided that for any such European Secured Hedging Obligations to constitute “Designated Hedging Obligations,” the applicable European Loan Party must have provided written notice to the Administrative Agent substantially in the form of Exhibit O notifying the Administrative Agent of (i) the existence of the applicable Hedge Agreement and (ii) the maximum amount of obligations of the applicable European Loan Party that may arise thereunder (the “European Hedge Product Amount”). The European Hedge Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and European Loan Party. No European Hedge Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

“European Secured Obligations” means all Secured Obligations of the European Loan Parties.

“European Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“European Super Majority Lenders” means, at any time, Lenders having Initial European Revolving Credit Exposure and unused Initial European Revolving Commitments representing more than 66-2/3% of the sum of the aggregate Initial European Revolving Credit Exposure and such unused Initial European Revolving Commitments of all Lenders at such time; provided that the Initial European Revolving Credit Exposure and unused Initial European Revolving Commitment of any Defaulting Lender shall be disregarded in the determination of the European Super Majority Lenders at any time.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excluded Account” means any Deposit Account or Securities Account (in each case, as defined in the UCC) (i) which is a Trust Fund Account, (ii) any deposit account used by any Loan Party exclusively for disbursements and payments (including payroll) in the ordinary course of business, (iii) which is used for the sole purpose of holding the proceeds of Term Loan Collateral pending reinvestment by the Borrowers or application against the Term Loans, (iv) which is a zero balance account or (v) which has an average daily balance for any fiscal month of less than $500,000 individually or $2,000,000 in the aggregate for all such Excluded Accounts.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a) any ~~contract, instrument, lease, licenses, agreement or other document~~assets (including any lease, licenses or agreement) subject to a purchase money security interest, capital lease or similar arrangement permitted by this Agreement as to which the grant of a security interest therein would (i) constitute a violation of a restriction in favor of a third party (other than Holdings, the Borrowers or any of their ~~Restricted Subsidiaries~~subsidiaries) or result in the abandonment, invalidation or unenforceability of any right of the relevant Loan Party~~, unless and until any required consents shall have been obtained~~, or (ii) result in a breach, termination (or a right of termination) or default under such contract, instrument, lease, license, agreement or other document (including pursuant to any “change of control” or similar provision); provided, however, that any such asset will only constitute an Excluded Asset under clause (i) or clause (ii) above to the extent such violation or breach, termination (or right of termination) or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction~~, the PPSA~~ or any other applicable law; provided further that any such asset shall cease to constitute an Excluded Asset at such time as the condition causing such violation, breach, termination (or right of termination) or default or right to amend or require other actions no longer exists and to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such contract, instrument, lease, license, agreement or document that does not result in any of the consequences specified in clauses (i) and (ii) above~~,~~;

(b) the Capital Stock of any (i) Immaterial Subsidiary ~~(except to the extent the security interest in such Capital Stock may be perfected by the filing of a Form UCC-1 (or similar) financing statement)~~, (ii) Captive Insurance Subsidiary, (iii) Unrestricted Subsidiary (except to the extent the security interest in such Capital Stock may be perfected by the filing of a Form UCC-1 (or similar) financing statement), (iv) not-for-profit subsidiary ~~and/or~~, (v) special purpose entity used for any permitted securitization facility, (vi) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary and is not permitted to be pledged pursuant to such entity’s organizational documents without (A) the consent of one or more unaffiliated third parties other than Holdings, the Lead Borrower or any of its subsidiaries (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) or (B) giving rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party other than Holdings, the Lead Borrower or any of its subsidiaries, (vii) any subsidiary that is prohibited from having its stock pledged by (A) any law or regulation or would require governmental (including regulatory) consent, approval or authorization, or (B) any Contractual Obligation that exists on the Closing Date or at the same time such subsidiary becomes a subsidiary of the Lead Borrower and not entered into in contemplation of such subsidiary becoming a subsidiary of the Lead Borrower, (viii) any Restricted Subsidiary acquired by the Lead Borrower or any of its Restricted Subsidiaries after the Closing Date that, at the time of the relevant acquisition (and not entered into in contemplation of such acquisition), is an obligor in respect of any Indebtedness permitted to be assumed by the Lead Borrower or such Restricted Subsidiary to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits the Capital Stock of such Restricted Subsidiary from being pledged, and (ix) any person that is not (A) the Lead Borrower or (B) a Restricted Subsidiary that is a direct, first tier subsidiary of the Lead Borrower or a Subsidiary Guarantor;

(c) any IP Rights in any non-U.S. jurisdictions and any intent-to-use Trademark application prior to the filing ~~and acceptance~~ of a “Statement of Use”~~,~~ or an “Amendment to Allege Use” with respect thereto, only to the extent, if any, that, and solely during the period, ~~in which,~~ if any, in which, the grant of a security interest therein ~~may~~would impair the validity or enforceability of ~~any registration that issues from~~ such intent-to-use Trademark application or any registration issuing therefrom under applicable ~~federal~~ law~~,~~;

(d) any asset ~~or property~~(including governmental licenses or state or local franchises, charters, authorizations and agreements), the grant or perfection of a security interest in which would (~~A~~i) be prohibited or restricted by applicable law (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC and other applicable laws) or (ii) require any governmental consent, approval, license or authorization that has not been obtained (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC and other applicable laws), (~~B~~iii) be prohibited by enforceable anti-assignment provisions of applicable Requirements of Law, except, in the case of this clause (~~B~~iii), to the extent such prohibition would be rendered ineffective under the UCC~~, the PPSA~~ or other applicable law notwithstanding such prohibition, or (~~C~~iv) be prohibited by enforceable anti-assignment provisions of contracts governing such asset in existence on the Closing Date ~~(~~or on the date of acquisition of the relevant asset (and in each case not entered into in anticipation of the Closing Date or such acquisition and except, in each case, to the extent that term in such contract providing for such prohibition purports to prohibit the granting of a security interest over all assets of such Loan Party or any other Loan Party)~~)~~ other than to the extent such prohibition would be rendered ~~in effective~~ineffective under the UCC~~, the PPSA~~ or other applicable law~~,~~;

(e) (i) any leasehold Real Estate Asset and (ii) any owned Real Estate Asset~~,~~;

~~(f) any interest in any partnership, joint venture or non-Wholly-Owned Subsidiary which cannot be pledged without (i) the consent of one or more third parties other than Holdings, any Borrower or any of their Restricted Subsidiaries (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction, or any similar and/or any equivalent provision of the PPSA or any other applicable law) or (ii) giving rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party other than Holdings, any Borrower or any of their Restricted Subsidiaries,~~

(f) any leasehold interests in any other asset or property (except to the extent the security interest in such leasehold interest may be perfected by the filing of a Form UCC-1 financing statement);

(g) any motor vehicles and other assets subject to certificates of title;

(h) ~~(g)~~ any Margin Stock~~,~~;

(i) ~~(h)~~ with respect to any Credit Extension, Overadvance or Protective Advance made to the US Borrower, the Capital Stock of ~~(i)~~ any ~~CFC, (ii) any CFC Holdco or (iii) Potters Holdings II GP, LLC, Potters Holdings II LP, Potters GP and Potters LP~~Foreign Subsidiary or any Foreign Subsidiary Holdco, other than 65% of the issued and outstanding ~~voting Capital Stock and 100% of any issued and outstanding non-voting Capital Stock of (i) each first-tier CFC, (ii) each first tier CFC Holdco and (iii) Potters GP and Potters LP,~~Capital Stock of any Restricted Subsidiary that is a direct, first-tier Restricted Subsidiary of the Lead Borrower or a Subsidiary Guarantor and owned by the Lead Borrower or such Subsidiary Guarantor;

(j) ~~(i)~~  (i) Commercial Tort Claims with a value (as reasonably estimated by the Lead Borrower) of less than $~~15,000,000,~~20,000,000 (except as to which perfection of the security interest in such Commercial Tort Claims is accomplished by the filing of a Form UCC-1 financing statement covering “all-assets” (or similar language)) and (ii) Letter-of-Credit Rights (except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such Letter-of-Credit Rights may be perfected by the filing of a Form UCC-1 financing statement covering “all-assets” (or similar language));

(k) ~~(j)~~ any Cash or Cash Equivalents comprised of (a) funds specially and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit ~~of~~for any Loan Party’s employees, (b) funds used or to be used to pay all Taxes required to be collected, remitted or withheld (including, without limitation, U.S. federal and state withholding Taxes (including the employer’s share thereof)) and (c) any other funds which any Loan Party holds as an escrow or fiduciary for the benefit of another Person (Cash and Cash Equivalents described in this clause (~~h~~k), “Tax and Trust Funds”) as long as such Tax and Trust Funds are deposited in a Trust Fund ~~Account,~~Accounts;

(l) ~~(k)~~ any accounts receivable and related assets that are sold or disposed of in connection with any factoring or similar arrangement permitted by this Agreement~~, and~~;

(m) any asset or property (including the Capital Stock of any Restricted Subsidiary), the grant or perfection of a security interest in which would result in material adverse tax liabilities or consequences to any Parent Company, Holdings, the Lead Borrower or any Restricted Subsidiary (including with respect to any tax distribution paid or payable to any Parent Company), as reasonably determined by the Lead Borrower in consultation with the Administrative Agent;

(n) ~~(l)~~ any asset with respect to which the Administrative Agent and the ~~relevant Loan Party~~Lead Borrower have reasonably determined ~~in writing~~ that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby~~.~~ as reasonably determined by the Lead Borrower; and

(o) provided that, Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (a) through (o) (unless such proceeds, substitutions or replacements would constitute “Excluded Assets” referred to in clauses (a) through (p)).

Notwithstanding the foregoing, it is understood and agreed that the exclusions above shall not be applicable solely to the extent necessary for any customary English law floating charge to constitute a qualifying floating charge granted by a UK Loan Party.

“Excluded Subsidiary” means:

(a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary~~,~~;

(b) any Immaterial Subsidiary~~,~~;

(c) any Restricted Subsidiary that is prohibited ~~by~~from providing a Guarantee by (i) law~~,~~ or regulation or whose provision of a Guarantee would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guarantee or (ii) any contractual obligation existing on the Closing Date or at the time such Restricted Subsidiary becomes a subsidiary (which Contractual Obligation was not entered into in contemplation of such Restricted Subsidiary becoming a subsidiary) from providing a Loan Guaranty ~~or that would require a governmental (including regulatory) consent, approval, license or authorization to provide a Loan Guaranty (unless such consent, approval, license or authorization has been obtained),~~;

(d) any direct or indirect subsidiary of the Lead Borrower that is (i) a not-for-profit subsidiary, (ii) a Captive Insurance Subsidiary, (iii) a special purpose entity used for any permitted securitization or receivables facility or financing, (iv) a Foreign Subsidiary or a direct or indirect subsidiary of a Foreign Subsidiary, (v) a Foreign Subsidiary Holdco or a direct or indirect subsidiary of a Foreign Subsidiary Holdco, or (vi) an Unrestricted Subsidiary;

~~(d) that is a Foreign Subsidiary and does not have legal capacity to provide a Loan Guaranty (whether as a result of financial assistance or similar legal principles), or~~

~~(e) that is a Foreign Subsidiary and the provision of a Loan Guaranty could reasonably be expected to conflict with the fiduciary duties of such Restricted Subsidiary’s directors (or equivalent managers) or result in, or reasonably be expected to result in, a material risk of personal or criminal liability for such Restricted Subsidiary or any of its officers or directors, in each case after giving effect to applicable “whitewash” or similar procedures to the extent that any such “whitewash” or similar procedure is commercially reasonably in the good faith determination of the Lead Borrower,~~

~~(f) any not-for-profit subsidiary,~~

~~(g) any Captive Insurance Subsidiary,~~

(e) ~~(h) any special purpose entity used for any permitted securitization or receivables facility or financing,~~

~~(i) with respect to any Credit Extension, Overadvance or Protective Advance made to the US Borrower, any CFC,~~

~~(j) with respect to any Credit Extension, Overadvance or Protective Advance made to the US Borrower, (i) any CFC Holdco, (ii) Potters GP, Potters LP and Potters Holdings II GP, LLC and/or (iii) any Subsidiary that is a direct or indirect subsidiary of any (x) CFC or (y) CFC Holdco, provided that clause (j)(iii) hereof shall not apply to any direct or indirect subsidiary of Potters LP or Potters GP that is a Guarantor as of the Closing Date to the extent such clause would otherwise apply solely by reason of Potters LP or Potters GP becoming a CFC after the Closing Date,~~

~~(k) any Unrestricted Subsidiary, and~~

~~(l)~~ any ~~other~~ Restricted Subsidiary with respect to which, in the reasonable judgment of the Lead Borrower (in consultation with the Administrative Agent ~~and the Borrowers~~), the burden or cost of providing a Loan Guaranty outweighs the benefits afforded thereby~~.~~;

(f) solely in the case of any obligation under any Secured Hedging Obligations that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any subsidiary of Holdings that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act (after giving effect to any applicable customary “keepwell” provision under the Loan Guaranty);

(g) any Restricted Subsidiary acquired by the Lead Borrower or any of its Restricted Subsidiaries after the Closing Date that, at the time of the relevant acquisition (and not entered into in contemplation of such acquisition), is an obligor in respect of assumed Indebtedness that is permitted hereunder to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Restricted Subsidiary from providing a Loan Guaranty;

(h) any subsidiary of the Lead Borrower where the provision of a Loan Guaranty would result in material adverse tax consequences to any Parent Company, Holdings, the Lead Borrower or any Restricted Subsidiary, as reasonably determined by the Lead Borrower in consultation with the Administrative Agent; and

(i) any subsidiary as reasonably agreed between the Lead Borrower and the Administrative Agent.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guaranty and any other “keepwell,” support or other agreement for the benefit of such Loan Guarantor) at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent ~~or~~, any Lender (which for purposes of this term shall include any Issuing Bank) or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income ~~or~~(however denominated) and franchise Taxes, in each case, (i) imposed ~~as a result of the Administrative Agent or such Lender being organized~~by the jurisdiction (or any political subdivision thereof) under the laws of~~, or having~~ which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office ~~in, the jurisdiction imposing such Tax~~is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes ~~or~~imposed under Section 884(a) of the Code or any similar ~~Taxes~~Tax, imposed by any jurisdiction described in clause (a), (c) in the case of any ~~Foreign~~ Lender, any U.S. federal withholding Tax that is imposed on amounts payable to ~~such Foreign Lender under any Loan Document~~or for the account of such Lender with respect to an applicable interest in a Loan or Commitment that are (or would be) required to be withheld pursuant to ~~Requirements~~a Requirement of Law in effect at the time such ~~Foreign~~ Lender becomes a party to this Agreement (or designates a new lending office), except in each case (i) pursuant to an assignment or designation of a new lending office under Section 2.19 and (ii) to the extent that such ~~Foreign~~ Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (d) any Tax imposed as a result of a failure by the Administrative Agent or any Lender to comply with ~~the requirements of~~ Section 2.17(f), (e) any ~~U.S. federal~~withholding Tax imposed under FATCA and (f) U.S. backup withholding ~~Tax under FATCA~~taxes and (f) any Bank Levy.

“Existing Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of May 4, 2016, by and among CPQ, PQ, the Lenders from time to time party thereto and Credit Suisse, in its capacities as administrative agent and collateral agent for the Lenders, as amended by the First Amendment Agreement, dated as of November 14, 2016, the Second Amendment Agreement, dated as of August 7, 2017, the Third Amendment Agreement, dated as of February 8, 2018, the Fourth Amendment Agreement, dated as of February 7, 2020, and the Fifth Amendment Agreement, dated as of December 22, 2020, and any other amendments, restatements, amendments and restatements, supplements, refinancings, renewals, extensions or modifications thereof.

“Existing Term Loan Credit Agreement Transactions” has the meaning assigned to “Transactions” in the Existing Term Loan Credit Agreement as in effect on the date hereof.

~~“Existing Credit Agreements” means (i) that certain Credit Agreement, dated as of November 8, 2012, among CPQ Midco I Corporation, a Delaware corporation, PQ Corporation, a Pennsylvania corporation, as borrower, the lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and the other parties thereto and (ii) that certain Credit Agreement, dated as of December 1, 2014, among Eco Services Intermediate Holdings LLC, as holdings, Eco Services Operations LLC, as borrower, the lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and the other parties thereto.~~

~~“Existing Letter of Credit” means any letter of credit previously issued that (a) will remain outstanding on and after the Closing Date and (b) is listed on Schedule 1.01(d).~~

~~“Existing PQ Notes” means 8.750% Second Lien Senior Secured Notes due 2018 issued pursuant to that certain Indenture, dated as of November 8, 2012, among PQ Corporation, as issuer and Wilmington Trust, National Association, as trustee.~~

~~“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.~~

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Facility” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.23) and the Borrowers executed by each of (a) Holdings, (b) the Borrowers, (c) the Administrative Agent and (d) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, hereof owned, leased, operated or used by any Borrower or any of their Restricted Subsidiaries.

“Fair Market Value” means, with respect to any property, assets (including Capital Stock and Indebtedness) or obligations, the fair market value thereof as reasonably determined by the Lead Borrower (after taking into account, with respect to property and assets, any liabilities with respect thereto that impact such fair market value).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code ~~(or any amended or successor version described above),~~and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement ~~between the U.S. and any other jurisdiction that facilitates the implementation of~~, treaty or convention among Governmental Authorities and implementing such Sections of the Code ~~and any treaty, law, regulation or other official guidance issued under or with respect to the foregoing~~.

“FCPA”~~means the U.S. Foreign Corrupt Practices Act of 1977~~has the meaning assigned to such term in Section 3.17(b).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions ~~with members of the Federal Reserve System arranged by Federal funds brokers~~, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the ~~average of the quotations~~Federal Funds Effective Rate for such day ~~for such transactions received by~~shall be the average rate charged to the Administrative Agent ~~from three Federal funds brokers of recognized standing selected by it.~~on such day on such transactions as determined by the Administrative Agent; provided that to the extent that the Federal Funds Effective Rate is less than 0.00% per annum, the Federal Funds Effective Rate shall be deemed to be 0.00% per annum for purposes hereof.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that certain Fee Letter, dated as of March 29, 2016 by and among, inter alias, the US Borrower and Citi.

~~“~~”Financial Support Direction~~”~~” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004 (UK).

“First Amendment” shall mean the First Amendment Agreement, dated as of March 20, 2020, among the Borrowers, Holdings, each Guarantor and Citibank, N.A., as the Administrative Agent (on behalf of itself and on behalf of all Consenting Lenders (as defined therein)).

“First Amendment Effective Date” shall mean March 20, 2020.

“First Lien Leverage Ratio”means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA, in each case for the Lead Borrower and its Restricted Subsidiaries on a consolidated basis.

“First Priority Secured Obligations” means the Secured Obligations (as defined in the Term Loan Credit Agreement) in respect of the Term Loans and any other Credit Facilities secured by the Collateral on a pari passu basis with the Term Loans (as incurred and secured on the Restatement Effective Date).

“First Restated Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Lead Borrower ending December 31 of each calendar year.

“Fixed Basket” means any category or subcategory of exceptions, thresholds, baskets, or other provisions in this Agreement based on a fixed Dollar amount and/or percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets as of any date of determination (including in Article 6 and clause (a)(i) or any sub-clause therein of the definition of “Incremental Cap”) or that is not otherwise an Incurrence-Based Basket.

“Fixed Charge Coverage Ratio” means, the ratio, determined on a consolidated basis for the Borrowers and their Restricted Subsidiaries for the most recent four Fiscal Quarters period, of (a) trailing 4-quarter Consolidated Adjusted EBITDA minus (i) Capital Expenditures (except to the extent financed with the proceeds of Dispositions, long term Indebtedness (other than the Revolving Loans) for such period and (ii) the aggregate amount of federal, state, local and foreign income Taxes paid or payable currently in cash for such period to (b) Fixed Charges paid or payable currently in cash for such period, in each case, of the Lead Borrower and its Restricted Subsidiaries on a consolidated basis.

“Fixed Charges” means without duplication, the sum of (a) Net Interest Expense, (b) scheduled principal payments in respect of Indebtedness for borrowed money paid or payable in cash (other than payments made by the Borrowers or their Restricted Subsidiaries to the Borrowers or any of their Subsidiaries and, in any case, excluding any earn-out obligation or purchase price adjustment), (c) scheduled payments in respect of Capital Leases paid or payable in Cash to the extent allocated to principal in accordance with GAAP, all calculated for the Lead Borrower and its Restricted Subsidiaries on a consolidated basis, (c) solely for purposes of testing Section 6.15, unfinanced Restricted Payments made in reliance on the Payment Conditions and (d) solely to the extent testing compliance with the Payment Conditions, Restricted Payments made in reliance on the Payment Conditions. For purposes of determining the amount of principal allocated to scheduled payments under Capital Leases under this definition, interest in respect of any Capital Lease of any Person shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Foreign Discretionary Guarantor” means a Discretionary Guarantor that is organized in a jurisdiction outside of the United States.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means a direct or indirect Restricted Subsidiary of the Lead Borrower that has no material assets other than the capital stock and, if applicable, capital stock and indebtedness of one or more subsidiaries that are Foreign Subsidiaries or other Foreign Subsidiary Holdcos.

“Funding Account” has the meaning assigned to such term in Section 2.03(h).

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made~~.~~, subject to Section 1.04(a); provided, that, unless the Lead Borrower elects otherwise or exercises its rights under Section 1.04(a), the accounting for operating leases and capital leases under GAAP as in effect on the Closing Date (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement (including the definition of Capital Lease, Consolidated Total Debt and Indebtedness), as applied by the Lead Borrower in good faith.

~~“Global Intercompany Note” means the Global Intercompany Note in effect from time to time in the form attached hereto as Exhibit M, or such other form reasonably acceptable to the Administrative Agent and the Lead Borrower, among the Loan Parties and the Restricted Subsidiaries party thereto.~~

“Governmental Authority” means any federal, provincial, territorial, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the U.S., the U.S., or a foreign government or any other political subdivision thereof, including central banks and supra national bodies.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

~~“GST, HST, VAT Tax Reserve” means an amount determined by the Administrative Agent in its Permitted Discretion from time to time representing an estimate of potential prior or pari passu ranking capital gains tax, value added tax, goods and services tax, harmonized sales tax and/or any other taxes and the costs of any administration or winding-up.~~

“Guarantee” of or by any Person (as used in this definition, the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantor” means Holdings, each Borrower, any Subsidiary Guarantor and any Discretionary Guarantor. Notwithstanding the foregoing, the Lead Borrower may elect, in its sole discretion (but subject to the consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed), to cause one or more Restricted Subsidiaries that are Excluded Subsidiaries or, without limiting the obligation of Holdings and each Borrower to at all times be a Guarantor, one or more specified Parent Companies to become a Guarantor (any such person, a “Discretionary Guarantor”) by causing such Person to execute a joinder to the Loan Guaranty (in substantially the form attached as an exhibit thereto) and to satisfy the requirements of Section 5.12, the Collateral and Guarantee Requirement and the Perfection Requirements (as if such Person was a newly formed Restricted

Subsidiary that is not an Excluded Subsidiary but without regard to the time periods specified therein, provided that such entity shall not be deemed a Guarantor or Discretionary Guarantor until such entity has complied with such requirements); provided, that (i) in the case of any Foreign Discretionary Guarantor, the jurisdiction of such person is reasonably satisfactory to the Administrative Agent and (ii) Administrative Agent shall have received at least two (2) Business Days prior to such Person becoming a Guarantor all documentation and other information in respect of such person required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA Patriot Act); provided, further, that notwithstanding anything to the contrary, no Parent Company (other than, for the avoidance of doubt, Holdings) that becomes a Discretionary Guarantor shall be required to grant (but may grant at the Lead Borrower’s election) any Liens or provide any Collateral or other security for its obligations. Any such Discretionary Guarantor shall be treated as and shall be subject to all provisions applicable to Loan Parties and Guarantors and shall not otherwise be treated as or subject to the provisions applicable to Excluded Subsidiaries on the basis for which such Person constituted an Excluded Subsidiary at the time of such designation; provided that no Parent Company that is a Discretionary Guarantor shall be treated as a Loan Party or Guarantor for purposes of Article VI or any exceptions, thresholds or baskets applicable to or available to any Person on the basis that such Parent Company is a Loan Party or Guarantor for so long as such Parent Company has not granted any Liens or provided any Collateral or other security for its obligations and otherwise complied with the Collateral and Guarantee Requirement and Perfection Requirements (as if such Person was a newly formed Restricted Subsidiary that is not an Excluded Subsidiary but without regard to the time periods specified therein).

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, ~~limited~~defined, listed or regulated as “toxic”, “hazardous” or as a “pollutant” or “contaminant” or words of similar meaning or effect by any Environmental Law ~~or any Governmental Authority~~, including asbestos and asbestos-related material.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Hedge Product Reserve” means the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of Designated Hedging Obligations, which shall not exceed the sum of all ~~Canadian Hedge Product Amounts,~~ European Hedge Product Amounts and US Hedge Product Amounts in respect of Designated Hedging Obligations at such time.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“IBA” has the meaning assigned to such term in Section 1.14(a).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date of determination, any Restricted Subsidiary of the Lead Borrower ~~(a) that does not have assets in excess of 2.5% of Consolidated Total Assets of~~that has been designated by the Lead Borrower ~~and its Restricted Subsidiaries and (b) that does not contribute Consolidated Adjusted EBITDA in excess of 2.5% of the Consolidated Adjusted EBITDA of the Lead Borrower and its Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test Period;~~as an “Immaterial Subsidiary” for purposes of this Agreement, provided that the Consolidated Total Assets and Consolidated Adjusted EBITDA (as so determined) of all such designated Immaterial Subsidiaries that would otherwise be required to be Subsidiary Guarantors shall not exceed 5.0% of Consolidated Total Assets and 5.0% of Consolidated Adjusted EBITDA, in each case, of the Lead Borrower and its Restricted Subsidiaries for the relevant Test Period~~; provided further that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of the Lead Borrower delivered pursuant to Section 4.01~~.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:

(a) the greater of (i) (x) $100,000,000 less (y) the aggregate principal amount of all Incremental Revolving Facilities incurred or issued after the ~~First Amendment~~Restatement Effective Date in reliance on clause (a)(i)(x) of this definition and (ii) if, after giving pro forma effect to any Incremental Revolving Facility implemented in reliance on this clause (a) (assuming a full drawing of such Incremental Revolving Facility), either (1) the Total Leverage Ratio does not exceed 6.00:1.00 or (2) the Fixed Charge Coverage Ratio would not be less than 2.00:1.00 the amount by which the Borrowing Base exceeds the Aggregate Commitments at such time, plus

(b) the amount of any permanent voluntary reduction of any Aggregate Commitment, plus

(c) in the case of any Incremental Revolving Facility that effectively replaces any Aggregate Commitment terminated in accordance with Section 2.19, an amount equal to the relevant terminated Aggregate Commitment, provided, that for the avoidance of doubt, amounts under the preceding clauses (b) and (c) may not be duplicative of any Incremental Revolving Facility implemented to replace ~~a~~an Aggregate Commitment incurred in reliance on clause (a)(ii) above.

“Incremental Revolving Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Revolving Facility or Incremental Revolving Loans.

“Incremental Revolving Facility Agreement” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.21) and the Lead Borrower executed by each of (a) Holdings and the Lead Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Revolving Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Revolving Facility.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Incurrence-Based Basket” means any category (or subcategory) of exceptions, thresholds, baskets, or other provisions in this Agreement based on complying or subject to compliance (including on a Pro Forma Basis) with any financial ratio (including, without limitation any First Lien Leverage Ratio, any Secured Leverage Ratio, any Total Leverage Ratio, any Fixed Charge Coverage Ratio, any Net Interest Coverage Ratio and/or clause (a)(ii) (or sub-clause) of the definition of Incremental Cap).

“Indebtedness” as applied to any Person means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as ~~a liability~~indebtedness on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (d) any obligation owed for all or any part of the deferred purchase price of property or services (~~excluding (w)~~other than any earn out obligation ~~or~~, purchase price and working capital adjustment ~~until such~~obligations and any similar obligation ~~(A) becomes~~except to the extent reflected as a liability on the ~~statement of financial position or~~ balance sheet (excluding the footnotes thereto) in accordance with GAAP and ~~(B) has~~ not ~~been~~ paid within thirty (30) days after becoming due and payable~~, (x) any such obligations incurred under ERISA, (y) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company~~

~~basis) and (z) liabilities associated with customer prepayments and deposits~~), which purchase price is ~~(i)~~ due more than ~~six months~~three hundred sixty four (364) days from the date of incurrence of the obligation in respect thereof ~~or (ii) evidenced by a note or similar written instrument~~; (e) all Indebtedness of ~~others~~other Persons secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby shall have been assumed by such Person ~~or is non-recourse to the credit of such Person~~in an amount equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property or asset subject to such Lien; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock~~;~~ and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that ~~(i)~~ in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Leverage Ratio, the Fixed Charge Coverage Ratio, the ~~Senior Secured~~Net Interest Coverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio or any other financial ratio under this Agreement ~~and (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith~~. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or any joint venture (other than any joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt; provided that, notwithstanding anything herein to the contrary, the term “Indebtedness” shall ~~not include~~exclude, and shall be calculated without giving effect to, (A) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder~~. Notwithstanding the foregoing, Indebtedness of Holdings and its Restricted Subsidiaries shall exclude (1~~, (B) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement), (C) liabilities under vendor agreements to the extent such liabilities may be satisfied exclusively through non-cash means such as purchase volume earning credits, (~~2~~D) reserves for deferred taxes (or obligation to make any distributions or Restricted Payments in respect thereof), (E) any obligations incurred under ERISA, (F) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis), (G) liabilities associated with customer prepayments and deposits, (H) Indebtedness that is non-recourse to the credit of such Person and (~~3~~I) for all purposes under this Agreement other than for purposes of Section 6.01, intercompany Indebtedness among Holdings and its Restricted Subsidiaries; provided, further, that the principal amount of any Indebtedness shall be determined in accordance with Section 1.08.

“Indemnified Taxes” means Taxes, other than Excluded Taxes ~~or~~and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning set forth in Section 3.11(a).

~~“Information Memorandum” means the Confidential Information Memorandum dated April 2016, relating to the Lead Borrower and its subsidiaries and the Transactions.~~

~~“Initial Canadian Commitment” means with respect to each Lender, the commitment of such Lender to make Initial Canadian Revolving Loans (and acquire participations in Canadian Letters of Credit) hereunder or under the Original Credit Agreement as set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender assumed its Initial Canadian Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.10, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.22 or (c) established or increased from time to time pursuant to Section 2.22 in connection with an Incremental Revolving Facility. The aggregate amount of the Initial Canadian Commitments as of the First Amendment Effective Date is $15,000,000.~~

~~“Initial Canadian Revolving Credit Exposure” means, with respect to any Initial Canadian Revolving Lender at any time (a) the aggregate Outstanding Amount at such time of all Initial Canadian Revolving Loans of such Initial Canadian Revolving Lender, plus (b) the aggregate amount at such time of such Initial Canadian Revolving Lender’s Canadian LC Exposure and participation interest in Canadian Protective Advances and Canadian Overadvances, in each case attributable to its Initial Canadian Commitment.~~

~~“Initial Canadian Revolving Lender” means any Lender with an Initial Canadian Commitment.~~

~~“Initial Canadian Revolving Loan” means any loan made pursuant to Section 2.01(b).~~

“Initial Commitment” means with respect to any Lender, such Lender’s Initial US Commitment~~, Initial European Commitment~~ and/or Initial ~~Canadian~~European Commitment.

“Initial European Commitment” means with respect to each Lender, the commitment of such Lender to make Initial European Revolving Loans (and acquire participations in European Letters of Credit) hereunder or under the Original Credit Agreement or the First Restated Credit Agreement as set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender assumed its Initial European Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.10, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.22 or (c) established or increased from time to time pursuant to Section 2.22 in connection with an Incremental Revolving Facility. The aggregate amount of the Initial European Commitments as of the ~~First Amendment~~Restatement Effective Date is $~~40,000,000~~10,000,000.

“Initial European Revolving Credit Exposure” means, with respect to any Initial European Revolving Lender at any time (a) the aggregate Outstanding Amount at such time of all Initial European Revolving Loans of such Initial European Revolving Lender, plus (b) the aggregate amount at such time of such Initial European Revolving Lender’s European LC Exposure and participation interest in European Protective Advances and European Overadvances~~, in each case attributable to its Initial Canadian Commitment~~.

“Initial European Revolving Lender” means any Lender with an Initial European Commitment.

“Initial European Revolving Loan” means any loan made pursuant to Section 2.01(c).

“Initial Revolving Credit Exposure” means with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and participation interest in Protective Advances, Overadvances and Swingline Loans, in each case, attributable to its Initial Commitments.

“Initial Revolving Credit Maturity Date” means the date that is ~~the earlier of (x)~~ five years after the ~~First Amendment~~Restatement Effective Date ~~and (y) the date that is 91 days prior to the maturity date of the 2022 Senior Secured Notes if the 2022 Senior Secured Notes have not been repaid, refinanced or extended prior to such date as permitted hereunder (with a maturity date that is at least 91 days after the Initial Revolving Credit Maturity Date)~~; provided that if such date is not a Business Day, the Initial Revolving Credit Maturity Date shall be the immediately preceding Business Day.

“Initial Revolving Facility” means the Initial Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loan” means any Initial US Revolving Loan~~,~~ and/or any Initial European Revolving Loan ~~and/or any Initial Canadian Revolving Loan~~.

“Initial US Commitment” means with respect to each Lender, the commitment of such Lender to make Initial US Revolving Loans (and acquire participations in US Letters of Credit and Swingline Loans) hereunder or under the Original Credit Agreement or the First Restated Credit Agreement as set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender assumed its Initial US Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.10, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.22 or (c) established or increased from time to time pursuant to Section 2.22 in connection with an Incremental Revolving Facility. The aggregate amount of the Initial US Commitments as of the ~~First Amendment~~Restatement Effective Date is $~~195,000,000~~90,000,000.

“Initial US Revolving Credit Exposure” means, with respect to any Initial US Revolving Lender at any time (a) the aggregate Outstanding Amount at such time of all Initial US Revolving Loans of such Initial US Revolving Lender, plus (b) the aggregate amount at such time of such Initial US Revolving Lender’s US LC Exposure and participation interest in US Protective Advances, US Overadvances and Swingline Loans, in each case attributable to its Initial US Commitment.

“Initial US Revolving Lender” means any Lender with an Initial US Commitment.

“Initial US Revolving Loan” means any loan made pursuant to Section 2.01(a).

“Intellectual Property Security Agreement” means any agreement, including any supplement thereto, executed on or after the ~~Closing~~Restatement Effective Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the US Security Agreement, including any of the following: (a) a Trademark Security Agreement substantially in the form ~~of Exhibit H-1~~attached as an exhibit to the US Security Agreement, (b) a Patent Security Agreement substantially in the form ~~of Exhibit H-2~~attached as an exhibit to the US Security Agreement or (c) a Copyright Security Agreement substantially in the form ~~of Exhibit H-3~~attached as an exhibit to the US Security Agreement, together with any and all supplements or amendments thereto.

~~“Intercreditor Agreements” means the ABL Intercreditor Agreement and the Pari Passu Term Loan Intercreditor Agreement.~~

“Interest Election Request” means a request by the applicable Borrower in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR ~~Revolving Loan or Canadian Prime Rate~~ Revolving Loan, the last Business Day of each March, June, September and December (commencing on ~~June~~September 30, ~~2016~~2021) or the maturity date applicable to such Revolving Loan and (b) with respect to any LIBO Rate Revolving Loan ~~or CDOR Revolving Loan~~, the last day of the Interest Period applicable to the Borrowing of which such Revolving Loan is a part and, in the case of a LIBO ~~Rate Borrowing or CDOR~~ Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means (a) with respect to any ~~CDOR Rate Borrowing or LIBO Rate~~ LIBO Rate Borrowing (other than an RFR Borrowing), the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months (or, to the extent available to all relevant affected Lenders, twelve (12) months or a shorter period) thereafter, as the applicable Borrower may elect and (b) with respect to any RFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one~~, two,~~ or three ~~or six~~ months ~~(or, to the extent available to all relevant affected Lenders, twelve months or a shorter period)~~ thereafter, as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the UCC ~~(and/or, with respect to any Inventory of a Canadian Loan Party, as defined in the PPSA)~~.

“Investment” means (a) any purchase or other acquisition by the Borrowers or any of their Restricted Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or substantially all of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrowers, any Restricted Subsidiary or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrowers or any of their Restricted Subsidiaries to any other Person. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment) and in each case, the amount of the Investment shall be determined in accordance with Section 1.08.

“Investors” means (a) the Sponsor and (b) the Co-Investors.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means (i) Citi~~, JPM~~ and any other Lender that, at the request of any Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) agrees to become an Issuing Bank; provided that the maximum amount of US ~~Letters of Credit, Canadian~~ Letters of Credit and European Letters of Credit issued and outstanding of any Issuing Bank shall not exceed the amount set forth on Schedule 1.01(a) (as such schedule may be updated from time to time pursuant to Section 2.05(i) with the consent of the applicable Issuing Banks to reflect additional Issuing Banks) at any time unless otherwise agreed in writing by such Issuing Bank and (ii) solely with respect to the applicable Existing Letters of Credit, which will not be extended beyond the applicable maturity date as in effect on the Closing Date, Credit Suisse. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

~~“JPM” means JPMorgan Chase Bank, N.A.~~

“Junior Indebtedness” means any Subordinated Indebtedness (other than Indebtedness among Holdings and/or its subsidiaries) with an individual outstanding principal amount in excess of the Threshold Amount.

“Junior Lien Indebtedness” means any Indebtedness that is secured by a security interest on the Collateral (other than Indebtedness among Holdings and/or its subsidiaries) that is expressly junior or subordinated to the Lien securing the Secured Obligations with an individual outstanding principal amount in excess of the Threshold Amount. For the avoidance of doubt, Indebtedness outstanding under any Term Loan Facility shall not be ~~Subordinated~~Junior Lien Indebtedness.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Initial Revolving Loan, Swingline Loan, Additional Revolving Loan or Additional Revolving Commitment.

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the US LC Exposure~~, the Canadian LC Exposure~~ and the European LC Exposure. The LC Exposure of any Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“LC Obligations” means, at any time, the sum of (a) the amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate principal amount of all unreimbursed LC Disbursements.

“LC Reimbursement Loan” has the meaning assigned to such term in Section 2.05(e)(i).

“LCT Election” has the meaning assigned to such term in Section 1.10(a).

“LCT Test Date” has the meaning assigned to such term in Section 1.10(a).

“Lead Borrower” means the US Borrower.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” means the Initial Revolving Lenders, any Additional Revolving Lender, the Swingline Lender, and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any US Letter of Credit~~, Canadian Letter of Credit~~ or European Letter of Credit.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.05(b).

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“LIBO Rate” means, the Published LIBO Rate, as adjusted to reflect applicable reserves prescribed by governmental authorities.

“LIBOR” means the London interbank offered rate for U.S. Dollars.

“LIBO Rate Revolving Loan” means a Revolving Loan bearing interest at a rate determined by reference to the LIBO Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Limited Condition Transaction” has the meaning assigned to such term in Section 1.10(a).

“Line Cap” means at any time, the lesser of (i) the Aggregate Commitments and (ii) the then-applicable Borrowing Base.

“Liquidity Period” means any period (a) beginning on the date on which (i) Availability shall have been less than the greater of (A) 10% of the Line Cap and (B) $~~20.0~~10.0 million or (ii) US Availability is less than $~~15.0~~7.5 million, in either case for each day during a period of 5 consecutive Business Days, and (b) ending on the date on which (i) Availability is equal to or greater than the greater of (a) 10% of the Line Cap and (b) $~~20.0~~10.0 million and (ii) US Availability is equal to or greater than $~~15.0~~7.5 million, in either case for each day during a period of 30 consecutive calendar days.

“Loan Documents” means this Agreement, the First Amendment, the Second Amendment, the Third Amendment, any Promissory Note, each Loan Guaranty, the Collateral Documents, each Blocked Account Agreement, the ABL Intercreditor ~~Agreements~~Agreement, any intercreditor agreement required to be entered into pursuant to the terms of this Agreement and any other document or instrument designated by the Lead Borrower and the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guaranty” means (a) the US Loan Guaranty, (b) ~~the Canadian Loan Guaranty,~~[reserved], (c) the European Loan Guaranty and (d) each other guaranty agreement executed by any Person pursuant to Section 5.12 in substantially the form attached as Exhibit I or another form of guaranty that is otherwise reasonably satisfactory to the Administrative Agent and the Lead Borrower.

“Loan Parties” means Holdings, the Borrowers, each Subsidiary Guarantor, and in each case their respective successors and permitted assigns.

~~“Management Agreement” means, collectively, (a) the Consulting Agreement dated December 29, 2014, by and among PQ Holdings Inc., the Borrower and CCMP Capital Advisors, LP and (b) the Consulting Agreement dated December 29, 2014, by and among PQ Holdings Inc., the Borrower and INEOS AG.~~

“Loan Party Payments” has the meaning assigned to such term in Section 8.03(a).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of any applicable Parent Company on the date of the declaration of a Restricted Payment permitted pursuant to Section 6.04(a)(viii) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the thirty (30) consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Market Intercreditor Agreement” means an intercreditor agreement the terms of which are consistent with market terms including, to the extent relevant for the type of Indebtedness to be subject to such intercreditor agreement, those governing standstill provisions, release mechanics and security arrangements for the sharing of liens or arrangements relating to the distribution of payments, as applicable (which may, if applicable, consist of a payment “waterfall”), at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto, which is reasonably satisfactory to the Administrative Agent.

“Material Account” means any Deposit Account or Securities Account of a Loan Party other than any Excluded Account.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Holdings, ~~the Lead~~each Borrower and ~~its~~each of their Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent (on behalf of the Lenders) under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Material Debt Instrument” means any ~~physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged to the Administrative Agent (or its bailee) pursuant to the Security Agreement.~~promissory note payable to, or in favor, of a Loan Party with an aggregate principal amount outstanding, in each case, of not less than $25,000,000.

“Maturity Date” means (a) with respect to the Initial Revolving Loans, the Initial Revolving Credit Maturity Date, (b) with respect to any Swingline Loans, the Swingline Maturity Date, (c) with respect to any Incremental Revolving Facility, the final maturity date set forth in the applicable Incremental Facility Agreement and (d) with respect to any Extended Revolving Credit Commitment, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Midco” has the meaning assigned to such term in the preamble to this Agreement.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which the Lead Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Narrative Report” means, with respect to the financial statements with respect to which it is delivered, a ~~customary~~ management discussion and narrative report describing the operations of Holdings, ~~the Lead~~each Borrower and ~~its~~each of their Restricted Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then-current Fiscal Year to the end of the period to which the relevant financial statements relate.

“Net Interest Expense” means for any period, as to the Lead Borrower and its Restricted Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP, (i) the amount equal to cash interest expense paid or payable currently for such period, excluding (a) any fees and expenses associated with the Transactions and any annual agency fees, (b) any costs associated with obtaining, or breakage costs in respect of, Hedging Agreements, (c) any fees or expenses associated with any Dispositions, Permitted Acquisitions, Investments, equity issuances or debt issuances or other transactions (in each case, whether or not consummated) or (d) amortization of deferred financing costs, less (ii) any cash interest income for such period.

“Net Orderly Liquidation Value” means with respect to Eligible Inventory of any Person, the orderly liquidation value thereof, net of all costs and expenses reasonably estimated to be incurred in connection with such liquidation, as determined based upon the most recent Inventory appraisal conducted in accordance with this Agreement.

“Net Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Interest Expense, in each case for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis.

“Net Proceeds” means with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“New Lender” has the meaning set forth in Section 2.17(f)(v).

“NMTC Transactions” means one or more transactions involving the disposition and/or financing of Real Estate Assets owned by any Subsidiary of Holdings in the form of a new market tax credit financing or similar financing in an aggregate amount not to exceed $75,000,000.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b).

“Non-Debt Fund Affiliate” means the Investors and any Affiliates of the Investors (other than Holdings, any Borrower and their respective subsidiaries, a natural person or any Affiliate thereof that is a Debt Fund Affiliate), and any direct or indirect parent of Holdings.

“Non-Guarantor Subsidiary” means any subsidiary of a Borrower that is not a Subsidiary Guarantor.

“Notice of Intent to Cure” has the meaning assigned to such term in Section 6.15(b).

“Obligations” means, collectively, the US Obligations~~, Canadian Obligations~~ and European Obligations.

“OFAC” has the meaning assigned to such term in ~~the definition of “Sanctions”~~Section 3.17(a).

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or association or certificate of formation, and its operating agreement or memorandum and articles of association (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), and (e) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Original Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Other Agreed Adjustments” means any add-backs and adjustments (including pro forma adjustments of the type in clause (b)(xi) of the definition of “Consolidated Adjusted EBITDA”), to the extent not otherwise included in “Consolidated Net Income” or “Consolidated Adjusted EBITDA” of the type reflected in any confidential information memorandum, lender presentations and other marketing materials in respect of the Initial Term Loans (as defined in the Term Loan Credit Agreement), in each case, which add-backs and adjustments shall not, for the avoidance of doubt, be limited to the time periods or amounts in respect of which such add backs and adjustments were identified therein.

“Other Connection Taxes” means, with respect to any Lender, any Issuing Bank or the Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Revolving Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other ~~excise or property~~similar Taxes, charges or similar levies arising from any payment made under ~~or with respect to any Loan Document or~~, from the execution, delivery, performance ~~of~~, enforcement or registration of, from the receipt or perfection of a security interest under, ~~or enforcement of,~~ or otherwise with respect to, this Agreement or any other Loan Document, ~~excluding any~~but not including, for the avoidance of doubt, any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a different lending office or other transfer (other than an assignment or designation of a different lending office made pursuant to Section 2.19) or Excluded Taxes.

“Outstanding Amount” means (a) with respect to Revolving Loans (including Swingline Loans) on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date, (b) with respect to any Letters of Credit, the Dollar Equivalent of the aggregate amount available to be drawn under such Letters of Credit after giving effect to any changes in the aggregate amount available to be drawn under such Letters of Credit or the issuance or expiry of any Letters of Credit, including as a result of any LC Disbursements and (c) with respect to any LC Disbursements on any date, the Dollar Equivalent of the amount of the aggregate outstanding amount of such LC Disbursements on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of the LC Disbursements as of such date, including as a result of any reimbursements by any Borrower of unreimbursed LC Disbursements.

“Overadvance” means a US Overadvance~~, a Canadian Overadvance~~ or a European Overadvance.

“Parallel Debt” has the meaning assigned to such term in Article 8.

“Parent Company” means Holdings and any other Person of which the US Borrower is an indirect Wholly-Owned Subsidiary.

~~“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement dated as of the Closing Date, by and between the Term Loan Administrative Agent, Wells Fargo Bank, National Association, as trustee under the 2022 Senior Secured Note Indenture and the other parties thereto from time to time and acknowledged by the US Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.~~

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with the legislation ~~of~~for the European Union relating to Economic and Monetary Union.

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“Payment Conditions” means as to any transaction, (i) no Specified Default exists or would result from any such transaction, and (ii) Availability (calculated on a Pro Forma Basis) on the date of the proposed transaction and at all times during the 30-consecutive day period immediately preceding such transaction would be equal to or greater than (a) in the case of Restricted Payments, (x) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is greater than or equal to 1.00:1.00, the greater of 15% of the Line Cap and $~~30~~15.0 million and (y) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is less than 1.00:1.00, the greater of 20% of the Line Cap and $~~40~~20.0 million and (b) in the case of Investments, Restricted Debt Payments and any other similar transaction subject to Payment Conditions, (x) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is greater than or equal to 1.00:1.00, the greater of 12.5% of the Line Cap and $~~25~~12.5 million and (y) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is less than 1.00:1.00, the greater of 17.5% of the Line Cap and $~~35~~17.5 million.

“Payment Recipient” has the meaning assigned to such term in Section 8.03(a).

“PBGC” means the Pension Benefit Guaranty Corporation ~~established pursuant to Subtitle A of Title IV of ERISA (or any successor)~~.

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Lead Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part 1 of the Pensions Act 2004 (UK).

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate substantially in the form of Exhibit F.

“Perfection Requirements” means the filing of appropriate financing statements with the office of the Secretary of State, UK Companies House, personal property registries or other appropriate office of the state of organization or incorporation of each Loan Party or location where such Loan Party has assets, the filing of appropriate security agreements or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office and any other relevant national and supra-national intellectual property office or registry, and the delivery to the Administrative Agent of any stock certificate, promissory note or other instrument required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank and entry into a Blocked Account Agreement with respect to each Blocked Account.

“Performance Chemicals Agreement” means that certain Stock Purchase Agreement, dated as of February 28, 2021, by and between PQ Group Holdings, Inc. and Sparta Aggregator L.P., a partnership established by Koch Minerals & Trading, LLC and Cerberus Capital Management, L.P., as amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not adverse, in any material respect, to the interests of the Lenders.

“Performance Chemicals Sale” means collectively the sale of PQ’s performance chemicals business pursuant to the Performance Chemicals Agreement, as a result of which PQ LLC, together with its direct and indirect subsidiaries in the Performance Chemicals Business, will be sold.

“Permitted Acquisition” means any acquisition by the Borrowers or any of their Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (but in any event including any Investment in (x) any Restricted Subsidiary which serves to increase the Borrowers’ or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the Borrowers’ or their relevant Restricted Subsidiary’s ownership interest in such joint venture); provided that:

(a) no Event of Default under Section 7.01(a), (f) or (g) exists or would result after giving pro forma effect to such acquisition;

(b) the total consideration paid by Persons that are Loan Parties for (i) the Capital Stock of any Person that does not become a Guarantor and (ii) in the case of an asset acquisition, assets that are not acquired by any Borrower or any Guarantor, when taken together with the total consideration for all such Persons and assets so acquired after the Closing Date, shall not exceed the sum of (A) (i) the greater of $160,000,000 and 4% of Consolidated Total Assets as of the last day of the most recent Test Period minus (ii) the aggregate amount of Investments in Restricted Subsidiaries that are not Loan Parties made pursuant to Section 6.06(e)(ii), and (B) amounts otherwise available under clauses (q), (r), (x) and (bb) of Section 6.06; provided that the limitation described in this clause (b) shall not apply to any acquisition or, series of related acquisitions consummated substantially simultaneously, to the extent (x) such acquisition is made with the proceeds of sales of the Qualified Capital Stock of, or common equity capital contributions to, the Borrowers or any Restricted Subsidiary or (y) the Person so acquired (or the Person owning the assets so acquired) becomes a Subsidiary Guarantor even though such Person owns Capital Stock in Persons that are not otherwise required to become Subsidiary Guarantors, if, in the case of this clause (y), not less than 65.0% of the Consolidated Adjusted EBITDA of the Person(s) acquired in such acquisition (for this purpose and for the component definitions used therein, determined on a consolidated basis for such Persons and their respective Restricted Subsidiaries) is generated by Person(s) that will become Subsidiary Guarantors (i.e., disregarding any Consolidated Adjusted EBITDA generated by Restricted Subsidiaries of such Subsidiary Guarantors that are not (or will not become) Subsidiary Guarantors); and

(c) the Payment Conditions with respect to Investments have been satisfied on a Pro Forma Basis.

“Permitted Discretion” means the reasonable (from the perspective of a secured asset-based lender) credit judgment exercised in good faith in accordance with customary business practices of the Administrative Agent for comparable asset-based lending transactions.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50% of the relevant voting stock beneficially owned by the group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Restructuring” means the internal reorganization and restructuring transactions (together with related transactions) to facilitate the Performance Chemicals Sale in a tax efficient manner, as a result of which, among other things, (a) all catalyst and non-performance chemicals businesses of PQ were transferred to, and owned by, Ecovyst, (b) the catalyst and non-performance chemicals businesses, on the one hand, and performance chemicals business, on the other hand, held be subsidiaries of PQ were separated, (b) immediately prior to the Performance Chemicals Sale, (c) PQ was converted to a limited liability company and distributed Ecovyst to Holdings, (d) PQ’s assets that were not be sold in the Performance Chemicals Sale were transferred to Ecovyst in accordance with the summary restructuring steps plan delivered to the Administrative Agent prior to the Third Amendment Effective Date and as more fully set forth in the Performance Chemicals Agreement, with such changes that are reasonably acceptable to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited liability partnership, Governmental Authority or any other entity.

“Plan” means any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) maintained by ~~the Lead~~a Borrower or any of its Restricted Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“PQ” means PQ Corporation, a Pennsylvania corporation.

~~“Potters GP” means Potters Holdings GP, Ltd, a Cayman Islands exempted company.~~

~~“Potters LP” means Potters Holdings, L.P., an exempt limited partnership registered under the laws of Cayman Islands.~~

~~“PPSA” means the Personal Property Security Act (Ontario) or similar legislation of any other Canadian province or territory the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests.~~

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate of interest per annum determined from time to time by Citi as its prime rate in effect at its principal office in New York City and notified to the Lead Borrower. The prime rate is a rate set by Citi based upon various factors including Citi’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Priority Payable Reserve” means, in each case other than items reflected in the ~~GST, HST,~~ VAT Tax Reserve ~~(i)~~ with respect to the European Loan Parties, the total amount of liabilities at such time of the European Loan Parties which, by operation of law or contract rank (or are likely in an insolvency or bankruptcy of any European Loan Party to rank) senior to or pari passu with the liabilities of the European Loan Parties under the Loan Documents ~~and (ii) with respect to the Canadian Loan Parties, the total amount of liabilities at such time of the Canadian Loan Parties which are secured by a Lien which ranks or is capable of ranking prior to or pari passu with the Liens created by the Canadian Security Agreements in respect of Canadian Loan Parties’ Eligible Accounts or Canadian Loan Parties’ Eligible Inventory, including amounts owing for wages, vacation pay, employee deductions, sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), income tax, workers compensation, government royalties, overdue employee and employer pension plan contributions (including “normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls), overdue rents or Taxes, and other statutory or other claims that have or may have priority over, or rank pari passu with, such Liens created by the Canadian Security Agreements.~~.

“Pro Forma Basis” or “pro forma effect” means ~~“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total~~, as to any calculation of any financial ratio or test (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the ~~Senior Secured Leverage~~Fixed Charge Coverage Ratio, the ~~Fixed Charge~~Net Interest Coverage Ratio, Consolidated Adjusted EBITDA ~~or~~, Consolidated Total Assets ~~(including~~or any component definitions ~~thereof), that:~~of any of the foregoing), such financial ratio or test shall be calculated on a pro forma basis in accordance with Section 1.10 and shall give pro forma effect to any Specified Transactions (and if applicable, any Limited Condition Transaction) and other pro forma adjustments pursuant to Section 1.10.

~~(a) each Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets or any other balance sheet item, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made,~~

~~(b) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or product line of the Lead Borrower, any Restricted Subsidiary, (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (C) the implementation of any Cost Savings Initiative, income statement items (whether positive or negative and including any Expected Cost Savings) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment described in this clause (b) may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of “Consolidated Adjusted EBITDA”,~~

~~(c) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,~~

~~(d) any Indebtedness incurred by the Lead Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Lead Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Lead Borrower, and~~

~~(e) the acquisition of any assets included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Lead Borrower or any of its subsidiaries, or the Disposition of any assets included in calculating Consolidated Total Assets described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made.~~

~~In the case of any calculation of the Total Leverage Ratio, the Secured Leverage Ratio, the Fixed Charge Coverage Ratio, the Senior Secured Leverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets for any events described above that occur prior to the first date on which financial statements have been (or are required to be) delivered hereunder, such calculation to be made on a “Pro Forma Basis” shall use the financial statements delivered pursuant to Section 4.01(c)(ii) for the Fiscal Year ended December 31, 2015. Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the Senior Secured Leverage Ratio for purposes of the definitions of “Applicable Rate” and for purposes of Section 6.15(a), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.~~

~~“Projections” means the projections of the Lead Borrower and its subsidiaries included in the Information Memorandum (or a supplement thereto).~~

“Promissory Note” means a promissory note of the relevant Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit G, evidencing the aggregate outstanding principal amount of Revolving Loans of such Borrower to such Lender resulting from the Revolving Loans made by such Lender.

“Protective Advance” has the meaning assigned to such term in Section 2.06(a).

~~“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.~~

“Public Company Costs” means any Charge associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Requirements of Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, any Charge relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Lender” has the meaning assigned to such term in Section 9.01(d).

“Published LIBO Rate” means, with respect to any Interest Period when used in reference to any Revolving Loan or Borrowing,

(a) in the case of any LIBO Rate Revolving Loan denominated in any currency other than Euros and Sterling, (1) the rate of interest per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Bloomberg (or another commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) as the London interbank offered rate for deposits in the applicable currency for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) and (2) subject to Section 2.14, if such rate is not available at such time for any reason, then the “Published LIBO Rate” for such Interest Period shall be the interest rate per annum reasonably determined by the Administrative Agent in good faith to be the rate per annum at which deposits in the applicable currency for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the LIBO Rate Revolving Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered to the Administrative Agent by major banks in the London or other offshore interbank market for the applicable currency at their request at approximately 11:00 a.m.

(London time) two Business Days prior to the commencement of such Interest Period; provided that, with respect to any Interest Period for which there is no corresponding ~~Eurocurrency~~Published LIBO Rate as published by Bloomberg (or another commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time), LIBO Rate shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits is available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits is available is the period next longer than the length of such Interest Period, as determined by the Administrative Agent; ~~and~~

(b) in the case of any LIBO Rate Revolving Loan denominated in Euros, (1) the rate of interest per annum equal to the ICE Benchmark Administration Limited EURIBOR Rate (“ICE EURIBOR”), as published by Bloomberg (or another commercially available source providing quotations of ICE EURIBOR as designated by the Administrative Agent from time to time) as the Euro Interbank Offered Rate for deposits in Euros for a term comparable to such Interest Period at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) and (2) subject to Section 2.14, if such rate is not available at such time for any reason, then the “Published LIBO Rate” for such Interest Period shall be the interest rate per annum reasonably determined by the Administrative Agent in good faith to be the rate per annum at which deposits in Euros for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the LIBO Rate Revolving Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered to the Administrative Agent by major banks in the London or other offshore interbank market for Euros at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided that, with respect to any Interest Period for which there is no corresponding ~~Eurocurrency~~Published LIBO Rate as published by Bloomberg (or another commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time), LIBO Rate shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits is available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits is available is the period next longer than the length of such Interest Period, as determined by the Administrative Agent; and

(c) in the case of any LIBO Rate Revolving Loan denominated in Sterling, Daily Simple RFR;

provided that in no event shall the Published LIBO Rate be less than zero.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Cash” means the amount of unrestricted cash and cash equivalents of the applicable Loan Parties at such time to the extent held in an account subject to a Blocked Account Agreement, in each case as to which the Loan Parties have no access without the Administrative Agent’s consent (provided that the Administrative Agent shall grant such consent so long as (x) no Default or Event of Default exists at the time of, or after giving effect to, such withdrawal and (y) the applicable Borrower has delivered an updated Borrowing Base Certificate to the Administrative Agent demonstrating that the

Initial US Revolving Credit Exposure does not exceed the US Line Cap~~, the Initial Canadian Revolving Credit Exposure does not exceed the Canadian Line Cap~~ and the Initial European Revolving Credit Exposure does not exceed the European Line Cap, in each case, after giving effect to such withdrawal) and maintained either (1) with the Administrative Agent or (2) with another depositary, subject to a control agreement in favor of the Administrative Agent and in compliance with Section 5.16.

“~~Qualifying IPO” means the issuance and sale by the Lead Borrower or any Parent~~Qualified Public Company ~~of~~” mean (a) any Person who has issued or sold its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) ~~pursuant to which Net Proceeds of at least $70,000,000 are received by, or contributed to, the Lead Borrower.~~so long as (i) its market capitalization was at the time of its initial public offering, or at any subsequent time of determination, is at least $250,000,000 and (ii) no Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (but excluding (A) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (B) one or more Permitted Holders and (C) any group directly or indirectly controlled by one or more Permitted Holders) owns of Capital Stock representing more than 40% of the total voting power of all of the outstanding voting stock such Person, and (b) any Wholly-Owned Subsidiary of such Person.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Recipient” has the meaning in Section 2.17(j)(ii).

~~“Refinancing” means the repayment in full of all Indebtedness outstanding under, and the termination of the commitments under (and all guaranties, Liens and security relating to) the Existing Credit Agreements and the Existing PQ Notes.~~

“2025 Senior Unsecured Notes Indenture” means the Indenture for the 2025 Senior Unsecured Notes, dated as of December 11, 2017, among PQ, the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

“2025 Senior Unsecured Note Documents” means the 2025 Senior Unsecured Notes Indenture under which the 2025 Senior Unsecured Notes are issued and all other instruments, agreements and other documents evidencing the 2025 Senior Unsecured Notes or providing for any Guarantee or other right in respect thereof.

“2025 Senior Unsecured Notes” means the senior unsecured notes due 2025 in the aggregate principal amount of $300,000,000, and the Guarantees thereof, in each case together with any amendment, modification, supplement, restatement, amendment and restatement, extension, renewal, refinancing, refunding or replacement thereof to the extent permitted or not restricted by this Agreement.

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(ix).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation H” means Regulation H of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and ~~controlling persons and its or their~~the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into ~~or through~~ the Environment ~~(including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material)~~, including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of U.S. Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of any currency other than U.S. Dollars, (1) the central bank for the currency in which such amounts are denominated hereunder or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such amounts are denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement or (C) a group of those central banks or other supervisors.

“Rent and Charges Reserve” means the aggregate of (a) all past due amounts due and owing by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory and could legally assert a Lien on any Eligible Inventory; and (b) an amount equal to up to three months’ rent for all of the Loan Parties’ leased locations or the amount that may be payable for up to three months to any third party warehouse or other storage facilities where Eligible Inventory is located, in each case, other than (x) any such location with respect to which the Administrative Agent shall have received a Collateral Access Agreement in form and substance reasonably satisfactory to the Administrative Agent (it being understood that upon receipt of any such Collateral Access Agreement with respect to such location any Rent and Charges Reserve shall be immediately released), (y) any amounts being disputed in good faith and (z) any such location where Eligible Inventory not in excess of $2,000,000 is located.

~~“Reorganization” means transactions contemplated by the Reorganization Agreement, including the First/PQ/Eco Merger, the PQ Holdings Contribution, the Second PQ/Eco Merger and the Eco Contribution.~~

~~“Reorganization Agreement” means the Reorganization and Transaction Agreement dated August 17, 2015, by and among PQ Holdings Inc., PQ Group Holdings Inc., Eco Merger Sub Corporation, the Lead Borrower, certain affiliated investment funds of the Sponsor, Eco Services Topco LLC, Eco Services Midco LLC, Eco Services Group Holdings LLC, Eco Services Intermediate Holdings LLC and Eco Services Operations LLC.~~

“Representative” has the meaning assigned to such term in Section 9.13.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposure or unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposure and such unused commitments at such time; provided that the Revolving Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarding in the determination of the Required Lenders at any time.

“Required Minimum Balance” has the meaning assigned to such term in Section 5.16(b).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all U.S. federal, state~~, provincial, territorial~~, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, the president, a statutory director, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include a statutory director, any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or responsible employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or, in relation to a Dutch Loan Party, one or more managing directors authorized to represent such Loan Party or any other authorized signatory. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Lead Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Lead Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Restatement Effective Date” has the meaning assigned to such term in the Third Amendment.

“Restatement Effective Date Refinancing” means, on the Restatement Effective Date, (a) the repayment of all outstanding Indebtedness under the Existing Term Loan Credit Agreement and the release of the liens and security interests granted in connection therewith, (b) the redemption, discharge or deposit with the trustee for the 2025 Senior Unsecured Notes of amounts sufficient to effect such redemption or discharge of all outstanding Indebtedness under the 2025 Senior Unsecured Note Indenture and the release of the liens and security interests granted in connection therewith and (c) in each case, the payment of related call premiums, fees and expenses.

“Restricted Debt” has the meaning ~~set forth~~assigned to such term in Section 6.04(b).

“Restricted Debt Payment” has the meaning ~~set forth~~assigned to such term in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of ~~the Lead~~any Borrower, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of ~~the Lead~~any Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of ~~the Lead~~any Borrower now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the ~~Borrowers~~Lead Borrower.

“Retention of Title Reserve” sums payable or which may become payable to suppliers of any of the European Loan Parties pursuant to retention of title rights under applicable law or arising by contract or in respect of royalties, intellectual property and other licence fees to enable the European Loan Parties to hold, deal with or sell Inventory.

“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following: (i) the date of the Borrowing of such Revolving Loan, (ii) each date of any continuation of such Revolving Loan pursuant to the terms of this Agreement, (iii) the date of delivery of the Borrowing Base Certificate required to be delivered pursuant to Section 5.01(l) (without giving effect to the proviso thereto) and (iv) the date of any voluntary reduction of the related Commitment pursuant to Section 2.09(c); (b) with respect to any Letter of Credit, each of the following: (i) the date of on which such Letter of Credit is issued, (ii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof and (iii) the date of delivery of the Borrowing Base Certificate required to be delivered pursuant to Section 5.01(~~m~~l) (without giving effect to the proviso thereto); and (c) any additional date as the Administrative Agent or the relevant Issuing Bank, as applicable, may determine or the Required Lenders may require at any time.

“Revolving Credit Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Total Revolving Credit Exposure, at such time.

“Revolving Facility” means the Initial Revolving Facility, any Incremental Revolving Facility and/or any Extended Revolving Facility.

“Revolving Loans” means the Initial Revolving Loans, any Swingline Loan and the Additional Revolving Loans.

“RFR” means, for any Obligations consisting of any interest, fees or other amounts denominated in Sterling, SONIA.

“RFR Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which banks are closed for general business in London.

“RFR Conforming Changes” means, with respect to the use, administration of or any conventions associated with SONIA, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “Central Bank Rate”, “Central Bank Rate Adjustment”, “Central Bank Rate Spread”, “Daily Simple RFR”, “RFR”, “RFR Business Day”, “RFR Interest Day”, “RFR Lookback Date”, “SONIA”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, “RFR Business Day”, “RFR Interest Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) that the Administrative Agent and the Lead Borrower reasonably agree may be appropriate, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for Sterling (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for Sterling exists, in such other manner of administration as the Administrative Agent and the Lead Borrower reasonably agree is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“RFR Interest Day” has the meaning assigned to such term in the definition of “Daily Simple RFR”.

“RFR Interest Payment” means, in respect of any interest payment date in relation to an RFR Loan, the aggregate amount of interest that is, or is scheduled to become, payable under Section 2.08.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“RFR Lookback Day” has the meaning assigned to such term in the definition of “Daily Simple RFR”.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of ~~the McGraw-Hill Companies~~S&P Global, Inc. and any successor thereto.

“Sale and Lease-Back Transaction” means the lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which any Borrower or the relevant Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than a Borrower or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by such Borrower or such Restricted Subsidiary to any Person (other than a Borrower or any of its Restricted Subsidiaries) in connection with such lease.

~~“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08.~~

~~“Sanctioned Country” means, at any time, a country or territory that is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea, Sudan and Syria).~~

~~“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related Executive Order or list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, except that any Person that is not organized in the U.S. shall not be a Sanctioned Person on the basis of having transactions in or relating to a Sanctioned Country that are not prohibited for a Person required to comply with Sanctions, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).~~

“Sanctions”~~mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.~~has the meaning assigned to such term in Section 3.17(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Amendment” shall mean the Second Amendment Agreement, dated as of December 22, 2020, among the US Borrower and Citibank, N.A., as the Administrative Agent.

“Secured Banking Services Obligations” means the US Secured Banking Services Obligations~~, the Canadian Secured Banking Services Obligations~~ and the European Secured Banking Services Obligations.

~~“Secured Banking Services Provider” means the Administrative Agent, any Lender or any Arranger or an Affiliate of the Administrative Agent, any Lender or any Arranger as of the Closing Date that is providing Banking Services.~~

“Secured Hedging Obligations” means ~~Canadian Secured Hedging Obligations,~~ European Secured Hedging Obligations and US Secured Hedging Obligations.

“Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt ~~as of such date~~ to (b) Consolidated Adjusted EBITDA ~~for the Test Period then most recently ended~~, in each case for the Lead Borrower and its Restricted Subsidiaries on a consolidated basis.

“Secured Obligations” means all Obligations, together with (a) all Secured Banking Services Obligations and (b) all Secured Hedging Obligations.

“Secured Parties” means (~~i~~a) the Lenders, (~~ii~~b) the Issuing Banks, (~~iii~~c) the Administrative Agent, (~~iv~~d) each counterparty to a Hedge Agreement with a Loan Party the obligations under which constitute Secured Hedging Obligations, (~~v~~e) ~~Secured~~each provider of Banking Services ~~Provider~~to any Loan Party the obligations under which constitute Banking Services Obligations, (~~vi~~f) the Arrangers and (~~vii~~g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security ~~Agreements~~Agreement” means the US Security Agreement ~~and the Canadian Security Agreement~~.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“SONIA” means, with respect to any RFR Business Day, a rate per annum equal to the Sterling Overnight Index Average for such RFR Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

~~“Senior Note Documents” means the 2022 Senior Secured Note Documents, and the 2025 Senior Unsecured Note Documents.~~

~~“Senior Note Indentures” means the 2022 Senior Secured Note Indenture, and the 2025 Senior Unsecured Note Indenture.~~

~~“Senior Notes” means the 2022 Senior Secured Notes and the 2025 Senior Unsecured Notes.~~

~~“Senior Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Senior Secured Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case for the Lead Borrower and its Restricted Subsidiaries on a consolidated basis.~~

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Special Dividend” has the meaning assigned to such term in Section 6.04(a)(xvii).

“Specified Lease Transactions” means lease and lease-back and sale and lease-back transactions consummated by any Loan Party and one or more governmental units in connection with arrangements pursuant to applicable state or local law by which a Loan Party obtains partial or full abatement of ad valorem taxes levied against the subject property, including, without limitation, those transactions described on Schedule 1.01(c).

“Specified Default” means any Event of Default arising under Section 6.15, Section 7.01(a), Section 7.01(d) (with respect to any material misrepresentation in any Borrowing Base Certificate), Section 7.01(e)(i), Section 7.01(e)(ii), Section 7.01(f) or Section 7.01(g) .

~~“specified transaction” shall have the meaning ascribed to such term in Section 1.08(a).~~

“Specified Transaction” means (a) (i) any incurrence or issuance of any Indebtedness (excluding any borrowings under this Agreement or Additional Revolving Facility (as defined in the Term Loan Credit Agreement) incurred substantially concurrently with such Specified Transaction), and (ii) any prepayment, redemptions, repurchases and other retirements of any Indebtedness (in the case of any Additional Revolving Facility (as defined in the Term Loan Credit Agreement), to the extent accompanied by a permanent reduction in the commitments thereunder), (b) to the extent applicable in determining the First Lien Leverage Ratio or the Secured Leverage Ratio, the incurrence of any Lien on Collateral, (c) any Permitted Acquisition and any Investment that results in a Person becoming a Restricted Subsidiary, (d) any Restricted Payment, (e) any Restricted Debt Payment, (f) any Disposition, whether by purchase, merger or otherwise, of (i) all or substantially all of the assets of, or any business line, unit or division or product line of, the Lead Borrower or any Restricted Subsidiary, (ii) the Capital Stock of any Restricted Subsidiary that results in such Restricted Subsidiary no longer being a Restricted Subsidiary of the Lead Borrower, or (iii) any asset pursuant to Section 6.07(h) having a Fair Market Value greater than $50,000,000, (g) to the extent elected by the Lead Borrower to be excluded in calculating Consolidated Adjusted EBITDA, any designation of operations or assets of the Lead Borrower or a Restricted Subsidiary as discontinued operations in accordance with GAAP, (h) solely for the purposes of determining the applicable amount of Cash and Cash Equivalents, any contribution of capital to (and the Net Proceeds from the issuance of any Qualified Capital Stock by) the Lead Borrower or a Restricted Subsidiary, (i) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in compliance with this Agreement, and (j) any other transaction that by the terms of this Agreement requires a financial ratio to be calculated on Pro Forma Basis or after giving pro forma effect thereto.

“Sponsor” means CCMP Capital Advisors, LP and any of its controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates.

“Spot Rate” means, on any date of determination, the exchange rate, as determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent) as of the end of the preceding Business Day in the financial market for the first currency or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding Business Day in Administrative Agent’s principal foreign exchange trading office for the first currency.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subject Party” has the meaning set forth in Section 2.17(j)(ii).

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or any facility, or of a majority of the outstanding Capital Stock of any Person (including any Investment in a subsidiary which serves to increase any Borrower’s or any subsidiary’s respective equity ownership in such subsidiary or any acquisition or Investment in any joint venture for the purpose of purchasing any or all of the interests of any joint venture partner), in each case permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of a subsidiary (or any business unit, line of business or division of any Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 hereof, (e) the incurrence or repayment of Indebtedness, (f) the implementation of any Cost Savings Initiative and/or or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subject Transaction Date” means the date a Subject Transaction is consummated.

“Subordinated Indebtedness” means any Indebtedness ~~of the Borrowers or any of their~~(other than Indebtedness among Holdings and/or its subsidiaries) of a Borrower or any of its Restricted Subsidiaries that is ~~expressly~~contractually subordinated in right of payment to the Obligations.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of ~~the Borrowers~~any Borrower.

“Subsidiary Guarantor” means (x) on the Closing Date, each ~~subsidiary of the Borrowers~~Restricted Subsidiary of each Borrower (other than any subsidiary that is an Excluded Subsidiary ~~on the Closing Date~~or any subsidiary that is not a Domestic Subsidiary) and (y) thereafter, each subsidiary of ~~the Borrowers~~each Borrower that guarantees ~~any of~~ the Secured Obligations pursuant to the terms of this Agreement (including each Restricted Subsidiary that is a Discretionary Guarantor), in each case, until such time as the relevant subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.

“Supplier” has the meaning set forth in Section 2.17(j)(ii).

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Citibank, N.A., in its capacity as lender of Swingline Loans hereunder or any replacement or successor thereto.

“Swingline Loans” shall have the meaning provided in Section 2.01(e).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the Initial Revolving Credit Maturity Date.

“Swingline Sublimit” shall mean $20,000,000. The Swingline Sublimit is part of and not in addition to the Commitments.

“TARGET2 Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Tax and Trust Funds” has the meaning specified in the definition of “Excluded Asset”.

“Tax Group” has the meaning assigned to such term in Section 6.04(a)(vi).

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Term Loan Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent and collateral agent under the Term Loan Facility Documentation, or any successor administrative agent and collateral agent under the Term Loan Facility Documentation.

“Term Loan Collateral” means Pari Passu Collateral as defined in the ABL Intercreditor Agreement.

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of ~~May 4~~June 9, ~~2016~~2021, by and among Holdings, the US Borrower, the lenders party thereto in their capacities as lenders thereunder and the Term Loan Administrative Agent and the other agents party thereto and any amendments, restatements, amendments and restatements, supplements or modifications thereof.

“Term Loan Facility” means the credit facility governed by the Term Loan Credit Agreement and any Refinancing Indebtedness that refinance or replaces any part of the loans, notes, guarantees, other credit facilities or commitments thereunder.

“Term Loan Facility Documentation” means the Term Loan Facility and all related notes, collateral documents, letters of credit and guarantees, instruments and agreements executed in connection therewith, and any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time).

“Term Loans” shall mean the term loans under the Term Loan Facility.

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” means, as of any date, subject to Section 1.10, the period of four (4) consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery of financial statements of Section 5.01(a), “Test Period” means the period of four (4) consecutive Fiscal Quarters in respect of which financial statements were delivered pursuant to Section 4.01(c).

“Third Amendment” shall mean the Third Amendment Agreement, dated as of June 9, 2021, among the Borrowers, Holdings, each Guarantor and Citibank, N.A., as the Administrative Agent (on behalf of itself, on behalf of all Amendment Date Consenting Lenders (as defined therein) and on behalf of all Restatement Date Consenting Lenders (as defined therein)).

“Third Amendment Effective Date” shall mean June 9, 2021.

“Threshold Amount” means $~~50,000,000~~75,000,000 .

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt ~~outstanding as of such date~~ to (b) Consolidated Adjusted EBITDA ~~for the Test Period then most recently ended~~, in each case for the Lead Borrower and its Restricted Subsidiaries on a consolidated basis.

“Total Revolving Credit Exposure” means at any time, the sum of the Initial Revolving Credit Exposure and the Additional Revolving Credit Exposure.

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, domain names and logos, slogans and other indicia of origin under the laws of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business connected to the use of and symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims~~,~~ and payments for past, present and future infringements ~~and~~or dilutions thereof; (d) all rights to sue for past, present, and future infringements ~~and~~or dilutions of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing.

“tranche” has the meaning assigned to such term in Section 2.23(a).

“Transaction Costs” means (a) fees, premiums, penalties, breakage costs, interest expense to satisfy and discharge any securities with a redemption date after the Third Amendment Effective Date, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Holdings, any Borrower and its subsidiaries or any Parent Company of any Borrower in connection with the Transactions and the transactions contemplated thereby~~.~~ and (b) any payments to be made after the Third Amendment Effective Date from the proceeds of the Loans (as defined in the Term Loan Credit Agreement), Indebtedness under this Agreement, cash on hand of Holdings, any Borrower and its subsidiaries or any Parent Company of any Borrower.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Third Amendment Agreement and the Loan Documents to which they are a party ~~and the Borrowing of Revolving Loans hereunder, (b) the Reorganization, (c) the execution, delivery and performance by the Loan Parties and certain other Subsidiaries of the Lead Borrower of the Term Loan Facility Documentation and the borrowing of the loans thereunder on the Closing Date, (d) the issuance of the Senior Notes (as defined in the Original Credit Agreement), (e) the Refinancing and (f)~~, (b) the Restatement Effective Date Refinancing, and (c) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(ix).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Treaty” has the meaning assigned to such term in the definition of “Treaty State”.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Trust Fund Account” means any account containing Cash and Cash Equivalents consisting solely of Tax and Trust Funds.

“Trust Fund Certificate” means a certificate of a Responsible Officer of the Lead Borrower certifying (a) the type and amount of any Tax and Trust Funds contained or held in a Blocked Account, and (b) that (x) the obligation requiring such Tax and Trust Funds is due and payable within 15 Business Days of delivery of such certificate and (y) amounts on deposit in any applicable Trust Fund Account are insufficient to make such payment.

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to the LIBO Rate~~, the CDOR Loan Rate, the Canadian Prime Rate~~ or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Subsidiary” means any subsidiary of any Borrower designated by the Lead Borrower as an Unrestricted Subsidiary on the Closing Date and listed on Schedule 5.10 or after the Closing Date pursuant to Section 5.10.

“U.S.” means the United States of America.

“UK Borrower” means a Borrower which is incorporated or established under the laws of England and Wales.

“UK Borrower DTTP Filing” means an HM Revenue & Customs Form DTTP2 duly completed and filed by the relevant UK Borrower which:

(a) where it relates to a UK Treaty Lender that is a Lender on the day this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated opposite such Lender’s name in Schedule 1.01(a); and

(i) where the UK Borrower is a Borrower on the day this Agreement is entered into, is filed with HM Revenue & Customs within thirty (30) days of the date of this Agreement; or

(ii) where such UK Borrower is not a Borrower on the day this Agreement is entered into, is filed with HM Revenue & Customs within thirty (30) days of the date on which that Person becomes a Borrower; and

(b) where it relates to a UK Treaty Lender that is not a party to this Agreement on the date on which this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption or as otherwise notified to the Lead Borrower, the Administrative Agent or the UK Borrower in writing within fifteen (15) days of the relevant UK Treaty Lender becoming a party to this Agreement and:

(i) where the UK Borrower is a Borrower as at the relevant transfer date, is filed with HM Revenue & Customs within thirty (30) days of that date; or

(ii) where the UK Borrower is not a Borrower as at the relevant transfer date, is filed with HM Revenue & Customs within thirty (30) days of the date on which that UK Borrower becomes a Borrower.

“UK CTA” means the Corporation Tax Act 2009 of the United Kingdom.

“UK DB Plan” means the Ballotini Pension and Life Assurance Scheme.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended ~~form~~from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK ITA” means the Income Tax Act 2007 of the United Kingdom.

“UK Loan Party” means each Loan Party incorporated or established under the laws of England and Wales.

“UK Non-Bank Lender” means (a) where a Lender becomes a party to this Agreement on the day on which this the Agreement is entered into, a Lender listed as a UK Non-Bank Lender in Schedule 1.01(a) and (b) where a Lender becomes a party to this Agreement after the date on which this Agreement is entered into, a Lender which gives a UK Tax Confirmation in the Assignment and Assumption which it executes on becoming a party to this Agreement or as otherwise notified to the Lead Borrower, the Administrative Agent or the UK Borrower in writing within fifteen (15) days of the relevant Lender becoming a party to this Agreement.

“UK Qualifying Lender” means each Lender which makes a Loan to a UK Borrower and that is:

(a) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(i) a Lender

(1) which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the UK CTA; or

(2) in respect of an advance made under a Loan Document by a Person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii) a Lender which is:

(1) a company resident in the United Kingdom for United Kingdom tax purposes;

(2) a partnership each member of which is:

(A) a company so resident in the United Kingdom; or

(B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or

(C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company; or

(iii) a UK Treaty Lender; or

(b) a Lender which is a building society (as defined for the purposes of section 880 of the UK ITA) making an advance under a Loan Document.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Tax Confirmation” means a confirmation by a Lender that the Person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.

“UK Tax Deduction” means a deduction or withholding for, or on account of, Tax imposed by the United Kingdom from a payment under a Loan Document.

“UK Treaty Lender” means a Lender which:

(a) is treated as a resident of a Treaty State for the purposes of the relevant Treaty;

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the loan is effectively connected; and

(c) fulfills any conditions which must be satisfied under the relevant Treaty by residents of that Treaty State to obtain full exemption from Tax imposed on interest by the United Kingdom, subject to the completion of any necessary procedural formalities.

“US Availability” means as of any applicable date, the amount by which the US Line Cap exceeds the Initial US Revolving Credit Exposure, in each case at such time.

“US Banking Services Obligations” means Banking Services Obligations of a US Loan Party that are not “Banking Services Obligations” as defined in the Term Loan Agreement (or any equivalent term under the Term Facility).

“US Borrower” has the meaning set forth in the preamble hereto

“US Borrowing Base” means the sum, in Dollars, of the following as set forth in the most recently delivered US Borrowing Base Certificate:

(a) 85% of the US Loan Parties’ Eligible Accounts; plus

(b) the lesser of (i) 85% of the Net Orderly Liquidation Value or (ii) 70% of the book value of the US Loan Parties’ Eligible Inventory (calculated at the lower of cost or market value); plus

(c) 100% of Qualified Cash of the US Loan Parties; provided that the sum of all Qualified Cash of all Loan Parties included in the US Borrowing Base~~, the Canadian Borrowing Base~~ and the European Borrowing Base may not exceed $25,000,000 in the aggregate; minus

(d) any Availability Reserve established in connection with the foregoing.

In connection with any Subject Transaction, the US Borrower may submit a US Borrowing Base Certificate reflecting a calculation of the US Borrowing Base that includes Eligible Accounts and Eligible Inventory (otherwise satisfying the criteria in respect thereof, contained in such definition) acquired by US Loan Parties in connection with such Subject Transaction (the “Acquired US Eligible Accounts” and the “Acquired US Eligible Inventory”, respectively) and, from and after the Subject Transaction Date, the US Borrowing Base hereunder shall be calculated giving effect thereto; provided that prior to the completion of a field examination and inventory appraisal with respect to such Acquired US Eligible Accounts and Acquired US Eligible Inventory, such adjustment to the US Borrowing Base shall only be available if a customary desktop audit with respect to such assets reasonably satisfactory to the Administrative Agent in its Permitted Discretion has been completed and shall be limited to (i) from the Subject Transaction Date until the date that is 91 days after the Subject Transaction Date, the aggregate amount of Acquired US Eligible Accounts and Acquired US Eligible Inventory included in the US Borrowing Base prior to the completion of a field examination and inventory appraisal with respect thereto, shall not exceed 10% of the US Borrowing Base (calculated after giving effect to the inclusion (up to such 10% cap) of the Acquired US Eligible Accounts and Acquired US Eligible Inventory as to which a field examination and inventory appraisal has not been performed). From the 91st day following the Subject Transaction Date (or such later date as the Administrative Agent may agree), the US Borrowing Base shall be calculated without reference to the Acquired US Eligible Accounts and the Acquired US Eligible Inventory until a field examination and inventory appraisal has been completed with respect to such assets; it being understood and agreed that (x) there shall be no Default or Event of Default solely as a result of a failure to complete and deliver such inventory appraisal and field examination on or prior to the dates indicated above and (y) the performance of such inventory appraisal and field examination on the Acquired US Eligible Accounts and the Acquired US Eligible Inventory shall not count toward the limitations on the number of inventory appraisals and field examinations contained in Section 5.06(b).

Notwithstanding anything to the contrary herein, from the Closing Date until the date on which the initial US Borrowing Base Certificate is delivered in accordance with Section 5.01(l), the US Borrowing Base shall be deemed to be $125,000,000; provided that if a US Borrowing Base Certificate has not been delivered on or prior to (i) May 25, 2016, the US Borrowing Base shall be deemed to be $100,000,000 as of such date or (ii) June 25, 2016, the US Borrowing Base shall be deemed to be $0 as of such date.

“US Borrowing Base Certificate” means a certificate from a Responsible Officer of the Lead Borrower, in substantially the form of Exhibit N, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Lead Borrower and the Administrative Agent or such other form which is acceptable to the Administrative Agent in its reasonable discretion.

“US Collateral” means any and all property of any US Loan Party subject to a Lien under any Collateral Document and any and all other property of any US Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien pursuant to any Collateral Document, in each case, to secure the US Secured Obligations.

“US Concentration Account” has the meaning assigned to such term in Section 5.16(a).

“US Hedge Product Amount” has the meaning assigned to such term in the definition of US Secured Hedging Obligations.

“US LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“US LC Exposure” means at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding US Letters of Credit at such time and (b) the Dollar Equivalent of the aggregate principal amount of all LC Disbursements with respect to US Letters of Credit that have not yet been reimbursed at such time. The US LC Exposure of any Lender at any time shall equal its Applicable Percentage of the aggregate US LC Exposure at such time.

“US Letters of Credit” has the meaning assigned to such term in Section 2.05(a)(i)(A).

“US Letter of Credit Sublimit” means $50,000,000, subject to increase in accordance with Section 2.22.

“US Line Cap” means at any time, the lesser of (i) the aggregate Initial US Commitment and (ii) the then-applicable US Borrowing Base.

“US Loan Guaranty” means the US Loan Guaranty Agreement, substantially in the form of Exhibit I, executed by each US Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties.

“US Loan Party” means any Loan Party that is incorporated or organized under the laws of the US, any state thereof or the District of Columbia.

“US Lockbox” has the meaning assigned to such term in Section 5.16(a).

“US Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Initial US Revolving Loans, all Swingline Loans, all US Overadvances, all US Protective Advances, all US LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the US Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Revolving Loan, Overadvance, Protective Advance or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“US Overadvance” has the meaning assigned to such term in Section 2.04(a).

“US Protective Advance” has the meaning assigned to such term in Section 2.06(a).

“US Required Lenders” means, at any time, Lenders having Initial US Revolving Credit Exposure or unused Initial US Revolving Commitments representing more than 50% of the sum of the total Initial US Revolving Credit Exposure and such unused Initial US Revolving Commitments at such time; provided that the Initial US Revolving Credit Exposure and unused Initial US Revolving Commitments of any Defaulting Lender shall be disregarding in the determination of the US Required Lenders at any time.

“US Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) of any US Loan Party under each Hedge Agreement that (a) is in effect on the Closing Date between any US Loan Party and a counterparty that is the Administrative Agent, a Lender, an Arranger or any Affiliate of the Administrative Agent, a Lender or an Arranger as of the Closing Date or (b) is entered into after the Closing Date between any US Loan Party and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such Hedge Agreement is entered into, for which such US Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the US Borrower as being a US Secured Hedging

Obligation for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender; provided that for any such US Secured Hedging Obligations to constitute “Designated Hedging Obligations,” the applicable US Loan Party must have provided written notice to the Administrative Agent substantially in the form of Exhibit O notifying the Administrative Agent of (i) the existence of the applicable Hedge Agreement and (ii) the maximum amount of obligations of the applicable US Loan Party that may arise thereunder (the “US Hedge Product Amount”). The US Hedge Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and US Loan Party. No US Hedge Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

“US Secured Obligations” means all Secured Obligations of the US Loan Parties.

“US Security Agreement” means the ABL Pledge and Security Agreement, substantially in the form of Exhibit J, among the US Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“US Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“US Super Majority Lenders” means, at any time, Lenders having Initial US Revolving Credit Exposure and unused Initial US Revolving Commitments representing more than 66-2/3% of the sum of the aggregate Initial US Revolving Credit Exposure and such unused Initial US Revolving Commitments of all Lenders at such time; provided that the Initial US Revolving Credit Exposure and unused Initial US Revolving Commitment of any Defaulting Lender shall be disregarded in the determination of the US Super Majority Lenders at any time.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax as amended (EC Directive 2006/112) and (b) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

“ VAT Tax Reserve” means an amount determined by the Administrative Agent in its Permitted Discretion from time to time representing an estimate of potential prior or pari passu ranking capital gains tax, value added tax and/or any other taxes and the costs of any administration or winding-up.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

~~“2022 Senior Secured Note Documents” means the 2022 Senior Secured Note Indenture under which the 2022 Senior Secured Notes are issued and all other instruments, agreements and other documents evidencing the 2022 Senior Secured Notes or providing for any Guarantee or other right in respect thereof.~~

~~“2022 Senior Secured Note Indenture” means the Indenture for the 2022 Senior Secured Notes, dated as of May 4, 2016, among the Borrower, the guarantors named therein and Wells Fargo Bank, National Association, as trustee and as collateral agent.~~

~~“2022 Senior Secured Notes” means the senior secured notes due 2022 in the aggregate principal amount of $625,000,000 and the Guarantees thereof, in each case together with any amendment, modification, supplement, restatement, amendment and restatement, extension, renewal, refinancing, refunding or replacement thereof to the extent permitted or not restricted by this Agreement.~~

~~“2025 Senior Unsecured Note Documents” means the 2025 Senior Unsecured Note Indenture under which the 2025 Senior Unsecured Notes are issued and all other instruments, agreements and other documents evidencing the 2025 Senior Unsecured Notes or providing for any Guarantee or other right in respect thereof.~~

~~“2025 Senior Unsecured Indenture” means the Indenture for the 2025 Senior Unsecured Notes, dated as of December 11, 2017, among the Borrower, the purchasers named therein and Wilmington Trust, National Association, as administrative agent.~~

~~“2025 Senior Unsecured Notes” means the senior unsecured notes due 2025 in the aggregate principal amount of $300,000,000 and the Guarantees thereof, in each case together with any amendment, modification, supplement, restatement, amendment and restatement, extension, renewal, refinancing, refunding or replacement thereof to the extent permitted or not restricted by this Agreement.~~

Section 1.02 Classification of Revolving Loans and Borrowings. For purposes of this Agreement, Revolving Loans may be classified and referred to by Class (e.g., an “Initial Revolving Loan” or “Initial US Revolving Loan”) or by Type (e.g., a “LIBO Rate Revolving Loan”) or by Class and Type (e.g., a “LIBO Rate Initial US Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial US Revolving Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by Class and Type (e.g., a “LIBO Rate Initial US Revolving Borrowing”).

Section 1.03 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b) The words “include~~,~~”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation~~.~~”. The word “will” shall be construed to have the same meaning and effect as the word “shall~~.~~”.

(c) Unless the context requires otherwise (~~a~~i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (or any Loan Document (as defined in the Term Loan Credit Agreement)) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (~~b~~ii) any reference to any law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (~~c~~iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (~~d~~iv) the words “herein~~,~~”, “hereof” and “hereunder~~,~~”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (~~e~~v) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (~~f~~vi ) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (~~g~~vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. ~~For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Section 6.01(a) and (c)), 6.02 (other than Section 6.02(a)), 6.04, 6.05, 6.06, 6.07 and 6.09, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09, respectively, but may instead be permitted in part under any combination thereof.~~

(d) Notwithstanding anything else provided herein or in any other Loan Document, any interest, fee or principal payments on any Indebtedness due and payable (or paid) as of the last Business Day of a calendar month, calendar quarter or calendar year, as applicable, shall be deemed to have been due and payable (or paid) as of the end of the respective fiscal month, Fiscal Quarter or Fiscal Year, as applicable, ended closest to such calendar period for purposes of all calculations of Consolidated Secured Debt, Consolidated First Lien Debt, Consolidated Total Debt and Consolidated Adjusted EBITDA hereunder.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, any Default or Event of Default, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to be “continuing” or to “exist” if the events, actions, inactions or conditions that gave rise to such Default or Event of Default have been or are deemed to have been remedied or cured (including by payment, delivering notice or taking any action (including if paid, delivered or taken after the specified time for such action or after the expiration of any grace or cure periods therefor), omitting to take any action or unwinding or modifying any prior action or event to the extent necessary for such action or event to be or have been permitted) or have ceased to exist and the Lead Borrower would otherwise have been in compliance with this Agreement but for such Default or Event of Default and the consequences thereof (any such Default or Event of Default, a “Subject Default”) and upon any Subject Default having been cured, remedied or waived or deemed to no longer to exist or be continuing or to have been remedied or cured, each other Default or Event of Default that may have resulted from the making or deemed making of any representation or warranty, the taking of any action or the consummation of any transaction due to the continuation or existence of the Subject Default shall automatically be deemed to have been cured and no longer continuing; provided, that the foregoing shall not be applicable with respect to any Default or Event of Default if a “responsible officer” of the Lead Borrower had actual knowledge that such events, actions, inactions or conditions constituted a Default or Event of Default and knowingly failed to give timely notice to the Administrative Agent of such Default or Event of Default required herein

Section 1.04 Accounting Terms; GAAP.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the ~~Senior Secured~~First Lien Leverage Ratio, the Secured Leverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time (except as otherwise provided in the definition of “GAAP”); provided, that (i) if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes or became effective until such notice shall have been withdrawn or such provision amended in accordance herewith~~; provided, further, that~~, and (ii) if such an amendment is requested by the Lead Borrower or the Required Lenders, then the Lead Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof~~; .provided, further, that all~~. All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Lead Borrower or any subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If the Lead Borrower notifies the Administrative Agent that the Lead Borrower (or its applicable Parent Company) is required to report under IFRS or has elected to do so through an early adoption policy, thereafter “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Lead Borrower cannot elect to report under GAAP).

~~(b) Notwithstanding anything to the contrary herein, but subject to Section 1.10, all financial ratios and tests (including the Total Leverage Ratio, the Senior Secured Leverage Ratio, the Secured Leverage Ratio, the Fixed Charge Coverage Ratio and the amount of Consolidated Total Assets and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating compliance with Section 6.15 and the Senior Secured Leverage Ratio for purposes of the definitions of “Applicable Rate” the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account).~~

(b) ~~(c)~~ Notwithstanding ~~anything to the contrary contained in~~ paragraph (a) above ~~or in the definition of “~~, solely for purposes of determining the amount any Capital Lease~~”~~, ~~in the event of an~~Consolidated Interest Expense, Consolidated Total Debt and Indebtedness, GAAP shall exclude the accounting ~~change~~treatment requiring all leases to be reflected as liabilities on the balance sheet and capitalized, and only those leases ~~(assuming for purposes hereof that such leases were in existence on the Closing Date)~~ that would constitute Capital Leases in conformity with GAAP ~~on the Closing Date~~prior to the implementation of such accounting treatment shall be considered Capital Leases, and all calculations and ~~deliverables~~determinations under this Agreement or any other Loan Document shall be made ~~or delivered, as applicable, in accordance~~in a manner consistent therewith.

~~Section 1.05 Quebec Terms. For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement or any other Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “joint and several” shall be deemed to include “solidary”, (l) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership”, (o) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”, (m) “priority” shall be deemed to include “rank” or “prior claim”, as applicable, and (n) “lease” shall be deemed to include a “leasing contract”.~~

Section 1.05  ~~Section 1.06~~ Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06 ~~Section 1.07~~ Timing of Payment of Performance. ~~When~~Subject to the definitions of Interest Payment Date and Interest Period, when payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07  ~~Section 1.08~~ Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08 ~~Section 1.09~~ Currency Generally~~; Exchange Rate~~.

(a) ~~For~~Subject to clause (b) of this Section 1.08, for purposes of any determination ~~under Article 5, Article 6~~hereunder (other than ~~Section 6.15(a) and~~ the calculation of compliance with any financial ratio ~~for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back~~) with respect to any Specified Transaction, ~~affiliate~~any other transaction or ~~other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”),~~utilization or other measurement or calculation of any transaction or action in a currency other than Dollars, (i) the Dollar equivalent amount of ~~a specified~~such Specified Transaction, any other transaction ~~in a currency other than Dollars~~or utilization or other measurement or calculation of any transaction or action shall be calculated based on ~~the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time)~~a currency exchange rate determined by the Lead Borrower in good faith in effect on the date of such ~~specified~~applicable transaction ~~(which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and,~~, utilization, measurement or calculation (or such other date as the Lead Borrower determines in good faith is the appropriate calculation date, including, at the election of the Lead Borrower, the applicable LCT Test Date for a Limited Condition Transaction); provided, that in the case of the incurrence of Indebtedness~~, shall be deemed to be on the date first committed);~~ under any revolving credit or delayed draw facility, the Lead Borrower may instead elect to use the currency exchange rate in effect on the date such indebtedness was first committed or first incurred (whichever yields the lower Dollar equivalent); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other

Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any ~~specified transaction~~Specified Transaction so long as such ~~specified transaction~~Specified Transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of ~~Section 6.15 and~~ the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Lead Borrower would not be in compliance with Section 6.15 if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with Section 6.15 if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency effects of any Hedge Agreement permitted hereunder and entered into with respect to the currency exchange risks relating to such Indebtedness), then, solely for purposes of compliance with Section 6.15, the Fixed Charge Coverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Lead Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.09  ~~Section 1.10~~ Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Revolving Loans with Incremental Revolving Loans, Revolving Loans in connection with any Replacement Revolving Facility, or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in ~~Canadian Dollars”, “in~~ immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10  ~~Section 1.11~~ Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, with respect to any intended acquisition, Investment (other than Investments in the Lead Borrower or any Restricted Subsidiary), Restricted Payment and/or Restricted Debt Payment (each, taken together with any related actions and transactions (including, in the case of any Indebtedness (including any Incremental Facilities), the incurrence, repayment and other intended uses of proceeds), a “Limited Condition Transaction”), to the extent that the terms of this Agreement require ~~(i~~satisfaction of, or compliance with, any condition, test or requirement, in order to effect, incur or consummate such Limited Condition Transaction (including (w) compliance with any financial ratio or test (including, without limitation, ~~any Senior Secured~~Section 2.22, any First Lien Leverage Ratio ~~test~~, any Secured Leverage Ratio ~~test~~, any Total Leverage Ratio ~~test~~, any Fixed Charge Coverage Ratio ~~test or~~, any Net Interest Coverage Ratio, any Payment Conditions test~~)~~ and/or the amount of Consolidated Adjusted EBITDA or ~~any cap expressed as a percentage of~~ Consolidated Total Assets ~~or (ii) the~~(including any component definitions of the foregoing)), (x) the making or accuracy of any representations and warranties, (y) the absence of a Default or Event of Default (or any type of Default or Event of Default) ~~as a condition to (A) the consummation of any transaction in connection with any acquisition or similar Investment, (B) the making of any Restricted Payment, and/or (C) the making of any Restricted Debt Payment (including in each case of clauses (A), (B) and (C), the related assumption or incurrence of Indebtedness) (such action pursuant to clauses (A), (B) or (C), a “Limited Condition Transaction”), the determination of whether the relevant condition is satisfied may be made~~and/or (z) any other condition, test or requirement), at the election of the Lead Borrower (a “LCT Election”), ~~(1) in the case of any acquisition or similar Investment or related incurrence or assumption of Indebtedness, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of), either (x) the execution of the definitive agreement with respect to such acquisition or Investment or incurrence or assumption of Indebtedness or (y) the consummation of such acquisition or Investment, or incurrence or assumption of Indebtedness, (2) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment (the applicable date pursuant to clause (1), (2) or (3), as applicable, the “LCT Test Date”), in each case, after giving effect to the relevant acquisition, Indebtedness, Restricted Payment and/or Restricted Debt Payment on a Pro Forma Basis. If the~~the date of determination of whether any relevant conditions, tests and requirements are satisfied or complied with shall be made on, and shall be deemed to be, the date (the “LCT Test Date”) that the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, delivery of notice of redemption, Prepayment, declaration of dividend or similar event), giving pro forma effect to such Limited Condition Transaction (including any related actions and transactions) pursuant to this Section 1.10. If the Lead Borrower has made ~~a~~an LCT Election for any Limited Condition Transaction~~, then in connection with any subsequent determination of compliance with any financial ratio or test and/or the amount of~~ and such Limited Condition Transaction (including any related actions and transactions) would be permitted on the LCT Test Date, (i) each such condition, test and requirement shall be deemed satisfied and complied with for all purposes of such Limited Condition Transaction and (ii) any change in status of any such condition, test and requirement between the LCT Test Date and the taking of the relevant actions or consummation of the relevant transactions such that any applicable financial ratios or tests, baskets, conditions, requirements or provisions would be exceeded, breached or otherwise no longer complied with or satisfied for any reason (including due to fluctuations in Consolidated Adjusted EBITDA or Consolidated Total Assets ~~with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments or~~

~~Restricted Debt Payments~~ or the Person subject to such Limited Condition Transaction) shall be disregarded such that all financial ratios or tests, baskets, conditions, requirements or provisions shall continue to be deemed complied with and satisfied for all purposes of such Limited Condition Transaction, all applicable transactions and actions will permitted and no Default or Event of Default shall be deemed to exist or to have occurred or resulted from such change in status or Limited Condition Transaction; provided, that (A) if financial statements for one or more subsequent fiscal quarters shall have become available subsequent to the LCT Test Date, the Lead Borrower may elect, in its sole discretion, to re-determine all financial ratios or tests, baskets, conditions, requirements or provisions on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, and (B) except as contemplated in the foregoing clause (A), compliance with such financial ratios or tests, baskets, conditions, requirements or provisions shall not be determined or tested at any time for purposes of such Limited Condition Transaction after the applicable LCT Test Date. If the Lead Borrower has made an LCT Election, then in connection with any subsequent calculation of any financial ratios or tests (including any Incurrence-Based Baskets), thresholds and availability (including under any Fixed Basket) under this Agreement with respect to any unrelated transactions or actions on or following the ~~relevant~~applicable LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement (or, if applicable, notice, declaration or similar event) for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, ~~compliance with any such financial ratio or test and/or amount of Consolidated Adjusted EBITDA or Consolidated Total Assets shall be tested by calculating the availability under such financial ratio or test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets, as applicable, on a pro forma basis~~any financial ratios or tests, thresholds and availability shall be determined assuming such Limited Condition Transaction ~~and any other transactions in connection therewith have been consummated~~ (including any ~~incurrence of Indebtedness and the use of proceeds thereof)~~related actions and transactions) had been consummated.

(b) For purposes of determining the permissibility of any action, change, transaction or event or compliance with any term that requires a calculation of any financial ratio or test (including, without limitation, ~~Section 6.15, any Senior Secured~~Sections 2.22 and 2.23, any First Lien Leverage Ratio ~~test~~, any Secured Leverage Ratio ~~test~~, any Total Leverage Ratio ~~test~~, any Fixed Charge Coverage Ratio, any Net Interest Coverage Ratio and/or the amount or percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets~~), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (a) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.~~(including any component definitions of the foregoing and for the avoidance of doubt, notwithstanding clause (k) of the definition of “Consolidated Net Income”, which shall be disregarded)), (i) Specified Transactions that have been made during the applicable Test Period (or, except as provided in Section 1.10(c), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made) and any Limited Condition Transaction (including any related actions and transactions) shall be calculated on a Pro Forma Basis and be given pro forma effect assuming that all such Specified Transactions (including any related actions and transactions) and Limited Condition Transactions had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets and Consolidated Total Debt, on the last date of the applicable Test Period) in good faith by a Responsible Officer of the Lead Borrower and include, for the avoidance of doubt, the amount of “run-rate” cost savings (including sourcing and supply chain savings), operating expense reductions, operating, revenue and productivity improvements and synergies projected by the Lead

Borrower in good faith in a manner consistent with, and without duplication of, clause (b)(xi) of the definition of “Consolidated Adjusted EBITDA” (calculated on a Pro Forma Basis and given pro forma effect as though such “run-rate” cost savings (including sourcing and supply chain savings), operating expense reductions, operating, revenue and productivity improvements and synergies had been realized on the first day of such period for the entirety of such period), and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in a manner consistent with, and without duplication of, clause (b)(xi) of the definition of “Consolidated Adjusted EBITDA”, whether through a pro forma adjustment or otherwise, and (ii) any borrowings under any revolving facility made subsequent to the end of the applicable Test Period (regardless of whether incurred in connection with any Specified Transaction) shall be disregarded and excluded from such pro forma calculation.

(c) ~~Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a~~The calculation of any financial ratio or test (including, without limitation, ~~any Senior~~Sections 2.22 and 2.23, any First Lien Leverage Ratio, any Secured Leverage Ratio ~~test, any Senior Leverage Ratio test and/or~~, any Total Leverage Ratio ~~test and/or~~, any Fixed Charge Coverage Ratio ~~test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, any Senior Secured Leverage Ratio test, any Senior Leverage Ratio test and/or any Total Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts, however,~~, any Net Interest Coverage Ratio and/or the amount or percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets (including any component definitions of the foregoing and for the avoidance of doubt, ~~substantially concurrent incurrence of Indebtedness and Liens in reliance upon Fixed Amounts~~notwithstanding clause (k) of the definition of “Consolidated Net Income”, which shall ~~not~~ be disregarded ~~for purposes of testing compliance with the Total Leverage Ratio or the Fixed Charge Coverage Ratio under Section 6.04 and Section 6.06.~~)) shall be based on the most recently ended Test Period for which internal financial statements are available (as determined in good faith by the Lead Borrower).

(d) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Lead Borrower dated such date prepared in accordance with GAAP. If any Indebtedness bears a floating rate of interest and is being calculated on a Pro Forma Basis or being given pro forma effect, the interest on such Indebtedness attributable to any period subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated for as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness). Interest on a Capital Lease obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Lead Borrower to be the rate of interest implicit in such Capital Lease obligation in accordance with GAAP. Any calculation of the Fixed Charge Coverage Ratio or the Net Interest Coverage Ratio on a Pro Forma Basis will be calculated using an assumed interest rate in determining Consolidated Interest Expense based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Lead Borrower in good faith.

(e) The increase in amounts secured by Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of Section 6.02.

(f) For purposes of determining compliance at any time with the provisions of this Agreement, in the event that any Indebtedness (including any Incremental Facility and Incremental Equivalent Debt), Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction or other transaction, as applicable, meets the criteria of more than one category (or subcategory within any category) of exceptions, thresholds, baskets, or other provisions of transactions or items permitted pursuant to any clause of Article 6 (other than Section 6.01(a) and (x)), any component (or subcomponent) in the definition of “Incremental Cap” or any other provision of this Agreement, the Lead Borrower, in its sole discretion, may, at any time, classify or reclassify (on one or more occasions) and/or divide or re-divide (on one or more occasions) such transaction or item (or portion thereof) among one or more such categories of exceptions, thresholds, baskets or provisions, as elected by the Lead Borrower in its sole discretion (other than the Initial Term Loans (as defined in the Term Loan Credit Agreement), the Revolving Loans outstanding on the Closing Date and any refinancing indebtedness in respect thereof which may not be reclassified). It is understood and agreed that any Indebtedness (including any Incremental Facility and Incremental Equivalent Debt), Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction or other transaction need not be permitted solely by reference to one category (or subcategory) of exceptions, thresholds, baskets or provisions permitting such Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Article VI (other than Sections 6.01(a), (x) and (z)), any component (or subcomponent) in the definition of “Incremental Cap” or any other provision of this Agreement, but may instead be permitted in part under any combination thereof. Upon delivery of financial statements following any initial classification and division (or any subsequent reclassification and re-division), if any applicable financial ratios for any Incurrence-Based Baskets would then be satisfied for the incurrence of such Indebtedness (including any Incremental Facility and Incremental Equivalent Debt), Lien, Restricted Debt Payment, Investment, Disposition or Affiliate transaction, any amount thereof under any Fixed Basket shall automatically be deemed reclassified and re-divided as incurred under any available Incurrence-Based Baskets to the extent not previously elected by the Lead Borrower and will be deemed to have been incurred, issued, made or taken first, to the extent available, pursuant to any available Incurrence-Based Baskets as set forth above without utilization of any Fixed Basket.

(g) With respect to any amounts incurred or transactions entered into or consummated (including any Indebtedness (including any Incremental Facility and Incremental Equivalent Debt), Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction or other transaction), in reliance on a combination of Fixed Baskets and Incurrence-Based Baskets, it is understood and agreed that (i) the Incurrence-Based Baskets shall first be calculated without giving effect to any Fixed Baskets being relied upon for any portion of such incurrence or transactions (i.e., the portion of such incurrence or transaction in reliance on all Fixed Baskets shall be disregarded in the calculation of the financial ratio applicable to the Incurrence-Based Baskets, but full pro forma effect shall otherwise be given thereto and to all other applicable and related transactions (including, in the case of Indebtedness, the intended use of the aggregate proceeds of Indebtedness being incurred in reliance on a combination of Fixed Baskets and Incurrence-Based Baskets, but without “netting” the Cash proceeds of such Indebtedness) and all other permitted pro forma adjustments (except that the incurrence of any borrowings under any revolving credit facility shall be disregarded as set forth in Section 1.10(b))) and (ii) thereafter, the incurrence of the portion of such amounts or other applicable transaction to be entered into in reliance on any Fixed Baskets shall be calculated (and may subsequently be reclassified into Incurrence-Based Baskets in accordance with Section 1.10(f)). For example, in calculating the maximum amount of Indebtedness permitted to be incurred under Fixed Baskets and Incurrence-Based Baskets in Section 6.01 in connection with an acquisition, only the portion of such Indebtedness intended to be incurred under Incurrence-Based Baskets shall be included in the calculation of financial ratios (and the portion of such Indebtedness intended to be incurred under Fixed Baskets shall be deemed to not have been incurred in calculating such financial ratios), but pro forma effect shall be given to the use of proceeds from the entire amount of Indebtedness intended to be incurred under both the Fixed Baskets and Incurrence-Based Baskets, the consummation of the acquisitions and any related repayments of Indebtedness.

Section 1.11  ~~Section 1.12~~ Rounding. Any financial ratios required to be maintained by ~~the~~any Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up for five).

Section 1.12  ~~Section 1.13~~ Alternate Currencies.

(a) The Lead Borrower may from time to time request that Revolving Loans and/or Letters of Credit be issued in a currency other than Euros, Sterling~~, Canadian Dollars~~ or Dollars; provided that the requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders, and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Lenders and the applicable Issuing Bank. The approval of any Alternate Currency may be accompanied by changes to the timing of the delivery of Borrowing Requests, Interest Election Requests and Letter of Credit Request in respect to credit extensions in such Alternate Currency.

(b) Any such request shall be made to the Administrative Agent not later than 1:00 p.m. 10 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant Issuing Bank in its sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Lender thereof and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant Issuing Bank. Each such Lender (in the case of any such request pertaining to Revolving Loans) or the relevant Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 1:00 p.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit in the requested currency.

(c) Any failure by any Lender or the relevant Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph (b) shall be deemed to be a refusal by such Lender or Issuing Bank, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in the requested currency. If the Administrative Agent and each Lender that would be obligated to make Credit Extensions denominated in the requested currency consent to making Revolving Loans in the requested currency, the Administrative Agent shall so notify the Lead Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowing of Revolving Loans; and if the Administrative Agent and the relevant Issuing Bank consent to the issuance of Letters of Credit in the requested currency, the Administrative Agent shall so notify the Lead Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of the issuance of any Letter of Credit. If the Administrative Agent fails to obtain the requisite consent to any request for an additional currency under this Section 1.12, the Administrative Agent shall promptly so notify the Lead Borrower. Notwithstanding anything to the contrary herein, to the extent that the LIBO Rate and/or the Alternate Base Rate is not applicable to or available with respect to a Revolving Loan to be denominated in an Alternate Currency, the interest rate components applicable to such Alternate Currency shall be separately agreed by the Lead Borrower and the Administrative Agent.

Section  1.13 ~~Section 1.14~~ Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its ~~equity interests~~Capital Stock at such time.

Section  1.14 Rate; LIBOR Notification.

(a) The interest rate on Eurodollar Rate Loans is determined by reference to the LIBOR Screen Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. On March 5, 2021, the IBA stated that as a result of its not having access to input data necessary to calculate LIBOR settings on a representative basis beyond the intended cessation dates set forth in the table below, it would have to cease publication of all 35 LIBOR settings immediately after such dates.

LIBOR Currency	LIBOR Settings	Date

USD	1-week, 2-month	December 31, 2021

USD	All other settings (i.e., Overnight/Spot Next, 1-month, 3-month, 6-month and 12-month)	June 30, 2023

GBP, EUR, CHF, JPY	All settings	December 31, 2021

(b) The IBA did not identify any successor administrator in its announcement. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, Section 2.14 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14, whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(b), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE 2

THE CREDITS

Section 2.01 Commitments.

~~(a) Subject to the terms and conditions set forth herein, each Lender with an Initial US Commitment severally, and not jointly, agrees to make loans in Dollars and/or any other Alternate Currency to the US Borrower at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial US Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the Initial US Revolving Credit Exposure exceeding the lesser of (A) the Initial US Commitments and (B) the US Borrowing Base, or (ii) such Lender’s Initial US Revolving Credit Exposure exceeding such Lender’s Initial US Commitment.~~

(a) ~~(b)~~ Subject to the terms and conditions set forth herein, each Lender with an Initial ~~Canadian~~US Commitment severally, and not jointly, agrees to make loans in ~~Canadian Dollars,~~ Dollars and/or any other Alternate Currency to the ~~Canadian Borrowers~~US Borrower at any time and from time to time on and after the ~~Canadian Borrowing Base Effective~~Closing Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial ~~Canadian~~US Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the Initial ~~Canadian~~US Revolving Credit Exposure exceeding the lesser of (A) the Initial ~~Canadian~~US Commitments and (B) the ~~Canadian~~US Borrowing Base, or (ii) such Lender’s Initial ~~Canadian~~US Revolving Credit Exposure exceeding such Lender’s Initial ~~Canadian~~US Commitment.

(b) [Reserved].

(c) Subject to the terms and conditions set forth herein, each Lender with an Initial European Commitment severally, and not jointly, agrees to make loans in Euros, Sterling, Dollars and/or any other Alternate Currency to the European Borrowers at any time and from time to time on and after the European Borrowing Base Effective Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial European Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the Initial European Revolving Credit Exposure exceeding the lesser of (A) the Initial European Commitments and (B) the European Borrowing Base, or (ii) such Lender’s Initial European Revolving Credit Exposure exceeding such Lender’s Initial European Commitment.

(d) Subject to the terms and conditions of this Agreement and any applicable Extension Amendment or Incremental Facility Agreement, each Lender and each Additional Revolving Lender with any Additional Revolving Commitment for a given Class severally, and not jointly, agrees to make Additional Revolving Loans of such Class to the applicable Borrower, which Revolving Loans shall not exceed for any such Lender or Additional Revolving Lender at the time of any incurrence thereof, the Additional Revolving Commitment of each Class of Lender.

(e) Subject to the terms and conditions set forth herein, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the First Amendment Effective Date and prior to the Swingline Maturity Date, to make a loan or loans in Dollars (each, a “Swingline Loan” and, collectively the “Swingline Loans”) to the US Borrower, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.01(f), (iii) shall not exceed at any time outstanding the Swingline Sublimit, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Aggregate Commitments then in effect, (v) shall not, after giving effect thereto and to the application of the proceeds thereof, other than as described in Section 2.06, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposure at such time exceeding the Line Cap then in effect, and (vi) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Maturity Date, all Swingline Loans shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from any Borrower, the Administrative Agent or the Required Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 9.02.

(f) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to each Lender that all then-outstanding Swingline Loans shall be funded with a Dollar-denominated Borrowing of Revolving Loans, in which case (i) Revolving Loans constituting ABR Revolving Loans shall be made on the immediately succeeding Business Day (each such Borrowing, a “Mandatory Borrowing”) by each Lender pro rata based on each Revolving Lender’s Applicable Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make such Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.02, (ii) whether any conditions specified in Section 4 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing, or (v) any reduction in the Aggregate Commitments after any such Swingline Loans were made. Upon notice from the Swingline Lender, each Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Applicable Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing same from and after such date of purchase.

Section 2.02 Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Class and Type made by the relevant Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b) Subject to Section 2.01 and Section 2.14, each Borrowing shall be comprised entirely of (i) in the case of Revolving Loans denominated in Dollars, ABR Revolving Loans or LIBO Rate Revolving Loans, and (ii~~) in the case of Revolving Loans denominated in Canadian Dollars, Canadian Prime Rate Revolving Loans or CDOR Revolving Loans and (iii~~) in the case of Revolving Loans denominated in any other currency as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any LIBO Rate ~~Revolving Loan or CDOR~~ Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that (i) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Revolving Loan in accordance with the terms of this Agreement, (ii) such LIBO Rate Revolving Loan ~~or CDOR Revolving Loan~~ shall be deemed to have been made and held by such Lender, and the obligation of the applicable Borrower to repay such LIBO Rate Revolving Loan ~~or CDOR Revolving Loan~~ shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the applicable Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided further that any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to any greater indemnification under Section 2.17 with respect to such LIBO Rate Revolving Loan ~~or CDOR Revolving Loan~~ than that to which the applicable Lender was entitled on the date on which such Revolving Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Revolving Loan was made).

(c) At the commencement of each Interest Period for any Borrowing of LIBO Rate Revolving Loans, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 (or, in the case of any LIBO Rate Borrowing denominated in Euros, Sterling or the equivalent of $100,000 denominated in such currency) and not less than $1,000,000 (or, in the case of any Adjusted LIBO Rate Borrowing denominated in any Alternate Currency, the equivalent of $1,000,000 denominated in such currency). Each ABR Revolving Loan When made shall be in a minimum principal amount of $100,000; provided that an ABR may be made in a lesser aggregate amount that is (x) equal to the entire aggregate unused Commitments of the relevant Class or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). ~~At the commencement of each Interest Period for any Borrowing of CDOR Revolving Loans, such CDOR Revolving Loan shall comprise an aggregate principal amount that is an integral multiple of C$100,000 and not less than C$500,000. Each Canadian Prime Rate Revolving Loan when made shall be in a minimum principal amount of C$100,000; provided that a Canadian Prime Rate Revolving Loan may be made in a lesser aggregate amount that is (x) equal to the entire aggregate unused balance of the relevant Commitment or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).~~ Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) different Interest Periods in effect for LIBO Rate Borrowings ~~and CDOR Revolving Loans, respectively~~, at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, no Borrower shall, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Revolving Loan.

(e) For the avoidance of doubt, Revolving Loans denominated in Sterling shall be RFR Loans, as further provided herein.

Section 2.03 Requests for Borrowings. Each Borrowing, each conversion from one Type to the other, and each continuation of LIBO Rate Revolving Loans ~~or CDOR Revolving Loans~~ shall be made upon irrevocable notice by the applicable Borrower (or the Lead Borrower on behalf of the relevant Borrower) to the Administrative Agent (or in the case of Swingline Loans, to the Swingline Lender with a copy to the Administrative Agent). Each such notice must be in writing or by telephone (and promptly confirmed in writing) and must be received by the Administrative Agent (or in the case of Swingline Loans, to the Swingline Lender with a copy to the Administrative Agent) not later than (a) 1:00 p.m. (i) two Business Days prior to the requested day of any Borrowing, conversion or continuation of LIBO Rate Revolving Loans ~~or CDOR Revolving Loans~~ denominated in Dollars (or one Business Day in the case of any Borrowing of LIBO Rate Revolving Loans denominated in Dollars to be made on the Closing Date), (ii) four Business Days prior to the requested day of any Borrowing, conversion or continuation of LIBO Rate Revolving Loans ~~or CDOR Revolving Loans~~ denominated in a currency other than Dollars (or one Business Day in the case of any Borrowing of LIBO Rate Revolving Loans denominated in a currency other than Dollars to be made on the Closing Date) or (iii) on the requested date of any Borrowing of ABR Revolving Loans (but excluding Swingline Loans) ~~or Canadian Prime Rate Revolving Loans~~ (or, in each case, such later time as shall be acceptable to the Administrative Agent) or (b) 2:30 p.m. on the requested date of any Borrowing of Swingline Loans; provided, however, that if the applicable Borrower wishes to request LIBO Rate Revolving Loans ~~or CDOR Revolving Loans~~ having an Interest Period of other than one~~, two~~ (1), three (3) or six (6) months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the applicable Borrower (or the Lead Borrower on its behalf) must be received by the Administrative Agent not later than 12:00 p.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation (or such later time as shall be reasonably acceptable to the Administrative Agent), whereupon the Administrative Agent shall give prompt notice to the relevant Lenders of such request and determine whether the requested Interest Period is available to by all the relevant Lenders. Each written notice (or confirmation of telephonic notice) with respect to a Borrowing by the applicable Borrower pursuant to this Section 2.03 shall be delivered to the Administrative Agent in the form of a written Borrowing Request or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of such Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the identity of the Borrower;

(b) the Class of such Borrowing;

(c) the aggregate amount of the requested Borrowing;

(d) the currency of such Borrowing;

(e) the date of such Borrowing, which shall be a Business Day;

(f) whether such Borrowing is to be an ABR Borrowing~~,~~ or a LIBO Rate Borrowing~~, a Canadian Prime Rate Borrowing or a CDOR Borrowing~~;

(g) in the case of a LIBO Rate Borrowing ~~or CDOR Borrowing~~, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(h) the location and number of the applicable Borrower’s account or any other designated account(s) to which funds are to be disbursed (the “Funding Account”).

If~~, with respect to Revolving Loans denominated in Canadian Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Canadian Prime Rate Borrowing. If~~, with respect to Revolving Loans denominated in Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. Revolving Loans denominated in Euros, Sterling or any Alternate Currency shall be LIBO Rate Borrowings. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing ~~or CDOR Borrowing~~, then the applicable Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. The Administrative Agent shall advise each Lender of the details thereof and of the amount of the Revolving Loan to be made as part of the requested Borrowing (x) in the case of any ABR Borrowing ~~or Canadian Prime Rate Borrowing~~, on the same Business Day of receipt of a Borrowing Request in accordance with this Section 2.03 or (y) in the case of any LIBO Rate Borrowing ~~or CDOR Borrowing~~, no later than one (1) Business Day following receipt of a Borrowing Request in accordance with this Section 2.03. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the currency in which such Revolving Loan was originally denominated and re-borrowed in the relevant other currency. With respect to any RFR Loans, the Administrative Agent and the Lead Borrower will have the right to make RFR Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such RFR Conforming Changes will become effective solely with the consent of the Administrative Agent and the Lead Borrower and without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such RFR Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

Mandatory Borrowings shall be made upon the notice specified in Section 2.01(f), with the Borrowers irrevocably agreeing, by their incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

Section 2.04 Overadvances.

(a) Notwithstanding anything to the contrary in this Agreement, if the sum of the Initial US Revolving Credit Exposure to the US Borrower exceeds the US Borrowing Base, at the request of the Lead Borrower, the Administrative Agent may in its sole discretion (but without any obligation to do so), make Revolving Loans to the US Borrower, on behalf of the relevant Lenders (any such Revolving Loan, a “US Overadvance”); provided that, no US Overadvance shall result in a Default or Event of Default for as long as such US Overadvance remains outstanding in accordance with the terms of this paragraph. US Overadvances shall be denominated in Dollars shall be ABR Borrowings. The authority of the Administrative Agent to make US Overadvances is limited to an aggregate amount not to exceed, when taken together with any US Protective Advances 10% of the US Borrowing Base in effect at such time. Each US Overadvance shall mature and be due on the earliest of (i) the Initial Revolving Credit Maturity Date, (ii) written demand by the Administrative Agent and (iii) 30 days after the date on which such US Overadvance is made; it being understood and agreed that no US Overadvance shall cause the Initial US Revolving Credit Exposure of any Initial US Revolving Lender to exceed such Initial US Revolving Lender’s Initial US Commitment.

~~(b) Notwithstanding anything to the contrary in this Agreement, if the sum of the Initial Canadian Revolving Credit Exposure to the Canadian Borrowers exceeds the Canadian Borrowing Base, at the request of the Lead Borrower, the Administrative Agent may in its sole discretion (but without any obligation to do so), make Revolving Loans to the Canadian Borrowers, on behalf of the relevant Lenders (any such Revolving Loan, a “Canadian Overadvance”); provided that, no Canadian Overadvance shall result in a Default or Event of Default for as long as such Canadian Overadvance remains outstanding in accordance with the terms of this paragraph. Canadian Overadvances shall be denominated in Dollars or Canadian Dollars. Any Canadian Overadvance denominated in Dollars shall be an ABR Borrowing. Any Canadian Overadvance denominated in Canadian Dollars shall be an Canadian Prime Rate Borrowing. The authority of the Administrative Agent to make Canadian Overadvances is limited to an aggregate amount not to exceed, when taken together with any Canadian Protective Advances 10% of the Canadian Borrowing Base in effect at such time. Each Canadian Overadvance shall mature and be due on the earliest of (i) the Initial Revolving Credit Maturity Date, (ii) written demand by the Administrative Agent and (iii) 30 days after the date on which such Canadian Overadvance is made; it being understood and agreed that no Canadian Overadvance shall cause the Initial Canadian Revolving Credit Exposure of any Initial Canadian Revolving Lender to exceed such Initial Canadian Revolving Lender’s Initial Canadian Commitment.~~

(b) [Reserved].

(c) Notwithstanding anything to the contrary in this Agreement, if the sum of the Initial European Revolving Credit Exposure to the European Borrowers exceeds the European Borrowing Base, at the request of the Lead Borrower, the Administrative Agent may in its sole discretion (but without any obligation to do so), make Revolving Loans to the European Borrowers, on behalf of the relevant Lenders (any such Revolving Loan, a “European Overadvance”); provided that, no European Overadvance shall result in a Default or Event of Default for as long as such European Overadvance remains outstanding in accordance with the terms of this paragraph. European Overadvances shall be denominated in Dollars, Euros or Sterling. Any European Overadvance denominated in Dollars shall be an ABR Borrowing. Any European Overadvance denominated in Euros or Sterling shall be an LIBO Rate Borrowing. The authority of the Administrative Agent to make European Overadvances is limited to an aggregate amount not to exceed, when taken together with any European Protective Advances 10% of the European Borrowing Base in effect at such time. Each European Overadvance shall mature and be due on the earliest of (i) the Initial Revolving Credit Maturity Date, (ii) written demand by the Administrative Agent and (iii) 30 days after the date on which such European Overadvance is made; it being understood and agreed that no European Overadvance shall cause the Initial European Revolving Credit Exposure of any Initial European Revolving Lender to exceed such Initial European Revolving Lender’s Initial European Commitment.

(d) Upon the making of any Overadvance, each relevant Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in the relevant US Overadvance~~, Canadian Overadvance~~ or European Overadvance, as applicable, in proportion to its Applicable Percentage and, upon demand by the Administrative Agent, shall fund such participation to the Administrative Agent.

(e) Each US Overadvance shall be secured by the Lien on the US Collateral in favor of the Administrative Agent and shall constitute a US Obligation hereunder~~. Each Canadian Overadvance shall be secured by the Lien on the Canadian Collateral in favor of the Administrative Agent and shall constitute a Canadian Obligation~~. Each European Overadvance shall be secured by the Lien on the European Collateral in favor of the Administrative Agent and shall constitute a European Obligation hereunder. The making of an Overadvance on any one occasion shall not obligate the Administrative Agent to make any Overadvance on any other occasion.

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein,

(i) in each case in reliance upon the agreements of the other Lenders set forth in this Section 2.05,

(A) each Issuing Bank with an Initial US Commitment from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Initial Revolving Credit Maturity Date, upon the request of the US Borrower agrees, to issue Letters of Credit issued for the account of the US Borrower (or any Restricted Subsidiary; provided that, other than with respect to the Existing Letters of Credit, the US Borrower will be the applicant) (such Letters of Credit, the “US Letters of Credit”), to amend or renew US Letters of Credit previously issued by it, in accordance with Section 2.05(b) and to honor drafts under the US Letters of Credit,

~~(B) each Issuing Bank with an Initial Canadian Commitment from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Initial Revolving Credit Maturity Date, upon the request of the Canadian Borrower agrees, to issue Letters of Credit issued for the account of the Canadian Borrower (or any Restricted Subsidiary; provided that the Canadian Borrower will be the applicant) (such Letters of Credit, the “Canadian Letters of Credit”), to amend or renew Canadian Letters of Credit previously issued by it, in accordance with Section 2.05(b) and to honor drafts under the Canadian Letters of Credit,~~

(B) [reserved],

(C) each Issuing Bank with an Initial European Commitment from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Initial Revolving Credit Maturity Date, upon the request of the European Borrower agrees, to issue Letters of Credit issued for the account of the European Borrower (or any Restricted Subsidiary; provided that the European Borrower will be the applicant) (such Letters of Credit, the “European Letters of Credit”), to amend or renew European Letters of Credit previously issued by it, in accordance with Section 2.05(b) and to honor drafts under the European Letters of Credit, and

(ii) the Lenders severally agree to participate in the applicable Letters of Credit issued pursuant to Section 2.05(d).

~~On and after the Closing Date, each Existing Letter of Credit shall be deemed to be a US Letter of Credit issued hereunder for all purposes under this Agreement and the other Loan Documents; provided that it is understood and agreed that no Existing Letter of Credit issued by Credit Suisse will be renewed beyond the applicable maturity date as in effect on the Closing Date.~~

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit, the applicable Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement, in the form of Exhibit B-2 attached hereto (the “Letter of Credit Request”). To request an amendment, extension or renewal of an outstanding Letter of Credit, (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)) the applicable Borrower shall submit such a request to the applicable Issuing Bank (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for the issuance, amendment, extension or renewal of any Letter of Credit must be accompanied by such other information as shall be reasonably requested by the applicable Issuing Bank to issue, amend, extend or renew such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by any Borrower with the applicable Issuing Bank relating to any Letter of Credit shall contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent herewith, shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). A Letter of Credit may be issued, amended, extended or renewed only if (and on the issuance, amendment, extension or renewal of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, or renewal, (i) in the case of a US Letter of Credit, the US LC Exposure does not exceed the US Letter of Credit Sublimit, (ii) in the case of a ~~Canadian Letter of Credit, the Canadian LC Exposure does not exceed the Canadian Letter of Credit Sublimit, (iii) in the case of a~~ European Letter of Credit, the European LC Exposure does not exceed the European Letter of Credit Sublimit and (~~iv~~iii) the sum of (x) the aggregate outstanding principal amount of all Revolving Loans plus (y) the aggregate amount of all LC Obligations would not exceed the Aggregate Commitment. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Expiration Date. No Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Letter of Credit and (B) the date that is five Business Days prior to the Initial Revolving Credit Maturity Date; provided that any Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 100% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank); provided, further, that each Revolving Lender’s participation in any undrawn Letter of Credit that is outstanding on the Initial Revolving Credit Maturity Date will terminate on the Initial Revolving Credit Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the applicable Class of Lenders, the applicable Issuing Bank hereby grants to each Lender of the applicable Class, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m. on the Business Day immediately following the date on which the applicable Borrower receives notice under paragraph (g) of this Section 2.05 of such LC Disbursement (or, if such notice is received less than two hours prior to the deadline for requesting ABR Borrowings pursuant to Section 2.03, on the second Business Day immediately following the date on which the applicable Borrower receives such notice); provided that the applicable Borrower may, without satisfying the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with (x) in the case of any Letter of Credit denominated in Dollars, an ABR Borrowing, (y) ~~in the case of any Letter of Credit denominated in Canadian Dollars, a Canadian Prime Rate Borrowing,~~[reserved], (z) in the case of any Letter of Credit denominated in Euros or

Sterling or an Alternate Currency, a LIBO Rate Borrowing (clauses (x), (y) and (z), an “LC Reimbursement Loan”) in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender in the relevant Class of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender in the relevant Class shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders in any relevant Class have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(ii) If any Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate (or (A) ~~in the case of any Letter of Credit denominated in Canadian Dollars, the Canadian Prime Rate~~[reserved], (B) in the case of any Letter of Credit denominated in Euros or Sterling, the LIBO Rate and (C) in the case of any Letter of Credit denominated in any Alternate Currency, the Administrative Agent’s customary rate for interbank advances in the Alternate Currency in which such Letter of Credit is denominated) from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f) Obligations Absolute. The applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (promptly confirmed in writing) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank makes any LC Disbursement, then, unless the applicable Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to (a) in the case of Letters of Credit denominated in Dollars, Revolving Loans that are ABR Revolving Loans of the applicable Class, (b) ~~in the case of Letters of Credit denominated in Canadian Dollars, Revolving Loans that are Canadian Prime Rate Revolving Loans of the applicable Class~~[reserved] and (c) in the case of Letters of Credit denominated in Euros, Sterling or any Alternate Currency, Revolving Loans denominated in such currency that are LIBO Rate Revolving Loans of the applicable Class; provided that if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on the date on which the applicable Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(i) Replacement or Resignation of an Issuing Bank or Addition of New Issuing Banks.

(i) Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) at any time by written agreement among the Borrowers, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Any Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (i) who agrees in writing to such designation shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

(ii) Notwithstanding anything to the contrary contained herein, each Issuing Bank may, upon ten days’ prior written notice to the Lead Borrower, each other Issuing Bank and the Lenders, resign as Issuing Bank, which resignation shall be effective as of the date referenced in such notice (but in no event less than ten days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amounts have been drawn at such time). In the event of any such resignation as an Issuing Bank, the Lead Borrower shall be entitled to appoint any Lender that accepts such appointment in writing as successor Issuing Bank. Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder.

(j) Cash Collateralization.

(i) If any Event of Default exists, then on the Business Day that the Borrowers receive notice from the Administrative Agent at the direction of the Required Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j),

(A) the US Borrower shall deposit, in an interest bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders of the applicable Class (the “US LC Collateral Account”), an amount in Cash equal to 101% of the US LC Exposure as of such date (minus the amount then on deposit in the US LC Collateral Account),

(B) ~~the applicable Canadian Borrower shall deposit, in an interest bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders of the applicable Class (the “Canadian LC Collateral Account”), an amount in Cash equal to 101% of the Canadian LC Exposure as of such date (minus the amount then on deposit in the Canadian LC Collateral Account), and~~[reserved], and

(C) the applicable European Borrower shall deposit, in an interest bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders of the applicable Class (the “European LC Collateral Account”), an amount in Cash equal to 102.5% (or, for any European Letter of Credit denominated in a currency other than Dollars, 103%) of the European LC Exposure as of such date (minus the amount then on deposit in the European LC Collateral Account), provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the applicable Borrower described in Section 7.01(f) or (g).

(ii) Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the applicable Obligations of the relevant Borrower in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Borrowers hereby grant the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the applicable LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of the Required Lenders) be applied to satisfy other Secured Obligations. If any Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the applicable Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

Section 2.06 Protective Advances.

(a) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Administrative Agent is authorized by each Borrower and each Lender from time to time in its sole discretion (but without any obligation to do so) to make Initial US Revolving Loans (any such Initial US Revolving Loan made pursuant to this Section 2.06(a), a “US Protective Advance”)~~, Initial Canadian Revolving Loans (any such Initial Canadian Revolving Loan made pursuant to this Section 2.06(a), a “Canadian Protective Advance”)~~ and Initial European Revolving Loans (any such Initial European Revolving Loan made pursuant to this Section 2.06(a), a “European Protective Advance” and, together with any US Protective ~~Advance and Canadian Protective~~ Advance, collectively, the “Protective Advances”) to any applicable Borrower on behalf of the Lenders of the relevant Class at any time that any condition precedent set forth in Section 4.02 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the relevant Collateral or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the relevant Revolving Loans and other relevant Secured Obligations or (iii) to pay any other amount chargeable to or required to be paid by the relevant Borrower or any other Loan Party pursuant to the terms of this Agreement or any other Loan Document, including any payment of any reimbursable expense (including any expense described in Section 9.03) and any other amount that, in each case is then due and payable under any Loan Document and not the subject of a good faith dispute by the relevant Loan Party. All Protective Advances denominated in Dollars shall be ABR Borrowings~~, all Protective Advances denominated in Canadian Dollars shall be CDOR Rate Borrowings~~ and all Protective Advances denominated in Euros or Sterling shall be LIBO Rate Borrowings. No Protective Advance may be made if, after giving effect thereto, (i) the aggregate amount of outstanding Protective Advances and Overadvances would exceed 10% of the greater of (A) the Commitments and (B) the Borrowing Base (ii) such Protective Advance would cause the Revolving Credit Exposure of any Lender to exceed any of its Commitments as set forth on Schedule 1.01(a).

(b) Each Protective Advance shall be secured by the Lien on the applicable Collateral in favor of the Administrative Agent and shall constitute a US Obligation~~, Canadian Obligation~~ or European Obligation, as applicable, hereunder. Each Protective Advance shall be repaid by the applicable Borrower upon the earliest of (i) demand by the Administrative Agent, (ii) the next succeeding Maturity

Date and (iii) the date that is 30 days after such Protective Advance is made. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request the Lenders to make an Initial US Revolving Loan~~, Initial Canadian Revolving Loan~~ or an Initial European Revolving Loan, as applicable, to repay any US Protective Advance~~, Canadian Protective Advance~~ or European Protective Advance, respectively.

(c) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender of the relevant Class shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such US Protective Advance~~, Canadian Protective Advance~~ or European Protective Advance, as applicable, in proportion to its Applicable Percentage, and, upon demand by the Administrative Agent, shall fund such participation to the Administrative Agent.

Section 2.07 Funding of Borrowings.

(a) Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (x) 2:00 p.m. New York City time for Revolving Loans denominated in Dollars~~,~~ or (y) 8:00 a.m. New York City time for Revolving Loans denominated in Euros, Sterling or an Alternate Currency ~~or (z) 11:00 a.m. New York City time for Revolving Loans denominated in Canadian Dollars~~, in each case, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. The Administrative Agent will make such Revolving Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the applicable Borrower; provided that (i) any Revolving Loan made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) any Mandatory Borrowing shall be remitted by the Administrative Agent to the Swingline Lender.

(b) Unless the Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate (or, ~~(x) with respect to any amount denominated in Canadian Dollars, the Canadian Prime Rate, or (y)~~ with respect to any amount denominated in Euros, Sterling or an Alternate Currency, the rate of interest per annum at which overnight deposits in Euros, on an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Administrative Agent in the applicable offshore interbank market for such currency) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the ~~Borrower~~Borrowers, the interest rate applicable to Revolving Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing and the ~~Borrower’s~~Borrowers’

obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If ~~the~~any Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or ~~the~~any Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08 Type; Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing ~~or CDOR Borrowing~~, shall have the initial Interest Period specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing ~~or CDOR Borrowing~~, may elect Interest Periods therefor, all as provided in this Section 2.08; provided that Revolving Loans denominated in Euros, Sterling or any Alternate Currency shall be LIBO Rate Borrowings at all times. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Revolving Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.08, the applicable Borrower (or the Lead Borrower on its behalf) shall notify the Administrative Agent of such election either in writing or by telephone by the time that a Borrowing Request would be required under Section 2.03 if the applicable Borrower (or the Lead Borrower on its behalf) were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly in writing to the Administrative Agent of a written Interest Election Request signed by a Responsible Officer of the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing~~,~~ or a LIBO Rate Borrowing, ~~a Canadian Prime Rate Borrowing or a CDOR Borrowing~~; and

(iv) if the resulting Borrowing is a LIBO Rate Borrowing ~~or CDOR Borrowing~~, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBO Rate Borrowing ~~or CDOR Borrowing~~ but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing ~~or CDOR Borrowing~~ prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to a LIBO Rate Borrowing ~~or CDOR Borrowing, as applicable~~, with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing ~~or CDOR Borrowing~~ and (ii) unless repaid, each LIBO Rate Borrowing ~~and CDOR Borrowing~~ shall be converted to an ABR Borrowing ~~or Canadian Prime Rate Borrower, as applicable~~, at the end of the then-current Interest Period applicable thereto (except, in either case, that Revolving Loans denominated in Euros, Sterling or any Alternate Currency shall be comprised of LIBO Rate Revolving Loans).

Section 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Initial Revolving Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date.

(b) Upon delivering the notice required by Section 2.09(d), the Lead Borrower may at any time terminate the Commitments of any Class upon (i) the payment in full in Cash of all outstanding Revolving Loans of such Class, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit of such Class (or alternatively, with respect to each outstanding Letter of Credit, the furnishing to the Administrative Agent of a Cash deposit (or, if reasonably satisfactory to the applicable Issuing Bank, a backup standby letter of credit) equal to 100% (or, 102.5%, in the case of any European Letter of Credit) of the relevant LC Exposure (minus the amount then on deposit in the US LC Collateral Account~~, Canadian LC Collateral Account~~ or European LC Collateral Account, as applicable) as of such date) and (iii) the payment in full of all accrued and unpaid fees and all reimbursable expenses and other non-contingent Obligations with respect to the Revolving Facility of such Class then due, together with accrued and unpaid interest (if any) thereon.

(c) Upon delivering the notice required by Section 2.09(d), the Lead Borrower may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Lead Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10 or Section 2.11, the aggregate Revolving Credit Exposure would exceed the Aggregate Commitment.

(d) The Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section 2.09 in writing at least three Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Lead Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments pursuant to this Section 2.09 shall be permanent. Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

Section 2.10 Repayment of Revolving Loans; Evidence of Debt.

(a) (i)The US Borrower hereby promises to pay in Dollars or the relevant Alternate Currency to the Administrative Agent for the account of each Initial US Revolving Lender, the then-unpaid principal amount of each Initial US Revolving Loan made by such Initial US Revolving Lender to the US Borrower on the Maturity Date applicable thereto.

(ii) ~~Each Canadian Borrower hereby promises to pay in Canadian Dollars, Dollars or the relevant Alternate Currency to the Administrative Agent for the account of each Initial Canadian Revolving Lender, the then-unpaid principal amount of each Initial Canadian Revolving Loan made by such Initial Canadian Revolving Lender to such Canadian Borrower on the Maturity Date applicable thereto.~~[Reserved].

(iii) Each European Borrower hereby promises to pay in Euros, Sterling, Dollars or the relevant Alternate Currency to the Administrative Agent for the account of each Initial European Revolving Lender, the then-unpaid principal amount of each Initial European Revolving Loan made by such Initial European Revolving Lender to such European Borrower on the Maturity Date applicable thereto.

(iv) The Borrowers hereby promise to pay in Dollars to the Swingline Lender, the then-unpaid principal amount of each Swingline Loan made by such Swingline Lender to any Borrower on the Swingline Maturity Date.

Each Revolving Loan shall be repaid in the currency in which it was made.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or the Issuing Banks and each Lender’s and Issuing Banks’ share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Revolving Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section 2.10 and any Lender’s records, the accounts of the Administrative Agent shall govern.

(e) Any Lender may request that Revolving Loans made by it be evidenced by a Promissory Note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered assigns; it being understood and agreed that such Lender (and/or its applicable assign) shall be required to return such Promissory Note to such Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable).

Section 2.11 Prepayment of Revolving Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.11, the Borrowers shall have the right at any time and from time to time to prepay, in ~~Dollars, Canadian~~ Dollars, Euros, Sterling or the relevant Alternate Currency, as applicable, any Borrowing of Revolving Loans of any Class in whole or in part without premium or penalty (but subject to Section 2.16). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the Applicable Class of Revolving Loans being prepaid.

(ii) The Lead Borrower shall notify the Administrative Agent by telephone (promptly confirmed in writing) of any prepayment under this Section 2.11(a) (A) in the case of a prepayment of a LIBO Rate Borrowing ~~or CDOR Rate Borrowing~~, not later than 12:00 p.m. three Business Days before the date of prepayment, or (B) in the case of a prepayment of an ABR Borrowing ~~or Canadian Prime Rate Borrowing~~, not later than 1:00 p.m. one Business Day before the date of prepayment (or such later date to which the Administrative Agent may agree). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Lead Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02(c). Each prepayment of Revolving Loans shall be applied to the Class of Revolving Loans specified in the applicable prepayment notice; provided that any such prepayment shall be applied first ratably to the outstanding Swingline Loans.

(iii) Subject to Section 5.16(g), during the continuance of a Cash Dominion Period and following delivery by the Administrative Agent of notice to the Lead Borrower, on each Business Day, at or before 1:00 p.m., New York City time, the Administrative Agent shall apply all immediately available funds credited to the Administrative Agent Account or otherwise received by Administrative Agent for application to the Secured Obligations (x) to the extent such funds constitute US Collateral, in accordance with Section 2.18(b)(i) (other than in respect of Secured Hedging Obligations and Banking Services Obligations)~~,~~ and (y~~) to the extent such funds constitute Canadian Collateral, in accordance with Section 2.18(b)(ii) (other than in respect of Secured Hedging Obligations and Banking Services Obligations) and (z~~) to the extent such funds constitute European Collateral, in accordance with Section 2.18(b)(iii) (other than in respect of Secured Hedging Obligations and Banking Services Obligations).

(b) Mandatory Prepayments.

(i) Except for Protective Advances and Overadvances, on each day (including, on any Revaluation Date (after giving effect to the determination of the Outstanding Amount of each Revolving Loan and the LC Exposure)) on which (A) the Initial US Revolving Credit Exposure exceeds the US Line Cap, the US Borrower shall, within one Business Day following receipt of notice from the Administrative Agent, prepay Initial US Revolving Loans (or, if there are no Initial US Revolving Loans outstanding at the relevant time, Cash collateralize outstanding US Letters of Credit at 101% of the face amount thereof), in an aggregate amount sufficient to reduce the Initial US Revolving Credit Exposure (calculated, for this purpose, as if any US LC Exposure so Cash collateralized is not Initial US Revolving Credit Exposure) such that the Initial US Revolving Credit Exposure does not exceed the US Line Cap, (B) ~~the Initial Canadian Revolving Credit Exposure exceeds the Canadian Line Cap, any Canadian Borrower shall, within one Business Day following receipt of notice from the Administrative Agent, prepay Initial Canadian Revolving Loans (or, if there are no Initial Canadian Revolving Loans outstanding at such time, Cash collateralize outstanding Canadian Letters of Credit at 101% of the face amount thereof), in an aggregate amount sufficient to reduce the Initial Canadian Revolving Credit Exposure (calculated, for this purpose, as if any Canadian LC Exposure so Cash collateralized is not Initial Canadian Revolving Credit Exposure) such that the Initial Canadian Revolving Credit Exposure does not exceed the Canadian Line Cap,~~[reserved], (C) the Initial European Revolving Credit Exposure exceeds the European Line Cap, any European Borrower shall, within one Business Day following receipt of notice from the Administrative Agent, prepay Initial European Revolving Loans (or, if there are no Initial European Revolving Loans outstanding at such time, Cash collateralize outstanding European Letters of Credit at 102.5% (or, for any European Letter of Credit denominated in a currency other than Dollars, 103%) of the face amount thereof), in an aggregate amount sufficient to reduce the Initial European Revolving Credit Exposure (calculated, for this purpose, as if any European LC Exposure so Cash collateralized is not Initial European Revolving Credit Exposure) such that the Initial European Revolving Credit Exposure to the European Borrowers does not exceed the European Line Cap, or (D) the Total Revolving Credit Exposure exceeds the Line Cap, the Lead Borrower shall, within one Business Day following receipt of notice from the Administrative Agent, prepay Revolving Loans (or, if there are no Revolving Loans outstanding at such time, Cash collateralize outstanding Letters of Credit at 101% of the face amount thereof), in an aggregate amount sufficient to reduce the Total Revolving Credit Exposure (calculated, for this purpose, as if any LC Exposure so Cash collateralized is not Initial European Total Revolving Credit Exposure) such that the Total Revolving Credit Exposure does not exceed the Line Cap.

(ii) Prepayments shall be accompanied by accrued interest as required by Section 2.13. All prepayments of Borrowings under this Section 2.11(b) shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

(iii) Notwithstanding anything in this Section 2.11 to the contrary, ~~(x) funds received from or held by any Canadian Loan Party or from the proceeds of Canadian Collateral shall be applied only to the payment of Canadian Obligations and shall not be applied to the payment of US Obligations and (y)~~ funds received from or held by any European Loan Party or from the proceeds of European Collateral shall be applied only to the payment of European Obligations and shall not be applied to the payment of US Obligation.

Section 2.12 Fees.

(a) The Borrowers agree to pay to the Administrative Agent for the account of each Initial Revolving Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum on the average daily amount of the unused Initial Commitment of such Initial Revolving Lender (excluding, for purposes of determining unused Initial Commitments under this Section 2.12(a), all then outstanding Swingline Loans) during the period from and including the Closing Date to the date on which such Initial Revolving Lender’s Initial Commitments terminate. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December for the quarterly period then ended (commencing on September 30, 2016) and on the date on which the Initial Commitments terminate.

(b) Subject to Section 2.21, the US Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participation in each US Letter of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to LIBO Rate Revolving Loans on the daily face amount of such Lender’s US LC Exposure in respect of such US Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements in respect of US Letters of Credit), during the period from and including the Closing Date to the later of the date on which such Lender’s Initial US Revolving Commitment terminates and the date on which such Lender ceases to have any US LC Exposure in respect of such US Letter of Credit and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each US Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such US Letter of Credit to the expiration date of such US Letter of Credit (or if terminated on an earlier date, to the termination date of such US Letter of Credit), computed at a rate equal to the rate agreed by such Issuing Bank and the US Borrower (but in any event not to exceed 0.125% per annum) of the daily face amount of such US Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any US Letter of Credit or processing of drawings thereunder.

~~(c) Subject to Section 2.21, the Canadian Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participation in each Canadian Letter of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to CDOR Revolving Loans on the daily face amount of such Lender’s Canadian LC Exposure in respect of such Canadian Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements in respect of Canadian Letters of Credit), during the period from and including the Closing Date to the later of the date on which such Lender’s Initial Canadian Revolving Commitment terminates and the date on which such Lender ceases to have any Canadian LC Exposure in respect of such Canadian Letter of Credit and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Canadian Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Canadian Letter of Credit to the expiration date of such Canadian Letter of Credit (or if terminated on an earlier date, to the termination date of such Canadian Letter of Credit), computed at a rate equal to the rate agreed by such Issuing Bank and the Canadian Borrowers (but in any event not to exceed 0.125% per annum) of the daily face amount of such Canadian Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Canadian Letter of Credit or processing of drawings thereunder.~~

(c) [Reserved].

(d) Subject to Section 2.21, the European Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participation in each European Letter of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to LIBO Rate Revolving Loans on the daily face amount of such Lender’s European LC Exposure in respect of such European Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements in respect of European Letters of Credit), during the period from and including the Closing Date to the later of the date on which such Lender’s Initial European Revolving Commitment terminates and the date on which such Lender ceases to have any European LC Exposure in respect of such European Letter of Credit and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each European Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such European Letter of Credit to the expiration date of such European Letter of Credit (or if terminated on an earlier date, to the termination date of such European Letter of Credit), computed at a rate equal to the rate agreed by such Issuing Bank and the European Borrowers (but in any event not to exceed 0.125% per annum) of the daily face amount of such European Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any European Letter of Credit or processing of drawings thereunder.

(e) Participation fees and fronting fees accrued to, but excluding, the last Business Day of each March, June, September and December shall be payable in arrears for the quarterly period then ended on the last Business Day of such calendar quarter; provided that all such fees shall be payable on the date on which the Initial Commitments terminate, and any such fees accruing after the date on which the Initial Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this Section 2.12 shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(f) The Borrowers agree to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times separately agreed upon by any Borrower and the Administrative Agent in writing.

(g) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances except as otherwise provided in ~~the Fee Letter~~any separate letter agreements with respect to fees payable to the Administrative Agent. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(h) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13 Interest.

(a) The Revolving Loans that are denominated in Dollars and comprise each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Revolving Loans that are denominated in Dollars, Euros, Sterling or any Alternate Currency and comprise each LIBO Rate Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) [Reserved].

(d) [Reserved].

~~(c) The Revolving Loans that are denominated in Canadian Dollars and comprise each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.~~

~~(d) The Revolving Loans that are denominated in Canadian Dollars and comprise each CDOR Rate Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.~~

(e) Notwithstanding the foregoing and subject to Section 2.21, if any principal of or interest on any Revolving Loan, any LC Disbursement or any fee payable by any Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Revolving Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Revolving Loan or LC Disbursement as provided in the preceding paragraphs of this Section 2.13, Section 2.05(h) or in the amendment to this Agreement relating thereto or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Revolving Loans as provided in paragraph (a) of this Section 2.13; provided that no amount shall accrue pursuant to this Section 2.13(e) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(f) Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan and on the Initial Revolving Credit Maturity Date or upon the termination of the Commitments or any Additional Revolving Commitments, as applicable; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Revolving Loan or Additional Revolving Loan (other than a prepayment of an ABR Revolving Loan prior to the termination of the relevant revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Revolving Loan ~~or CDOR Revolving Loan~~ prior to the end of the current Interest Period therefor, accrued interest on such Revolving Loan or Additional Revolving Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed for ABR ~~Revolving Loans and Canadian Prime Rate~~ Revolving Loans shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate~~, Canadian Prime Rate, CDOR Rate~~ or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Revolving Loan for the day on which the Revolving Loan is made, and shall not accrue on a Revolving Loan, or any portion thereof, for the day on which the Revolving Loan or such portion is paid; provided that any Revolving Loan that is repaid on the same day on which it is made shall bear interest for one day; provided further that, in the case of any ABR Revolving Loan, interest shall accrue through and including the last day of the month preceding the applicable Interest Payment Date.

Section 2.14 Alternate Rate of Interest; Effect of Benchmark Transition Event.

~~(a)~~ If prior to the commencement of any Interest Period for a LIBO Rate Borrowing ~~or for a CDOR Rate Borrowing~~:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate ~~or CDOR Rate, as applicable,~~ for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the LIBO Rate ~~or CDOR Loan Rate~~ for such Interest Period, as applicable, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Revolving Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Lead Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing ~~or CDOR Rate Borrowing~~ shall be ineffective and such Borrowing shall be converted to an ABR Borrowing ~~or Canadian Prime Rate Borrowing~~, as applicable (or, in the case of a pending request for a Borrowing denominated Euros, Sterling or in any Alternate Currency, the Lead Borrower and the Lenders shall establish a mutually acceptable alternative rate (which, for the avoidance of doubt, with respect to Borrowings denominated in Sterling, may be the Central Bank Rate determined pursuant to clause (a)(y) of the definition of Daily Simple RFR)) on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Request requests a LIBO Rate Borrowing ~~or CDOR Rate Borrowing~~, such Borrowing shall be made as an ABR ~~Borrowing or Canadian Rate~~ Borrowing, as applicable (or, in the case of a pending request for a Borrowing denominated in Euros, Sterling or any Alternate Currency, the Lead Borrower and the Lenders shall establish a mutually acceptable alternative rate (which, for the avoidance of doubt, with respect to Borrowings denominated in Sterling, may be the Central Bank Rate determined pursuant to clause (a)(y) of the definition of Daily Simple RFR)).

(b) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event (including any Benchmark Replacement Conforming Changes included in such amendment) or an Early Opt-in Election, as applicable, the Administrative Agent and the Lead Borrower may amend this Agreement to replace the then-current applicable Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event or an Early Opt-In Election will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Lead Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of any then-current Benchmark with a Benchmark Replacement pursuant to this Section 2.14 will occur prior to the applicable Benchmark Transition Start Date.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election pursuant to this Section 2.14 (and any relevant defined terms) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error.

(d) Benchmark Unavailability Period. Upon the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Lead Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Lead Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon LIBOR will not be used in any determination of ABR.

~~(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error):~~

~~(i) that the circumstances in clauses (a)(i) or (a)(ii) above have arisen and such circumstances are unlikely to be temporary; or~~

~~(ii) that neither the circumstances in clause (a)(i) nor clause (a)(ii) above have arisen but the supervisor for the administrator of the LIBO Rate has made a public statement that the administrator of the LIBO Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Rate), (x) the administrator of the LIBO Rate has made a public statement identifying a specific date after which the LIBO Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Rate), (y) the supervisor for the administrator of the LIBO Rate has made a public statement identifying a specific date after which the LIBO Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate may no longer be used for determining interest rates for loans;~~

~~then the Administrative Agent and the Lead Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then-prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time as a comparable successor to the LIBO Rate, and shall enter into an amendment to this Agreement pursuant to this clause (I) to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate) or (II) if no such prevailing market convention for a comparable successor to the LIBO Rate exists at such time, the Administrative Agent and the Lead Borrower shall determine a reasonable acceptable successor or alternative index rate (which rate shall be administratively feasible for the Administrative Agent), and shall enter into an amendment to this Agreement pursuant to this clause (II) to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 9.02, such amendment pursuant to clause (I) or (II) above shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a draft of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Lenders object~~

~~to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 2.14, (x) any request for a Borrowing of, conversion to or continuation of, LIBO Rate Borrowing shall be ineffective and (y) any request for a LIBO Rate Borrowing, shall be made as an ABR Borrowing. Notwithstanding anything contained herein to the contrary, if such alternate rate of interest as determined in this paragraph is determined to be less than 0% per annum, such rate shall be deemed to be 0% percent per annum for the purposes of this Agreement.~~

Section 2.15 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate) or Issuing Bank,

(ii) subjects any Lender or Issuing Bank to any Taxes (other than Indemnified Taxes, Other Taxes and Excluded Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii) imposes on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Rate Revolving Loans made by any Lender or any Letter of Credit or participation therein, and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any LIBO Rate Revolving Loan (or of maintaining its obligation to make any such Revolving Loan) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any LIBO Rate Revolving Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Lead Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the Lead Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the applicable Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or

(z) in the case of requests for reimbursement under clause (ii) above resulting from a market disruption, (A) the relevant circumstances are not generally affecting the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Revolving Loans made by, or participations in Letters of Credit, held by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (other than due to Taxes) (taking into consideration such Lender’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then within 30 days of receipt by the Lead Borrower of the certificate contemplated by paragraph (c) of this Section 2.15 the Lead Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 and setting forth in reasonable detail the manner in which such amount or amounts were determined and certifying that such Lender is generally charging such amounts to similarly situated borrowers shall be delivered to the Lead Borrower and shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any LIBO Rate ~~Revolving Loan or CDOR~~ Revolving Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any LIBO Rate Revolving Loan ~~or CDOR Revolving Loan~~ on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any LIBO Rate Revolving ~~Loan or CDOR Revolving~~ Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Lead Borrower pursuant to Section 2.19, then, in any such event, the Lead Borrower shall compensate each Lender for the loss, cost and expense incurred by such Lender that is attributable to such event (other than loss of profit). In the case of a LIBO Rate Revolving Loan ~~or CDOR Revolving Loan~~, the loss, cost or expense of any Lender shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Revolving Loan had such event not occurred, at the LIBO Rate ~~or CDOR Revolving Loan, as applicable~~, that would have been applicable to such Revolving Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Revolving Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurodollar market ~~or the Canadian market~~ for bankers’ acceptances, as applicable; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. A certificate of any Lender (i) setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (ii) certifying that such Lender is generally charging the relevant amounts to similarly situated borrowers shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Lead Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17 Taxes.

(a) Any and all payments made by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirements of Law require the deduction or withholding of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax and/or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 2.17), each Lender or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall be entitled to ~~and shall~~ make such ~~deductions~~deduction or withholding, and (iii) ~~the applicable~~such withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, and without duplication of other amounts payable by a Loan Party under this Section 2.17, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of~~,~~ any Other Taxes.

(c) Each Loan Party shall jointly and severally indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) (other than any penalties attributable to the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender as determined by a court of competent jurisdiction), and, in each case, any reasonable expenses arising therefrom or with respect thereto; provided that if such Loan

Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with such Loan Party to obtain a refund of such Taxes (which shall be repaid to such Loan Party in accordance with Section 2.17(h)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Lead Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability, which certificate shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(c), the Loan Parties shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17 for any Indemnified Taxes or Other Taxes, to the extent the Administrative Agent or such Lender fails to notify the Lead Borrower of such possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the tax assessment giving rise to such indemnification claim. For the avoidance of doubt, this Section 2.17(c) shall not apply to the extent that any Indemnified Taxes or Other Taxes are compensated for by any increased payment under Section 2.17(a), or would have been compensated for by an increased payment under Section 2.17(a), but were not so compensated solely because one of the exclusions set forth in Section 2.17(i) applied.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority ~~pursuant to this Section 2.17~~, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent. Where the payment is in connection with a UK Tax Deduction, the relevant form of receipt or return to be delivered by the Loan Party shall be a statement under section 975 of the UK ITA (or other evidence reasonably satisfactory to such Loan Party that the UK Tax Deduction has been made or (as applicable) any appropriate payment paid to HM Revenue & Customs).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation as the Lead Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(f)(ii), (f)(iii)(A), (iii)(B), (iii)(C) and (iii)(E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) In the case of a Lender advancing a Loan to a UK Borrower:

(1) Subject to Section 2.17(f)(ii)(2) below, a UK Treaty Lender and each Loan Party which makes a payment to which that UK Treaty Lender is entitled under such Loan to a UK Borrower shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain authorization to make that payment without a UK Tax Deduction.

(2) (A) A UK Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport Scheme and which wishes that scheme to apply to this Agreement shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1.01(a); and (B) a UK Treaty Lender that is not a party to this Agreement on the date on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport Scheme and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption which it executes, or otherwise to the Lead Borrower, the Administrative Agent, or the UK Borrower in writing within fifteen (15) days of it becoming a party to this Agreement, and having done so, such UK Treaty Lender shall be under no obligation pursuant to paragraph (f)(i) or (f)(ii)(1) above.

(3) If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.17(f)(ii)(2) and a UK Borrower making a payment to that UK Treaty Lender has made a UK Borrower DTTP Filing in respect of that UK Treaty Lender, but (x) that UK Borrower DTTP Filing has been rejected by HM Revenue & Customs or (y) HM Revenue & Customs has not given the UK Borrower authority to make payments to that UK Treaty Lender without a UK Tax Deduction within sixty (60) days of the date of the UK Borrower DTTP Filing, and the relevant UK Borrower has notified that UK Treaty Lender in writing, then, in each case, that UK Treaty Lender and, in each case, the UK Borrower shall co-operate in completing any additional procedural formalities necessary for the UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.

(4) If a UK Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 2.17(f)(ii)(2), no UK Borrower shall make a UK Borrower DTTP Filing or file any form relating to the HM Revenue & Customs DT Treaty Passport scheme in respect of that UK Treaty Lender’s Commitment or its participation in any loan unless the UK Treaty Lender otherwise agrees.

(5) A UK Borrower shall promptly on making a Borrower DTTP Filing deliver a copy of that UK Borrower DTTP Filing to the relevant UK Treaty Lender.

(iii) Without limiting the generality of the foregoing:

(A) each Lender that is not a Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) each Foreign Lender making a Credit Extension, Overadvance or Protective Advance to the US Borrower shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(1) ~~(2)~~ two executed copies of IRS Form W-8ECI;

(2) ~~(3)~~ in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Lead Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(3) ~~(4)~~ to the extent any Foreign Lender is not the beneficial owner, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such partner;

(C) Each Foreign Lender that is not described in clause (B) above shall deliver to the to the Lead Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), two executed copies of IRS Form W-8 or IRS Form W-8BEN-E, as applicable, certifying that it is not a U.S. person for U.S. federal income tax purposes;

(D) each Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(E) if a payment made to any Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(ii)(D), FATCA shall include ~~all~~any amendments made to FATCA after the ~~Closing~~Restatement Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Lead Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in this Section 2.17(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(iv) A UK Non-Bank Lender hereby provides a Tax Confirmation to each UK Borrower by entering into this Agreement, and shall promptly notify the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(v) Each Lender which becomes a party to this Agreement after the date of this Agreement (a “New Lender”) shall, in relation to a UK Borrower, indicate in the Assignment and Assumption that it executes on becoming a party hereto or otherwise to the Lead Borrower, UK Borrower or Administrative Agent in writing within fifteen (15) days, for the benefit of the Administrative Agent and without liability to any Loan Party, whether it is: (1) a UK Qualifying Lender (other than a UK Treaty Lender), (2) not a UK Qualifying Lender or (3) a UK Treaty Lender. If a New Lender fails to indicate its status in accordance with this Section 2.17(f)(v), then such New Lender shall be treated for the purposes of this Agreement by the Administrative Agent and each Loan Party as if it was not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent upon receipt of such notification, shall inform the Lead Borrower or the UK Borrower). For the avoidance of doubt, an Assignment and Assumption or other transfer of a Loan Document shall not be invalidated by any failure of a Lender to comply with this Section 2.17(f)(v).

(g) On or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or if any form or certification it previously delivered expires or becomes obsolete), the Administrative Agent will deliver to the Lead Borrower either (i) an executed copy of IRS Form W-9, or (ii) (x) with respect to any amounts received on its own account, an executed copy of an applicable IRS Form W-8, and (y) with respect to any amounts received for or on account of any Lender, an executed copy of IRS Form W-8 IMY certifying on Part I, Part II and Part VI thereof that it is a U.S. branch that has agreed to be treated as a U.S. person for U.S. federal tax purposes with respect to payments received by it from the Lead Borrower in its capacity as Administrative Agent, as applicable. The Administrative Agent shall promptly notify the Lead Borrower at any time it determines that it is no longer in a position to provide the certification described in the prior sentence.

(h) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it (or any member of its group) has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event shall the Administrative Agent or any Lender be required to pay any amount to a Loan Party pursuant to this paragraph (h) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(i) With respect to any Lender advancing a loan to a UK Borrower, a payment by a Loan Party in respect of an amount due from a UK Borrower shall not be increased under Section 2.17 (a) above by reason of a UK Tax Deduction, if on the date on which the payment falls due:

(i) the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority;

(ii) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of UK Qualifying Lender and (A) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA which relates to the payment and that Lender has received from the Loan Party making the payment a certified copy of that Direction, and (B) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made;

(iii) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of UK Qualifying Lender and (A) the relevant Lender has not given a UK Tax Confirmation to the UK Borrower, and (B) the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the UK Borrower, on the basis that the UK Tax Confirmation would have enabled the UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purposes of section 930 of the UK ITA; or

(iv) the relevant Lender is a UK Treaty Lender and the UK Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 2.17(f)(ii), as applicable.

(j) VAT

(i) All amounts set out or expressed in a Loan Document to be payable by any party to this agreement (a “Party”) to the Administrative Agent or any Lender which (in whole or in part) constitute the consideration for any supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 2.17(i)(ii) below, if VAT is or becomes chargeable on any supply made by any Lender or the Administrative Agent to any Party under a Loan Document and the Administrative Agent or any such Lender is required to account to the relevant tax authority for the VAT, that Party shall pay to the Administrative Agent or such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such the Administrative Agent or such Lender, as applicable, shall promptly provide an appropriate VAT invoice to such Party).

(ii) If VAT is or becomes chargeable on any supply made by any Administrative Agent or any Lender (the “Supplier”) to any other of the Administrative Agent or any Lender (the “Recipient”) under a Loan Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):

(A) where the Supplier is the person required to account to the relevant tax authority for the VAT, the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will, where this Section 2.17(i)(ii)(A) applies, promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient determines, in its sole discretion, relates to the VAT chargeable on the supply; and

(B) where the Recipient is the person required to account to the relevant tax authority for the VAT, the Subject Party shall promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any Party to reimburse or indemnify the Administrative Agent or any Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Administrative Agent or any such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Administrative Agent or any such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 2.17(i) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v) In relation to any supply made by the Administrative Agent or any Lender to any Party under a Loan Document, if reasonably requested by the Administrative Agent or any such Lender, that Party must promptly provide details of its VAT registration and such other information as is reasonably requested in connection with the Administrative Agent’s or any such Lender’s VAT reporting requirements in relation to such supply

(k) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(l) For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.

Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressed hereunder or under such Loan Document (or, if no time is expressly required, by 2:00 p.m.). Each such payment shall be made on the date when due, in immediately available funds, without set-off (except as otherwise provided in Section 2.17) or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All such payments shall be made to the Administrative Agent to the applicable account designated to the Lead Borrower by the Administrative Agent, except that payments to be made directly to the applicable Issuing Bank or to the Swingline Lender as expressly provided herein and except payments made pursuant to Sections 2.05(e)(i), 2.12(b)(iii) and (iv), 2.15, 2.16 or 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round such Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount. Unless other specified herein all payments (including any principal, accrued interest, fees or other obligations otherwise accruing or becoming due) hereunder shall be made in (~~u~~w) Dollars, to the extent the Revolving Loan or LC Disbursement with respect thereto was denominated in Dollars~~, (w) Canadian Dollars, to the extent the Revolving Loan or LC Disbursement with respect thereto was denominated in Canadian Dollars~~, (x) Euros, to the extent the Revolving Loan or LC Disbursement with respect thereto was denominated in Euros (y) Sterling, to the extent the Revolving Loan or LC Disbursement with respect thereto was denominated in Sterling and (z) the applicable Alternate Currency, to the extent the Revolving Loan or LC Disbursement with respect thereto was denominated in such Alternate Currency. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) ~~(i) All~~Subject in all respects to the provisions of the ABL Intercreditor Agreement (and any other applicable Acceptable Intercreditor Agreement), (i)all proceeds of US Collateral received by the Administrative Agent at any time when an Event of Default exists and all or any portion of the US Revolving Loans have been accelerated hereunder pursuant to Section 7.01 shall be applied first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on US Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the US Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or any Issuing Bank or the Swingline Lender from the Borrowers constituting US Secured Obligations, third, on a pro rata basis in accordance with the amounts of the US Secured Obligations owed to the Secured Parties on the date of any such distribution, toward the payment of US Protective Advances and US Overadvances then due from the Borrowers constituting US Secured Obligations, fourth, on a pro rata basis in accordance with the amounts of the US Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of (x) the US Secured Obligations (other than US Secured Hedging Obligations and US Secured Banking Services Obligations) (including, with respect to US LC Exposure, an amount to be paid to the Administrative Agent equal to 100% of the US LC Exposure (minus the amount then on deposit in the US LC Collateral Account) on such date, to be held in the US LC Collateral Account as Cash collateral for such Obligations), (y) Designated Hedging Obligations constituting US Secured Obligations in an amount not to exceed the applicable Hedge Product Reserve and (z) Secured Banking Services Obligations constituting US Secured Obligations in an amount not to exceed to the applicable Banking Services Reserve; provided that if any US Letter of Credit expires undrawn, then any Cash collateral held to secure the related US LC Exposure shall be applied in accordance with this Section 2.17(b), beginning with clause first above, fifth, on a pro rata basis, to the payment in full of Secured Hedging Obligations and Secured Banking Services Obligations, in each case, constituting US Secured Obligations (other than those covered in clause fourth above), and sixth, to, or at the direction of, the Lead Borrower or as a court of competent jurisdiction may otherwise direct.

~~(ii) All proceeds of Canadian Collateral received by the Administrative Agent at any time when an Event of Default exists and all or any portion of the Canadian Revolving Loans have been accelerated hereunder pursuant to Section 7.01 shall be applied first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Canadian Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Canadian Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or any Issuing Bank from the Borrowers constituting Canadian Secured Obligations, third, on a pro rata basis in accordance with the amounts of the Canadian Secured Obligations owed to the Secured Parties on the date of any such distribution, toward the payment of Canadian Protective Advances and Canadian Overadvances then due from the Borrowers constituting Canadian Secured Obligations; fourth, on a pro rata basis in accordance with the amounts of the Canadian Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of (x) the Canadian Secured Obligations (other than Canadian Secured Hedging Obligations and Canadian Secured Banking Services Obligations) (including, with respect to Canadian LC Exposure, an amount to be paid to the Administrative Agent equal to 100% of the Canadian LC Exposure (minus the amount then on deposit in the Canadian LC Collateral Account) on such date, to be held in the Canadian LC Collateral Account as Cash collateral for such Obligations), (y) Designated Hedging Obligations constituting Canadian Secured Obligations in an amount not to exceed the applicable Hedge Product Reserve and (z) Secured Banking Services Obligations constituting Canadian Secured Obligations in an amount not to exceed the applicable Banking Services Reserve; provided that if any Canadian Letter of Credit expires undrawn, then any Cash collateral held to secure the related Canadian LC Exposure shall be applied in accordance with this Section 2.17(b), beginning with clause first above, fifth, on a pro rata basis, to the payment in full of Secured Hedging Obligations and Secured Banking Services Obligations, in each case, constituting Canadian Secured Obligations (other than those covered in clause fourth above) and sixth, to, or at the direction of, the Lead Borrower or as a court of competent jurisdiction may otherwise direct.~~

(ii) [Reserved].

(iii) All proceeds of European Collateral received by the Administrative Agent at any time when an Event of Default exists and all or any portion of the European Revolving Loans have been accelerated hereunder pursuant to Section 7.01 shall be applied first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on European Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the European Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or any Issuing Bank from the Borrowers constituting European Secured Obligations, third, on a pro rata basis in accordance with the amounts of the European

Secured Obligations owed to the Secured Parties on the date of any such distribution, toward the payment of European Protective Advances and European Overadvances then due from the Borrowers constituting European Secured Obligations; fourth, on a pro rata basis in accordance with the amounts of the European Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of (x) the European Secured Obligations (other than European Secured Hedging Obligations and European Secured Banking Services Obligations) (including, with respect to European LC Exposure, an amount to be paid to the Administrative Agent equal to 100% of the European LC Exposure (minus the amount then on deposit in the European LC Collateral Account) on such date, to be held in the European LC Collateral Account as Cash collateral for such Obligations), (y) Designated Hedging Obligations constituting European Secured Obligations in an amount not to exceed the applicable Hedge Product Reserve and (z) Secured Banking Services Obligations constituting European Secured Obligations in an amount not to exceed the applicable Banking Services Reserve; provided that if any European Letter of Credit expires undrawn, then any Cash collateral held to secure the related European LC Exposure shall be applied in accordance with this Section 2.17(b), beginning with clause first above, fifth, on a pro rata basis, to the payment in full of Secured Hedging Obligations and Secured Banking Services Obligations, in each case, constituting European Secured Obligations (other than those covered in clause fourth above) and sixth, to, or at the direction of, the Lead Borrower or as a court of competent jurisdiction may otherwise direct.

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements of any Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or participations in LC Disbursements of such Class and accrued interest thereon than the proportion received by any other Lender with Revolving Loans or participations in LC Disbursements of such Class, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Revolving Loans or participations in LC Disbursements of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans or participations in LC Disbursements of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22 or 2.23. If any Lender obtains payment (whether voluntary, involuntary, through exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class that is junior in right of payment to any other Class of Loans that has not been repaid in full, such Lender shall promptly remit such payment to the Administrative Agent for application is accordance with clause (b). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d) Unless the Administrative Agent has received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Lender the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or (A) ~~in the case of any Letter of Credit denominated in Canadian Dollars, the Canadian Prime Rate~~[reserved], (B) in the case of any Letter of Credit denominated in Euros or Sterling, the rate of interest per annum at which overnight deposits in Euros, on an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by and (C) in the case of any Letter of Credit denominated in any Alternate Currency, the Administrative Agent’s customary rate for interbank advances in the Alternate Currency in which such Letter of Credit is denominated) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate ~~Revolving Loans or CDOR~~ Revolving Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Loans hereunder or its participations in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The applicable Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate Revolving Loans ~~or CDOR Revolving Loans~~ pursuant to Section 2.20, (ii) ~~if any Loan Party~~a Borrower is required to pay any Indemnified Tax, Other Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) ~~if~~ any Lender is a Defaulting Lender or (iv) ~~if~~ in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender (each such Lender described in this clause (iv), a “Non-Consenting Lender”), then the Lead Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments and/or Additional Revolving Commitments of such Lender, and repay (or cause to be repaid) all Obligations of the Borrowers owing to such Lender relating to the applicable Revolving Loans and participations held by such Lender as of such termination date in an amount necessary to eliminate such excess or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Revolving Loans and, if applicable, participations in LC Disbursements, in each case of such Class of Revolving Loans, Commitments and/or Additional Revolving Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of Revolving Loans, Commitments and/or Additional Revolving Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrowers may not repay the Obligations of such Lender or terminate its Commitments or Additional Revolving Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Revolving Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register, any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).

Section 2.20 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Revolving Loans whose interest is determined by reference to the Published LIBO Rate ~~or the CDOR Rate~~, or to determine or charge interest rates based upon the Published LIBO Rate ~~or the CDOR Rate~~, or any Governmental Authority has imposed material restrictions ~~on the Canadian market for bankers’ acceptances or~~ on the authority of such Lender to purchase or sell, or to take deposits of Dollars, Euros or Sterling in the applicable interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBO Rate Revolving Loans in Dollars, Euros, Sterling or any Alternate Currency or to convert ABR Revolving Loans to LIBO Rate Revolving Loans shall be suspended~~,~~ and (ii~~) any obligation of such Lender to make or continue CDOR Revolving Loans in Canadian Dollars or to convert Canadian Prime Rate Revolving Loans to CDOR Revolving Loans shall be suspended, (iii~~) if such notice asserts the illegality of such Lender making or maintaining ABR Revolving Loans the interest rate on which is determined by reference to the Published LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Revolving Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly) ~~and (iv) if such notice asserts the illegality of such Lender making or maintaining Canadian Prime Rate Revolving Loans the interest rate on which is determined by reference to the CDOR Rate component of the Canadian Prime Rate, the interest rate on such Lender’s Canadian Prime Rate Revolving Loans, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the CDOR Rate component of the Canadian Prime Rate~~, in each case until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (x) the Lead Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), (1) if applicable and such Revolving Loans are denominated in Dollars, prepay or convert all of such Lender’s LIBO Rate Revolving Loans to ABR Revolving Loans (the interest rate on which ABR Revolving Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBO Rate component of the Alternate Base Rate)~~,~~ or (2~~) if applicable and the relevant Revolving Loans are denominated in Canadian Dollars, convert all of such Lender’s CDOR Revolving Loans to Canadian Prime Rate Revolving Loans (the interest rate on which Canadian Prime Rate Revolving Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the CDOR Rate component of the Canadian Prime Rate) or (3~~) if applicable and such Revolving Loans are denominated in Euros or Sterling or any Alternate Currency, convert such Revolving Loans to Revolving Loans bearing interest at an alternative rate mutually acceptable to the Lead Borrower and such Lender, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Revolving Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Revolving Loans (in which case the applicable Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment) and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Published LIBO Rate ~~or the CDOR Rate~~, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Published LIBO Rate ~~or CDOR Rate~~ component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Published LIBO Rate ~~or CDOR Rate~~. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21 Defaulting Lenders . Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b), 2.12(c) or 2.12(d) and pursuant to any other provisions of this Agreement or other Loan Document.

(b) The Commitments and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Lead Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank or the Swingline Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists as the Lead Borrower may request, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, as the Administrative Agent or the Lead Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Revolving Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender, any Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Lead Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Lead Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loan, Swingline Exposure or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Revolving Loan, Swingline Exposure or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and Swingline Exposure or LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or Swingline Exposure or LC Exposure owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) If any LC Exposure or Swingline Exposure exists at the time any Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure or Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders of the applicable class in accordance with their respective Applicable Percentages of such class but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures of any Class does not exceed the total of all non-Defaulting Lenders’ Commitments in respect of such Class and (B) the Revolving Credit Exposure of any non-Defaulting Lender with respect to any Class does not exceed such non-Defaulting Lender’s Commitment in respect of such Class;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Lead Borrower shall, without prejudice to any other right or remedy available to it hereunder or under law, within two Business Days following notice by the Administrative Agent, (1) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Swingline Exposure and (2) second, Cash collateralize 100% of such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank with respect to such LC Exposure and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii) (A) if the LC Exposure of the non-Defaulting Lenders of any Class is reallocated pursuant to this Section 2.21(d), then the fees payable to the Lenders of such Class pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation and (B) if the LC Exposure of any Defaulting Lender of any Class is Cash collateralized pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Lender in respect of such Class or any Borrower hereunder, no letter of credit fee shall be payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure in respect of such Class; and

(iv) if any Defaulting Lender’s LC Exposure in respect of any Class is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure of such Class shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure in respect of such Class is Cash collateralized or reallocated.

(e) So long as any Lender of any Class is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is reasonably satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and (ii) no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders of such Class, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided by the applicable Borrower in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit shall be allocated among non-Defaulting Lenders of the relevant Class in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f) In the event that the Administrative Agent and the Lead Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of LC Exposure or Swingline Exposure of the Lenders of the relevant Class shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders or participations in Revolving Loans of such Class as the Administrative Agent shall determine as are necessary in order for such Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the applicable Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22 Incremental Facilities .

(a) The Lead Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Agreement increase the aggregate amount of Commitments of any existing Class of Commitments (any such increase, an “Incremental Revolving Facility” and the loans thereunder, “Incremental Revolving Loans”); provided that the aggregate principal amount of all Incremental Revolving Facilities incurred after the ~~First Amendment~~Restatement Effective Date shall not exceed the Incremental Cap; provided, further, that:

(i) no Incremental Revolving Commitment may be less than $5,000,000~~,~~;

(ii) except as separately agreed from time to time between the Lead Borrower and any Lender, no Lender shall be obligated to provide any Incremental Revolving Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender~~,~~;

(iii) no Incremental Revolving Facility or Incremental Revolving Loan (or the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a Lender providing all or part of any Incremental Revolving Commitment or Incremental Revolving Loan~~,~~;

(iv) the terms of each Incremental Revolving Facility will be substantially identical to those applicable to the Revolving Facility~~,~~;

(v) Except as otherwise agreed by the lenders providing the relevant Incremental Facility in connection with a Permitted Acquisition or other Investment permitted by the terms of this Agreement, no Event of Default shall exist immediately prior to or after giving effect to such Incremental Revolving Facility~~,~~;

(vi) the proceeds of any Incremental Revolving Facility may be used for working capital and other general corporate purposes and any other use not prohibited by this Agreement~~,~~; and

(vii) at no time shall there be more than three separate Maturity Dates in effect with respect to any existing Additional Revolving Facility at any time.

(b) Incremental Revolving Commitments may be provided by any existing Lender, or by any other lender (other than any Disqualified Institution) (any such other lender being called an “Additional Revolving Lender”); provided that the Administrative Agent and any Issuing Bank shall have consented (such consent not to be unreasonably withheld) to the relevant Additional Revolving Lender’s provision of Incremental Revolving Commitments if such consent would be required under Section 9.05(b) for an assignment of Revolving Loans to such Additional Revolving Lender.

(c) Each Lender or Additional Revolving Lender providing a portion of any Incremental Revolving Commitment shall execute and deliver to the Administrative Agent and the Lead Borrower all such documentation (including the relevant Incremental Revolving Facility Agreement) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Revolving Commitment. On the effective date of such Incremental Revolving Commitment, each Additional Revolving Lender shall become a Lender for all purposes in connection with this Agreement.

(d) As a condition precedent to the effectiveness of any Incremental Revolving Facility or the making of any Incremental Revolving Loans, (i) upon its reasonable request, the Administrative Agent shall have received customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Revolving Lender, an Administrative Questionnaire and such other documents as it shall reasonably require from such Additional Revolving Lender, (iii) the Administrative Agent and Lenders shall have received all fees required to be paid in respect of such Incremental Revolving Facility or Incremental Revolving Loans and (iv) the Administrative Agent shall have received a certificate of the applicable Borrower signed by a Responsible Officer thereof:

(A) certifying and attaching a copy of the resolutions adopted by the governing body of the applicable Borrower approving or consenting to such Incremental Revolving Facility or Incremental Revolving Loans, and

(B) to the extent applicable, certifying that the condition set forth in clause (a)(x) above has been satisfied.

(e) (i) Each Lender of the applicable class immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Lender’s participations hereunder in outstanding Swingline Loans, US Letters of Credit~~, Canadian Letters of Credit~~ and/or European Letters of Credit, as applicable, such that, after giving effect to each deemed assignment and assumption of participations, all of the Lenders’ (including each Incremental Revolving Facility Lender) participations hereunder in Swingline Loans, US Letters of Credit~~, Canadian Letters of Credit~~ and/or European Letters of Credit, as applicable, shall be held on a pro rata basis on the basis of their respective Commitments of the applicable class (after giving effect to any increase in the Commitment pursuant to Section 2.22) and (ii) the existing

Lenders of the applicable Class shall assign Revolving Loans to certain other Lenders of such Class (including the Lenders providing the relevant Incremental Revolving Facility), and such other Lenders (including the Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Lenders of such Class participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Commitments of such Class (after giving effect to any increase in the Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (e).

(f) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Agreement and any other amendments to this Agreement and the other Loan Documents with the Loan Parties as may be necessary in order to establish new tranches or sub tranches in respect of Revolving Loans or commitments increased or extended pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches or sub tranches, in each case on terms consistent with this Section 2.22.

(g) Notwithstanding to the contrary in this Section 2.22 or in any other provision of any Loan Document, if the proceeds on the date of effectiveness of any Incremental Revolving Facility are intended to be applied to finance an acquisition and the Lenders or Additional Lenders providing such Incremental Revolving Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality consisting of an increase in an existing Commitment, the sublimits applicable to Letters of Credit shall increase by an amount, if any, agreed upon by Administrative Agent, the Issuing Banks and the Lead Borrower.

(h) This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23 Extensions of Revolving Loans and Commitments .

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the applicable Borrower or Borrowers to all Lenders holding Revolving Loans of any Class or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Revolving Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrowers are hereby permitted from time to time to consummate transactions with any individual Lender who accepts the terms contained in any such Extension Offer to extend the Maturity Date of such Lender’s Revolving Loans and/or commitments and otherwise modify the terms of such Revolving Loans and/or commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Revolving Loans and/or commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Revolving Loans) (each, an “Extension”, and each group of Revolving Loans or commitments, as applicable, in each case as so extended, as well as the original Revolving Loans and the original commitments (in each case not so extended), being a “tranche”; any Extended Revolving Credit Commitments shall constitute a separate tranche of revolving commitments from the tranche of revolving commitments from which they were converted), so long as the following terms are satisfied:

(i) except as to (x) interest rates, fees and final maturity (which shall be determined by the applicable Borrower and any Lender who agrees to an Extension and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Revolving Credit

Commitments or Extended Revolving Loans (each as defined below) that are more favorable to the lenders or the agent of such Extended Revolving Credit Commitments or Extended Revolving Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders or, as applicable, the Administrative Agent (i.e., by conforming or adding a term to the then-outstanding Revolving Loans pursuant to the applicable Extension Amendment), and (z) any covenants or other provisions applicable only to periods after the Latest Revolving Loan Maturity Date (in each case, as of the date of such Extension), the commitment of any Lender that agrees to an Extension (an “Extended Revolving Credit Commitment”; and the Revolving Loans thereunder, “Extended Revolving Loans”; and each Class of Extended Revolving Credit Commitments, an “Extended Revolving Facility”), and the related outstandings, shall be a revolving commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Lenders) as the original revolving commitments (and related outstandings) provided hereunder; provided that (x) to the extent any non-extended portion of any Additional Revolving Facility then exists, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on such revolving facilities (and related outstandings), (B) repayments required upon the Maturity Date of such revolving facilities and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Extended Revolving Loans after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with such portion of the relevant Additional Revolving Facility, (2) all letters of credit made or issued, as applicable, under any Extended Revolving Credit Commitment shall be participated on a pro rata basis by all Lenders and (3) the permanent repayment of Revolving Loans with respect to, and termination of commitments under, any such Extended Revolving Credit Commitment after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with such portion of any Additional Revolving Facility, except that the applicable Borrower shall be permitted to permanently repay and terminate commitments of any such revolving facility on a greater than pro rata basis as compared with any other revolving facility with a later Maturity Date than such revolving facility and (y) at no time shall there be more than three separate Classes of revolving commitments hereunder (including Incremental Revolving Commitments, Extended Revolving Credit Commitments and Replacement Revolving Facilities);

(ii) no Extended Revolving Credit Commitments or Extended Revolving Loans shall have a final maturity date earlier than (or require commitment reductions prior to) the then applicable Latest Revolving Loan Maturity Date;

(iii) if the aggregate principal amount of Revolving Loans or commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer exceeds the maximum aggregate principal amount of Revolving Loans or commitments, as the case may be, offered to be extended by the applicable Borrower pursuant to such Extension Offer, then the Revolving Loans or commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(iv) each Extension shall be in a minimum amount of $5,000,000;

(v) any applicable Minimum Extension Condition shall be satisfied or waived by the applicable Borrower; and

(vi) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to any Extension consummated pursuant to this Section 2.23, (i) no such Extension shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, and (ii) except as set forth in clause (a)(iv) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the applicable Borrower may, at its election, specify as a condition (a “Minimum Extension Condition”) to consummating such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the applicable Borrower’s sole discretion and which may be waived by the applicable Borrower) of Revolving Loans or commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, any payment of any interest, fees or premium in respect of any tranche of Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Section 2.10, 2.11 or 2.18) or any other Loan Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section 2.23.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Loans and/or commitments under any Class (or a portion thereof). All Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the applicable Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendments and any other Loan Documents with the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Loans or commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Lead Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.23.

(d) In connection with any Extension, the applicable Borrower or Borrowers shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Section 4.01 or 4.02, as applicable, each of (i) in the case of Holdings, solely with respect to Sections 3.01, 3.02, 3.03, 3.07, 3.08, 3.09, 3.13, 3.14, 3.16 and 3.17, and (ii) each of the Borrowers hereby represent and warrant to the Lenders that:

Section 3.01 Organization; Powers . Each of the Loan Parties and each of its Restricted Subsidiaries (a) is (i) duly organized (or incorporated, as applicable) and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing

(to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clause (a)(i) with respect to the Borrowers and clause (b) with respect to the Loan Parties) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability . The execution, delivery and performance of each of the Loan Documents are within each applicable Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03 Governmental Approvals; No Conflicts . The execution and delivery of the Loan Documents by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the applicable Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which ~~could~~would not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirements of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), ~~could~~would reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under ~~(i) the Senior Notes or (ii)~~ any other material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), ~~could~~would reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Financial Condition; No Material Adverse Effect .

(a) The financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position and results of operations and cash flows of the Lead Borrower on a consolidated basis as of such dates and for such periods in accordance with GAAP, (x) except as otherwise expressly noted therein, (y) subject, in the case of financial statements provided pursuant to Section 5.01(a), to the absence of footnotes and normal year-end adjustments and (z) except as may be necessary to reflect any differing entities and organizational structure prior to giving effect to the Transactions.

(b) Since the Closing Date, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Properties .

(a) As of the Closing Date, Schedule 3.05 sets forth the address of each Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned in fee simple by any Loan Party.

(b) The ~~Borrowers and their~~Lead Borrower and each of its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(c) ~~The Borrowers and their~~Each Borrower and its Restricted Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all copyrights embodied in software) and all other intellectual property rights (“IP Rights”) used to conduct the businesses of ~~the Borrowers and their~~such Borrower and its Restricted Subsidiaries as presently conducted without, to the knowledge of the ~~Borrowers~~relevant Borrower, any infringement, dilution, or misappropriation or other violation of the IP Rights of third parties, except to the extent such failure to own or license or have rights to use would not, or where such infringement ~~or~~, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters .

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Lead Borrower, threatened in writing against or affecting the Loan Parties or any of their Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any of its Restricted Subsidiaries is subject to or has received notice of any Environmental Claim or any Environmental Liability ~~or knows of any basis for any Environmental Liability of the Borrowers or any of their Restricted Subsidiaries~~, and (ii) no Loan Party nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.

(c) Neither any Loan Party nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at or from any ~~location, including any current or former Facility, or has knowledge of any other Releases of~~currently or formerly operated real estate or facility and no Hazardous Materials ~~at any current or former Facility~~are otherwise present at any currently owned or operated real estate or facility, in either case, in a ~~quantity or~~ manner that would reasonably be expected to ~~either (i) require investigation, removal, or remediation under applicable Environmental Law, (ii) give rise to Environmental Liability, or (iii) interfere with any Loan Party’s or its Restricted Subsidiaries continued operations, that would, in cases of clauses (i), (ii) and (iii)~~ have a Material Adverse Effect.

Section 3.07 Compliance with Laws . Each of Holdings, the Borrowers and their Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status . No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09 Taxes . Each of Holdings, the Borrowers and each of their Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, including in its capacity as a withholding agent, except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which Holdings, such Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to ~~do so~~file or pay, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA.

(a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) No ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

~~(c) All obligations regarding the Canadian Pension Plans and the Canadian Employee Plans (including current service contributions) have been satisfied, there are no outstanding defaults or violations by any party to any Canadian Pension Plan and any Canadian Employee Plan and no taxes, penalties or fees are owing or exigible under any of the Canadian Employee Plans, except, in each case, which could not reasonably be expected to have a Material Adverse Effect.~~

Section 3.11 Disclosure.

~~(a)~~ As of the ~~Closing~~Restatement Effective Date, all written information (other than ~~the Projections, other~~ forward-looking information and information of a general economic or industry-specific nature) concerning Holdings, the Borrowers and their Restricted Subsidiaries and the Transactions and that was ~~included in the Information Memorandum or otherwise~~ prepared by or on behalf of Holdings or its subsidiaries or their respective representatives and made available to any Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

~~(b) The Projections have been prepared in good faith based upon assumptions believed by the Lead Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Lead Borrower’s control, that no assurance can be given that any particular financial projections (including the Projections) will be realized, that actual results may differ from projected results and that such differences may be material).~~

Section 3.12 Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of ~~indebtedness~~Indebtedness and obligations on the Closing Date in connection with this Agreement ~~and the Senior Note Indentures (as defined in the Original Credit Agreement)~~, (i) the sum of the debt (including contingent liabilities) of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities ~~(including contingent liabilities)~~ of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iv) the Lead Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liability meets the criteria for accrual under Statement of Financial Accounting Standards No. 5).

Section 3.13 Capitalization and Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable subsidiary and (b) the type of entity of each Loan Party and each subsidiary of Holdings with respect to which a portion of such subsidiary’s equity is pledged by a Loan Party as Collateral.

Section 3.14 Security Interest in Collateral. Subject to any limitations and exceptions set forth in any Loan Document, the Legal Reservations, the Perfection Requirements, the provisions of this Agreement and the other relevant Loan Documents, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under any Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

Section 3.15 Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Lead Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Lead Borrower or any of its Restricted Subsidiaries, threatened by any union or labor organization purporting to act as exclusive bargaining representative and (b) the hours worked by and payments made to employees of the Lead Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable ~~Federal~~federal, state, local or foreign law dealing with such matters.

Section 3.16 Federal Reserve Regulations. No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U or X.

Section 3.17 Economic and Trade Sanctions and Anti-Corruption Laws.

(a) (i) None of Holdings, the ~~Lead Borrower~~Borrowers nor any of ~~its~~their Restricted Subsidiaries nor, to the knowledge of the ~~Lead Borrower~~Borrowers, any director, officer, agent, employee or Affiliate of any of the foregoing is ~~a Sanctioned Person~~(A) a person on the list of “Specially Designated Nationals and Blocked Persons” or (B) currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. State Department (collectively, “Sanctions”); and (ii) the ~~Borrower~~Borrowers will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of ~~funding,~~ financing ~~or facilitating any~~ activities~~, business or transaction~~ of or with any ~~Sanctioned~~ Person or in any ~~Sanctioned Country~~country or territory that, at the time of such financing, is the subject of any Sanctions, except to the extent permissible for a Person required to comply with Sanctions.

(b) To the extent applicable, each Loan Party is in compliance~~,~~ in all material respects~~,~~ with (i) ~~Sanctions applicable to it and~~each of the foreign assets control regulations of the U.S. Treasury Department (31 CFR, Subtitle B, Chapter V), and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act and, to its knowledge, other anti-terrorism and anti-money laundering laws of the U.S., and (iii) the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”).

(c) No part of the proceeds of any Loan will be used, directly or, to the knowledge of the ~~Borrower~~Borrowers, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(d) The representations and warranties contained in this Section 3.17 shall only apply to the extent that it would not result in any violation of or conflict with Council Regulation (EC) No 2271/96 of 22 November 1996, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or any similar anti-boycott law or regulation.

Section 3.18 Borrowing Base Certificates. The information set forth in each Borrowing Base Certificate is true and correct in all material respects and has been prepared in all material respects in the accordance with the requirements of this Agreement. The Accounts that are identified by the applicable Borrower as Eligible Accounts and the Inventory that is identified by the applicable Borrower as Eligible Inventory, in each Borrowing Base Certificate submitted to the Administrative Agent, at the time of submission, comply in all material respects with the criteria (other than any criteria subject to the discretion of the Administrative Agent) set forth in the definitions of “Eligible Accounts” and “Eligible Inventory”, respectively.

Section 3.19 Deposit Accounts and Securities Accounts. Attached hereto as Schedule 3.19 is a schedule of all deposit accounts and securities accounts maintained by the Loan Parties as of the Closing Date in which the applicable Loan Party customarily maintains amounts in excess of $25,000, which schedule identifies those deposit accounts and securities accounts that are Excluded Accounts.

Section 3.20 UK Pensions. Other than in respect of the UK DB Plan, no UK Loan Party is or has at any time been (i) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of ~~a UK Defined Benefit Plan~~an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993(UK)) or (ii) “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (UK) of such an employer.

~~Section 3.21 Centre of Main Interests and Establishments. Except as otherwise permitted by Section 5.17, for the purposes of The Council of the European Union regulation No. 1346/2000 on insolvency proceedings (the “Regulation”), each of the UK Loan Parties’ centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and none of them have an “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.~~

ARTICLE 4

CONDITIONS

Section 4.01 Closing Date. The obligations of any Lender to make Revolving Loans and each Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each US Loan Party party thereto (i) a counterpart signed by each such Loan Party (or written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the US Security Agreement, (C) any Intellectual Property Security Agreement required pursuant to the Collateral and Guarantee Requirement, (D) the Loan Guaranty, (E) any Promissory Note requested by a Lender at least three Business Days prior to the Closing Date and (F) the ABL Intercreditor Agreement and ~~the Pari Passu Intercreditor Agreement and~~ (ii) if applicable, a Borrowing Request as required by Section 2.03.

(b) Legal Opinions. The Administrative Agent shall have received (i) a customary written opinion of Weil, Gotshal & Manges LLP, in its capacity as special counsel for Holdings, the Borrowers and any Subsidiary Guarantors, dated the Closing Date and addressed to the Administrative Agent and the Lenders, and (ii) a customary written opinion of Babst Calland, in its capacity as special counsel for the US Borrower and any Subsidiary Guarantors organized under the laws of Pennsylvania, dated the Closing Date and addressed to the Administrative Agent and the Lenders.

(c) Financial Statements and Pro Forma Financial Statements. The Administrative Agent shall have received (i) an audited balance sheet and audited statements of income and cash flows of each of the Lead Borrower and Eco Services as of the end of and for each of the three most recent Fiscal Years ending more than 90 days prior to the Closing Date, (ii) unaudited balance sheets and related statements of income and cash flows of each of the Lead Borrower and Eco Services for each Fiscal Quarter ending after December 31, 2015 and at least 45 days prior to the Closing Date and (iii) a pro forma consolidated balance sheet of the Lead Borrower as of December 31, 2015, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date; provided, that (A) each such pro forma financial statement shall be prepared in good faith by the Lead Borrower and (B) no such pro forma financial statement shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(d) Closing Certificates; Certified Charters; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each US Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other senior officer (as the case may be) thereof, which shall (A) certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, board of directors, board of managers, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the US Borrower, the borrowings hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date and (C) certify (x) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of such US Loan Party certified by the relevant authority of the jurisdiction of organization of such US Loan Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (ii) a good standing (or equivalent if applicable) certificate as of a recent date for such US Loan Party from its jurisdiction of organization.

(e) Representations and Warranties. The representations and warranties of the Loan Parties set forth in Article III hereof and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, further, that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(f) Fees. Prior to or substantially concurrently with the funding of the Initial Revolving Loans hereunder on the Closing Date (if any), the Administrative Agent shall have received (i) all fees required to be paid by the Lead Borrower on the Closing Date pursuant to the Fee Letter and (ii) all expenses required to be paid by the Lead Borrower for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Lead Borrower may agree (including the reasonable fees and expenses of legal counsel), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Initial Revolving Loans.

(g) Solvency. The Administrative Agent shall have received a certificate dated as of the Closing Date in substantially the form of Exhibit L from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Lead Borrower certifying as to the matters set forth therein.

(h) Perfection Certificate. The Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each US Loan Party, together with all attachments contemplated thereby.

(i) Pledged Stock; Stock Powers; Pledged Notes. Subject to the ABL Intercreditor ~~Agreements~~Agreement, the Administrative Agent (or the Term Loan Administrative Agent, as its bailee) shall have received (i) the certificates representing the Capital Stock required to be pledged pursuant to the US Security Agreement, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each Material Debt Instrument (if any) endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings Registrations and Recordings. Subject to the ABL Intercreditor ~~Agreements~~Agreement, each document (including any UCC (or similar) financing statement) required by any Collateral Document or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been received by the Administrative Agent and be in proper form for filing, registration or recordation.

~~(k) Transactions. Prior to or substantially concurrently with the initial funding of the Revolving Loans hereunder on the Closing Date (if any), (i) the Reorganization shall be consummated in accordance with the terms of the Reorganization Agreement; (ii) the 2022 Senior Secured Notes and the 2022 Senior Unsecured Notes shall have been issued by the US Borrower, (iii) the Refinancing shall have occurred and (iv) the US Borrower shall have borrowed at least (x) $900,000,000 in aggregate principal amount of term loans denominated in Dollars and (y) €265,000,000 in aggregate principal amount of term loans denominated in Euros, in each case, under the Term Loan Credit Agreement.~~

(k) [Reserved].

(l) Material Adverse Effect. Since December 31, 2015, no Material Adverse Effect shall have occurred.

(m) USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested by any Lender that is party hereto on the Closing Date in writing with respect to any Loan Party at least ten days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(n) Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer or director of the Lead Borrower certifying as of the Closing Date to the matters set forth in Section 4.01(e) and Section 4.01(l).

(o) US Borrowing Base Certificate. The Administrative Agent shall have received a US Borrowing Base Certificate, dated as of the Closing Date and prepared as of February 29, 2016.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by releasing its signature page hereto, the Administrative Agent and each Lender that has executed this Agreement (or an Assignment and Assumption on the Closing Date) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Section 4.02 Each Credit Extension . After the Closing Date, the obligation of each Lender to make any Credit Extension (other than any LC Reimbursement Loan) is subject to the satisfaction of the following conditions:

(a) (i) In the case of any Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03, or (ii) in the case of the issuance of any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Letter of Credit Request as required by Section 2.05(b).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, further, that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c) At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default has occurred and is continuing.

(d) After giving effect to the Credit Extension, (i) the Borrowing Base exceeds the Total Revolving Credit Exposure, (ii) the US Borrowing Base exceeds the Initial US Revolving Credit Exposure~~,~~ and (iii~~) the Canadian Borrowing Base exceeds the Initial Canadian Revolving Credit Exposure and (iv~~) the European Borrowing Base exceeds the Initial European Revolving Credit Exposure.

(e) After giving effect to the such Credit Extension, (i) the Total Revolving Credit Exposure does not exceed the Borrowing Base, (ii) in the case of any US Revolving Loan or US Letter of Credit, the Initial US Revolving Credit Exposure does not exceed the US Borrowing Base, and (iii~~) in the case of any Canadian Revolving Loan or Canadian Letter of Credit, the Initial Canadian Revolving Credit Exposure does not exceed the Canadian Borrowing Base, (iv~~) in the case of any European Revolving Loan or European Letter of Credit, the Initial European Revolving Credit Exposure does not exceed the European Borrowing Base.

Each Credit Extension shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the date that all the Commitments and any Additional Revolving Commitments have expired or terminated and the principal of and interest on each Revolving Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), (i) in the case of Holdings, solely with respect to Sections 5.01, 5.02, 5.03, 5.08 and 5.12, and (ii) the ~~Borrowers~~Lead Borrower hereby covenant and agree with the Lenders that:

Section 5.01 Financial Statements and Other Reports . The Lead Borrower will deliver to the Administrative Agent for delivery to each Lender:

(a) Quarterly Financial Statements. Within forty-five (45) days ~~(or 60 days in the case of the first Fiscal Quarter ending after the Closing Date) after~~after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending on or around June 30, ~~2016,~~2021 (or, if later, as required or permitted by the SEC), the consolidated balance sheet of the Lead Borrower as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Lead Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth~~,~~ (commencing with the Fiscal Quarter ending on or around June 30, 2021), in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year ~~(commencing after the completion of the first full Fiscal Quarter ended after the Closing Date; provided that comparisons to balance sheets dated prior to the Closing Date shall not be required)~~, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto and, at the option of the Lead Borrower, either (i) a Narrative Report with respect thereto~~;~~ (which may be satisfied by any Parent Company’s Form 10-Q report) or (ii) a conference call with the Lenders and the Administrative Agent, which call shall be held after delivery of the applicable financial statements, during normal business hours and otherwise at a time mutually agreed between the Lead Borrower and the Administrative Agent for the applicable Fiscal Quarter (which may be satisfied by any investors earnings release call by any Parent Company);

(b) Annual Financial Statements. Within ~~120~~ninety (90) days after ~~the end of the first Fiscal Year ending after the Closing Date and within 90 days of~~ the end of each Fiscal Year ~~ending thereafter~~(or, if later, as required or permitted by the SEC), (i) the consolidated balance sheet of the Lead Borrower as at the end of such Fiscal Year and the related consolidated statements of income, ~~stockholders~~shareholders’ equity and cash flows of the Lead Borrower for such Fiscal Year and setting forth (commencing with the Fiscal Year ending on or around December 31, 2021), in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year ~~(commencing after the completion of the second full Fiscal Year ended after the Closing Date)~~ and (ii) with respect to such consolidated financial statements, (A) a report thereon ~~of a~~from the Lead Borrower’s certified public accountant or any nationally recognized independent certified public accountant of recognized national standing (which report shall be unqualified as to “going concern” ~~and scope of audit (except for any such qualification pertaining to~~(other than resulting from the impending maturity of any ~~indebtedness within 12 months of the relevant audit or the breach or anticipated~~Indebtedness or any actual or prospective breach of any financial covenant) and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Lead Borrower as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP) and (B) at the option of the Lead Borrower, either (i) a Narrative Report with respect to such Fiscal Year~~;~~ (which may be satisfied by any Parent Company’s Form 10-K report), or (ii) a conference call with the Lenders and the Administrative Agent, which call shall be held after delivery of the applicable financial statements, during normal business hours and otherwise at a time mutually agreed between the Lead Borrower and the Administrative Agent for the applicable Fiscal Year (which may be satisfied by any investors earnings release call by any Parent Company);

(c) Compliance Certificate. Together with each delivery of financial statements of the Lead Borrower pursuant to Sections 5.01(a) and 5.01(b), (i) a duly executed and completed Compliance Certificate certifying that no Default or Event of Default exists (or if a Default or Event of Default exists, describing in reasonable detail such Default or Event of Default and the steps being taken to cure, remedy or waive the same), and (ii) (A) a summary of the pro forma or consolidating adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying ~~each~~any change or addition of any subsidiary of the Lead Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list;

(d) [Reserved];

(e) Notice of Default. Promptly upon, and in any event within five (5) Business Days after, any Responsible Officer of the Lead Borrower obtaining knowledge of (i) the occurrence of any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change and what action the Lead Borrower has taken, is taking and proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon ~~any~~, and in any event within five (5) Business Days after, any Responsible Officer of the Lead Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Lead Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either of clause (i) or (ii), ~~could~~would reasonably be expected to have a Material Adverse Effect, written notice thereof from the Lead Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g) ERISA. Promptly upon, and in any event within five (5) Business Days after, any Responsible Officer of the Lead Borrower becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

~~(h) Financial Plan. As soon as available and in any event no later than 90 days after the beginning of each Fiscal Year, commencing in respect of the Fiscal Year ending December 31, 2017, a consolidated plan and financial forecast for each Fiscal Quarter of such Fiscal Year, including a forecasted consolidated statement of the Lead Borrower’s financial position and forecasted consolidated statements of income and cash flows of the Lead Borrower for such Fiscal Year, prepared in reasonable detail setting forth, with appropriate discussion, the principal assumptions on which such financial plan is based in a manner consistent with the level of detail provided in the private side supplement to the Information Memorandum;~~

(h) Annual Collateral Verification. Together with the delivery of each Compliance Certificate provided with the financial statements required to be delivered pursuant to Section 5.01(b), a Perfection Certificate Supplement;

(i) Information Regarding Collateral. ~~Prompt (and in any event, within 30~~Within sixty (60) days of the relevant change~~)~~, written notice of any change (a) in any Loan Party’s legal name, (b) in any Loan Party’s type of organization, (c) in any Loan Party’s jurisdiction of organization or (d) in any Loan Party’s organizational identification number (if any), in ~~each~~the case of this clause (iv), to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(j) ~~Annual Collateral Verification. Together with the delivery of each Compliance Certificate provided with the financial statements required to be delivered pursuant to Section 5.01(b), (i) a Perfection Certificate Supplement and (ii) an updated Schedule 3.19;~~Environmental Matters. Prompt (and in any event within five (5) Business Days after any Responsible Officer of the Lead Borrower obtaining knowledge thereof) written notice of any Release or other Hazardous Material Activity that would reasonably be expected to have a Material Adverse Effect;

(k) Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) following an initial public offering, all financial statements, reports, notices and proxy statements sent or made available generally by Holdings or its applicable Parent Company to its security holders acting in such capacity and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities; and

(l) Borrowing Base Certificates. Commencing with the Fiscal Month ending April 30, 2016, by (x) the 25th day after the last day of each month ending April 30, 2016, May 31, 2016 and June 30, 2016 and (y) thereafter, the 20th day of each month, the US Borrower~~, Canadian Borrowers~~ and European Borrowers, respectively (or the Lead Borrower on their behalf), shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver the same to the Lenders) each Borrowing Base Certificate prepared as of the close of business on the last Business Day of the applicable previous Fiscal Month; provided that, (i) during the continuance of a Cash Dominion Period, the relevant Borrower (or the Lead Borrower on their behalf) shall deliver to the Administrative Agent Borrowing Base Certificates more frequently (as reasonably determined by the Administrative Agent) (but not more frequently than weekly, with delivery required within 4 Business Days after the end of the applicable previous week prepared as of the close of business on Friday of the previous week, which Borrowing Base Certificates shall be in standard form unless otherwise reasonably agreed to by the Administrative Agent; it being understood that (a) Inventory amounts shown in the Borrowing Base Certificates delivered on a weekly basis will be based on the Inventory amount (x) set forth in the most recent weekly report, where possible, and (y) for the most recently ended Fiscal Month for which such information is available with regard to locations where it is impracticable to report Inventory more frequently (unless the Collateral Agent agrees otherwise), and (b) the amount of Eligible Accounts shown in such Borrowing Base Certificate will be based on the amount of the gross Accounts set forth in the most recent weekly report, less the amount of ineligible Accounts reported for the most recently ended Fiscal Month) (or, when available, ineligible Accounts set forth in the most recent weekly report), (ii) in the event that any Loan Party consummates a Subject Transaction, the Lead Borrower may deliver an updated version of the relevant Borrowing Base Certificate or Borrowing Base Certificates giving pro forma effect to such Subject Transaction, which shall be effective as of the date of consummation of such Subject Transaction, subject to the limitations set forth in the definitions of “~~Canadian Borrowing Base”, “~~European Borrowing Base” and “US Borrowing Base” and (iii) in the event (x) any Loan Party consummates a Disposition (other than Dispositions in the ordinary course of business) to any Person (other than a Loan Party) that results in the Disposition of ABL Priority Collateral with a value (as reasonable determined by the Lead Borrower) in excess of $10,000,000 or (y) the Lead Borrower designates (or redesignates) any subsidiary with a value (as reasonably determined by the Lead Borrower) in excess of $10,000,000 as an Unrestricted Subsidiary, the Lead Borrower shall deliver updated Borrowing Base Certificates at the time of or prior to the consummation of such Disposition.

(m) Financial Plan. As soon as available and in any event no later than 90 days after the beginning of each Fiscal Year, commencing in respect of the Fiscal Year ending December 31, 2017, a consolidated plan and financial forecast for each Fiscal Quarter of such Fiscal Year, including a forecasted consolidated statement of the Lead Borrower’s financial position and forecasted consolidated statements of income and cash flows of the Lead Borrower for such Fiscal Year, prepared in reasonable detail setting forth, with appropriate discussion, the principal assumptions on which such financial plan is based; provided that such consolidated plan and financial forecast shall only be made available to the Administrative Agent and any “private side” Lenders.

(n) ~~(m)~~  Other Information. Such other certificates, reports and information (financial or otherwise) as the Administrative Agent ~~or any Lender~~ may reasonably request from time to time in connection with the financial condition or business of Holdings and its Restricted Subsidiaries~~.~~; provided, however, that none of Holdings, the Lead Borrower nor any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Lead Borrower and/or any of their respective subsidiaries, customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Lead Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party; provided, further, that, with respect to this clause (iv), the Lead Borrower shall (A) make the Administrative Agent aware of such confidentiality obligations (to the extent permitted under the applicable confidentiality obligation) and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such confidentiality obligations.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower (or a representative thereof) (x) posts such documents or (y) provides a link thereto on the website of the Lead Borrower on the Internet at the website address listed on Schedule 9.01; provided that, other than with respect to items required to be delivered pursuant to Section 5.01(k), the Lead Borrower shall promptly notify (which may be by facsimile or electronic mail) the Administrative Agent in writing of the posting of any such documents on the website of the Lead Borrower (or its applicable subsidiary) and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Lead Borrower to the Administrative Agent for posting on behalf of the Lead Borrower on SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) in respect of the items required to be delivered pursuant to Section 5.01(k) in respect of information filed by Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q reports and Form 10-K reports described in Sections 5.01(a) and (b), respectively), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a), and (b~~) and (h~~) of this Section 5.01 may be satisfied with respect to any financial statements of ~~Holdings~~the Lead Borrower by furnishing (A) the applicable financial statements of ~~Holdings (or~~ any ~~other~~ Parent Company~~)~~ or (B) ~~Holdings’ (or~~ any ~~other~~ Parent Company’s~~), as applicable,~~ Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to ~~Holdings~~the Lead Borrower and its consolidated subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of ~~Holdings~~the Lead Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b).

Any financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall not be required to include acquisition accounting adjustments relating to the Transactions or any Permitted Acquisition to the extent it is not practicable to include any such adjustments in such financial statement.

Section 5.02 Existence. Except as otherwise permitted under Section 6.07, Holdings and ~~each~~the Lead Borrower will, and the Lead Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Lead Borrower, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither Holdings nor the Lead Borrower nor any of ~~the Lead Borrower’s~~its Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Lead Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03 Payment of Taxes. Holdings and the ~~Borrowers~~Lead Borrower will, and the Lead Borrower will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor, and (ii) in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

Section 5.04 Maintenance of Properties. The ~~Borrowers~~Lead Borrower will, and the Lead Borrower will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Lead Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Lead Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Lead Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall (i) name the Administrative Agent on behalf of the Lenders as an additional insured thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders as the lender loss payee thereunder and, to the extent available, provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or ten (10)  days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 5.06 Inspections .

(a) The ~~Borrowers~~Lead Borrower will, and the Lead Borrower will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of any Borrower and any of their Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that any Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that, ~~excluding such visits and inspections during the continuation of an Event of Default,~~ (x) only the Administrative Agent (or a representative designated by the Administrative Agent) on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, (y) subject to the immediately succeeding proviso, the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (z) subject to the immediately succeeding proviso, only one such time per calendar year shall be at the expense of the Borrowers; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice; provided further that, notwithstanding anything to the contrary herein, neither the Borrowers nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrowers and their subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable law ~~or~~, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product~~.~~ or (iv) in respect of which Holdings, the Lead Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party; provided, further, that, with respect to this clause (iv), the Lead Borrower shall (A) make the Administrative Agent aware of such confidentiality obligations (to the extent permitted under the applicable confidentiality obligation) and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such confidentiality obligations.

(b) At reasonable times during normal business hours, with reasonable coordination and upon reasonable prior notice that the Administrative Agent requests, each Loan Party will grant access to the Administrative Agent (including employees of Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to its books, records, Accounts and Inventory so that the Administrative Agent or an Approved Appraiser may conduct such inventory appraisals, field examinations, verifications and evaluations as the Administrative Agent may deem necessary or appropriate and the reasonable and documented expenses incurred in respect thereof shall be payable by the Borrowers subject to the limitations in this Section 5.06(b); provided that (i) unless a Specified Default exists, the Administrative Agent shall not conduct more than (A) one field examination and one inventory appraisal with respect to the Collateral in each calendar year (but for the calendar year ending December 31, 2016, only after August 31, 2016), and (B) one additional field examination and one additional inventory appraisal with respect to the Collateral in any Fiscal Year after the date of this Agreement if, at any time during such Fiscal Year, Availability is less than 15% of the Line Cap, (ii) when a Specified Default exists, the Administrative Agent may conduct field examinations and inventory appraisals of the type described in this clause (b) at any time and (iii) the Administrative Agent may conduct additional field exams or appraisals requested or consented to by Lead Borrower from time to time in its sole discretion.

Section 5.07 Maintenance of Books and Records. ~~Holdings and the Borrowers~~The Lead Borrower will, and will cause ~~their~~its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Lead Borrower and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08 Compliance with Laws.

~~Section 5.08 Compliance with Laws .~~(a) Holdings and the Lead Borrower will, and will cause each of ~~its~~their Restricted Subsidiaries to~~,~~ (i) materially comply with the applicable requirements of Sanctions and the FCPA (subject to any applicable licenses, authorizations or exemptions) and (ii) comply with the requirements of ~~(i) OFAC and the FCPA applicable to it and (ii) all~~all other applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA, ~~all Environmental Laws,~~ the USA PATRIOT Act~~, the Beneficial Ownership Regulation, and the UK Bribery Act 2010), except, in the case of clause (ii),~~ and, to its knowledge, anti-money laundering and anti-terrorism laws), except to the extent the failure to so comply ~~could~~would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrowers will not directly or, to their knowledge, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Person, (i) for the purpose of financing the activities of any Person or in any country or territory that, at the time of such financing, is the subject of any Sanctions, except to the extent permissible for a Person required to comply with Sanctions; or (ii) in a manner that violates any applicable requirements under the FCPA.

Section 5.09 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all commercially reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and environmental permits (including any investigation, notification, cleanup, removal or remedial obligations with respect to or arising out of any Hazardous Materials Activity), (b) obtain and renew all environmental permits required to conduct its operations or in connection with its properties and (c) respond timely to any Environmental Claim against the Lead Borrower or any of its Restricted Subsidiaries and discharge or duly contest any obligations it may have to any Person thereunder.

~~Section 5.09 Environmental.~~

~~(a) Environmental Disclosure. The Lead Borrower will deliver to the Administrative Agent:~~

~~(i) as soon as practicable following receipt thereof, copies of all non-privileged environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Lead Borrower or any of its Restricted Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at the Lead Borrower or any Restricted Subsidiaries’ Facilities, or with respect to any Environmental Claims that, in each case might reasonably be expected to have a Material Adverse Effect;~~

~~(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported by the Lead Borrower or any of its Restricted Subsidiaries to any federal, state, provincial or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect, (B) any remedial action taken by the Lead Borrower or any of its Restricted Subsidiaries or any other Person of which the Lead Borrower or any of its Restricted Subsidiaries has knowledge in response to (1) any Hazardous Materials Activity the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or (2) any Environmental Claim that, individually or in the aggregate, has a reasonable possibility of resulting in a Material Adverse Effect and (C) discovery by the Lead Borrower or any subsidiary of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that reasonably could be expected to have a Material Adverse Effect;~~

~~(iii) as soon as practicable following the sending or receipt thereof by the Lead Borrower or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, has a reasonable possibility of giving rise to a Material Adverse Effect, (B) any Release required to be reported by the Lead Borrower or any of its Restricted Subsidiaries to any federal, state, provincial or local governmental or regulatory agency that reasonably could be expected to have a Material Adverse Effect, and (C) any request made to the Lead Borrower or any of its Restricted Subsidiaries for information from any governmental agency that suggests such agency is investigating whether the Lead Borrower or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect;~~

~~(iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by the Lead Borrower or any of its Restricted Subsidiaries that could reasonably be expected to expose the Lead Borrower or any of its Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) any proposed action to be taken by the Lead Borrower or any of its Restricted Subsidiaries to modify current operations in a manner that could subject the Lead Borrower or any of its Restricted Subsidiaries to any additional obligations or requirements under any Environmental Law that are reasonably likely to have a Material Adverse Effect; and~~

~~(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).~~

~~(b) Hazardous Materials Activities, Etc. The Lead Borrower will, and will cause each of its Restricted Subsidiaries to promptly take, any and all actions necessary to (i) cure any noncompliance with applicable Environmental Laws by the Lead Borrower or its Restricted Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Materials at or from any Facility, in each case, that could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Lead Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.~~

Section 5.10 Designation of Subsidiaries . The board of directors (or equivalent governing body) of the Lead Borrower may at any time after the Closing Date designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation or redesignation, no Default or Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (ii) in the case of designating a Restricted Subsidiary to be an Unrestricted Subsidiary or redesignating an Unrestricted Subsidiary to be a Restricted Subsidiary, the applicable Investment is permitted under one or more clauses in Section 6.06 (as selected by the Lead Borrower in its sole discretion) and after giving effect thereto on a Pro Forma Basis, no Overadvance shall exist, (iii) no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for purposes of the Term Loan Facility ~~or Senior Notes~~, and (iv) as of the date of the designation or redesignation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Lead Borrower (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary) or hold any Indebtedness of or any Lien on any property of the Lead Borrower or its Restricted Subsidiaries (unless the Lead Borrower or such Restricted Subsidiary is permitted to incur such Indebtedness or Liens in favor of such Unrestricted Subsidiary pursuant to Sections 6.01 and 6.02). The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Lead Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the ~~fair market value~~Fair Market Value of the net assets of such Restricted Subsidiary attributable to the Lead Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as reasonably estimated by the Lead Borrower (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon a ~~re-designation~~redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lead Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Lead Borrower’s “Investment” in such Restricted Subsidiary at the time of such ~~re-designation~~redesignation, less (b) the portion of the ~~fair market value~~Fair Market Value of the net assets of such Restricted Subsidiary attributable to the Lead Borrower’s equity therein at the time of such ~~re-designation~~redesignation. As of the Closing Date, the subsidiaries listed on Schedule 5.10 have been designated as Unrestricted Subsidiaries.

Section 5.11 Use of Proceeds. Each Borrower shall use proceeds of the Initial Revolving Loans (a) on the Closing Date, in an aggregate principal amount of up to $75,000,000 to finance a portion of the Transactions (including the payment of Transaction Costs) and for working capital needs and other general corporate purposes and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Lead Borrower and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses ~~(in each case, including in connection with the Reorganization)~~, other Investments, Restricted Payments and any other purpose not prohibited by the terms of the Loan Documents). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation U or X.

Section 5.12 Covenant to Guarantee Obligations and Give Security.

(a) Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary, (ii) ~~at any time after the Canadian Borrowing Base Effective Date, the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Canadian Subsidiary of an existing Canadian Loan Party that has assets that will be included in the Canadian Borrowing Base,~~[restricted], (iii) at any time after the European Borrowing Base Effective Date, the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a European Subsidiary of an existing European Loan Party that has assets that will be included in the European Borrowing Base, (iv) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary (with respect to US Secured Obligations, to apply only to the designation of an Unrestricted Subsidiary that is a Domestic Subsidiary), (v) any Restricted Subsidiary ceasing to be an Immaterial Subsidiary (with respect to US Secured Obligations, to apply only to a Restricted Subsidiary that is a Domestic Subsidiary) or (vi) any Restricted Subsidiary that is an Immaterial Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during any one of the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is sixty (60) days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Lead Borrower shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement”~~.~~ and (B) upon the reasonable request of the Administrative Agent, cause the relevant Restricted Subsidiary or Discretionary Guarantor to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary or Discretionary Guarantor, addressed to the Administrative Agent and the other relevant Secured Parties.

Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Agent may grant extensions of time or any period in this Agreement or in any other Loan Document (at any time, including, in each case, after the expiration of any relevant time or period, which will be retroactive) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary (in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date) where it reasonably determines, in consultation with the Lead Borrower, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents, and each Lender hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to the ~~definition of “~~Collateral and Guarantee Requirement~~”~~ shall be subject to the exceptions and limitations set forth therein and in the Collateral Documents, (iii) except as otherwise required by Section 5.16, perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of pledged Capital Stock and/or Material Debt Instruments), (iv) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement~~;~~, (v) no US Loan Party will be required to ~~(1)~~ take any action ~~outside of the U.S. to perfect any security interest in any of its asset located outside of the U.S. or (2) execute any foreign law security agreement, pledge agreement, mortgage, deed or charge; (~~to the extent limited, restricted or not required by the Collateral and Guarantee Requirement and any other Loan Document, (vi) in no event will the Collateral include any Excluded Assets, (vii) no action shall be required to perfect ~~any~~a Lien (1) in any asset in respect of which the perfection of a security interest therein would violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset on the Closing Date or at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, (2) in any asset in respect of which the perfection of a security interest therein would trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset on the Closing Date or at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings) pursuant to any “change of control” or similar provision; it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable law notwithstanding the relevant prohibition, violation or termination right and/or (3) with respect to (x) any vehicle or other asset subject to a certificate of title and/or (y) Letter-of-Credit Rights to the extent that a security interest therein cannot be perfected by filing a Form UCC-1 (or similar) financing statement ~~or PPSA financing statement and (viii~~; (viii) any joinder or supplement to any Loan Guaranty, any Collateral Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12 above may, with the consent of the Administrative Agent, include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document; (ix) any time periods to comply with the foregoing Section 5.12 shall not apply to Discretionary Guarantors (provided that such entity shall not be deemed a Guarantor or Discretionary Guarantor until such entity has complied with such requirements); and (x) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Lead Borrower and the Administrative Agent. No ~~Canadian Loan Party or~~ European Loan Party shall be deemed to have provided a Loan Guaranty in respect of any US Obligation.

For the avoidance of doubt, it is understood, agreed and intended by the parties hereto that, notwithstanding anything to the contrary herein or in any other Loan Document, with respect to any Credit Extension, Overadvance or Protective Advance made to the US Borrower, (i) under no circumstance shall the Administrative Agent, any Lender or any Participant have recourse to more than 65% of the voting Capital Stock of any ~~CFC~~Foreign Subsidiary or Foreign Subsidiary Holdco and (ii) under no circumstance shall any ~~CFC or any direct or indirect subsidiary of a CFC~~Foreign Subsidiary or Foreign Subsidiary Holdco be a Guarantor hereunder or under any Loan Document or in any other way be required to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement”~~; provided that this clause (ii) shall not apply to any direct or indirect subsidiary of Potters LP or Potters GP that is a Guarantor as of the Closing Date to the extent this clause would otherwise apply solely by reason of Potters LP or Potters GP becoming a CFC after the Closing Date.~~

Section 5.13 [Reserved]

.

Section 5.14 ~~Post-Closing Matters~~[Reserved].

~~(a) On or prior to the date that is 30 days after the Closing Date or such later date as the Administrative Agent reasonably agrees to in writing, with respect to each Patent, Patent application, registered Trademark, or Trademark application issued by, registered with, or applied for in the United States Patent and Trademark Office (“USPTO”) and included in the Collateral (the “Registered Patent and Trademark Collateral”) for which Eco Services Operations LLC is the record owner, the Loan Parties shall file in the USPTO the certificate of merger between Eco Services Operations LLC and PQ Corporation, and the assignment from PQ Corporation to Eco Services Operations Corporation, and any other appropriate documents to reflect the proper record ownership of such Registered Patent and Trademark Collateral.~~

~~(b) On or prior to the date that is 120 days after the Closing Date or such later date as the Administrative Agent reasonably agrees to in writing, the US Borrower and each other US Loan Party, as applicable, shall comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement” with respect to the real property listed on Schedule 1.01(b).~~

Section 5.15 Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12:

(a) The Lead Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements~~, fixture filings~~ and/or amendments thereto and other documents), that may be required under any applicable law and which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b) The Lead Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

Section 5.16 Cash Management.

(a) Each Loan Party shall, within 120 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion (such consent not to be unreasonably withheld, delayed or conditioned)), (i) in the case of any US Loan Party, require that all cash payments in respect of Accounts owed to such US Loan Party be remitted to a lockbox maintained by any US Loan Party (the “US Lockbox”) or a Material Account of any US Loan Party, (ii) ~~in the case of any Canadian Loan Party, require that all cash payments of Accounts owed to any Canadian Loan Party be remitted to a lockbox maintained by any Canadian Loan Party (the “Canadian Lockbox”) or a Material Account of any Canadian Loan Party,~~[reserved], (iii) in the case of any European Loan Party, require that all cash payments of Accounts owed to any European Loan Party be remitted to a lockbox maintained by any European Loan Party (the “European Lockbox” and, together with the US Lockbox ~~and the Canadian Lockbox~~, the “Lockboxes”) or a Material Account of any European Loan Party, (iv)

instruct the financial institution that maintains any US Lockbox to cause all amounts on deposit and available at the close of each Business Day in such Lockbox (net of any Required Minimum Balance), to be swept to a concentration deposit account maintained by any US Loan Party (each, a “US Concentration Account”) not less frequently than on a daily basis, (v) ~~instruct the financial institution that maintains such Canadian Lockbox to cause all amounts on deposit and available at the close of each Business Day in such Lockbox (net of any Required Minimum Balance), to be swept to a concentration deposit account maintained by any Canadian Loan Party (each, a “Canadian Concentration Account”) not less frequently than on a daily basis~~[reserved], (vi) instruct the financial institution that maintains such European Lockbox to cause all amounts on deposit and available at the close of each Business Day in such Lockbox (net of any Required Minimum Balance), to be swept to a concentration deposit account maintained by any European Loan Party (each, a “European Concentration Account” and, together with the US Concentration ~~Account and the Canadian Concentration~~ Account, the “Concentration Accounts”) not less frequently than on a daily basis; (vii) enter into a blocked account agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the applicable Loan Party, the Administrative Agent and any financial institution with which such Loan Party maintains a Concentration Account or Material Account (collectively, the “Blocked Accounts”) and (viii) deposit (or cause to be deposited) promptly (and in any event no later than the first Business Day after receipt thereof) all collections on Accounts (including those sent directly by an Account Debtor) into a Blocked Account covered by a Blocked Account Agreement. From and after the 120th day after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion (such consent not to be unreasonably withheld, delayed or conditioned)), each Loan Party shall ensure that this Section 5.16(a) is satisfied at all times.

(b) Each Blocked Account Agreement relating to any Blocked Account shall require, after the delivery of notice of a Cash Dominion Period by the Administrative Agent to the Lead Borrower and the other parties to such instrument or agreement (which the Administrative Agent may, or upon the request of the Required Lenders shall, provide upon its becoming aware of such a Cash Dominion Period), by ACH or wire transfer no less frequently than once per Business Day (unless the Termination Date has occurred), of all available Cash balances, Cash receipts and Cash Equivalents, including the ledger balance of each Blocked Account (net of such minimum balance, not to exceed $250,000 per account or $2,000,000 in the aggregate for all such accounts, as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained (the “Required Minimum Balances”)), to an account maintained under the sole dominion and control of the Administrative Agent (the “Administrative Agent Account”). All amounts received in the Administrative Agent Account shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.11(a)(iii)); provided that if the circumstances described in Sections 2.18(b) or (c) are applicable, such amounts shall be applied in accordance with such Sections 2.18(b) and (c). In such event, each Loan Party agrees that it will not otherwise direct the proceeds of any Blocked Account.

(c) Provided that no Event of Default exists, the Loan Parties may close any then-existing Deposit Account or Securities Account. The Loan Parties may open any new Deposit Account or Securities Account, subject, unless such Deposit Account or Securities Account constitutes an Excluded Account or otherwise constitutes an Excluded Asset (provided that upon such Deposit Account or Securities Account ceasing to constitute an Excluded Account and an Excluded Asset, such Deposit Account or Securities Account shall be subject to this Section 5.16), to the execution and delivery to the Administrative Agent of a Blocked Account Agreement in respect of such newly opened Deposit Account or Securities Account consistent with the provisions of this Section 5.16 and otherwise reasonably satisfactory to the Administrative Agent and the Collateral Agents within 90 days of the opening thereof (or such longer period as the Administrative Agent may reasonably agree); it being understood and agreed that, (x) notwithstanding the foregoing, in the event such newly opened Deposit Account or Securities Account constitutes a Concentration Account such Concentration Account shall be subject to a Blocked Account

Agreement consistent with the provisions of this Section 5.16 and otherwise reasonably satisfactory to the Administrative Agent and the Collateral Agents from and after the date of opening thereof (or such longer period as the Administrative Agent may reasonably agree) and (y) in the event that any Loan Party acquires any Deposit Account or Securities Account in connection with any Subject Transaction, such Loan Party shall be required to enter into a Blocked Account Agreement with respect to such acquired Deposit Account or Securities Account within 120 days following the date of such Subject Transaction (or such longer period as the Administrative Agent may reasonably agree) unless such Loan Party has closed such Deposit Account or Securities Account (or such Deposit Account or Securities Account constitutes an Excluded Account or otherwise constitutes an Excluded Asset) prior to such time.

(d) The Administrative Agent Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Administrative Agent Account (except as provided in Section 2.11(a)(iii) or Sections 2.18(b) and (c)), (ii) the funds on deposit in the Administrative Agent Account shall at all times continue to be collateral security for all of the applicable Secured Obligations, and (iii) the funds on deposit in the Administrative Agent Account shall be applied as provided in this Agreement and, to the extent such funds constitute US Collateral, the ABL Intercreditor Agreement. In the event that, notwithstanding the provisions of this Section 5.16, any Loan Party receives or otherwise has dominion and/or control of any amount required to be transferred to the Administrative Agent Account pursuant to Section 5.16(b), such amount shall be held in trust by such Loan Party for the Administrative Agent, and shall promptly be deposited into the Administrative Agent Account or otherwise transferred in such manner as the Administrative Agent may request.

(e) Upon the commencement of a Cash Dominion Period and for so long as the same is continuing, upon delivery of notice by the Administrative Agent to the Lead Borrower (which the Administrative Agent may, or upon the request of the Required Lenders shall, provide upon its becoming aware of such a Cash Dominion Period), the Administrative Agent may direct that all amounts in the Blocked Accounts be paid to the Administrative Agent Account. So long as no Cash Dominion Period is continuing in respect of which the Administrative Agent has delivered the notice contemplated by this Section 5.16, each relevant Loan Party may direct, and shall have sole control over, the disposition of funds in the Blocked Accounts.

(f) Any amount held or received in the Administrative Agent Account (including all interest and other earnings with respect thereto, if any) at any time (i) when the Termination Date has occurred or (ii) all Events of Default have been cured and no Cash Dominion Period exists, shall (subject, in the case of clause (i), to the provisions of any Acceptable Intercreditor Agreement) be remitted to an account of the applicable Loan Party (or if requested by any Loan Party, to the Lead Borrower on its behalf).

(g) Following the commencement of any Cash Dominion Period (other than by reason of an Event of Default pursuant to Section 7.01(a), 7.01(f) or 7.01(g), except to the extent necessary for one or more officers or directors of Holdings, the Lead Borrower or any of its subsidiaries to avoid personal or criminal liability under applicable Requirements of Law), in the event that any Blocked Account or the Administrative Agent Account contains identifiable Tax and Trust Funds, the Lead Borrower (acting in good faith) may, within 30 days after such Tax and Trust Funds are received in such Blocked Account or Administrative Agent Account, deliver to the Administrative Agent a Trust Fund Certificate. Notwithstanding anything to the contrary herein or in any other Loan Document, within five Business Days following receipt of a Trust Fund Certificate, the Administrative Agent shall remit from such Blocked Account or Administrative Agent Account (in each case excluding amounts previously deposited to cash collateralize Letters of Credit hereunder), as applicable, the lesser of (a) the amount of Tax and Trust Funds specified in the Trust Fund Certificate, (b) the Availability on the date of such remittance and (c) the amount on deposit in such Blocked Account or Administrative Account on the date of delivery of such Trust Fund

Certificate, at the option of the Administrative Agent, (x) to the applicable Loan Party or (y) on behalf of the applicable Loan Party directly to the Person entitled to such Tax and Trust Funds; provided that in no event shall the Administrative Agent be required to remit any amount pursuant to this Section 5.16(g) to the extent that such amount was previously distributed in accordance with Section 2.11(a)(iii) (or otherwise applied in accordance with Section 2.18(b) or (c) as applicable). If any such amount is remitted to any Loan Party, such Loan Party shall apply such amount solely for the purpose set forth in the applicable Trust Fund Certificate on or prior to the date due; it being understood that the Administrative Agent shall not apply any amount consisting of identifiable Tax and Trust Funds pursuant to Section 2.11(a)(iii) (or otherwise applied in accordance with Section 2.18(b) or (c) as applicable) following its receipt of a Trust Fund Certificate.

Section 5.17 Centre of Main Interest. Other than in connection with any fundamental change, disposition or other transaction not prohibited by this Agreement and provided that to do so would not reasonably be expected to be materially prejudicial to the interests of the Lenders (taken as a whole) under the Loan Documents, no European Loan Party (other than a UK Loan Party) shall, without the prior written consent of the Administrative Agent, take any action that shall cause its centre of main interests (as that term is used in Article 3(1) of the Insolvency Regulation (Council Regulation (EC) No.1346/2000 29 May 2000 on Insolvency Proceedings)) to be situated outside of its jurisdiction of incorporation, or cause it to have an establishment (as that term is used in Article 2(h) of the Insolvency Regulation) situated outside of its jurisdiction of incorporation.

Section 5.18 UK Pensions.

(a) Each UK Loan Party shall ensure that the UK DB Plan is funded in compliance with the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (UK) and that no action or omission is taken by any person in relation to the UK DB Plan which has or is reasonably likely to have a Material Adverse Effect;

(b) Other than in respect of the UK DB Plan, each UK Loan Party shall ensure that it is not or has not been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993(UK)) or ~~“~~“connected~~”~~” with or an ~~“~~“associate~~”~~” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004(UK)) such an employer;

(c) Each UK Loan Party shall, as soon as reasonably practicable, notify the Administrative Agent of any investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice that could reasonably be expected to have a Material Adverse Effect.

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date has occurred, (i) in the case of Holdings, solely with respect to Section 6.14 and (ii) the Borrowers covenant and agree with the Lenders that:

Section 6.01 Indebtedness. The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Secured Obligations (including any Additional Revolving Loans);

(b) Indebtedness of the Lead Borrower to any Restricted Subsidiary and/or of any Restricted Subsidiary to the Lead Borrower or any other Restricted Subsidiary; provided that ~~in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to a Loan Party, such Indebtedness shall be permitted as an Investment by Section 6.06; provided further that~~ any Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party must be ~~subject to the Global Intercompany Note or otherwise~~ expressly subordinated to the Obligations of such Loan Party ~~on terms that are reasonably acceptable to the Administrative Agent)~~;

(c) Indebtedness in respect of ~~(i) the Senior Notes (including any guarantees thereof) and (ii)(A)~~ any Term Loan Facility and any “Incremental Loans” or “Incremental Equivalent Debt” (each as defined in the Term Loan Credit Agreement or any equivalent term under any Term Facility) in an aggregate outstanding principal (or committed) amount not to exceed $~~1,200,000,000~~900,000,000 on the ~~Closing~~Restatement Effective Date plus (B) the aggregate principal amount of such “Incremental Loans” or “Incremental Equivalent Debt” so long as the sum of the aggregate outstanding amount of any such “Incremental Loans” or “Incremental Equivalent Debt” do not exceed the Incremental Cap (as defined in the Term Loan Credit Agreement) and (C) any “Secured Banking Services Obligations” and “Secured Hedging Obligations”, as such terms are defined in the Term Loan Credit Agreement or any equivalent term in any other Term Facility;

(d) (i) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and (ii) Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Lead Borrower or any such Restricted Subsidiary pursuant to any such agreement;

(e) Indebtedness of the Lead Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business ~~and~~, (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of, or in lieu of, any of the foregoing items and (iii) in respect of commercial and trade letters of credit;

(f) Indebtedness of the Lead Borrower and/or any Restricted Subsidiary in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts, including Banking Services Obligations and dealer incentive, supplier finance or similar programs;

(g) (i) guaranties by the Lead Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Lead Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) Guarantees by the Lead Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Lead Borrower and/or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; ~~provided that in the case of any Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06;~~

(i) Indebtedness of the Lead Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date ~~and~~; provided that (i) any such item of Indebtedness with an aggregate outstanding principal amount on the Closing Date in excess of $5,000,000 shall be described on Schedule 6.01, and (ii) ordinary course capital leases, purchase money indebtedness, equipment financings, performance bonds, bank guarantees, letters of credit, guarantees and surety bonds existing as of the Closing Date need not be described on Schedule 6.01;

(j) Indebtedness of Restricted Subsidiaries that are not Loan Parties~~; provided that the~~ in an aggregate outstanding principal amount of such Indebtedness ~~shall~~ not to exceed ~~(together with all Indebtedness incurred under Section 6.01(n) or Section 6.01(w) by Restricted Subsidiaries that are not Loan Parties)~~ the greater of $~~160,000,000~~132,000,000 and ~~4.0~~65.0 % of Consolidated ~~Total Assets as of the last day of the most recently ended Test Period~~Adjusted EBITDA minus amounts under this Section 6.01(j) reallocated to Section 6.01(u);

(k) Indebtedness of the Lead Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of the Lead Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m) (i) Indebtedness of the Lead Borrower and/or any Restricted Subsidiary with respect to ~~Capital Leases and~~ purchase money Indebtedness incurred prior to or within two hundred seventy (270) days of the acquisition, lease, completion of construction, repair of, replacement, improvement to or installation of assets (or Capital Stock of any Person owning any such assets) in an aggregate outstanding principal amount not to exceed the greater of $~~160,000,000~~112,000,000 and ~~4.0~~55.0 % of Consolidated ~~Total Assets as of the last day of the most recently ended Test Period;~~Adjusted EBITDA and (ii) Indebtedness of the Lead Borrower and/or any Restricted Subsidiaries with respect to Capital Leases (including Capital Lease obligations or rental payments in respect of any property Disposed of pursuant to any Sale and Lease-Back Transactions permitted pursuant to Section 6.07);

(n) Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed, in each case, in connection with an acquisition or Investment permitted hereunder after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof, (ii) no Event of Default exists or would result after giving pro forma effect to such acquisition~~, (iii) after giving effect to such acquisition on a Pro Forma Basis (without “netting” the~~

~~Cash proceeds of such Indebtedness), (A) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien securing the Secured Obligations, the Senior Secured Leverage Ratio would not exceed the greater of (x) 4.50:1.00 and (y) the Senior Secured Leverage Ratio as of the last day of the most recently ended Test Period, (B) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien securing the Secured Obligations, the Secured Leverage Ratio would not exceed the greater of (x) 5.00:1.00 and (y) the Secured Leverage Ratio as of the last day of the most recently ended Test Period, or (C) if such Indebtedness is unsecured or is secured by assets of Restricted Subsidiaries that are not Loan Parties, either (1) the Total Leverage Ratio would not exceed the greater of (x) 6.00:1.00 and (y) the Total Leverage Ratio as of the last day of the most recently ended Test Period or (2) the Fixed Charge Coverage Ratio would not be less than the lesser of (x) 2.00:1.00 and (y) the Fixed Charge Coverage Ratio as of the last day of the most recently ended Test Period, and (iv) the aggregate outstanding principal amount of such Indebtedness of Restricted Subsidiaries that are not Loan Parties shall not exceed (together with all Indebtedness incurred under Section 6.01(j) or Section 6.01(w) by Restricted Subsidiaries that are not Loan Parties) the greater of $160,000,000 and 4.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period;~~ or similar Investment and (iii) solely to the extent the principal amount thereof acquired in such acquisition or Investment exceeds the greater of $71,000,000 and an amount equal to 35.0% of Consolidated Adjusted EBITDA, the Total Leverage Ratio does not exceed the greater of 6.25:1.00 and the Total Leverage Ratio as of the then most recently completed fiscal quarter, calculated on a Pro Forma Basis;

(o) Indebtedness consisting of promissory notes issued by ~~Holdings,~~ the Lead Borrower or any Restricted Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, the Lead Borrower or any subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(p) the Lead Borrower and its Restricted Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (c), (i), (j), (m), (n), (~~o), (~~q), (r), (~~t), (~~u), (w), (x), and (~~y~~ii) and this clause (p) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect ~~thereof~~of existing Refinancing Indebtedness under this clause (p); provided, that

(i) ~~(i)~~ the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus commitment, underwriting ~~discounts,~~, arrangement and similar fees, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this ~~definition~~Section 6.01 (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02)~~,~~;

(ii) (~~ii~~x ) other than in the case of Refinancing Indebtedness with respect to ~~clause~~clauses (a), (i), (j), (m), (n), (r), (u)  ~~or~~, (x)~~,~~ and (z) of this Section 6.01 (and other than customary bridge loans with a maturity date of not longer than one (1) year which are converted into, exchanged for, extended to or otherwise refinanced with Indebtedness subject to the requirements of this clause (ii)), (A) such Indebtedness has a final maturity on or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the earlier of (1) ninety-one (91) days after the Latest Maturity Date and (2) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced~~,~~ (~~iii~~other than to the extent resulting from a change in the final maturity date permitted under clause (A)(1) above) and (y) the terms of any Refinancing Indebtedness ~~with an original principal amount in excess of the Threshold Amount (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness incurred in respect of~~incurred with respect to Indebtedness permitted under clause (a) ~~above, security),~~of this Section 6.01 are not, taken as a whole (as reasonably determined by the Lead Borrower)~~,~~ more favorable to the ~~lenders~~Lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date or any covenants or provisions which are ~~then-current~~then current market terms for the applicable type of Indebtedness)~~, (iv) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (j), (m), (u), (w) (solely as it relates to clause (1) of the proviso thereto) and (y) of this Section 6.01, the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause,~~;

(iii) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (j), (m), (u), (w), (x) and (z) of this Section 6.01, the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause and after the incurrence thereof, shall constitute amounts outstanding under such clause;

(iv) ~~(v)~~ except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01 (it being understood that Holdings may not be the primary obligor of the applicable Refinancing Indebtedness if Holdings was not the primary obligor on the relevant refinanced Indebtedness), (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01, and (C) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Secured Obligations), such Refinancing Indebtedness is contractually subordinated to the Obligations in right of payment (or the Refinancing Liens securing such Indebtedness are subordinated to the Liens on the Collateral securing the Secured Obligations~~) on terms not materially less favorable (as reasonably determined by the Lead Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole, (~~ and subject to an Acceptable Intercreditor Agreement), except to the extent the refinancing, refunding or replacement thereof constitutes a Restricted Debt Payment permitted under Section 6.04(b) (other than Section 6.04(b)(i)) or does not constitute a Restricted Debt Payment;

(v) no Event of Default exists or would result therefrom;

(vi) ~~vi)~~ except in the case of Refinancing Indebtedness with respect to clause (a) of this Section 6.01, as of the date of the incurrence of such Indebtedness and after giving effect thereto, no Event of Default exists and (vii) in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A) such Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or is unsecured; provided that any such Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an Acceptable Intercreditor Agreement, (B) if the Indebtedness being refinanced, refunded or replaced is secured, it is not secured by any assets other than the Collateral, (C) if the Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Person other than a Loan Party and (D) such Indebtedness is incurred under (and pursuant to) documentation other than this Agreement, in each case as the Lead Borrower and the relevant lender may agree;

(q) Indebtedness incurred to finance ~~acquisitions~~, or assumed in connection with, any acquisition or Investment permitted hereunder after the Closing Date; provided, that (i) before and after giving effect to such acquisition or Investment on a Pro Forma Basis, no Event of Default exists or would result therefrom, (ii) after giving effect to such acquisition or Investment on a Pro Forma Basis (without “netting” the Cash proceeds of such Indebtedness), solely to the extent the principal amount thereof acquired in such acquisition or Investment exceeds the greater of $51,000,000 and an amount equal to 25.0% of Consolidated Adjusted EBITDA, (A) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien securing the First Priority Secured Obligations~~, the Senior Secured~~ and pari passu in right of payment with the Obligations, (1) such Indebtedness shall be subject to an Acceptable Intercreditor Agreement and (2) the First Lien Leverage Ratio ~~would~~does not exceed the greater of (x) 4.50:1.00 and (y) the ~~Senior Secured~~First Lien Leverage Ratio as of the last day of the most recently ended Test Period, (B) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien securing the First Priority Secured Obligations, (1) such Indebtedness shall be subject to an Acceptable Intercreditor Agreement, and (2) the Secured Leverage Ratio would not exceed the greater of (x) ~~5.00~~5.75:1.00 and (y) the Secured Leverage Ratio as of the last day of the most recently ended Test Period, ~~or~~and (C) if such Indebtedness is ~~unsecured or is secured by assets of Restricted Subsidiaries that are not Loan Parties~~not secured by a Lien on the Collateral (including all Indebtedness of any Non-Guarantor Subsidiary), either (1) the Total Leverage Ratio ~~would~~does not exceed the greater of (x) ~~6.00~~6.25:1.00 and (y) the Total Leverage Ratio as of the last day of the most recently ended Test Period or (2) the ~~Fixed Charge~~pro forma Net Interest Coverage Ratio ~~would~~is not ~~be~~ less than the lesser of (~~x~~A) 2.00:1.00 and (~~y~~B) the ~~Fixed Charge~~Net Interest Coverage Ratio as of the ~~last day of the~~then most recently ended Test Period ~~and~~, (iii) ~~any such~~such Indebtedness does not mature prior to the Latest Maturity Date as of the date of incurrence thereof, and (iv) any such incurred (but not assumed) Indebtedness that is secured by a Lien on (x) the Collateral ~~or subordinated to the Obligations in right of payment or security shall be subject to an Acceptable Intercreditor Agreement~~shall not be guaranteed by any Person that is not a Loan Party or secured by any assets other than the Collateral and (y) the ABL Priority Collateral shall be secured on a junior basis to the Obligations;

(r) Indebtedness of the Lead Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed ~~100~~200% of the amount of Net Proceeds received by the Lead Borrower (“Contribution Indebtedness”) from (i) the issuance or sale of Qualified Capital Stock or (ii) any cash contribution to its ~~common equity with the Net Proceeds from the issuance and sale by any Parent Company of its Qualified~~ Capital Stock ~~or a contribution to the common equity of any Parent Company~~, in each case, (A) other than any Net Proceeds received from the sale of Capital Stock to, or contributions from, the Lead Borrower or any of its Restricted Subsidiaries, (B) to the extent the relevant Net Proceeds have not otherwise been applied to ~~make Investments,~~increase the Available Excluded Contribution Amount or to make any Restricted Payments or ~~Restricted Debt Payments~~Investments in Unrestricted Subsidiaries hereunder and (C) other than Cure Amounts;

(s) Indebtedness of the Lead Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t) [~~Reserved~~reserved ];

(u) Indebtedness of the Lead Borrower ~~and/~~or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed (i) the sum of (A) the greater of $~~200,000,000~~132,000,000 and ~~5.0~~65.0 % of Consolidated ~~Total Assets as of the last day of the most recently ended Test Period;~~Adjusted EBITDA and (B) any amounts reallocated to this Section 6.01(u) from Section 6.01(j) and Section 6.04(a)(xi) minus (ii) any amounts under Section 6.01(u) of the Term Loan Credit Agreement (after giving effect to clause (i)(A) thereof) reallocated to clause (d) of the Fixed Incremental Amount (as defined in the Term Loan Credit Agreement));

(v) [~~Reserved~~reserved];

(w) ~~additional~~ Indebtedness of the Lead Borrower and/or any Restricted Subsidiary so long as, no Event of Default exists or would result therefrom and on a Pro Forma Basis ~~as of the last day of the most recently ended Test Period~~ (without “netting” the Cash proceeds of such Indebtedness), (i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien securing the First Priority Secured Obligations~~, the Senior Secured~~ and pari passu in right of payment with the Obligations, (A) such Indebtedness shall be subject to an Acceptable Intercreditor Agreement and (B) the First Lien Leverage Ratio would not exceed 4.50:1.00, (ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien securing the First Priority Secured Obligations, (A) such Indebtedness shall be subject to an Acceptable Intercreditor Agreement, and (B) the Secured Leverage Ratio would not exceed ~~5.00~~5.75:1.00 ~~or~~, and (iii) if such Indebtedness is ~~unsecured or is secured by assets of Restricted Subsidiaries that are not Loan Parties, the Fixed Charge~~not secured by the Collateral (including all Indebtedness of any Non-Guarantor Subsidiary), either (A) the Total Leverage Ratio would not exceed 6.25:1.00 or (B) the pro forma Net Interest Coverage Ratio would not be less than 2.00:1.00; provided, that (1) solely if the Total Leverage Ratio would be greater than 6.25:1.00 after giving pro forma effect to such incurrence, the aggregate outstanding principal amount of such Indebtedness of Restricted Subsidiaries that are not Loan Parties shall not exceed ~~(together with all~~the sum of (x) the greater of $102,000,000 and 50.0% of Consolidated Adjusted EBITDA and (y) any other Indebtedness permitted to be incurred ~~under Section 6.01(j) or Section 6.01(n) by~~by such Restricted Subsidiaries that are not Loan Parties~~) the greater of $160,000,000 and 4.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period and~~ under this Section 6.01, (2) any such Indebtedness that is secured by a Lien on (x) the Collateral ~~or subordinated to the Obligations in right of payment or security shall be subject to an Acceptable Intercreditor Agreement~~shall not be guaranteed by any Person that is not a Loan Party or secured by any assets other than the Collateral and (y) the ABL Priority Collateral shall be secured on a junior basis to the Obligations;

(x) [Reserved];

(y) ~~(x)~~ Indebtedness of the Lead Borrower and/or any ~~of its~~ Restricted ~~Subsidiaries~~Subsidiary incurred in connection with (i) a Specified Lease Transaction or (ii) a NMTC Transaction;

~~(y) Indebtedness of the Lead Borrower and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;~~

(z) [Reserved];

(aa) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Lead Borrower and/or any Restricted Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(bb) Indebtedness of the Lead Borrower and/or any Restricted Subsidiary representing (i) deferred compensation to directors, officers, employees, members of management, managers, and consultants of any Parent Company, the Lead Borrower and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(cc) Indebtedness of the Lead Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit or Swingline Loans;

(dd) Indebtedness of the Lead Borrower and/or any Restricted Subsidiary supported by any letter of credit otherwise permitted to be incurred hereunder;

(ee) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Lead Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default to exist under Section 7.01(i);

(ff) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Lead Borrower and/or any Restricted Subsidiary hereunder;

(gg) to the extent constituting Indebtedness, obligations under the ~~Reorganization Agreement; and~~documentation governing any Permitted Acquisition or Investment or the Permitted Restructuring;

(hh) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business~~.~~;

(ii) Indebtedness of the Lead Borrower and/or any Restricted Subsidiary relating to any factoring or similar arrangements entered into in the ordinary course of business or otherwise for working capital and general corporate purposes; and

(jj) Indebtedness of Restricted Subsidiaries that are not Loan Parties to fund working capital requirements in an aggregate outstanding principal amount of such Indebtedness not to exceed the greater of $21,000,000 and 10.0% of Consolidated Adjusted EBITDA.

Section 6.02 Liens. The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens securing the Secured Obligations created pursuant to the Loan Documents;

(b) Liens for Taxes which are (i) for amounts not yet overdue by more than thirty (30) days or (ii) ~~being contested in accordance with~~which are not required to be paid pursuant to Section 5.03~~(a)~~;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than thirty (30) days or (ii) for amounts that are overdue by more than thirty (30) days and that are being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provisions required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Holdings and its subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and other minor defects or irregularities ~~in title~~affecting any Real Estate Assets, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Lead Borrower and/or its Restricted Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(f) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate ~~permitted~~not prohibited hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens (i) solely on any Cash earnest money deposits made by the Lead Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder or (ii) consisting of an agreement to Dispose or any property in a Disposition permitted under Section 6.07;

(h) purported Liens evidenced by the filing of ~~PPSA or~~ precautionary UCC financing statements relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k) Liens securing Refinancing Indebtedness permitted pursuant to Section 6.01(p) ~~(solely with respect to the Refinancing Indebtedness permitted pursuant to Sections 6.01(a), (c)(i) (solely with respect to the 2022 Senior Secured Notes), (c)(ii), (i), (j), (m), (n), (q), (t), (u), (w), (x), and (y))~~, subject, to the extent required thereby, to an Acceptable Intercreditor Agreement; provided that ~~(i)~~ no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced ~~and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements, then any refinancing Indebtedness in respect thereof shall be subject to an Acceptable Intercreditor Agreement or intercreditor arrangements not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced;~~unless (except in the case of Section 6.01(a), such Lien is a Permitted Lien, except as otherwise provided in Section 6.01(p);

(l)  (i) Liens described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof and (ii) Liens securing ordinary course capital leases, purchase money indebtedness, equipment financings, performance bonds, bank guarantees, letters of credit, guarantees and surety bonds existing as of the Closing Date, which need not be described on Schedule 6.02; provided further that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 ~~and~~, (B) proceeds and products thereof, accessions, replacements or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates), and (C) Permitted Liens and (ii) such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness~~,~~ is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section ~~6.08~~6.07 and securing Indebtedness Capital Lease Obligations arising from such Sale and Lease-Back Transactions;

(n) Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions, replacements or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) together with any other Permitted Liens;

(o) ~~(i)~~ (i)Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Restricted Subsidiary; provided that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, accessions, replacements or additions thereto and improvements thereon) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock, and (ii) Liens securing Indebtedness incurred pursuant to clause (ii)(A) or (ii)(B) of the proviso in Section 6.01(q) subject, to the extent required thereby, to an Acceptable Intercreditor Agreement;

(p) ~~Liens~~ (i) Liens that are contractual rights of set-off or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Lead Borrower and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Lead Borrower and/or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Lead Borrower and/or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business ~~and~~, (ii) Liens encumbering reasonable customary initial deposits and margin deposits~~;~~, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-208 of the UCC on items in the ordinary course of business, (v) Liens in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction and (vii) Liens of the type described in the foregoing clauses (i), (ii), (iii), (iv) and (v) securing obligations under Sections 6.01(f) and/or 6.01(s);

(q) Liens on assets and Capital Stock of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons but excluding any Capital Stock that is required to be pledged as Collateral) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Lead Borrower and/or its Restricted Subsidiaries;

(s) [reserved];

~~(t) Liens securing Indebtedness incurred pursuant to Section 6.01(w);~~

(t) ~~(u) other~~ Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed (i) the sum of (A) the greater of $~~325,000,000~~132,000,000 and ~~6.25~~65.0 % of Consolidated ~~Total Assets as of the last day of the most recently ended Test Period; provided that any Liens on ABL Collateral securing any Indebtedness pursuant to this clause (u) are junior to the Liens securing the Secured Obligations, and the agent or other representative for the lenders or holders of such Indebtedness has become a party to the ABL Intercreditor Agreement or another~~Adjusted EBITDA and (B) to the extent any amounts are reallocated from Section 6.04(a)(xi) to Section 6.01(u), an amount equal to such reallocated amount, minus (ii) to the extent any amounts are reallocated from Section 6.01(u) of the Term Loan Credit Agreement to clause (d) of the Fixed Incremental Amount (as defined in the Term Loan Credit Agreement) or Section 6.01(x) of the Term Loan Credit Agreement, an amount equal to such reallocated amount, subject, to the extent applicable, to an Acceptable Intercreditor Agreement;

(u) ~~(v)~~ Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h);

(v) ~~(w)~~ leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Lead Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiary) or (ii) secure any Indebtedness;

(w) ~~(x)~~ Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(x) ~~(y)~~ Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under ~~Section~~Sections 6.01(d), (e), (g), (aa) ~~and~~, (cc), (hh) and (ii);

(y) ~~(z)~~ Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar law of any jurisdiction);

(z) ~~(aa)~~ Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(aa) ~~(bb)~~ Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(bb) ~~(cc)~~ Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(cc) ~~(dd)~~ Liens securing (i) obligations under Hedge Agreements in connection with any Derivative Transaction of the type described in Section 6.01(s) and/or (ii) obligations of the type described in Section 6.01(f);

(dd) ~~(ee) (i)~~ (i)Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary call/put rights, rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ee) ~~(ff)~~ Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(ff) ~~(gg)~~ Liens evidenced by the filing of ~~PPSA or~~ UCC financing statements relating to any factoring or similar arrangements entered into in the ordinary course of business;

(gg) ~~(hh)~~ Liens securing ~~(i) Indebtedness in respect of the 2022 Senior Secured Note Document pursuant to Section 6.01(c)(i) so long as such Liens are subject to the Pari Passu Intercreditor Agreement and (ii)~~ Indebtedness permitted pursuant to Section 6.01(c)(ii) so long as such Liens are subject to the ABL Intercreditor Agreement; and

(hh) ~~(ii)~~ Liens arising out of (~~i~~a) Specified Lease ~~Transaction~~Transactions or (~~ii~~b) NMTC Transactions.

Section 6.03 No Further Negative Pledges. The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any ~~of its properties~~Collateral, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations, except with respect to:

(a) specific property to be sold pursuant to any Disposition permitted by Section 6.07;

(b) restrictions contained in any agreement with respect to Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien, but only if such restrictions apply only to the Person or Persons obligated under such Indebtedness and its or their Restricted Subsidiaries or the property or assets securing such Indebtedness;

(c) restrictions contained in ~~the Senior Note Documents~~any Term Facility and the documentation governing Indebtedness permitted by clauses  (~~c~~i ), (j), (m), (n), (~~q), (r), (u), (w) and/or (x) of Section 6.01 (and clause (p) of Section 6.01 to the extent relating to any refinancing, refunding or replacement of Indebtedness incurred in reliance on clauses (a), (c), (j), (m), (n~~p) , (q), (~~r), (~~u), (w), (x), (z) and/or (~~x~~ii)  of Section 6.01~~)~~, in each case, to the extent such restriction does not restrict the Secured Obligations from being secured by assets that constitute Collateral;

(d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant leases, subleases, licenses, sublicenses or other agreements and/or the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses or other agreements, as the case may be);

(e) Permitted Liens and restrictions in the agreements relating thereto that limit the right of the Lead Borrower or any of its Restricted Subsidiaries to Dispose of, or encumber the assets subject to such Liens;

(f) provisions limiting the Disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement);

(g) any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in anticipation of such acquisition;

(h) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person;

(i) restrictions on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits exist;

(j) restrictions set forth in documents which exist on the Closing Date;

(k) restrictions set forth in any Loan Document, any Hedge Agreement and/or any agreement relating to any Banking ~~Service~~Services Obligation;

(l) restrictions contained in documents governing Indebtedness permitted hereunder of any Restricted Subsidiary that is not a Loan Party;

(m) restrictions on any asset (or all of the assets) of and/or the Capital Stock of the Lead Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n) restrictions set forth in any agreement relating to any Permitted Lien that limits the right of the Lead Borrower or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto;

(o) ~~(m)~~ restrictions contained in any agreement with respect to any NMTC Transaction; and

(p) ~~(n) other~~ restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in clauses (a) through (~~m~~ o) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Lead Borrower, more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.04 Restricted Payments; Certain Payments of Indebtedness.

(a) The Lead Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Lead Borrower may make Restricted Payments to the extent necessary to permit any Parent Company:

(A) to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses, expenses to prepare any Tax returns or defend any Tax claims and customary salary, bonus and other benefits payable to directors, officers, employees, members of management, managers and/or consultants of any Parent Company) and franchise fees and Taxes and similar fees, Taxes and expenses required to enable such Parent Company to maintain its organizational existence or qualification to do business, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company and its subsidiaries (but excluding the portion of such amount that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Lead Borrower and its subsidiaries);

(B) ~~[Reserved].~~to pay scheduled and overdue interest and payments as part of an AHYDO catch-up payment, in each case, in respect of any Indebtedness of any Parent Company to the extent the Net Proceeds thereof were contributed to the Lead Borrower; .

(C) to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Lead Borrower and/or its subsidiaries), the Lead Borrower and its subsidiaries;

(D) for the payment of insurance premiums to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Lead Borrower and/or its subsidiaries), the Lead Borrower and its subsidiaries;

(E) pay (x) fees and expenses related to debt or equity offerings by any Parent Company, investments or acquisitions permitted or not restricted by this Agreement (whether or not consummated) and (y) Public Company Costs;

(F) to finance any Investment permitted under Section 6.06 (provided that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Lead Borrower or one or more of its Restricted Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Lead Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by the Lead Borrower or the relevant Restricted Subsidiary); and

(G) to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses and other benefits are attributable and reasonably allocated to the operations of the Lead Borrower and/or its subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii) the Lead Borrower may pay (or make Restricted Payments to allow any Parent Company to pay) for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock of any Parent Company or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Lead Borrower or any subsidiary:

(A) in accordance with the terms of promissory notes issued pursuant to Section 6.01(o), so long as the aggregate amount of all Cash payments made in respect of such promissory notes, together with the aggregate amount of Restricted Payments made pursuant to sub-clause (D) of this clause (ii) below, does not exceed ~~$30,000,000~~ in any Fiscal Year the greater of $25,000,000 and 12.0% of Consolidated Adjusted EBITDA, which, if not used in any Fiscal Year, may be carried forward to subsequent Fiscal Years;

(B) with the proceeds of any sale or issuance of the Capital Stock of the Lead Borrower or any Parent Company (to the extent such proceeds are contributed in respect of Qualified Capital Stock to the Lead Borrower or any Restricted Subsidiary) other than any amounts constituting a Cure Amount or any amount that has been added to the Available Excluded Contribution Amount;

(C) with the net proceeds of any key-man life insurance policies; or

(D) with Cash and Cash Equivalents in an amount not to exceed~~,~~ in any Fiscal Year, together with the aggregate amount of all cash payments made pursuant to sub-clause (A) of this clause (ii) in respect of promissory notes issued pursuant to Section 6.01(o), ~~$30,000,000 in any Fiscal Year~~the greater of $25,000,000 and 12.0% of Consolidated Adjusted EBITDA, which, if not used in any Fiscal Year, may be carried forward to subsequent Fiscal Years;

(iii) the Lead Borrower may make ~~additional~~ Restricted Payments in an amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Lead Borrower elects to apply to this clause (iii);

(iv) the Lead Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Lead Borrower, any Restricted Subsidiary or any Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in sub-clause (A) above, including demand repurchases in connection with the exercise of stock options;

(v) the Lead Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of , or Tax withholdings with respect to such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi)(A) ~~for any taxable year (or portion thereof) that the Lead Borrower is a partnership or disregarded entity for U.S. federal income Tax purposes and no Parent Company is treated as a corporation for U.S. federal income tax purposes, the Lead Borrower may make Restricted Payments to fund the income tax liabilities of the direct or indirect equity owners of the Lead Borrower, in an assumed amount equal to the product of (x) the highest combined marginal federal and applicable state and/or local statutory Tax rate applicable to a direct or indirect taxpayer equity owner of the Lead Borrower, and (y) the U.S. federal taxable income of the Lead Borrower for such year (or portion thereof), provided that (i) such calculation shall take into account the character of income or gain, preferential tax rates and the deductibility of state and local income taxes for US federal income tax purposes; (ii) such taxable income shall be reduced by any losses previously allocated to the equity owners to the extent such loss has not previously been used to offset taxable income of the Lead Borrower; (iii) such distributions shall be reduced by any amounts withheld by the Lead Borrower or its Subsidiaries (or otherwise paid directly to any Governmental Authority) with respect to any taxable income or gain of the Lead Borrower and any tax credits the Lead Borrower allocated to its equity owners); or (B)~~ for any taxable period (or portion thereof) that a Parent Company is treated as a corporation for U.S. federal income tax purposes and for which ~~the Lead~~a Borrower and/or any of its subsidiaries are members (or are pass-through entities of such members) of a consolidated, combined, unitary or similar income Tax group for U.S. federal, state ~~or~~, local or foreign income Tax purposes (a “Tax Group”) for which ~~such Parent Company~~a parent is the common parent, the Lead Borrower may make Restricted Payments to such ~~Parent Company~~parent to pay the portion of any U.S. federal, state ~~or~~, local or foreign income Taxes (as applicable) of such ~~Parent Company~~parent for such taxable period that are attributable to the income of the Lead Borrower and/or its applicable subsidiaries; provided that the aggregate amount of ~~any~~ such distributions ~~with respect to federal, state or local Taxes, as applicable,~~ shall not exceed the aggregate ~~amount of such~~ Taxes the Lead Borrower and/or its subsidiaries ~~that are part of such group~~, as applicable, would be required to pay in respect of such U.S. federal, state ~~or~~, local and foreign Taxes on a stand-alone consolidated basis for such taxable period; provided~~,~~ further~~,~~ that the amount of such distributions with respect to any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid by such Unrestricted Subsidiary ~~for such purpose.~~to a Borrower or any of its Restricted Subsidiaries for such purpose and (B) without duplication of amounts payable under clause (A), the Lead Borrower may make Restricted Payments to pay the Taxes of such Tax Group attributable to the Performance Chemicals Sale.

(vii) to the extent constituting Restricted Payments, the Lead Borrower may make Restricted Payments~~, the proceeds of which are applied (i) on the Closing Date, solely to effect the consummation of the Transactions and (ii) on and after the Closing Date, to satisfy any payment obligations owing under the Reorganization Agreement;~~ to consummate the Permitted Restructuring and to pay Transaction Costs;

(viii) so long as no Event of Default exists~~, following the consummation of the first Qualifying IPO,~~ at the time of declaration of such Restricted Payment the Lead Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Capital Stock ~~in an amount~~ not to exceed ~~the greater of (i) 6% per annum of the net Cash proceeds received by or contributed to the Lead Borrower from any Qualifying IPO or (b) 5% per annum of the aggregate market capitalization of the applicable Parent Company;~~an aggregate amount per annum equal to the sum of (A) $30,000,000 and (B) an amount equal to 7% of Market Capitalization;

(ix) the Lead Borrower may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Lead Borrower and/or any Restricted Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Lead Borrower and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Lead Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of the Lead Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Lead Borrower or a Restricted Subsidiary) of any Refunding Capital Stock;

(x) to the extent constituting a Restricted Payment, the Lead Borrower may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Section 6.09(d));

(xi) the Lead Borrower may make ~~additional~~ Restricted Payments in an aggregate amount not to exceed the greater of $~~160,000,000~~71,000,000 and ~~4.0~~35.0% of Consolidated ~~Total Assets as of the last day of the most recently ended Test Period~~Adjusted EBITDA minus the sum of (A) ~~the amount of~~any amounts under this Section 6.04(a)(xi) reallocated to make Restricted Debt Payments ~~made by the Lead Borrower or any Restricted Subsidiary in reliance on~~pursuant to Section 6.04(b)(iv) (B)~~, minus (B) the outstanding amount of Investments made by the Lead Borrower or any Restricted Subsidiary in reliance on Section 6.06(q)(ii~~ any amounts under this Section 6.04(a)(xi) reallocated to make Investments pursuant to Section 6.06(q), and (C) any amounts under this Section 6.04(a)(xi) reallocated to incur Indebtedness pursuant to Section 6.01(u) (which may be further reallocated as provided therein);

(xii) the Lead Borrower may pay any dividend or consummate any redemption within sixty (60) days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend or redemption notice would have complied with the provisions hereof; ~~and~~

(xiii) the Lead Borrower may make ~~additional~~ Restricted Payments so long as (~~i~~A) no Event of Default exists or would result therefrom and (~~ii~~B) the Payment Conditions applicable to Restricted Payments have been satisfied, on a Pro Forma Basis~~.~~;

(xiv) the Lead Borrower may make Restricted Payments to enable any Parent Company to make Restricted Payments solely in the Qualified Capital Stock of such Parent Company;

(xv) the Lead Borrower may make Restricted Payments (A) to pay amounts permitted under Section 6.09(f), (g), (h), (i), (k) and (m) and (B) otherwise in an amount not to exceed $500,000 per calendar year;

(xvi) the Lead Borrower may make Restricted Payments in the form of Capital Stock of, or Indebtedness owed to Holdings, the Lead Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash and Cash Equivalents (except to the extent constituting proceeds from the Disposition of all or substantially all of the assets of such Unrestricted Subsidiary) and/or intellectual property material (as determined by the Lead Borrower in good faith) to the business of the Lead Borrower and its Restricted Subsidiaries, taken as a whole); and

(xvii) the Lead Borrower may make Restricted Payments in an aggregate amount not to exceed $450,000,000 (the “Special Dividend”).

(b) The Lead Borrower shall not, nor shall ~~they~~it permit any Restricted Subsidiary to, make any payment (whether in Cash, securities or other property) on or in respect of principal of ~~or interest on~~ (~~y~~x) any Junior Lien Indebtedness or (~~z~~y) any ~~Junior~~Subordinated Indebtedness, in each cases of clauses (x) and (y), with an individual outstanding principal amount in excess of the Threshold Amount (such Indebtedness under clauses (~~y~~x) and (~~z~~y) , in each case, with an individual outstanding principal amount in excess of the Threshold Amount, the “Restricted Debt”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt prior to its scheduled maturity (collectively, “Restricted Debt Payments”), except:

(i) any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01 (except to the extent subject to clause (iv)(C) of the proviso to Section 6.01(p));

(ii) payments as part of an ~~“applicable high yield discount obligation”~~AHYDO catch-up payment;

(iii) payments of regularly scheduled interest as and when due in respect of any Restricted Debt, except for any payments with respect to any such Subordinated Indebtedness that are prohibited by the subordination provisions thereof;

(iv) so long as, at the time of delivery of irrevocable notice with respect thereto, no Event of Default exists or would result therefrom, ~~additional~~ Restricted Debt Payments in an aggregate amount not to exceed~~:~~ (i) the sum of (A) the greater of $71,000,000 and 35.0% of Consolidated Adjusted EBITDA and (B) any amounts reallocated to this Section 6.04(b)(iv) from Section 6.04(a)(xi) and Section 6.06(q), minus (ii) any amounts reallocated from this Section 6.04(b)(iv) to make Investments pursuant to Section 6.06(q);

~~(A) the greater of $160,000,000 and 4.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, minus the amount of Investments made in reliance on Section 6.06(q)(iii); plus~~

~~(B) the greater of $160,000,000 and 4.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, minus (1) the amount of Restricted Payments made by the Borrower or any Restricted Subsidiary in reliance on Section 6.04(a)(x), minus (2) the outstanding amount of Investments made by the Borrower or any Restricted Subsidiary in reliance on Section 6.06(q)(ii);~~

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Lead Borrower and/or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of the Lead Borrower or any Restricted Subsidiary~~, in each case, other than any amounts constituting a Cure Amount or any amount that has been added to the Available Excluded Contribution Amount~~, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Lead Borrower and/or any Restricted Subsidiary and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi) Restricted Debt Payments in an ~~aggregate~~ amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Lead Borrower elects to apply to this clause (vi)~~(B)~~;

(vii) ~~additional~~ Restricted Debt Payments; provided that the Payment Conditions applicable to Restricted Debt Prepayments have been satisfied on a Pro Forma Basis; ~~and~~

(viii) Restricted Debt Payments with respect to any Indebtedness incurred in connection with any NMTC Transaction~~.~~; and

(ix) Restricted Debt Payments to consummate the Permitted Restructuring.

Section 6.05 Restrictions on Subsidiary Distributions. Except as provided herein or in any other Loan Document, the Term Loan Facility Documentation, ~~the Senior Note Documents,~~ any document with respect to any “Incremental Equivalent Debt” (as defined in the Term Loan Credit Agreement or any equivalent term under the Term Facility) and/or in agreements with respect to refinancings, renewals or replacements of such Indebtedness that are permitted by Section 6.01, the Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (i) any subsidiary of the Lead Borrower to pay dividends or other distributions to the Lead Borrower or any Loan Party or (ii) any Restricted Subsidiary to make cash loans or advances to the Lead Borrower or any Loan Party, except:

(a) in any agreement evidencing (i) Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the property or assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (~~c~~i), (j), (m), (n), (p) ~~(as it relates to Indebtedness in respect of clauses (a), (c), (m), (n),~~, (q), ~~(r),~~ (u), (w), (x) and/or (~~y) of Section 6.01), (q), (r), (u), (w), (x) and/or (y~~z) of Section 6.01;

(b) by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into in the ordinary course of business;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

(d) assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in anticipation of such acquisition;

(e) in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the property and/or assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(f) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements;

(h) on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i) set forth in documents which exist on the Closing Date and not created in contemplation thereof;

(j) those arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Lead Borrower);

(k) those arising under or as a result of applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit;

(l) those arising in any Loan Document and/or any Loan Document (as defined in the Term Loan Credit Agreement), any Hedge Agreement and/or any agreement relating to any Banking ~~Service~~Services Obligation;

(m) any Indebtedness permitted under Section 6.01; provided that no such restrictions are, in the good faith judgment of the Lead Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in any Indebtedness existing on the Closing Date (including under this Agreement and the Term Loan Credit Agreement);

(n) ~~(m)~~ in any agreement with respect to any NMTC Transaction; and/or

(o) ~~(n)~~ those imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through ( ~~m~~o) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Lead Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06 Investments. The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a) Cash or Investments that were Cash Equivalents at the time made;

(b)~~(i)~~ (i)Investments existing on the Closing Date in any subsidiary~~,~~ and (ii) Investments ~~made after the Closing Date~~ among the Lead Borrower and/or one or more Restricted Subsidiaries ~~that are Loan Parties, (iii) Investments made after the Closing Date by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an aggregate outstanding amount not to exceed the greater of $160,000,000 and 4.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period (iv) Investments made by any Loan Party and/or any Restricted Subsidiary that is not a Loan Party in the form of any contribution or Disposition of the Capital Stock of any Person that is not a Loan Party; provided that, prior to such contribution or Disposition or series of transactions resulting in such contribution or Disposition, such Capital Stock was not owned directly by a Loan Party and (v) Investments made by any Restricted Subsidiary that is not a Loan Party in any Loan Party~~in any Loan Party (other than Holdings) or any other Restricted Subsidiary of the Lead Borrower;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (~~ii~~iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (~~ii~~iii), to the extent necessary to maintain the ordinary course of supplies to the Lead Borrower or any Restricted Subsidiary;

(d) Investments in Unrestricted Subsidiaries~~; provided that immediately after giving effect to any such Investment, the amount invested in the applicable Unrestricted Subsidiary pursuant to this clause (d), when aggregated with the amounts then invested in all other Unrestricted Subsidiaries pursuant to this clause (d), shall not exceed at any time~~ or in joint ventures (including in connection with the creation, formation and/or acquisition of any joint venture, or in any Restricted Subsidiary to enable such Restricted Subsidiary to make an Investment in joint ventures, including to create, form and/or acquire any joint venture) in an aggregate outstanding amount not to exceed the greater of $~~40,000,000~~92,000,000 and ~~1.0~~45.0% of Consolidated ~~Total Assets as of the last day of the most recent Test Period~~Adjusted EBITDA;

(e)~~(i) Permitted Acquisitions and (ii) Investments in Restricted Subsidiaries that are not Loan Parties in amounts required to permit such Restricted Subsidiaries to consummate~~ Permitted Acquisitions; ~~provided that the aggregate amount of Investments made pursuant to this clause (ii) shall not exceed (x) the greater of $160,000,000 and 4.0% of Consolidated Total Assets as of the last day of the most recent Test Period minus (y) the aggregate total consideration paid pursuant to clause (b)(ii)(A) of the definition of “Permitted Acquisition”;~~

(f) Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date ~~and~~, which, to the extent individually greater than $5,000,000 are described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06);

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(h) loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, the Lead Borrower and its subsidiaries and/or any joint venture to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, either (i) in an aggregate principal amount not to exceed ~~$10,000,000~~the greater of $11,000,000 and 5.0% of Consolidated Adjusted EBITDA at any one time outstanding or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Lead Borrower for the purchase of such Capital Stock;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(~~ix~~x)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.07(~~b) (if made in reliance on clause (ii) therein), Section 6.07(~~c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g)) and affiliate transactions permitted by Section 6.09 (other than Section 6.09(d));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Lead Borrower and/or its subsidiaries)), the Lead Borrower and/or any subsidiary in the ordinary course of business;

(n) Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Capital Stock (other than Disqualified Capital Stock) of the Lead Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o)~~(i)~~ (i)Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Lead Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06;

(p) Investments made in connection with the Transactions;

(q) Investments made after the Closing Date by the Lead Borrower and/or any of its Restricted Subsidiaries in an aggregate amount not to exceed~~:~~

~~(i)~~ at any time outstanding an amount equal to (i) the sum of (A) the greater of $132,000,000 and 65.0% of Consolidated Adjusted EBITDA, (B) any amounts reallocated to this Section 6.06(q) from Section 6.04(a)(xi) and Section 6.04(b)(iv), and (C) with respect to any Person that becomes a Restricted Subsidiary of ~~at any time outstanding, the greater of $160,000,000 and 4.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, plus~~

~~(ii) at any time outstanding, the greater of $160,000,000 and 4.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, minus (A) the amount of Restricted Payments made by the Borrower or any Restricted Subsidiary in reliance on Section 6.04(a)(x), minus (B) the amount of Restricted Debt Payments made by the Borrower or any Restricted Subsidiary in reliance on Section 6.04(b)(iv)(B), plus~~

~~(iii) at any time outstanding, the greater of $160,000,000 and 4.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, minus the amount of Restricted Debt Payments made in reliance on Section 6.04(b)(iv)(A), plus~~

~~(iv) in the event that (A)~~ the Lead Borrower if the Lead Borrower or any of its Restricted Subsidiaries ~~makes any~~made an Investment in such Person after the Closing Date ~~in any Person that is not a Restricted Subsidiary and (B)~~prior to such Person ~~subsequently becomes~~becoming a Restricted Subsidiary, ~~an amount equal to 100.0% of the fair market value of such Investment~~the Fair Market Value of such Investments as of the date on which such Person becomes a Restricted Subsidiary, minus (ii) any amounts reallocated from this Section 6.06(q) to make Restricted Debt Payments pursuant to Section 6.04(b)(iv);

(r) Investments made after the ~~Closing~~Restatement Effective Date by the Lead Borrower and/or any of its Restricted Subsidiaries in an ~~aggregate outstanding~~ amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Lead Borrower elects to apply to this clause (r)~~(ii)~~;

(s)~~(i)~~ (i)Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Lead Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u) ~~Investments made by any Restricted Subsidiary that is not a Loan Party with the proceeds received by such Restricted Subsidiary from an Investment made by any Loan Party in such Restricted Subsidiary pursuant to this Section 6.06 (other than Investments made pursuant to clause (ii) of Section 6.06(e) or Section 6.06(x));~~[reserved]

(v) Investments in subsidiaries and joint ventures in connection with reorganizations and related activities related to tax planning; provided that, after giving effect to any such reorganization and/or related activity, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired;

(w) Investments under any Derivative Transaction of the type permitted under Section 6.01(s);

(x) ~~Investments made in connection with the creation, formation and/or acquisition of any joint venture, or in any Restricted Subsidiary to enable such Restricted Subsidiary to create, form and/or acquire any joint venture, in an aggregate outstanding amount not to exceed the greater of $80,000,000 and 2.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable;~~[reserved];

(y) Investments made in joint ~~venture~~ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Closing Date (other than any modification, replacement, renewal or extension of such Investments so long as no such modification, renewal or extension thereof increased the amount of any such Investment except by the terms thereof or as otherwise permitted by this Section 6.06);

(z) unfunded pension fund and other employee benefit plan obligations and liabilities (whether or not such amounts are then being amortized and paid) to the extent that they are permitted to remain unfunded under applicable law;

(aa) Investments in ~~the Lead~~any Borrower, any subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb) ~~additional~~ Investments so long as, after giving effect thereto on a Pro Forma Basis, the Payment Conditions with respect to Investments have been satisfied; ~~and~~

(cc) Investments consisting of the licensing or contribution of IP Rights pursuant to joint marketing arrangements with other Persons; ~~and~~

(dd) Investments in similar businesses in an aggregate outstanding principal amount not to exceed the greater of $132,000,000 and 65.0% of Consolidated Adjusted EBITDA; and

(ee) ~~(dd)~~ Investments made in connection with any NMTC Transaction~~.~~; and

(ff) Investments made to consummate the Permitted Restructuring.

Section 6.07 Fundamental Changes; Disposition of Assets. The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition ~~having a fair market value in excess of $20,000,000,~~of any assets in a single transaction or in a series of related transactions, except:

(a) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Lead Borrower or any other Restricted Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation with or into the US Borrower, (A) the US Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the US Borrower (any such Person, the “US Successor Borrower”), (x) the US Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (y) the US Successor Borrower shall expressly assume the Obligations of the US Borrower in a manner reasonably satisfactory to the Administrative Agent and ~~(z)~~concurrently with the consummation of such merger, consolidation or amalgamation, 100% of the Capital Stock of the US Successor Borrower shall be pledged to the Administrative Agent for the benefit of the Secured Parties and (z)(1) except as the Administrative Agent may otherwise agree, each applicable Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the US Successor Borrower will succeed to, and be substituted for, the US Borrower under this Agreement and the other Loan Documents~~, (ii) in the case of any such merger, consolidation or amalgamation with or into a Canadian Borrower, (A) the applicable Canadian Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the applicable Canadian Borrower (any such Person, a “Canadian Successor Borrower”), (x) the Canadian Successor Borrower shall be an entity organized or existing under the laws of the Canada or any province or territory thereof, (y) the Canadian Successor Borrower shall expressly assume the Obligations of the applicable Canadian Borrower in a manner reasonably satisfactory to the Administrative Agent and (z) each applicable Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Canadian Successor Borrower will succeed to, and be substituted for, the applicable Canadian Borrower under this Agreement and the other Loan Documents,~~ and (2) upon its reasonable request, the Administrative Agent shall have received customary legal opinions, (ii) [reserved], (iii) in the case of any such merger, consolidation or amalgamation with or into a European Borrower, (A) the applicable European Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the applicable European Borrower (any such Person, a “European Successor Borrower”), (x) the European Successor Borrower shall be an entity organized or existing under the laws of the Netherlands or England and Wales, as applicable, (y) the European Successor Borrower shall expressly assume the Obligations of the European Borrower in a manner reasonably satisfactory to the Administrative Agent and (z) each applicable Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents (and such other additional Loan Documents as may be required to preserve the validity, ranking or perfection of European Collateral and evidence that no new burdening periods shall apply with respect to such European Collateral); it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the European Successor Borrower will succeed to, and be substituted for, the applicable European Borrower under this Agreement and the other Loan Documents, and (iv) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, either (x) such Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or ~~Surviving~~surviving Person shall expressly assume the guarantee obligations of the Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and shall comply with Section 6.06; provided, further, that any Restricted Subsidiary (other than Ecovyst) may be merged, consolidated or amalgamated with or into the Lead Borrower or any other Restricted Subsidiary in connection with the Permitted Restructuring;

(b) Dispositions (including of Capital Stock) among the Lead Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by any Loan Party to any Person that is not a Loan Party shall be (i) for ~~fair market value (as reasonably determined by such Person)~~Fair Market Value with at least 75% of the consideration for such Disposition consisting of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 6.06 (other than in reliance on clause (j) thereof);

(c) (i) the liquidation or dissolution of any Restricted Subsidiary if the Lead Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Lead Borrower, is not materially disadvantageous to the Lenders and the Lead Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06; and (iii) the Lead Borrower or any Restricted Subsidiary may be converted into another form of entity, in each case, so long as such conversion does not adversely affect the value of the Loan Guaranty or Collateral, if any;

(d) (x) Dispositions of inventory or equipment in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Lead Borrower, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of the Lead Borrower) or (B) otherwise economically impracticable to maintain;

(f) Dispositions of Cash Equivalents or other assets that were Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), Permitted Liens, Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)) ~~and Sale and Lease-back Transactions permitted by Section 6.08~~;

(h) Dispositions for ~~fair market value~~Fair Market Value; provided that with respect to any such Disposition with a purchase price in excess of the greater of $~~25,000,000~~81,000,000 and ~~1.0~~40.0% of Consolidated ~~Total Assets as of the last day of the most recently ended Test Period, as applicable~~Adjusted EBITDA, at least 75% of the consideration for such Disposition shall consist of Cash or Cash Equivalents ~~(~~; provided, that for purposes of the 75% Cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Lead Borrower or any Restricted Subsidiary) of the Lead Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto)) that are assumed by the transferee of any such assets and for which the Lead Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by the Lead Borrower or any Restricted Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within one hundred eighty (180) days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) ~~and Section 6.08~~ that is at that time outstanding, not in excess of the greater of $~~50,000,000~~81,000,000 and ~~1.5~~40.0% of Consolidated ~~Total Assets as of the last day of the most recently ended Test Period~~Adjusted EBITDA, in each case, shall be deemed to be Cash~~)~~; provided, further, that (x) ~~immediately prior to and after giving effect to such Disposition, as determined~~ on the date on which the agreement governing such Disposition is executed, no Event of Default shall exist and (y) an updated Borrowing Base Certificate shall be delivered to the Administrative Agent as required by Section 5.01(e);

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k) Dispositions of accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) and any factoring or similar arrangement~~)~~ or in connection with the collection or compromise ~~thereof~~of any of the foregoing;

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), which (i) do not materially interfere with the business of the Lead Borrower and its Restricted Subsidiaries or (ii) relate to closed facilities or the discontinuation of any product line;

(m) (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) Dispositions in connection with the Transactions;

(q) Dispositions of non-core assets acquired in connection with any acquisition permitted hereunder and sales of Real Estate Assets acquired in any acquisition permitted hereunder ~~which, within 90 days of the date of such acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Lead Borrower or any of its Restricted Subsidiaries or any of their respective businesses~~; provided that no Event of Default exists on the date on which the definitive agreement governing the relevant Disposition is executed;

(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Lead Borrower) for like property or assets; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the Real Estate Assets so exchanged or swapped;

(s) ~~[Reserved]~~Dispositions set forth on Schedule 6.07(s);

(t) (i) licensing and cross-licensing arrangements involving any technology, intellectual property or IP Rights of the Lead Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the reasonable good faith determination of the Lead Borrower, are not material to the conduct of the business of the Lead Borrower or its Restricted Subsidiaries, or are no longer economical to maintain in light of its use;

(u) terminations or unwinds of Derivative Transactions;

(v) Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Lead Borrower and/or any Restricted Subsidiary;

(x) Dispositions made to comply with any order of any agency of the U.S. Federal government, any state, authority or other regulatory body or any applicable ~~Requirements~~Requirement of Law;

(y) any merger, amalgamation, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. and/or (ii) any ~~Canadian Loan Party or European Loan Party~~Foreign Subsidiary in the U.S. or any other jurisdiction;

~~(z) Dispositions or conveyances that arise out of or relate to any (i) Specified Lease Transaction or (ii) NMTC Transaction;~~

(z) ~~(aa)~~ any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter; ~~and~~

(aa) Dispositions involving assets having a Fair Market Value in the aggregate in any Fiscal Year of not more than the greater of $71,000,000 and 35.0% of Consolidated Adjusted EBITDA, which if not used in any Fiscal Year, may be carried forward to subsequent Fiscal Years;

(bb) ~~other Dispositions involving~~Sale and Lease-Back Transactions of assets having a ~~fair market value (as reasonably determined by the Lead Borrower at the time of the relevant Disposition)~~Fair Market Value in the aggregate ~~since the Closing Date~~ of not more than the greater of $~~40,000,000~~102,000,000 and ~~1.0~~50.0 % of Consolidated ~~Total Assets as of the last day of the most recently ended Test Period.~~Adjusted EBITDA;

(cc) Dispositions or conveyances that arise out of or relate to any (i) Specified Lease Transaction or (ii) NMTC Transaction;

(dd) Dispositions or conveyances to consummate the Permitted Restructuring; and

(ee) the Performance Chemicals Sale.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing in accordance with Article 8.

~~Section 6.08 Sale and Lease-Back Transactions. The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Lead Borrower or the relevant Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Lead Borrower or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Lead Borrower or such Restricted Subsidiary to any Person (other than the Lead Borrower or any of its Restricted Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as (i) such Sale and Lease-Back Transaction (A) is permitted by Section 6.01(m), (B) is set forth on Schedule 6.08 hereto or (C) (1) at least 75% of the consideration for such Sale and Lease-Back Transaction shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 6.08 and Section 7.07(h) that is at that time outstanding, not in excess of the greater of $50,000,000 and 1.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash), (2) the Lead Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (B) shall not exceed the greater of $100,000,000 and 2.5% of Consolidated Total Assets as of the last day of the more recently ended Test Period or (ii) it relates to a Specified Lease Transaction.~~

Section  6.08 [Reserved] .

Section 6.09 Transactions with Affiliates . The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $~~10,000,000~~20,000,000 with any of their respective Affiliates on terms that are less favorable to the Lead Borrower or such Restricted Subsidiary, as the case may be (as reasonably determined by the Lead Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a) any transaction between or among Holdings, the Lead Borrower and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent ~~permitted or~~ not ~~restricted~~prohibited by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Lead Borrower or any Restricted Subsidiary;

(c) (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Lead Borrower or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d)~~(i)~~ (i)transactions permitted by Sections 6.01~~(d)~~, ~~(o), (bb) and (ee)~~6.02, 6.04 ~~and~~, 6.06~~(h), (m), (o), (t), (v), (x), (y), (z) and (aa)~~ and 6.07 and (ii) issuances of Capital Stock and Indebtedness not restricted by this Agreement;

(e) transactions in existence on the Closing Date or pursuant to any agreements or arrangements in effect on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f) ~~(i) so long as no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) then exists or would result therefrom, the payment of management, monitoring, consulting, advisory and similar fees to any Investor in the amount permitted by the Management Agreement (as in effect on the Closing Date) and (ii) the payment~~the payment or reimbursement of all indemnification obligations and expenses owed to any Investor and any of their respective directors, officers, members of management, managers, employees and consultants~~, in each case of clauses (i) and (ii~~ pursuant to any reimbursement agreement or reimbursement arrangement entered into by a Borrower (and/or Holdings and any Parent Company) whether currently due or paid in respect of accruals from prior periods;

(g) the Transactions, including the payment of Transaction Costs and payments required ~~under the Reorganization Agreement~~in connection with the Permitted Restructuring;

(h) customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Lead Borrower in good faith;

~~(i) Guarantees permitted by Section 6.01 or Section 6.06~~;

(i) transactions and payments required under the definitive agreement for any acquisition or Investment permitted under this Agreement (to the extent any seller, employee, officer or director of the acquired entities becomes an Affiliate in connection with such transaction);

(j) ~~loans and other~~ transactions among the Loan Parties to the extent permitted under this Article 6;

(k) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Lead Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Lead Borrower or its Restricted Subsidiaries;

(l) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Lead Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Lead Borrower or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(m) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n) (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Lead Borrower and (ii) any intercompany loans made by Holdings to the Lead Borrower or any Restricted Subsidiary; and

(o) any transaction in respect of which the Lead Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Lead Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Lead Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate.

Section 6.10 Conduct of Business . From and after the Closing Date, the Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by the Lead Borrower or any Restricted Subsidiary on the Closing Date and similar, complementary, ancillary or related businesses and (b) such other lines of business to which the Administrative Agent may consent.

Section 6.11 ~~Amendments or Waivers of Organizational Documents. The Lead Borrower shall not, nor shall it permit any Subsidiary Guarantor to, amend or modify their respective Organizational Documents, in each case in a manner that is materially adverse to the Lenders (in their capacities as such) without obtaining the prior written consent of the Administrative Agent; provided that, for purposes of clarity, it is understood and agreed that the Lead Borrower and/or any Subsidiary Guarantor may effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 6.07.~~[Reserved].

Section 6.12 Amendments of or Waivers with Respect to Restricted Debt . The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Junior Lien Indebtedness constituting Restricted Debt (or the documentation governing ~~the foregoing~~any Junior Lien Indebtedness constituting Restricted Debt) if the effect of such amendment or modification, together with all other amendments or modifications made, is in the reasonable judgment of the Lead Borrower materially adverse to the interests of the Lenders (in their capacities as such); provided that, (a) for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof~~.~~, and (b) at the request of the Lead Borrower, the form of any documentation governing any Junior Lien Indebtedness constituting Restricted Debt shall be deemed acceptable to the Lenders if posted to the Lenders and not objected to by the Required Lenders within five (5) Business Days thereafter.

Section 6.13 Fiscal Year . The Lead Borrower shall not change its Fiscal Year-end ~~to a date other than December 31~~; provided~~,~~ that, the Lead Borrower may, upon written notice to the Administrative Agent, change the Fiscal Year-end of the Lead Borrower to ~~another date~~end on a specific date (e.g. December 31) or adopt another fiscal calendar, in which case the Lead Borrower and the Administrative Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 6.14 Permitted Activities of Holdings. Holdings shall not:

(a) incur any Indebtedness for borrowed money other than (i) Indebtedness under the Loan Documents, any Term Loan Facility ~~and the Senior Notes~~ or otherwise in connection with the Transactions, (ii) Indebtedness of the type permitted under ~~Section 6.01(o~~Sections 6.01(a), (o) and (z) and any Refinancing Indebtedness in respect thereof (including any Guarantees thereof) and (iii) Guarantees of (x) Indebtedness or other obligations of the Lead Borrower and/or any Restricted Subsidiary that are otherwise permitted hereunder and (y) Indebtedness or other obligations under any Term Loan Facility ~~and the Senior Notes~~;

(b) create or suffer to exist any Lien on any property or asset now owned or hereafter acquired ~~by it~~ other than (i) the Liens created under the Collateral Documents to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Permitted Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (a)(iii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted under Section 6.02 (other than in respect of debt for borrowed money);

(c) engage in any business activity or own any material assets other than (i) directly or indirectly holding the Capital Stock of the Lead Borrower~~, as applicable,~~ and~~, indirectly,~~ any ~~other~~ subsidiary of the Lead Borrower, (ii) performing its obligations under the Loan Documents, any ABL Facility~~, the Senior Notes, any ABL Facility~~ and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted to be incurred, granted or made, as applicable, by it hereunder and any permitted refinancing thereof; (iii) issuing its own Capital Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Capital Stock); (iv) filing Tax reports and paying Taxes and other customary obligations in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (vii) effecting ~~any initial public offering of its Capital Stock~~the Transactions; (viii) holding (A) Cash, Cash Equivalents and other assets received in connection with permitted distributions or dividends received from, or permitted Investments or permitted Dispositions made by, any of its subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Capital Stock or debt securities of, Holdings or any Parent Company pending the application thereof and (B) the proceeds of Indebtedness permitted ~~by Section 6.01~~to be incurred by it hereunder; (~~x~~ix) providing indemnification for its officers, directors, members of management, employees and advisors or consultants; (~~xi~~x) participating in tax, accounting and other administrative matters; (~~xii~~xi) making payments of the type permitted under Section 6.09(f) and the performance of its obligations under any document, agreement and/or Investment contemplated by the Transactions or otherwise not prohibited under this Agreement; (~~xiii~~xii) complying with applicable Requirements of Law (including with respect to the maintenance of its existence); (~~xiv~~xiii) making and holding intercompany loans to Holdings, the Lead Borrower and/or the Restricted Subsidiaries of the Lead Borrower, as applicable; (xv) making and holding Investments of the type permitted under Section 6.06(h); (xiv) making Investments directly or indirectly in the Lead Borrower (and other Investment contemplated by Section 6.04(a) and making any Restricted Payment (assuming for such purpose that the definition thereof applies to the Capital Stock of Holdings)); and (~~xvi~~xv) activities incidental to any of the foregoing; or

(d) consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that, so long as no Default or Event of Default exists or would result therefrom, (A) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than the Lead Borrower and any of its subsidiaries) so long as (i) Holdings is the continuing or surviving Person or (ii) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings, (x) the successor Person expressly assumes all obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (y) the Lead Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clause (x) of this clause (A) ~~and~~, (B) Holdings may convey, sell or otherwise transfer all or substantially all of its assets (including the Capital Stock of the Lead Borrower) to any other Person ~~(other than the Lead Borrower and any of its subsidiaries)~~ so long as (~~x~~w) no Change of Control results therefrom, (~~y~~x)(1) the Person acquiring such assets expressly assumes all of the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (~~z~~2) concurrently with the consummation of such transfer, causes 100% of the Capital Stock of the Lead Borrower to be pledged to the Administrative Agent for the benefit of the Secured Parties and (y) the Lead Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions under clause (~~x~~w) set forth in this clause (B) and (z) upon its reasonable request, the Administrative Agent shall have received a customary legal opinion; provided, further, that if the conditions set forth in the preceding proviso are satisfied, the successor to Holdings will succeed to, and be substituted for, Holdings under this Agreement and ~~all references herein and in the other Loan Documents to~~ Holdings shall be ~~deemed a reference to such successor.~~released from all obligations under the Loan Documents, and (C) Holdings may convert into another form of entity so long as such conversion does not adversely affect the value of the Loan Guaranty or the pledge of the Capital Stock in the Lead Borrower; provided, that notwithstanding the foregoing provisions of this Section 6.14, Holdings may incur any Indebtedness, own material assets, and consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer assets to any Person, in each case, in connection with the Permitted Restructuring.

Section 6.15 Financial Covenant.

(a) Fixed Charge Coverage Ratio. During any Covenant Trigger Period, the Lead Borrower will not permit the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period) to be less than 1.00:1.00.

(b) Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Article 7), in the event the Lead Borrower has failed to comply with Section 6.15(a) above for any Fiscal Quarter, the Lead Borrower shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 15 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue Qualified Capital Stock or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) for Cash or otherwise receive Cash contributions in respect of Qualified Capital Stock (the “Cure Amount”), and thereupon the Lead Borrower’s compliance with Section 6.15(a) shall be recalculated giving effect to a pro forma increase in the amount of Consolidated Adjusted EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”) solely for the purpose of determining compliance with Section 6.15(a) as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.15(a) would be satisfied, then the requirements of Section 6.15(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.15(a) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters (which may, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.15(a), (iv) upon the Administrative Agent’s receipt of a written notice from the Lead Borrower that the Lead Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 15th Business Day following the date on which financial statements for the Fiscal Quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Revolving Loans or terminate the Commitments or any Additional Revolving

Commitments, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents solely on the basis of the relevant Event of Default under Section 6.15(a), (v) during any Test Period in which any Cure Amount is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be (A) counted solely as an increase to Consolidated Adjusted EBITDA (and not as a reduction of Indebtedness) for the purpose of determining compliance with Section 6.15(a) for the Fiscal Quarter in respect of which the Cure Right was exercised (other than, with respect to any future period, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness) and (B) disregarded for all other purposes, including the purpose of determining basket levels set forth in Article 6 of this Agreement and (vi) no Lender or Issuing Bank shall be required to make any Loan or issue any Letter of Credit from and after such time as the Administrative Agent has received the Notice of Intent to Cure unless and until the Cure Amount is actually received.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01 Events of Default . If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure To Make Payments When Due. Failure by the Lead Borrower to pay (i) any principal of any Revolving Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Revolving Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure by any Loan Party or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or event default by any Loan Party or any of its Restricted Subsidiaries with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case, beyond the grace or cure period, if any, provided therefor, ~~if~~but solely to the extent the effect of such breach or event of default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or mandatorily redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that any failure described under clause (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Revolving Loans pursuant to this Article 7;

(c) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i), Section 5.02 (solely as it applies to the preservation of the existence of the Lead Borrower), or Article 6; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate and any Perfection Certificate Supplement) being untrue in any material respect as of the date made or deemed made~~; or~~, it being understood and agreed that any breach of representation, warranty or certification resulting from the failure of the Administrative Agent to file any Uniform Commercial Code continuation statement shall not result in an Event of Default under this Section 7.01(d) or any other provision of any Loan Document; or

(e) Other Defaults Under Loan Documents. ~~Failure~~Default by any Loan Party (i) in the performance of or compliance with Section 5.01(l) which default has not been remedied or waived within five Business Days (or three Business Days when delivery of weekly Borrowing Base Certificates is required) after receipt by the Lead Borrower of written notice thereof from the Administrative Agent, (ii) in the performance of or compliance with Section 5.16 which default has not been remedied or waived within ten days (or two days during the continuance of a Cash Dominion Period) after receipt by the Lead Borrower of written notice thereof from the Administrative Agent or (iii) in the performance of or compliance with any term contained herein or any of the other Loan Documents (other than any such term referred to in the foregoing clauses (i) or (ii) or in any other Section of this Article 7), which default has not been remedied or waived within thirty (30) days (as may be extended to sixty (60) days by the Administrative Agent in its sole discretion) after receipt by the Lead Borrower of written notice thereof from the Administrative Agent; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, provincial, state or local law; (ii) the commencement of an involuntary case against Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, administrative receiver, administrator, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property; (iii) with respect to any UK Loan Party, the suspension of payments, order for relief, a moratorium of any indebtedness, winding–up, dissolution, administration or reorganisation (whether by way of voluntary or involuntary arrangement, scheme of arrangement or otherwise); or (iv) the involuntary appointment of an interim receiver, trustee, administrative receiver, administrator or other custodian of Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for all or a substantial part of its property, which in the case of a Loan Party other than the UK Loan Parties remains undismissed, unvacated, unbounded or unstayed pending appeal for sixty (60) consecutive days or in the case of a UK Loan Party such action or proceeding is being contested in good faith and is not discharged, stayed or dismissed within 21 days of commencement; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of an order for relief, the commencement by Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, receiver and manager, trustee, administrative receiver, administrator or other custodian for all or a substantial part of its property; (ii) the making by Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a general assignment, composition, compromise or arrangements for the benefit of creditors; or (iii) the admission by Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in writing of their inability to pay their respective debts as such debts become due; or

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against Holdings, the Lead Borrower or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by indemnity from a third party as to which the relevant indemnitor has been notified and not denied coverage, by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of sixty (60) days; or

(i) Employee Benefit Plans; UK Pensions. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of Holdings, the Lead Borrower or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or the issuance by the Pensions Regulator of one or more Contribution Notices or Financial Support Directions to any UK Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof (i) any material Loan Guaranty for any reason ceasing to be in full force and effect (other than in accordance with its terms or as a result of the occurrence of the Termination Date) or being declared, by a court of competent jurisdiction, to be null and void or the repudiation in writing by any Loan Party of its obligations thereunder (other than as a result of the discharge of such Loan Party in accordance with the terms thereof and other than solely as a result of acts or omissions by the Administrative Agent or any Lender), (ii) this Agreement or any material Collateral Document ceasing to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof, the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or being declared null and void or any Lien on Collateral created under any Collateral Document ceasing to be perfected with respect to a material portion of the Collateral (other than solely by reason of (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC ~~or PPSA~~ (or equivalent) continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or being declared null and void or (iii) the contesting by any Loan Party of the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or Loan Guaranty) in writing or denial by any Loan Party in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; ~~or~~it being understood and agreed that the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or file any UCC (or equivalent) continuation statement shall not result in an Event of Default under this clause (k) or any other provision of any Loan Document; or

(l) Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted Subordinated Indebtedness in excess of the Threshold Amount or any such subordination provision being invalidated or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than an event with respect to the ~~Borrowers~~Lead Borrower described in clause (f) or (g) of this Article~~)~~) and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments or any Additional Revolving Commitments, and thereupon such Commitments and/or Additional Revolving Commitments shall terminate immediately, (ii) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and (iii) require that the US Borrower deposit in the US LC Collateral Account~~, the Canadian Borrowers deposit in the Canadian LC Collateral Account~~ and the European Borrowers deposit in the European LC Collateral Account, an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 101% of the relevant face amount) of the then outstanding US LC Exposure (minus the amount then on deposit in the US LC Collateral Account)~~, Canadian LC Exposure (minus the amount then on deposit in the~~

~~Canadian LC Collateral Account)~~ or European LC Exposure (minus the amount then on deposit in the European LC Collateral Account), as applicable; provided that upon the occurrence of an event with respect to any Borrower (other than any Borrower that is a ~~Canadian Loan Party,~~ Dutch Loan Party or UK Loan Party that is not bound by the applicable Debtor Relief Laws) described in clause (f) or (g) of this Article, any such Commitments and/or Additional Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Notwithstanding anything to the contrary herein or in any Loan Document, all rights and remedies hereunder and under any other Loan Document or at law or equity, including all remedies provided under the UCC, shall be exercised exclusively by the Administrative Agent for the benefit of the Secured Parties. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC ~~or the PPSA~~.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01 The Administrative Agent .

Each of the Lenders, the Swingline Lender and the Issuing Banks hereby irrevocably appoints Citi (or any successor appointed pursuant hereto) as Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable laws, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Lead Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Lead Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

If any Lender acquires knowledge of the existence of a Default or Event of Default, it shall promptly notify the Administrative Agent and the other Lenders thereof in writing. Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC ~~or PPSA~~ sale, any sale under Section 363 of the Bankruptcy Code or other similar Dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, Holdings, the Borrowers, the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan ~~Guaranty~~Documents; it being understood and agreed that all powers, rights and remedies hereunder ~~may~~shall be exercised solely and exclusively by, the Administrative Agent, on behalf of the Secured Parties, in accordance with the terms hereof and all powers, rights and remedies under the other Loan Documents ~~may~~shall be exercised solely and exclusively by, the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Secured Banking Services Obligation in its respective capacity as such shall have any rights in connection with (i) the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or (ii) any waiver, consent, modification or any amendment with respect to this Agreement or any other Loan Document.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC ~~or PPSA~~, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence and continuation of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clause (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clause (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clause (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Revolving Loan or LC exposure is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans or LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender, or the applicable Issuing Bank, unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Revolving Loan, or the issuance of a Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it; provided, however, that any such sub-agent receiving payments from the Loan Parties shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 (or has validly agreed to be treated as a “U.S. person” pursuant to Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)). The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent may resign ~~or be removed~~ at any time by ~~delivery of ten~~giving thirty (30) days’ prior written notice to the Lenders, the Issuing ~~Bank~~Banks and the Lead Borrower ~~or the Administrative Agent, as applicable~~. If the Administrative Agent becomes subject to an insolvency proceeding, either the Required Lenders or the Lead Borrower may, upon ten days’ notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Lead Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000 and who shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 (or has validly agreed to be treated as a “U.S. person” pursuant to Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)); provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to Holdings or the Borrowers, Section 7.01(f) or (g), no consent of the Lead Borrower shall be required. If no successor shall have been appointed as provided above and accepted such appointment within ~~ten~~thirty (30) days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, consent of the Lead Borrower) or (b) in the case of a removal, the Lead Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Lead Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Lead Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with and on the thirtieth (30th) day following delivery of such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for perfection purposes, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Lead Borrower to enable the Lead Borrower to take such actions), until such time as the Required Lenders or the Lead Borrower, as applicable, appoint a successor Administrative Agent who shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 (or has validly agreed to be treated as a “U.S. person” pursuant to Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)), as provided for above in this ~~Article 8.~~Section 8.01. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent. For purposes of any Collateral Document governed by the laws of the Netherlands or any other right of pledge governed by the laws of the Netherlands (a “Dutch Collateral Document”), any resignation by the Administrative Agent is not effective with respect to its rights under the Parallel Debts until all rights and obligations under the Parallel Debts have been assigned and assumed to the successor agent. The Administrative Agent will reasonably cooperate in transferring its rights and obligations under the Parallel Debts to any such successor agent and will reasonably cooperate in transferring all rights under any Dutch Collateral Document to such successor agent. Any resignation or removal of the Administrative Agent pursuant to this Section shall also constitute its resignation or removal as Swingline Lender (except as to already outstanding Swingline Loans, as to which the Swingline Lender shall continue in such capacity until such Swingline Loans have been repaid). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender.

Notwithstanding anything to the contrary contained herein, each Issuing Bank may, upon ten days’ prior written notice to the Lead Borrower, each other Issuing Bank and the Lenders, resign as Issuing Bank, which resignation shall be effective as of the date referenced in such notice (but in no event less than ten days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amounts have been drawn at such time). In the event of any such resignation as an Issuing Bank, the Lead Borrower shall, unless an Event of Default under Section 7.01(a) or, with respect to Holdings or the Borrowers, Section 7.01(f) or (g) then exists, be entitled to appoint any Revolving Lender that is willing to accept such appointment as successor Issuing Bank hereunder. Upon the acceptance of any appointment as Issuing Bank hereunder by a successor Issuing Bank, such successor Issuing Bank thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder.

Each Lender, the Swingline Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent of each or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Swingline Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent of each or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders, the Swingline Lender and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender, the Swingline Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities as the Administrative Agent, an Issuing Bank or a Lender hereunder, as applicable.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent ~~shall~~,

(a) shall release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral (including as a result of being or becoming an Excluded Asset), (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;

(b) shall subject to Section ~~9.23~~ 9.22, release any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder~~; provided that the release of any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type (1) no Event of Default exists, (2) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Lead Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.06 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Lead Borrower’s equity interest therein as reasonably estimated by the Lead Borrower and such Investment is permitted pursuant to Section 6.06 (other than Section 6.06(f)) at such time and (3)~~), as certified by a Responsible Officer of the Lead Borrower ~~certifies to the Administrative Agent compliance with preceding clauses (1) and (2))~~;

(c) may subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g), 6.02(m), 6.02(n), 6.02(o)(i) (other than any Lien on the Capital Stock of any Subsidiary Guarantor), 6.02(q), 6.02(r), 6.02(x), 6.02(y), 6.02(~~z)(i), 6.02(~~bb), 6.02(cc), 6.02(ee)~~,~~ and 6.02(ff) ~~and 6.02(ll)~~ (and any ~~Liens securing~~ Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided~~,~~ that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required ~~to the~~with respect to any Lien on such property that is permitted by Sections 6.02(o)(i), 6.02(q), 6.02(r) and/or 6.02(bb) to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with applicable law or the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(d) shall enter into subordination, intercreditor and/or similar agreements with respect to Indebtedness (including any Acceptable Intercreditor Agreement) that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and with respect to which Indebtedness, this Agreement contemplates an intercreditor, subordination or collateral trust agreement; provided that, for the avoidance of doubt, the Administrative Agent shall not be required to subordinate any Lien pursuant to this clause (d)(ii) other than to the extent contemplated by clause (c) of this paragraph.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Guarantee or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender, and Issuing Bank, hereby authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8; provided that upon the request of the Administrative Agent, the Lead Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

The Administrative Agent is authorized to enter into any Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to Indebtedness ~~(A)~~ that is (i) required or permitted to be subordinated hereunder~~,~~ and/or (ii) secured by Liens and~~/or (iii) otherwise required to be subject to an Acceptable Intercreditor Agreement and (B) which~~ which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such other intercreditor agreement, an “Additional Agreement”), and the parties hereto acknowledge that ~~any such~~each Acceptable Intercreditor Agreement (including any Additional Agreement) is binding upon them. Each Lender~~,~~ and Issuing Bank~~,~~ (a) hereby consents to the subordination of the Liens on the Collateral securing the Secured Obligations on the terms set forth in the ABL Intercreditor Agreement, (b) hereby agrees that it will be bound by, and will not take any action contrary to the provisions of any Acceptable Intercreditor Agreement (including any Additional Agreement) and (~~b~~c) hereby authorizes and instructs the Administrative Agent to enter into any Acceptable Intercreditor Agreement (including any Additional Agreement), as applicable, and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any applicable Acceptable Intercreditor Agreement (including any Additional Agreement).

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the forms or other documentation required by Section 2.17 are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section. The provisions of this Section 8.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

~~For greater certainty, and without limiting the powers of the Administrative Agent, each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as hypothecary representative of the Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec in order to hold hypothecs and security granted by any Loan Party on property pursuant to the laws of the Province of Quebec and to exercise such powers and duties which are conferred upon the Secured Parties thereunder. The execution by the Administrative Agent as hypothecary representative prior to this Agreement of any deeds of hypothec or other security documents is hereby ratified and confirmed. The appointment of the Administrative Agent as hypothecary representative shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any Secured Parties’ rights and obligations under this Agreement by the execution of an assignment, including an Assignment and Assumption or a joinder or other agreement pursuant to which it becomes such assignee or participant. In the event of the resignation or removal of the Administrative Agent and appointment of a successor Administrative Agent, such successor Administrative Agent shall also act as hypothecary representative without further formality, except the filing of a notice of replacement of hypothecary representative pursuant to Article 2692 of the Civil Code of Quebec.~~

Section 8.02 Parallel Debt.

(a) Each Loan Party which agrees to provide security expressed to be governed by Dutch law (a “Dutch Collateral Party”) hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent an amount equal to the amounts due by that Dutch Collateral Party in respect of its Corresponding Obligations as they may exist from time to time. The payment undertaking of each Dutch Collateral Party under this Article 8 (Parallel Debt) are each to be referred to as a “Parallel Debt”.

(b) The Parallel Debts of each Dutch Collateral Party will be payable in the currency or currencies of the Corresponding Obligations and will become due and payable as and when and to the extent one or more of the relevant Corresponding Obligations become due and payable. An Event of Default in respect of the Corresponding Obligations shall constitute a default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the Parallel Debts without any notice being required.

(c) Each of the parties to this Agreement hereby acknowledges that:

(i) each Parallel Debt constitutes an undertaking, obligation and liability to the Administrative Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations of the relevant Dutch Collateral Party; and

(ii) each Parallel Debt represents the Administrative Agent’s own separate and independent claim to receive payment of the Parallel Debt from the relevant Dutch Collateral Party,

it being understood, in each case, that pursuant to this clause (c), the amount which may become payable by each Dutch Collateral Party as a Parallel Debt shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Obligations at that time.

(d) For the purpose of this Article 8 the Administrative Agent acts in its own name and on behalf of itself and not as agent, trustee or representative of any other Secured Party.

Section  8.03 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other authorized recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates on behalf of the Administrative Agent were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether purported to be received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect; provided, that notwithstanding anything to the contrary, no Erroneous Payment shall include any amounts remitted, transmitted, transferred, distributed or paid to, or realized by, the Administrative Agent (or its affiliates) by, or on behalf of, the Lead Borrower or any Loan Party (collectively, “Loan Party Payments”) or any amounts representing the proceeds of any Collateral, in each case, other than amounts that have been misapplied or otherwise erroneously transmitted or distributed or paid to any Lender; provided, that the Obligations of the Borrowers and the other Loan Parties shall be paid, prepaid, discharged and satisfied by the amount of such Loan Party Payments in the manner intended by the applicable Borrower or Loan Party. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.

(b) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement; provided, that such set off, netting and application shall not affect whether any Loan Party Payments or proceeds of Collateral have paid, prepaid, repaid, discharged and satisfied the Obligations of the Loan Parties.

(c) For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative Agent after demand therefor in accordance with immediately preceding clause (a), (i) the Administrative Agent may elect, in its sole discretion on written notice to such Lender, Issuing Bank or Secured Party, that all rights and claims of such Lender, Issuing Bank or Secured Party with respect to the Loans or other

Obligations owed to such Person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Loan Amount”) shall immediately vest in the Administrative Agent upon such election; after such election, the Administrative Agent (x) may reflect its ownership interest in Loans in a principal amount equal to the Corresponding Loan Amount in the Register, and (y) upon five business days’ written notice to such Lender, Issuing Bank or Secured Party, may sell such Loan (or portion thereof) in respect of the Corresponding Loan Amount in accordance with Section 9.05, and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by such Lender, Issuing Bank or Secured Party shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender, Issuing Bank or Secured Party (and/or against any Payment Recipient that receives funds on its behalf), and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Loan, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of such Lender, Issuing Bank or Secured Party with respect to the Erroneous Payment Return Deficiency. For the avoidance of doubt, no vesting or sale pursuant to the foregoing subclause (i) will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.

(d) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Lead Borrower or any other Loan Party, except, in each case, to the extent of any amounts remitted, transmitted, transferred, distributed or paid to the Administrative Agent (or its affiliates) by, or on behalf of, the Lead Borrower or any Loan Party for the purpose of paying, prepaying, repaying, discharging or otherwise satisfying, in whole or in part, any Obligations or any amounts representing the proceeds of any Collateral.

(e) No Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f) Each party’s obligations, agreements and waivers under this Section 8.03 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under the Loan Documents.

(g) The provisions of this Section 8.03 are intended to reflect an agreement among the Lenders, Issuing Banks, Secured Parties and the Administrative Agent (other than Sections 8.03(c) (solely with respect to assignments and subrogation rights of the Administrative Agent), (d) and (f)) and the provisions hereof shall not constitute or create any obligations on the part of the Lead Borrower or any Loan Party.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by ~~facsimile or~~ email (including PDF and similar attachments), as follows:

(i)	if to any Loan Party, to such Loan Party in the care of the Lead Borrower at:

~~PQ Corporation~~

Ecovyst Catalyst Technologies LLC

Valleybrooke Corporate Center

300 Lindenwood Drive

Malvern, PA 19355-1740

Telephone: 913-744-2013

Facsimile: 913-744-2075

Attention: William J. Sichko

Email: Bill.Sichko@pqcorp.com

with a copy to (which shall not constitute notice to any Loan Party):

~~CCMP Capital Advisors, LP~~

~~245 Park Avenue, 16th Floor~~

Ropes  & Gray LLP

1211 Avenue of the Americas

New York, NY ~~10167-2403~~10036

Telephone: (212) 497-~~600-9600~~3626

Facsimile: ~~212-599-3481~~(646) 728-1667

Attention: ~~Mark Mcfadden~~Jay J. Kim

Email: ~~Mark.Mcfadden@ccmpcapital.com~~Jay.Kim@ropesgray.com

(ii)	if to the Administrative Agent or the Swingline Lender, at:

Citibank, NA.

Citigroup – ABTF Global Loans

1615 Brett Road

New Castle, DE 19720

Telephone: 302-323-3657

Facsimile: 646-274-5025

Attention: Nicholas Malascalza

Email: Nicholas.malascalza@citi.com

with a copy to:

Citibank, N.A.

Asset Based & Transitional Finance

390 Greenwich Street, 1st Fl

New York, NY 10013

Telephone: 212-723-3897

Attention: Christopher Marino

Email: Christopher.marino@citi.com

with a copy to (which shall not constitute notice to the Administrative Agent):

Latham & Watkins LLP

~~885 Third~~1271 Avenue of the Americas

New York, NY ~~10022~~10020

Telephone: (212) 906-1200

Facsimile: (212) 751-4864

Attention: ~~Eugene Mazzaro / Alfred Xue~~Nicole Fanjul

Email: ~~Eugene.mazzaro@lw.com / Alfred.xue@lw.com~~nicole.fanjul@lw.com

(iii) if to any Lender, pursuant to ~~it at~~ its ~~address or facsimile number~~contact information set forth in its Administrative Questionnaire. All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three (3) Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by ~~facsimile~~email shall be deemed to have been given when sent ~~and when receipt has been confirmed by telephone~~; provided that received notices and other communications sent by ~~telecopier~~email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including ~~e-mail~~email, FpML messaging and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Lead Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an ~~e-mail~~email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return ~~e-mail~~email or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its ~~e-mail~~email address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto.

(d)(i)  The Borrowers hereby acknowledge that (A) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) subject to the confidentiality provisions of this Agreement (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 9.13); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that, for purposes of the foregoing, all information and materials provided pursuant to Section 5.01(a) or (b) shall be deemed to be suitable for posting to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material nonpublic information with respect to the Lead Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES

(WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR MATERIAL BREACH OF ANY LOAN DOCUMENT.

(e) The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Borrowing Requests) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, its Related Parties and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same is permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Revolving Loan or the issuance of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to clauses (A), (B), (C) and (D) of this Section 9.02(b) and Sections 9.02(d) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) except with the consent of each Lender directly and adversely affected thereby (but without the consent of the Required Lenders or any other Lender, the Administrative Agent or agent (except to the extent that the rights and obligations of the Administrative Agent would be adversely affected thereby)), no such waiver, amendment or modification shall:

(1) increase the Commitment or Additional Revolving Commitment of such Lender (other than with respect to any Incremental Revolving Facility pursuant to Section 2.22 in respect of which such Lender has agreed to be an Additional Revolving Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Revolving Commitments shall constitute an increase of any Commitment or Additional Revolving Commitment of such Lender;

(2) reduce or forgive the principal amount of any Revolving Loan;

(3)(x) extend the scheduled final maturity of any Revolving Loan or (y) postpone any Interest Payment Date or the date of any scheduled payment of any fee payable hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent);

(4) reduce the rate of interest (other than to waive any existing Default or Event of Default or obligation of the Borrowers to pay interest at the default rate of interest under Section 2.13~~(d)~~, which shall only require the consent of the Required Lenders) or the amount of any fee owed to such Lender; it being understood that no change in the definition of “Average Availability”, “Average Usage” or any other ratio used in the calculation of the Applicable Rate, or in the calculation of any other interest or fee due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder;

(5) extend the expiry date of such Lender’s Commitment or Additional Revolving Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Revolving Commitments shall constitute an extension of any Commitment or Additional Revolving Commitment of any Lender;

(6) waive, amend or modify the provisions of Section 2.11(a), 2.18(b) or 2.18(c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments or order of application required thereby (except in connection with any transaction permitted under Sections 2.22, 2.23 and/or 9.05(g) or as otherwise provided in this Section 9.02); ~~and~~

(7) change the currency in which any Loan or Commitment of any such Lender is denominated; and

(B) no such waiver, amendment or modification shall:

(1) change any of the provisions of Section ~~1.13~~1.12, Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders”, “US ~~Super Majority Lenders”, “Canadian~~ Super Majority Lenders” or “European Super Majority Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender;

(2) release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including as contemplated by or pursuant to Article 8 or Section ~~9.23~~9.22), without the prior written consent of each Lender directly and adversely affected thereby, and it being understood that only the consent of the Lenders whose Loans are secured by the Collateral shall be required; or

(3) release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section ~~9.23~~9.22 hereof), without the prior written consent of each Lender directly and adversely affected thereby;

(C) no such agreement shall (i) change the definition of the term “US Borrowing Base” or any component definition of any thereof (including the definitions of “Eligible Accounts” or “Eligible Inventory”), in each case the effect of which change would modify amounts available to be borrowed, except with the consent of the US Super Majority Lenders (but without the consent of the Required Lenders)~~,~~ and (ii~~) change the definition of the term “Canadian Borrowing Base” or any component definition of any thereof (including the definitions of “Eligible Accounts” or “Eligible Inventory”), in each case the effect of which change would modify amounts available to be borrowed, except with the consent of the Canadian Super Majority Lenders (but without the consent of the Required Lenders) and (iii~~) change the definition of the term “European Borrowing Base” or any component definition of any thereof (including the definitions of “Eligible Accounts” or “Eligible Inventory”), in each case the effect of which change would modify amounts available to be borrowed, except with the consent of the European Super Majority Lenders (but without the consent of the Required Lenders);

(D) solely with the consent of the relevant Issuing Bank and the Administrative Agent, any such agreement may waive, amend or modify the definitions of “Letter of Credit Sublimit”, “US Letter of Credit Sublimit”~~, “Canadian Letter of Credit Sublimit”~~ or “European Letter of Credit Sublimit” or Section 2.05 (other than Section 2.05(d));

(E) solely with the consent of the Swingline Lender and the Administrative Agent, any such agreement may waive, amend or modify the definition of “Swingline Sublimit” or Section 2.01(e); and

(F) no such agreement shall amend or waive any condition precedent to the making of a Revolving Loan (i) to the US Borrower, except with the consent of the US Required Lenders (but without the consent of the Required Lenders)~~,~~ (ii~~) to a Canadian Borrower, except with the consent of the Canadian Required Lenders consent (but without the consent of the Required Lenders) or (iii~~) to a European Borrower, except with the consent of the European Required Lenders (but without the consent of the Required Lenders) consent.

provided, further, that no agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, incurrences of Additional Revolving Commitments or Additional Revolving Loans pursuant to Section 2.22, 2.23 and reductions or terminations of any such Additional Revolving Commitments or Additional Revolving Loans. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (1) as permitted by Section 2.21(b) and (2) that the Commitment and any Additional Revolving Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment, Additional Revolving Commitment or Revolving Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)). Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Lead Borrower (i) to add one or more additional credit facilities permitted hereunder to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c) [Reserved]:

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document~~,~~:

(i) ~~(i)~~ the ~~Borrowers~~Lead Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (x) comply with Requirements of Law or the advice of counsel or (y) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents~~,~~;

(ii) ~~(ii)~~ the ~~Borrowers~~Lead Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Revolving Lenders) providing Revolving Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the ~~Borrowers~~Lead Borrower and the Administrative Agent to (1) effect the provisions of Section 2.22, 2.23, 5.12 or 6.13, or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and ~~(~~/or (2) to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder, that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent;

(iii)  ~~iii)~~ if the Administrative Agent and the ~~Borrowers~~Lead Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Lead Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly~~.~~; and

(iv) the Administrative Agent and the Lead Borrower may amend, restate, amend and restate or otherwise modify any applicable Acceptable Intercreditor Agreement as provided therein.

Section 9.03 Expenses; Indemnity.

(a) The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as SyndTrak) of the Revolving Facilities, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrowers and except as otherwise provided ~~in a separate~~separately in writing between the Borrowers, the relevant Arranger and/or the Administrative Agent) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section 9.03, or in connection with the Revolving Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date (and invoiced three (3) ~~business days~~Business Days prior thereto), all amounts due under this paragraph (a) shall be payable by the Borrowers within thirty (30) days of receipt by the Lead Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b) The Borrowers shall indemnify each Arranger, each Issuing Bank, the Administrative Agent, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one legal counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and solely in the case of an actual or ~~perceived~~potential conflict of interest, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel in each relevant jurisdiction to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby and/or the enforcement of the Loan Documents, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Revolving Loans or any Letter of Credit, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrowers, any of its Restricted Subsidiaries or any other Loan Party or any Environmental Liability related to the Borrowers, any of its Restricted Subsidiaries or any other Loan Party and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) ~~is determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement referred to below) to have resulted~~results from the gross negligence, bad faith or willful misconduct ~~of such Indemnitee or any of its Related Parties or, to the extent such judgment finds (or such settlement agreement acknowledges) that any such loss, claim, damage, or liability has resulted from such Person’s~~or material breach of the Loan Documents by such Indemnitee, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding (x) that is brought by or against the Administrative Agent or any Arranger, acting in its capacity or fulfilling its role as the Administrative Agent or as an Arranger or similar role or (y) that ~~does not involve~~involves any act or omission of Holdings, ~~the Lead~~any Borrower or any of its subsidiaries). Each Indemnitee shall be obligated to refund or return any and all amounts paid by ~~the Borrowers~~any Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this paragraph (b) shall be payable by the Borrowers within thirty (30) days (x) after receipt by the Lead Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Lead Borrower of an invoice, setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes~~, except for~~ other than any Taxes that represent losses, claims ~~or~~, damages ~~arising from any~~or liabilities in respect of a non-Tax claim.

(c) No Borrower shall be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld ~~or~~, delayed or conditioned), but if any proceeding is settled with the relevant Borrower’s written consent, or if there is a final ~~non-appealable~~ judgment ~~of a court of competent jurisdiction~~ against any Indemnitee in any such proceeding, the Borrowers agree to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrowers shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding against any Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04 Waiver of Claim. To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby, the Transactions, any Revolving Loan or Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against any of the Borrowers, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except as provided under Section 6.07, the Borrowers may not assign or otherwise transfer any of ~~its~~their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 (any attempted assignment or transfer not complying with the terms of this Section 9.05 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants (to the extent provided in paragraph (c) of this Section 9.05) and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Revolving Loan or Additional Revolving Commitment added pursuant to Section 2.22 or 2.23 at the time owing to it) with the prior written consent (not to be unreasonably withheld or delayed) of:

(A) the Lead Borrower; provided that (1) the Lead Borrower shall be deemed to have consented to any such assignment unless it has objected thereto by written notice to the Administrative Agent within fifteen (15) Business Days after receiving written notice thereof; ~~provided, further, that~~(2) no consent of the Lead Borrower shall be required ~~(x)~~ for any assignment of ~~Additional~~ Revolving Loans or ~~Additional~~ Revolving Commitments to another Lender or an Affiliate of any Lender ~~or~~, (~~y~~3) ~~if~~no consent of the Lead Borrower shall be required during the continuation of an Event of Default under Section 7.01(a) or Section 7.01(f) or (g) (solely with respect to the ~~Borrowers or Holdings) exists;~~Lead Borrower); (4) the Lead Borrower may withhold its consent to any assignment to any Person that is not a Disqualified Institution but is known by the Lead Borrower to be an Affiliate of a Disqualified Institution regardless of whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name (other than in respect of a Company Competitor, a Debt Fund Affiliate that is not itself a Disqualified Institution, unless the Lead Borrower has a reasonable basis for withholding consent) and, for the avoidance of doubt, the deemed consent provisions of clause (1) above shall not apply with respect to any attempted assignment of a Disqualified Institution or any Affiliate of a Disqualified Institution regardless of whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name, and (5) the investment objective or history of any prospective Lender or its Affiliates shall be a reasonable basis to withhold the Lead Borrower’s consent;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for any assignment to another Lender; and

(C) the Swingline Lender; provided, that no consent of the Swingline Lender shall be required for any assignment to another Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender or any Affiliate of any Lender or any assignment of the entire remaining amount of the relevant assigning Lender’s Revolving Loans or commitments of any Class, the principal amount of Revolving Loans or commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than $5,000,000 unless the Lead Borrower and the Administrative Agent otherwise consent;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any ~~forms or other documentation~~IRS form required under Section 2.17.

(iii) Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.05, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the applicable Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Revolving Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as an agent of the applicable Borrower, shall maintain at one of its offices outside of the United Kingdom a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and stated interest on the Revolving Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Lead Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower, any Issuing Bank, and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Revolving Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrowers or any Restricted Subsidiary or the performance or observance by the Borrowers or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) such assignee confirms that it has received a copy of this Agreement and the ABL Intercreditor Agreement (and any other applicable Acceptable Intercreditor Agreement), together with copies of the ~~financial statements referred to in Section 4.01(c) or the~~ most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) such assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i)Any Lender may, without the consent of the any Borrower, the Administrative Agent, any Issuing Bank, or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution ~~or~~, any natural Person or, other than with respect to any participation to any Debt Fund Affiliate, any Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations ~~and~~, (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) the Lenders shall not be permitted to sell participations to any Company Competitor regardless of whether any Event of Default (or a type thereof) is continuing. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Revolving Loans or commitments in which such Participant has an interest and (y) clause (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section 9.05, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.05 (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrowers and the Administrative Agent upon reasonable written request by the Lead Borrower). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register at one of its offices outside of the United Kingdom on which it enters the name and address of each Participant and their respective successors and assigns, and the principal amounts and stated interest of each Participant’s interest in the Revolving Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Revolving Loan, Letter of Credit, or any other obligation under any Revolving Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Revolving Loan, Letter of Credit, or other obligation is in registered form under the Code or

Treasury Regulations, including, without limitation, under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the Treasury ~~Regulations~~Regulation (or, in each case, any amended, successor or final version). The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Lead Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof. The making of any Revolving Loan by an SPC hereunder shall utilize the Commitment or Additional Revolving Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the U.S. or any State thereof; provided that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrowers hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Lead Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Revolving Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Revolving Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC. If a Granting Lender grants an option to an SPC as described herein and such grant is not reflected in the Register, the Granting Lender shall maintain a separate register on which it records the name and address of each SPC and the principal amounts (and related interest) of each SPC’s interest with respect to the Revolving Loans, Commitments or other interests hereunder, which entries shall be conclusive absent manifest error and each Lender shall treat such SPC that is recorded in the register as the owner of such interests for all purposes of the Loan Documents notwithstanding any notice to the contrary; provided, further, that no Lender shall have any obligation to disclose any portion of such register to any Person except to the extent disclosure is necessary to establish that the Loans, Commitments or other interests hereunder are in registered form for U.S. federal income tax purposes (or as is otherwise required thereunder)

(f) (i)Any assignment or participation by a Lender without the Lead Borrower’s consent, to the extent the Lead Borrower’s consent is required under this Section 9.05, to any other Person, shall be null and void, and the Borrowers shall be entitled to seek specific performance to unwind any such assignment or participation in addition to injunctive relief or any other remedies available to the Borrowers at law or in equity. Upon the request of any Lender, the Borrowers shall make available to such Lender the list of Disqualified Institutions at the relevant time and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.13 for the purpose of verifying whether such Person is a Disqualified Institution. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or participant or potential Lender or participant is a Disqualified Institution and the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Institution.

(ii) If any assignment or participation under this Section 9.05 is made to any Person that is a Disqualified Institution ~~or~~, to any Person that cannot be reasonably identified as a Disqualified Institution pursuant to clause (a)(ii) or (~~b~~c)(ii) of the definition thereof as of the date of such assignment or participation and subsequently becomes reasonably identifiable as a Disqualified Institution~~, then (A~~ or to any Affiliate of a Disqualified Institution as to which the Lead Borrower did not expressly consent in writing, then, notwithstanding any other provision of this Agreement (i) the Lead Borrower may, at the Borrowers’ sole expense and effort, upon notice to ~~the applicable Disqualified Institution~~such Person and the Administrative Agent, (A) terminate any Commitment of such Person and repay all obligations of the Borrowers owing to such Person and/or (B) require such ~~Disqualified Institution~~Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees at the price indicated in clause (i) above; provided that in the case of clause (B) above, the relevant assignment shall otherwise comply with this Section 9.05 (except that no registration and processing fee required under this Section 9.05 shall be required with respect to any assignment pursuant to this paragraph)~~; and (B) the~~, (ii) for purposes of voting, any Revolving Loans and Commitments held by such ~~Disqualified Institution~~Person shall be deemed not to be outstanding, and such Person shall have no voting or consent rights with respect to “Required Lender” or class or facility vote or consents, (iii) for purposes of any ~~amendment, waiver or consent hereunder, and such Disqualified Institution~~matter requiring the vote or consent of each Lender (or each Lender affected by any amendment or waiver), such Person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected Class or Facility (after giving effect to clause (ii)) so approves, (iv) such Person shall not be permitted to attend meetings of the Lenders or receive information prepared by the Administrative Agent ~~or~~, any Lender, Holdings, the Lead Borrower or any of its subsidiaries in connection with this Agreement and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (v) such Person shall not be entitled to any expense reimbursement or indemnification rights hereunder (including Section 9.03) or under any other Loan Document, (vi) such Person shall be otherwise deemed to be a Defaulting Lender, and (vii) in no event shall such Person be entitled to receive amounts set forth in Section 2.13(d). Nothing in this Section  9.05(~~f)(ii~~g) shall be deemed to prejudice any right or remedy that Holdings or the ~~Borrower~~Borrowers may otherwise have at law or equity. Each Lender acknowledges and agrees that Holdings and its subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 9.05 insofar as such obligation relates to any assignment, participation or pledge to any Disqualified Institution without the Lead Borrower’s prior written consent and, therefore, each Lender agrees that Holdings and/or ~~the Borrowers~~any Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 9.05(f)~~(ii)~~ against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.

~~(g) [Reserved]~~

Section 9.06 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Revolving Loans and issuance of Letters of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03, 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Revolving Loans, the expiration or termination of the Letters of Credit, Commitments, any Additional Revolving Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement; provided that the provisions of Section 9.13 shall terminate two years after the occurrence of the Termination Date or the termination of this Agreement.

Section 9.07 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents ~~and~~, the ~~Fee Letter~~ABL Intercreditor Agreement (and any other Acceptable Intercreditor Agreement) and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the applicable Borrower and the Administrative Agent and when the Administrative

Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.~~tif~~tiff” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent, and each Credit Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Credit Party without further verification and (b) upon the request of the Administrative Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and reasonably believed by it to be genuine and signed or sent or otherwise authenticated, in each case.

Each of the Loan Parties and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Credit Party for any liabilities arising solely from the Administrative Agent’s and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, except, in each case, to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct.

Section 9.08 Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09 Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank, or such Lender (including by branches and agencies of the Administrative Agent, such Issuing Bank, or such Lender, wherever located) to or for the credit or the account of the Borrowers or any Loan Party against any of and all the Secured Obligations held by the Administrative Agent, such Issuing Bank, or such Lender, irrespective of whether or not the Administrative Agent, such Issuing Bank, or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Lead Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.09. The rights of each Lender, Issuing Bank, the Administrative Agent under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank, or the Administrative Agent may have.

Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION (SUBJECT TO THE LAST SENTENCE OF THIS CLAUSE (B)) OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND THE SECURED PARTIES RETAIN THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 9.10. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) To the extent permitted by law, each party hereto hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (~~OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL~~or any substantially similar form of mail) directed to (x) in respect to the Administrative Agent or the Swingline Lender, it at its address for notices as provided for in Section 9.01 and (y) in respect of ~~the Canadian Borrowers and~~ the European Borrowers, the US Borrower, as agent for service of process pursuant to this Agreement or any other Loan Document, and each such entity hereby accepts such appointment. Each Party hereto hereby waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any loan document that service of process was invalid and ineffective. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Confidentiality. Each of the Administrative Agent, each Issuing Bank, each Lender, and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Lead Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Arranger, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, any Arranger, or any Lender that (i) is engaged as a principal primarily in private equity, mezzanine financing or venture capital or (ii) is a Disqualified Institution, (b) upon the demand or request of any regulatory or Governmental Authority (including any self-regulatory body or any Federal Reserve Bank or other central bank acting as pledgee pursuant to Section 9.05) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall (except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and permitted by law, (i) inform the Lead Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent practicable and permitted by law, inform the Lead Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Lead Borrower and the Administrative Agent~~, including as set forth in the Information Memorandum~~) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05 and (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party, (f) with the prior written consent of the Lead Borrower and subject to the Lead Borrower’s prior approval of the information to be disclosed (not to be unreasonably withheld or delayed) to one or more ratings agencies in connection with obtaining ratings (including “shadow ratings”) of any Borrower or the Revolving Loans, (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section 9.13 by such Person, its Affiliates or their respective Representatives and (h) to insurers, any numbering administration or settlement services providers on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that any disclosure made in reliance on this clause (h) is limited to the general terms of this ~~Credit~~ Agreement and does not include financial or other information relating to Holdings, the Lead Borrower and/or any of their respective subsidiaries. For purposes of this Section 9.13, “Confidential Information” means all information relating to the Borrowers and/or any of its subsidiaries and their respective businesses, the Sponsor or the Transactions (including any information obtained by the

Administrative Agent, any Issuing Bank, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of the books and records relating to the Lead Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the Closing Date) other than any such information that is publicly available to the Administrative Agent or any Arranger, any Issuing Bank, or Lender on a non-confidential basis prior to disclosure by ~~the~~any Borrower or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

Section 9.14 No Fiduciary Duty. Each of the Administrative Agent, the Issuing Banks, the Arrangers, each Lender, and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.15 Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Revolving Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act ~~or~~and the Beneficial Ownership Regulation hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act ~~or~~and the Beneficial Ownership Regulation~~, as applicable~~, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

~~Section 9.17 Anti-Money Laundering .~~

~~(a) Each Lender that is subject to the requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or other applicable Canadian anti-money laundering, anti-terrorist financing and “know your client” laws (collectively, the “Canadian AML Laws”) hereby notifies the Loan Parties that pursuant to the requirements of the Canadian AML Laws, it is required to obtain, verify and record information regarding each Loan Party, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of each Loan Party, and the transactions contemplated hereby. If the Administrative Agent has ascertained the identity of any Canadian Loan Party or any authorized signatories of any Canadian Loan Party for the purposes of any Canadian AML Laws:~~

~~(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable Canadian AML Laws; and~~

~~(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.~~

~~(b) Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of each Loan Party or any authorized signatories of each Canadian Loan Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from each Canadian Loan Party or any such authorized signatory in doing so.~~

Section  9.17 ~~Section 9.18~~ Disclosure. Each Loan Party, each Issuing Bank and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates and each Issuing Bank.

Section  9.18 ~~Section 9.19~~ Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC~~, the PPSA~~ or any other applicable law can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or Issuing Bank shall notify the Administrative Agent thereof; and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section  9.19 ~~Section 9.20~~ Interest Rate Limitation.

(a) ~~Subject to Section 9.20(b) below, notwithstanding~~Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Revolving Loan or Letter of Credit under applicable law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Revolving Loan or Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Revolving Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section ~~9.20~~9.19 shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Revolving Loans or Letter of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

~~(b) If any provision of this Agreement would oblige a Loan Party to make any payment of interest or other amount payable to Administrative Agent in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by Administrative Agent of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by Administrative Agent of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:~~

~~(i) first, by reducing the amount or rate of interest; and~~

~~(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).~~

Any provision of this Agreement that would oblige a Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Loan Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

Section 9.20 Intercreditor Agreement.

REFERENCE IS MADE TO THE ABL INTERCREDITOR AGREEMENT AND EACH OTHER APPLICABLE ACCEPTABLE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT OR SUCH OTHER ACCEPTABLE INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE ABL INTERCREDITOR AGREEMENT AND ANY OTHER ACCEPTABLE

INTERCREDITOR AGREEMENT AS “AGENT” AND ON BEHALF OF SUCH LENDER. THE PROVISIONS OF THIS SECTION 9.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT AND ANY OTHER ACCEPTABLE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE ABL INTERCREDITOR AGREEMENT OR ANY OTHER ACCEPTABLE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE ABL INTERCREDITOR AGREEMENT (AND ANY OTHER ACCEPTABLE INTERCREDITOR AGREEMENT) AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE ABL INTERCREDITOR AGREEMENT OR ANY OTHER ACCEPTABLE INTERCREDITOR AGREEMENT.

~~(c) Notwithstanding Section 9.20(b), and after giving effect to all adjustments contemplated thereby, if any Lender shall have received an amount in excess of the maximum amount permitted by the Criminal Code (Canada), then the applicable Loan Party shall be entitled, by notice in writing to the affected Lender, to obtain reimbursement from that Lender in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by that Lender to such Loan Party.~~

~~Section 9.21 Acknowledgement and Consent of Bail-In of Affected Financial Institutions~~

~~. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:~~

~~(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and~~

~~(b) the effects of any Bail-in Action on any such liability, including, if applicable:~~

~~(i) a reduction in full or in part or cancellation of any such liability;~~

~~(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or~~

~~(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.~~

Section 9.21  ~~Section 9.22~~ Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document (but excluding any applicable Acceptable Intercreditor Agreement), in the event of any conflict or inconsistency between this Agreement and any other Loan Document (excluding any applicable Acceptable Intercreditor Agreement), the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any applicable Acceptable Intercreditor Agreement and any other Loan Document, the terms of such Acceptable Intercreditor Agreement shall govern and control.

Section 9.22  ~~Section 9.23~~ Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) (a) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder; provided, that the release of any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type (i) no Event of Default exists, (ii) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Lead Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.06 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the applicable Borrower’s equity interest therein as reasonably estimated by the Lead Borrower and such Investment is permitted pursuant to Section 6.06 (other than Section 6.06(f)) at such time and (iii) a Responsible Officer of the Lead Borrower certifies to the Administrative Agent compliance with preceding clauses (i) and (ii)) and/or (b) upon the occurrence of the Termination Date. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release; provided, that upon the request of the Administrative Agent, the Lead Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of documents pursuant to the preceding sentence of this Section ~~9.23~~9.22 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 9.23 Acknowledgement and Consent of Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.24 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased by the Administrative Agent with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Loan Parties in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is (x) less than the sum originally due to the Applicable Creditor in the Agreement Currency,

the applicable Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss or (y) greater than the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under the applicable Requirements of Law). The obligations under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.25 Representation Dutch Loan Party. If any Dutch Loan Party is represented by an attorney in connection with the signing and/or execution of this Agreement (including by way of accession to this Agreement) or any other agreement, deed or document referred to in or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other parties to such document that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

Section 9.26 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975 , such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the

Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:

(i) none of the Administrative Agent or the Arrangers or their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.27 Amendment and Restatement. This Agreement amends and restates in its entirety the Original Credit Agreement and upon the effectiveness of this Agreement, the terms and provisions of the Original Credit Agreement shall, subject to this Section 9.27, be superseded hereby. All references to the “Credit Agreement” contained in the Loan Documents delivered in connection with the Original Credit Agreement or this Agreement shall, and shall be deemed to, refer to this Agreement. Notwithstanding the amendment and restatement of the Original Credit Agreement by this Agreement, the Obligations of the Borrowers and the other Loan Parties outstanding under the Original Credit Agreement and the other Loan Documents as of the Closing Date shall remain outstanding and shall constitute continuing Obligations and shall continue as such to be secured by the Collateral. Such Obligations shall in all respects be continuing and this Agreement and the other Loan Documents shall not be deemed to evidence or result in a substitution, novation or repayment and reborrowing of such Obligations which shall remain in full force and effect, except to any extent modified hereunder. The Liens securing payment of the Obligations under the Original Credit Agreement, as amended and restated in the form of this Agreement, shall in all respects be continuing, securing the payment of all Obligations.

Section 9.28 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto hereby acknowledge and agree as follows with respect to the resolution power of the Federal

Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender hereunder shall in no event affect the rights of any Covered Party ~~with respect to~~under a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.28, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) ~~(a)~~ a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) ~~(b)~~ a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(i) ~~(c)~~ a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

~~IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.~~

 ~~CPQ MIDCO I CORPORATION, as  Holdings~~

~~By:~~
~~Name:~~
~~Title:~~

 ~~PQ CORPORATION, as the US  Borrower~~

~~By:~~
~~Name:~~
~~Title:~~

~~Signature Page to ABL Credit Agreement~~

[Signature Pages Intentionally Omitted]

 ~~CITIBANK, N.A., individually, as Administrative Agent and as a Lender~~

~~By:~~
~~Name:~~
~~Title:~~

~~By:~~
~~Name:~~
~~Title:~~

Signature Page to ABL Credit Agreement